Exhibit 10.2

EXECUTION VERSION

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE NOTES OR BONDS ISSUED PURSUANT TO THE FIRST LIEN INDENTURES. EACH CONSENTING CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

SIXTH AMENDED & RESTATED RESTRUCTURING SUPPORT AND

FORBEARANCE AGREEMENT

This Sixth Amended & Restated Restructuring Support and Forbearance Agreement dated as of October 4, 2016 amends, restates and replaces the Fifth Amended & Restated Restructuring Support and Forbearance Agreement dated as of October 7, 2015 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), (iii) LeverageSource III (H Holdings), L.P. (“LS3”), (iv) LeverageSource V, L.P. (“LS5”), and (v) each of the undersigned noteholders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of First Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any First Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Creditors,” and together with the Caesars Parties, LS3, and LS5, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet or, if not defined therein, the Modified Plan (both as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s and CEC’s respective indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan (which shall be replaced with the Modified Plan annexed hereto as Exhibit A) and the terms and conditions set forth in the term sheet annexed hereto as Exhibit B (the “Restructuring”) (which Modified Plan and term sheet, including any schedules, annexes, and exhibits attached thereto, amend, restate, and replace any prior restructuring term sheets and supplement the CEOC Plan, and are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 15 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Creditors (including EMC (as defined below)) and the Caesars Parties, including any litigation-related claims against the Company and CEC and those at issue in the Caesars-Commenced Litigation (as defined below);

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WHEREAS, the Restructuring will be implemented through one or both of the Plans (as defined below);

WHEREAS, the Parties have agreed that the Company may use Cash Collateral (as defined below) during the Chapter 11 Cases (as defined below) on the terms and subject to the conditions set forth in the Restructuring Term Sheet and as otherwise satisfactory to the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all of the Caesars Cases.

“2L Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

“2L Guaranty NY Case” means the cases captioned BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.).

“2L Guaranty DE Case” means the case captioned Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.).

“2L RSA” means a restructuring support agreement among the Caesars Parties, the 2L Committee, and creditors holding greater than two-thirds of the aggregate amount of the Second Lien Notes Claims comprising Class F in the Modified Plan, requiring such parties to support and vote in favor of the Modified Plan.

“Additional Bank Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bank Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

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“Additional Bond Consideration” means any consideration provided in connection with the Restructuring by or on behalf of any of the Caesars Parties or their Affiliates after the date of this Agreement to any holder of First Lien Bond Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise).

“Additional Restructuring Support Agreement” has the meaning set forth in Section 5(b)(iv) hereof.

“Ad Hoc Committee of First Lien Noteholders” means the ad hoc group of certain First Lien Noteholders represented by Kramer Levin Naftalis & Frankel LLP and whose membership is set forth in a Rule 2019 Statement at Dkt. No. 4667, as may be amended from time to time.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person. For the avoidance of doubt, LS3 and LS5 shall be considered Affiliates of the Caesars Parties.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving CEC or the Company and its controlled subsidiaries.

“Backstop Assumption Motion” has the meaning set forth on Exhibit D hereto.

“Bank RSA” means the First Amended Restructuring Support and Forbearance Agreement, dated as of June 20, 2016, among the Caesars Parties and certain holders of First Lien Bank Claims.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois or, as applicable, any other court in which a bankruptcy case commenced by or against CEC may be pending.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

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“Caesars-Commenced Litigation” means the case captioned Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation v. Appaloosa Investment Limited Partnership I, et. al., Index No. 652392/2014 (N.Y. Sup. Ct., N.Y. Cty.).

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company, LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020;dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“CAC” means Caesars Acquisition Company.

“CAC RSA” means that certain First Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, between CAC and the Company (as it may be amended, supplemented or modified according to its terms).

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Caesars RSA” means that certain First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, between the Caesars Parties (as it may be amended, supplemented or modified according to its terms).

“Cash Collateral” means the Company’s cash to the extent that such cash is “Collateral” and subject to a perfected “Lien,” both as defined under the Credit Agreement and/or First Lien Indentures, as the case may be, and in each case that has not been avoided.

“Cash Collateral Stipulation” means a stipulation or agreed order governing the use of Cash Collateral that shall be consistent with the Restructuring Term Sheet and otherwise reasonably acceptable in form and substance to the Company, CEC, and the Requisite Consenting Creditors.

“CEC” has the meaning set forth in the preamble hereof.

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“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or any bankruptcy case commenced by a CEC Bankruptcy Event in which an order for relief has been entered.

“CEC Confirmation Order” means, if applicable, entry by the Bankruptcy Court of an order confirming a CEC Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail), CEC, and the Company.

“CEC Petition Date” means, if applicable, the date on which a CEC Chapter 11 Case is commenced.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail), CEC, and the Company.

“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means the entry by the Bankruptcy Court of an order confirming the Modified Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC.

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“CEOC Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Modified Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the Modified Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by electronic mail), the Company, and CEC.

“CEOC Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“CEOC Petition Date” means the date on which the Company commenced the Chapter 11 Cases.

“CEOC Plan” means Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code filed in the Chapter 11 Cases by CEOC on June 28, 2016 with docket number 4218.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“CIE” means Caesars Interactive Entertainment, Inc. and its subsidiaries (whether now or hereinafter in existence).

“CIE Proceeds Agreement” means that certain CIE Proceeds and Reservation of Rights Agreement dated as of September 9, 2016 by and among the Caesars Parties, CAC and CIE and the Stipulation Regarding CIE Sale Proceeds (Dkt. No. 5078), dated September 22, 2016, by and among the Company, CAC, CIE, and the 2L Committee.

“CIE Transaction” means the sale or other transfer of all or any material portion of the CIE business or assets.

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, or the Non-First Lien Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the

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right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim, and (iii) the definition set forth herein shall not limit nor be deemed to limit the scope of any release provided under the Restructuring Term Sheet.

“Claim Holder” refers to (i) each Consenting Creditor, (ii) LS3, (iii) LS5, and (iv) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Credit Agreement and First Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the (i) Plans, (ii) Confirmation Orders, (iii) Disclosure Statements, (iv) Cash Collateral Stipulation, (v) all documents relating to the Merger, New CEC Convertible Notes or New CEC Common Equity, (vi) any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case, in either case (a) or (b) that could be reasonably expected to affect the interests of holders of First Lien Bond Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and (vii) any other documents or exhibits related to or contemplated in the foregoing clause (i), (ii), (iii), (iv), (v) or (vi).

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

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“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“EMC” means certain entities or accounts managed or controlled by Elliott Management Corporation who are named as defendants in the Caesars-Commenced Litigation.

“Estate Adversary Proceeding” means the adversary proceeding captioned Caesars Entm’t Operating Co., Inc., et al., v. Caesars Entm’t Corp., et al., No. 16-ap-00522.

“Event of Default” has the meaning ascribed to it in the First Lien Indentures.

“Examiner Order” means the Order Granting in Part and Denying in Part Motion to Appoint Examiner, dated March 12, 2015 (Dkt. No. 675).

“Examiner Report” means the final report in respect of the investigation as detailed in the Examiner Order.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Bond Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by any Initial Consenting Creditor in connection with the negotiation and implementation of the Restructuring plus (ii) First Lien Bond Professional Fees.

“First Lien Bond Professional Fees” means all reasonable and documented fees and expenses of the First Lien Bond Professionals incurred in their representation of holders of First Lien Bond Debt in connection with the Company or CEC, from the date of the First Lien Bond Professionals’ respective retentions by such holders of First Lien Bond Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, 10, or 11 of this Agreement or (ii) the Effective Date; provided that documentation of such First Lien Bond Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

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“First Lien Bond Professionals” means Kramer Levin Naftalis & Frankel LLP, Miller Buckfire & Co., Berkeley Research Group, LLC (formerly Capstone Advisory Group), Breazeale, Sachse & Wilson, L.L.P., Ballard Spahr LLP, one (1) special REIT counsel, and one (1) local counsel engaged by the Consenting Creditors in connection with the Chapter 11 Cases, and such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by any of the Initial Consenting Creditors with the prior written consent of the Company, which consent shall not be unreasonably withheld.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, (g) the Caesars-Commenced Litigation, and (h) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Fee First Lien Bond Claims” means the First Lien Bond Claims held by any Forbearance Fee Party as of 11:59 pm, New York City time, on January 15, 2015.

“Forbearance Fee Parties” means those holders of First Lien Bond Claims who signed this Agreement and became Consenting Creditors on or prior to 5 p.m. EST on January 12, 2015, and shall include the transferees and assignees of such holders with respect to any transfers or assignments of Forbearance Fee First Lien Bond Claims permitted under this Agreement, unless a Notice of Retention of RSA Forbearance Fee substantially in the form attached hereto as Exhibit F is delivered to CEC, in which case the transferor/assignor shall remain the Forbearance Fee Party with respect to such Forbearance Fee First Lien Bond Claims.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Guaranty Cases” means the cases captioned (a) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), and (b) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing

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Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), and any similar litigations filed against CEC.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Initial Consenting Creditor” means the Consenting Creditors who are the following signatories hereto: (i) Brigade Capital Management, LP; (ii) DDJ Capital Management, LLC; (iii) Elliott International, L.P.; (iv) Elliott Associates, L.P.; (v) The Liverpool Limited Partnership; (vi) J.P. Morgan Investment Management Inc.; (vii) JPMorgan Chase Bank, N.A.; and (viii) Pacific Investment Management Company LLC.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“LS3” has the meaning set forth in the preamble hereof.

“LS5” has the meaning set forth in the preamble hereof.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Merger” means the merger of CAC with and into CEC, with CEC as the surviving company.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger between CAC and CEC dated as of July 9, 2016, pursuant to which the Merger shall be effectuated.

“MFN Restructuring Support Agreement” has the meaning set forth in Section 5(b)(iv) hereof.

“Milestones” means those milestones set forth on Exhibit D hereto.

“Miller Buckfire Supplemental Fee Letter” has the meaning set forth in Section 5(h)(ii) hereof.

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“Modified Plan” means the Debtors’ plan of reorganization attached hereto as Exhibit A.

“Non-First Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018, (d) 10.75% senior notes due 2016, (e) 10.75%/11.5% senior toggle notes due 2018, (f) 6.5% senior notes due 2016, and (g) 5.75% senior notes due 2017.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” means October 31, 2017.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the Modified Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Creditors” means, as of any time of determination, the Consenting Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bond Claims held at such time by all of the Consenting Creditors; provided that any First Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties (other than the Company), (ii) the Consenting Creditors, (iii) LS3, and (iv) LS5, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the period commencing on December 19, 2014, and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

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“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“RSA Forbearance Fees” has the meaning set forth in the Restructuring Term Sheet.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Sponsor Voting Agreements” means (i) the Voting Agreement, dated as of July 9, 2016, by and among CEC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors, and (ii) the Voting Agreement, dated as of July 9, 2016, by and among CAC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors.

“Termination Events” has the meaning set forth in Section 11 hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trilogy Case” means the case captioned Trilogy Portfolio Company, LLC, et al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.).

“Trustee” has the meaning ascribed to it in the First Lien Indentures.

“Trustee Acknowledgement” means an acknowledgement, reasonably satisfactory to the Caesars Parties, signed by the Trustee acknowledging that so long as this Agreement (a) has, prior to becoming effective, been signed by Consenting Creditors holding a majority of the aggregate amount of all First Lien Bond Claims held at such time by all of the Consenting Creditors (and all such signatures have not been revoked) or (ii) is, following its effectiveness, not subject to termination by the Requisite Consenting Creditors, it shall stay and discontinue the prosecution of all pending motions in the Trustee Guaranty Litigation, including with CEC executing and filing stipulations voluntarily withdrawing the pending cross-motions for summary judgment without prejudice, solely to the extent (a) such claims will remain fully preserved notwithstanding such withdrawal and on such terms as to allow the motions to be re-filed without delay or prejudice, (b) (and only to the same extent), and for the same period of time, that the plaintiffs in the 2L Guaranty NY Case does so and (c) the 2L Guaranty DE Case is stayed or the parties thereto have withdrawn the pending cross-motions for summary judgment.

“Trustee Guaranty Litigation” means the case captioned UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.).

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“Trustee Litigation” means the case captioned UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.).

(b) Rules of Construction. Other than as contained within Section 28, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Restructuring Term Sheet, and the Cash Collateral Stipulation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet and all exhibits thereto, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Creditors at any time following the termination of this Agreement with respect to such Consenting Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement (including the Restructuring Term Sheet or any Exhibits thereto) or either the Modified Plan or CEC Plan is amended in a manner that would adversely affect a Consenting Creditor’s First Lien Bank Claim(s), such Consenting Creditor (1) shall no longer be

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obligated to vote hereunder in respect of any First Lien Bank Claim(s) and shall be permitted to vote its First Lien Bank Claim(s) to reject such Plan(s), (2) to the extent such Consenting Creditor has voted any First Lien Bank Claim(s) hereunder, shall be permitted to revoke its vote in respect of such First Lien Bank Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such First Lien Bank Claim(s) to reject such Plan(s), and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its First Lien Bank Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its First Lien Bank Claims other than be a plan proponent under section 1121(c) of the Bankruptcy Code (as identified in accordance with Federal Rule of Bankruptcy Procedure 3016(a)); provided that nothing in this Section 2(a)(iii) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law;

(iv) support the release and exculpation provisions to be provided in the Plans; and

(v) use commercially reasonable efforts and work in good faith to finalize the form of the Management Lease and Support Agreements, Master Lease Agreements, the PropCo First Lien Credit Agreement, the PropCo First Lien Notes Indenture, the PropCo Second Lien Notes Indenture, the PropCo Call Right Agreements, the Right of First Refusal Agreement, and the Tax Sharing Agreement (each as defined in the Modified Plan) so that before the commencement of the hearing on confirmation of the Modified Plan each such document has been filed in the Plan Supplement in forms that are (i) consistent with this Agreement, the Restructuring Term Sheet, any schedules, annexes, or exhibits attached hereto or thereto, and (ii) otherwise reasonably satisfactory to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail).

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) be a plan proponent under section 1121(c) of the Bankruptcy Code (as identified in accordance with Federal Rule of Bankruptcy Procedure 3016(a)) for, or vote its Claims for, an Alternative Proposal; provided that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit a Restructuring Support Party from considering, formulating, diligencing, or drafting an Alternative Proposal, or negotiating and otherwise discussing the terms of an Alternative Proposal with (i) any Person(s) who are subject to a restructuring support agreement with the Caesars Parties, or (ii) any creditor in a Class that votes to accept the Modified Plan; provided further, however, in the event there exists, as determined by and in the sole discretion of the Requisite Consenting Creditors in good faith, any Creditor Termination Right (whether or not exercised), the existence of which is not being disputed in good faith by the Caesars Parties, nothing in this Agreement shall prohibit a Restructuring Support Party from considering, formulating, diligencing, or drafting an Alternative Proposal, or negotiating and otherwise discussing the terms of an Alternative Proposal with any Person(s), whether or not such Person(s) are (i) subject to a restructuring support agreement with the Caesars Parties, or (ii) a creditor in a Class that votes to accept the Modified Plan.

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(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC or, provided that neither the Company nor CEC is in breach of its respective obligations hereunder and has received written notice of such breach, objecting, or joining with any Person in objecting, to any request by the Company for an extension of any plan exclusivity period pursuant to section 1121(d) of the Bankruptcy Code that does not extend beyond July 15, 2016;

(iii) object to any extension of the injunction order entered in the Chapter 11 Cases by the Bankruptcy Court on June 15, 2016 [Order, Caesars Entertainment Operating Company, Inc., et v. BOKF, N.A. et al, No. 15-ap-00149 (Bankr. N.D. Ill. June 15, 2016), ECF No. 274];

(iv) object to any stay of proceedings in the Estate Adversary Proceeding; or

(v) file any motion or pleading seeking derivative standing to commence and prosecute certain claims in the Chapter 11 Cases.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, a CEC Chapter 11 Case, or a CEC Bankruptcy Event so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Creditors’ and Caesars Parties’ Forbearance.

(a) Until the termination of this Agreement (the “Forbearance Termination Event”), each Consenting Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the First Lien Indentures or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Creditors hereunder to forbear from exercising rights and remedies in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Company hereby waives (to the extent permitted by applicable law).

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(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Creditors or the Collateral Agent or the Trustee, as applicable, may proceed, subject to the terms of the First Lien Bank Documents, the First Lien Indentures, and applicable law, to exercise any or all rights and remedies under the First Lien Bank Documents, the First Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the First Lien Bond Debt against any such Consenting Creditor. The Consenting Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the First Lien Bond Debt against any such Caesars Party, including, without limitation, in connection with any of the Caesars Cases or the Trustee Litigation; provided, however, that nothing in this Agreement shall prevent a Consenting Creditor from taking any other action (other than joining as a named plaintiff or providing a written direction to the Trustee other than a written direction to stay or withdraw such action) in connection with or relating to any of the Caesars Cases, including without limitation (i) communicating and conferring with the Trustee regarding any of the Caesars Cases, and (ii) responding to and taking action in connection with any subpoena or discovery request relating to any of the Caesars Cases. The Caesars Parties further acknowledge and agree that the preparation, filing and prosecution of the Trustee Guaranty Litigation were not and are not a breach of this Agreement.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not constitute a waiver with respect to any defaults or any events of defaults under the First Lien Indentures and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

(f) Anything in this Agreement or otherwise notwithstanding, (i) the Trustee Litigation may proceed unaffected by this Agreement, including, without limitation, all Parties to this Agreement may take any and all actions, make any and all omissions, give any and all directions and/or instructions, file any and all papers and documents, provide any and all evidence, raise and/or prosecute any and all claims and defenses, and otherwise act (or omit to act) in connection with or in reference to the Trustee Litigation as they may elect in their sole and absolute discretion, and all Parties to this Agreement hereby reserve all of their respective rights, powers, and remedies in connection with or in reference to the Trustee Litigation; and (ii) each of the Parties to this Agreement hereby agrees not to allege, assert directly or indirectly, plead, raise by claim or defense, challenge, or otherwise contend that the rights, powers, or remedies of any Party or trustee in connection with or in reference to the Trustee Action are in any manner restricted, limited, or otherwise prejudiced due to the existence of this Agreement or anything contained in this Agreement, and nothing contained in this Agreement shall be admissible for any such purpose. Notwithstanding the foregoing, the Consenting Creditors agree that if and only if the CEOC Petition Date or a CEC Petition Date occurs, then upon each occurrence of such CEOC Petition Date or CEC Petition Date, they (x) shall not seek to modify or otherwise oppose the imposition of the automatic stay under section 362 of the Bankruptcy

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Code until the earlier of (i) the termination of this Agreement and (ii) the Effective Date and (y) to the extent a Consenting Creditor has directed the Trustee in connection with the Trustee Litigation, such Consenting Creditor shall direct the Trustee to agree to a consensual stay of the Trustee Litigation commencing upon the CEOC Petition Date or a CEC Petition Date and expiring upon the termination of this Agreement.

4. Withdrawal of Litigation and Tolling.

(a) Prior to the CEOC Petition Date, (i) the Company and CEC will dismiss without prejudice, or otherwise stay, the claims asserted against EMC in the Caesars-Commenced Litigation (and, for the avoidance of doubt, shall not attempt to or otherwise cause the retraction revocation or termination of the dismissal during the term of this Agreement) (provided, however, that the Company and CEC may pursue all claims in the Caesars-Commenced Litigation against any entity that is not an affiliate of EMC, directly or indirectly controlled or managed by Elliott Management Corporation or its Affiliates, or a Consenting Creditor), and (ii) within two (2) business days of such dismissal, EMC will withdraw, without prejudice, its pending motion to dismiss (and, for the avoidance of doubt, shall not attempt to or otherwise cause the retraction revocation or termination of the withdrawal during the term of this Agreement). No Caesars Party shall, during the term of this Agreement, prosecute or pursue against EMC any of the claims asserted against EMC in the Caesars-Commenced Litigation or any similar or related claims.

(b) Upon the termination of this Agreement with respect to the Company, CEC, and EMC, the agreements between the Company, CEC, and EMC in respect of the Caesars-Commenced Litigation as set forth above shall immediately terminate.

(c) [Reserved.]

(d) The Caesars Parties acknowledge and agree that the time from December 19, 2014, through and including the date that is five (5) Business Days after the date that this Agreement has been terminated with respect to all Parties shall not be counted for purposes of determining whether any litigation commenced or claim interposed by any of the Consenting Creditors, the Trustee, or the Collateral Agent against any Caesars Party, which litigation or claim relates in any way to the Company or its Affiliates (including, but not limited to, any claims relating to any transaction by or among, or approved by, the Caesars Parties), was commenced or interposed within the applicable statute of limitations or in compliance with any other rule or doctrine of timeliness. If any Caesars Party commences any litigation or asserts any claim against any particular Consenting Creditor, which litigation or claim relates to or arises from the First Lien Indentures or any matters at issue in the Caesars-Commenced Litigation (including but not limited to the assertion of claims by the Company or CEC against EMC in the Caesars-Commenced Litigation), the time between December 19, 2014, through and including the date that is five (5) Business Days after the date that this Agreement has been terminated with respect to such Consenting Creditor shall not be counted for purposes of determining whether any such litigation was commenced or claim interposed within the applicable statute of limitations or in compliance with any similar rule or doctrine of timeliness.

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5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, in accordance with the Milestones, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (E) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan and CEC’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or a CEC Bankruptcy Event;

(ii) promptly notify or update the Consenting Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Bond Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations, or proposals relating to the Caesars-Commenced Litigation, the Caesars Cases, the Forbearance Defaults, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) unless the Caesars Party obtains the prior written consent of a Consenting Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Creditor with the corresponding data provided to the Company by the Consenting Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or

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by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Creditors with prompt notice of any such request or requirement so that such Consenting Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement; and

(iv) any CEC Chapter 11 Case commenced by CEC or consented to by CEC shall be filed only in the United States Bankruptcy Court for the Northern District of Illinois, and CEC and the Company shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to the United States Bankruptcy Court for the Northern District of Illinois.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal; provided that this Section 5(b)(i) shall not apply to the Company after the CEOC Petition Date. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that CEC will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Creditor and the Company, or (2) the First Lien Bond Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the First Lien Bond Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal; it being acknowledged and agreed that, without limiting the restrictions imposed on the Company, pursuant to this Section 5(b)(i), the Company may pursue such Alternative Proposal (including by facilitating diligence in connection with such Alternative Proposal) in accordance with the Company’s fiduciary duties as set forth by Section 20 hereof;

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(ii) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Caesars Parties;

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under, or contemplated by, the Restructuring relative to its ability to perform its obligations under, or contemplated by, the Restructuring as of the date hereof (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on the date hereof) other than CEC’s commencement of a CEC Chapter 11 Case; provided that CEC’s commencement of a CEC Chapter 11 Case shall not relieve the Caesars Parties of any obligations under this Agreement; or

(iv) enter into any other agreement (including, without limitation, a restructuring support agreement) with any creditor, ad hoc committee or group of creditors, or official committee of creditors (except for the Official Committee of Unsecured Creditors (for the avoidance of doubt, the foregoing exclusion shall not apply to any agreement with a creditor and/or group of creditors who may also serve on the Official Committee of Unsecured Creditors)) in connection with a potential restructuring of the Caesars Parties’ indebtedness and other obligations, including any such agreement (including, without limitation, a restructuring support agreement) in existence as of the effective date of this Agreement (each, an “Additional Restructuring Support Agreement”) that includes terms more favorable than the terms set forth in this Agreement (each, an “MFN Restructuring Support Agreement”); provided that if any Caesars Party enters into a MFN Restructuring Support Agreement in violation of this Section 5(b)(iv), then notwithstanding Section 15 hereof, this Agreement shall automatically be deemed amended to the extent necessary to include such more favorable terms set forth in such MFN Restructuring Support Agreement.

In the event the Company receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 20 hereof, the Company shall promptly notify the Consenting Creditors of the existence and material terms of such Alternative Proposal; provided that the Company may withhold the material terms of such Alternative Proposal from any Consenting Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement. After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Creditors shall have three (3) Business Days after notice by the Company to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Company shall keep the Consenting Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

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For the avoidance of doubt, the covenants set forth in this Section 5 are in addition to, and not in lieu of, any covenants, obligations, or agreements of CEC contained in the Guaranty and Pledge Agreement, all of which covenants, obligations and agreements of CEC contained in the Guaranty and Pledge Agreement are hereby ratified and confirmed in all respects and shall survive and continue in full force and effect.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC after a CEC Petition Date, as applicable, shall:

(i) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, a CEC Chapter 11 Case, or a CEC Bankruptcy Event, posted on the Company’s or CEC’s website, or otherwise made publicly available;

(ii) to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing or the Cash Collateral Stipulation), promptly pay in cash (A) upon the execution of this Agreement by the Company, all accrued First Lien Bond Fees and Expenses for which invoices or receipts are furnished by the First Lien Bond Professionals and/or Consenting Creditors, (B) following the execution of this Agreement by the Company and prior to the Petition Date, all First Lien Bond Fees and Expenses for which invoices or receipts are furnished by the First Lien Bond Professionals and/or Consenting Creditors, and (C) after the Petition Date, subject to the Bankruptcy Court’s approval of the Company’s use of Cash Collateral, all unpaid First Lien Bond Fees and Expenses incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to the Company of any applicable invoice or receipt, which shall be in compliance with any order of the Bankruptcy Court and payment of which shall be authorized pursuant to the Cash Collateral Stipulation. For the avoidance of doubt, invoices on account of First Lien Bond Professional Fees shall contain summary detail of services performed to enable the Company to determine the reasonableness of such First Lien Bond Professional Fees. The Company’s obligations to pay the First Lien Bond Professional Fees shall not be affected or reduced by the payment of any First Lien Bond Professional Fees by any holder of First Lien Bond Debt, irrespective of whether such holder remains a holder of First Lien Bond Debt as of the date of this Agreement or is a Consenting Creditor; and

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(iii) use commercially reasonable efforts and work in good faith to finalize the form of the Management Lease and Support Agreements, Master Lease Agreements, the PropCo First Lien Credit Agreement, the PropCo First Lien Notes Indenture, the PropCo Second Lien Notes Indenture, the PropCo Call Right Agreements, the Right of First Refusal Agreement, and the Tax Sharing Agreement (each as defined in the Modified Plan) so that before the commencement of the hearing on confirmation of the Modified Plan each such document has been filed in the Plan Supplement in forms that are (i) consistent with this Agreement, the Restructuring Term Sheet, any schedules, annexes, or exhibits attached hereto or thereto, and (ii) otherwise reasonably satisfactory to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail).

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company and CEC, as applicable (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Creditors and the Company’s or CEC’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the First Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Bond Debt, or any payment or

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other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet;

(vi) enter into any transaction, or proposed settlement (other than as contemplated by this Agreement and/or the Restructuring Term Sheet or as previously disclosed to the First Lien Bond Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring or the value that CEC is committing to provide holders of First Lien Bond Claims in accordance with this Agreement and/or the Restructuring Term Sheet; or

(vii) file, support, amend or modify the Plans in a way that adversely impacts, or materially impairs CEOC’s and/or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of First Lien Bond Claims under the Modified Plan and as contemplated by this Agreement, or contains other terms that are not otherwise reasonably acceptable to the Requisite Consenting Creditors.

(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

(g) Additional Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly through any of its non-Debtor subsidiaries:

(i) take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Creditors’ recoveries under the Plans or the contributions to be provided to the Company under the Plans; or

(ii) take any action, including lobbying or public relations efforts, to seek to amend or modify the Trust Indenture Act of 1939; will not instruct others to take such action on its behalf, and will instruct any professionals presently engaged in such action on its behalf to cease such action on its behalf.

(h) Additional Affirmative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, CEC shall:

(i) (a) use reasonable best efforts to take all actions necessary or appropriate to consummate the transactions contemplated by the Merger Agreement or this Agreement, and (b) use reasonable best efforts to cause the CEC Stockholder Meeting (as defined in the Merger Agreement) to be held and completed as promptly as reasonably practicable. CEC (i) shall timely perform its obligations under the Merger Agreement, and

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(ii) shall not amend the Merger Agreement, or fail to enforce, or waive or delay the enforcement of, its rights under the Merger Agreement, except (1) as to matters which would not adversely affect the timing or likelihood of completing the Merger, or have an adverse impact on the value of recoveries to be provided to holders of First Lien Bond Claims by New CEC on account of such Claims pursuant to the Restructuring, including the value of any equity, guaranties of indebtedness, or other obligations to be provided by New CEC thereunder, or (2) with the reasonable consent of the Required Consenting Creditors, subject in each case to the terms and conditions of the Merger Agreement and the exercise by the independent directors of CEC of their fiduciary duties as provided therein;

(ii) upon the Effective Date, pay to Miller Buckfire & Co. the Subsequent Interim Transaction Fee as defined in the October 15, 2014 engagement letter with Kramer Levin Naftalis & Frankel LLP, as amended as of September 30, 2016 (the “Miller Buckfire Supplemental Fee Letter”); and

(iii) if and to the extent that the consideration being received by the holders of First Lien Bank Claims (regardless of source) is increased as compared to the treatment provided to the holders of First Lien Bank Claims pursuant to the Modified Plan, then there shall be an increase in the consideration (to be funded by CEC or New CEC) to the holders of First Lien Bond Claims by the same amount of consideration (as a percentage of claim) of any such increase to the holders of First Lien Bank Claims, provided, however, that the foregoing shall not apply to an increase resulting from an Improved Bank Recovery Event (as defined in the Modified Plan).

(i) Additional Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall enforce, and not waive or delay the enforcement of, its rights either (a) as a third-party beneficiary under the Merger Agreement and the Sponsor Voting Agreements or (b) pursuant to the CIE Proceeds Agreement, provided that the Company can waive or delay the enforcement of such rights with the reasonable consent of the Requisite Consenting Creditors.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof and as of December 19, 2014 (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

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(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to (i) the Company on account of any defaults arising from the commencement of the Chapter 11 Cases or the pendency of the Restructuring or (ii) CEC on account of any defaults arising from the commencement of a CEC Chapter 11 Case, CEC Bankruptcy Event or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair the Company’s ability to exercise its fiduciary duties as set forth by Section 20 hereof.

(b) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer any Additional Bank Consideration or Additional Bond Consideration to any holder of First Lien Bank Debt or First Lien Bond Debt, respectively, without making such Additional Bank Consideration or Additional Bond Consideration available to Consenting Creditors on a pro rata basis in the manner contemplated in Section 34 in this Agreement.

(d) Within five (5) Business Days after this Agreement becomes effective, the Company will report to counsel to the Consenting Creditors its calculation of the total amount of First Lien Bond Claims held by Consenting Creditors and provide documents sufficient to substantiate this calculation; provided that such calculation may be based solely on the information provided by each Consenting Creditor on its signature page(s) hereto. To the extent the Company subsequently becomes aware of any additional First Lien Bond Claims held by

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Consenting Creditors, it will promptly report its adjusted calculation of First Lien Bond Claims held by Consenting Creditors and provide documents sufficient to substantiate this calculation. The Parties acknowledge and agree that, for purposes of determining whether Requisite Consenting Creditors have authorized or taken any action under this Agreement, the Parties will not contest any calculation of Requisite Consenting Creditors premised on the last report of the total amount of First Lien Bond Claims held by Consenting Creditors provided by the Company to counsel for the Consenting Creditors. The Parties agree that the Company may rely entirely on information provided to it by the Consenting Creditors in making its calculation(s) pursuant to this Section 6(d) and that the Company will have no independent duty to verify or otherwise investigate the accuracy of any such information.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Creditors. The Requisite Consenting Creditors may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Caesars Parties in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”); provided, for the avoidance of doubt, that any decision in

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Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Creditor Termination Event; provided further that the Termination Event contained in section (v) below shall occur automatically and without the need for the Requisite Consenting Creditors to provide any written notice or take any other action to effectuate such termination:

(a) the breach by any of the Caesars Parties, LS3, or LS5 of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties of written notice of such breach from the Requisite Consenting Creditors;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases, a CEC Chapter 11 Case or a CEC Bankruptcy Event. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the Examiner Order shall not constitute a Creditor Termination Event;

(d) an order for relief under chapter 7 of the Bankruptcy Code shall have been entered in any of the Chapter 11 Cases, a CEC Chapter 11 Case, or a CEC Bankruptcy Event, or the Chapter 11 Cases or a CEC Chapter 11 Case shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Creditors of written notice of such material inconsistency;

(f) a Caesars Party, LS3, LS5, or any of their respective Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and the applicable filing Party’s receiving written notice from the Requisite Consenting Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of First Lien Bond Claims in connection with the Restructuring;

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(g) the Company or CEC executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company or CEC that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company or CEC having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Creditors;

(i) there is a failure to achieve any Milestone;

(j) the Effective Date has not occurred by the Outside Date;

(k) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the First Lien Bond Debt;

(l) (i) a CEC Bankruptcy Event shall have been commenced, unless an order for relief under chapter 11 of the Bankruptcy Code shall have been entered within five business days following the commencement of such CEC Bankruptcy Event; (ii) a CEC Chapter 11 Case shall have been commenced and either (a) CEC shall have failed within forty-five days of the CEC Petition Date to file a CEC Plan, or (b) the Bankruptcy Court shall not have entered within forty-five days of the CEC Petition Date a confirmation scheduling order that can be reasonably construed to permit the effective date of the CEC Plan to occur on or before the Outside Date; or (iii) prior to March 31, 2017, (a) a CEC Chapter 11 Case shall have been commenced, (b) a CEC Plan, which together with the Modified Plan would provide treatment to the holders of First Lien Bond Claims that is economically identical in all respects to their treatment in the Modified Plan, has not been filed and (c) the CEOC Confirmation Order has not been entered.

(m) CEOC consents to the Involuntary Petition;

(n) (i) a court of competent jurisdiction enters a judgment (including, without limitation, an order granting partial summary judgment) that is not subject to a stay at any time following the 10th day after the entry thereof against CEC on any of the counts asserted against it (currently or in the future) in any of the Caesars Cases, which judgment materially and adversely affects (or would materially and adversely affect if enforced) Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder, and/or (ii) CEC enters into a settlement or other agreement in respect of any of the counts asserted against it in any of the Caesars Cases that materially and adversely affects (or would materially and adversely affect if consummated) Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

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(o) if either the Caesars RSA or CAC RSA shall terminate and/or otherwise be of no further force and effect, or is amended or modified in a manner that would, reasonably construed, adversely affect the Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

(p) if either of the Sponsor Voting Agreements shall terminate and/or otherwise be of no further force and effect, or is amended or modified in a manner that would, reasonably construed, adversely affect the Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

(q) if the Merger Agreement shall terminate and/or otherwise be of no further force and effect, or is amended or modified in a manner that would, reasonably construed, adversely affect the Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

(r) if the CIE Proceeds Agreement shall terminate and/or otherwise be of no further force and effect, or is amended or modified in a manner that would, reasonably construed, adversely affect the Consenting Creditors’ ability to obtain the recoveries contemplated in the Plans, including but not limited to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

(s) a 105 Injunction Order as to the Caesars Cases, including for the avoidance of doubt the Trilogy Case, is not in full force and effect through the Effective Date of the Modified Plan; provided, that the Requisite Consenting Creditors may only terminate this Agreement pursuant to this Section (8)(s) no later than 18 hours prior to the scheduled commencement date and time of any hearing on the motions for summary judgment in the Caesars Cases;

(t) if either (i) Class F—Second Lien Notes Claims (as defined in the Modified Plan) does not vote as a class to accept the Modified Plan, (ii) at any time, the 2L RSA is not in effect, or (iii) the 2L Committee (or any member thereof) objects to the Modified Plan or any transactions contemplated thereby or by this Agreement;

(u) if any claims asserted in the complaint in the Estate Adversary Proceeding (except with the prior written consent of the Requisite Consenting Creditors) are amended, dismissed or withdrawn, provided that the Company can amend such complaint solely to add claims or causes of action without the prior consent of the Requisite Consenting Creditors unless such amendment, reasonably construed, would have a material adverse effect on the Consenting Creditors; or

(v) automatically at 11:59 p.m. (E.S.T.) on Friday October 14, 2016 (the “Automatic Termination”) unless, prior to the Automatic Termination, the Ad Hoc Committee of First Lien Noteholders has confirmed in writing (which writing may be conveyed by its counsel by electronic mail to counsel to the Company, CEC, and the 2L Committee) that they have reached an agreement with the Company and CEC, with the consent of the 2L Committee, on (a) the material terms of the PropCo Call Right Agreement, (b) the “Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, minor Alterations” section of the Lease Term Sheet annexed to the Modified Plan as Exhibit B, and (c) the “REIT” section of the Restructuring Term Sheet; provided that this Automatic Termination may be modified, waived, or extended only by the Ad Hoc Committee of First Lien Noteholders in writing (which writing may be conveyed by its counsel by electronic mail to counsel to the Company, CEC, and the 2L Committee) with the written consent of CEC (which writing may be conveyed by its counsel by electronic mail to counsel to the Company, CEC, and the 2L Committee); provided, further, that if the 2L Committee consents to the Ad Hoc Committee of First Lien Noteholders’ proposed resolution of the foregoing matters (with or without the approval of the Company and CEC), then in such case no such automatic termination shall occur and such proposed resolution shall be deemed agreed to, and shall be implemented by, the Company and CEC.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Creditors.

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10. Company Termination Events. The Company may terminate this Agreement (each, a “Company Termination Right”), in each case, by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”); provided, for the avoidance of doubt, that any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Company Termination Event:

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Creditors, the foregoing shall apply only if (x) such breaching Consenting Creditor(s) hold(s) in excess of 5.0% of First Lien Bond Claims held by all Consenting Creditors, (y) non-breaching Consenting Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of First Lien Bond Debt (measured by notional value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 20 hereof (the “CEOC Fiduciary Out”);

(d) any Party other than the Caesars Parties or their Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) CEC enters into a settlement or other agreement, other than any settlement or agreement in a CEC Plan, in respect of any of the counts asserted against it in any of the Guaranty Cases that materially and adversely affects (or would materially and adversely affect if consummated) CEC’s ability to fund the recoveries contemplated in the Plans, including but not limited with respect to the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder;

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(f) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency; or

(g) the Effective Date has not occurred by the Outside Date.

11. CEC Termination Events. CEC may terminate this Agreement (each, a “CEC Termination Right” and together with a Creditor Termination Right and a Company Termination Right, the “Termination Rights”), in each case, upon delivery of written notice to the other Parties in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 11(a), 11(b), 11(e), or 11(g), during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Creditor Termination Events and the Company Termination Events, the “Termination Events”); provided, for the avoidance of doubt, that any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a CEC Termination Event:

(a) the breach by any Restructuring Support Party (other than CEC, LS3, or LS5) or the Company of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that with respect to a breach by one or more Consenting Creditors, the foregoing shall apply only if (x) such breaching Consenting Creditor(s) hold(s) in excess of 5.0% of First Lien Bond Claims held by all Consenting Creditors, (y) non-breaching Consenting Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of First Lien Bond Debt (measured by notional value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties and the Consenting Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

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(c) [RESERVED]

(d) any Party other than CEC files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement; provided that CEC may only terminate this Agreement pursuant to this Section 11(d) if CEC is materially and adversely affected by such motion or pleading;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency;

(f) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases. For the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases pursuant to the Examiner Order shall not constitute a CEC Termination Event;

(g) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed; provided, however, that any conversion or dismissal of the Chapter 11 Cases sought or supported by any of the Caesars Parties or any of their Affiliates shall not constitute a CEC Termination Event;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Creditors; provided, however, that any such relief that is granted at the request of, or that is supported by, any of the Caesars Parties or any of their Affiliates shall not constitute a CEC Termination Event;

(i) a 105 Injunction Order as to the Caesars Cases, including for the avoidance of doubt the Trilogy Case, is not in full force and effect through the Effective Date of the Modified Plan; provided, that CEC may only terminate this Agreement pursuant to this Section 11(i) no later than 18 hours prior to the scheduled commencement date and time of any hearing on the motions for summary judgment in the Caesars Cases;

(j) the Trustee Acknowledgement is amended, not in effect or the Trustee does not abide by the terms of the Trustee Acknowledgment; or

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(k) the Effective Date has not occurred by the Outside Date.

12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8, Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 34 hereof, the terminating Consenting Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Creditor. Notwithstanding anything herein to the contrary, the termination of this Agreement by a Consenting Creditor under Section 34 hereof shall not be deemed a termination of this Agreement for purposes of the Backstop Commitment Agreement.

(c) Notwithstanding Section 12(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s and the Company’s obligations to pay the First Lien Bond Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 12(b)), unless otherwise agreed to in writing by such Consenting Creditor, any and all votes, approvals, or consents delivered by such Consenting Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

(d) For the avoidance of doubt, except as expressly provided for herein, the exercise of any termination right by any party under any other restructuring support agreement shall not affect, discharge or relieve any Party from any of its obligations under this Agreement.

13. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that

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no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its First Lien Bond Claims or First Lien Bank Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and counsel to the Consenting Creditors a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 13(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 13(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Creditor to another Consenting Creditor.

Any Transfer of any Restructuring Support Party’s First Lien Bond Claims or First Lien Bank Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims (including but not limited to First Lien Bond Claims and First Lien Bank Claims), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, and Non-First Lien Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any First Lien Bond Claim or First Lien Bank Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such First Lien Bond Claim or First Lien Bank Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such First Lien Bond Claim or First Lien Bank Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt or First Lien Bank Debt from an entity who is not a Consenting Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall

34

otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) The Company in the Chapter 11 Cases shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) CEC in a CEC Chapter 11 Case or a CEC Bankruptcy Event shall use commercially reasonable efforts to provide to counsel for the other Parties (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

35

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties, the Requisite Consenting Creditors, LS3, and LS5; provided, however, that:

(a) no such consents shall be required from any Consenting Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to First Lien Bond Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of First Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any equity, guaranties of indebtedness, or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Creditors” or “Requisite Consenting Creditors” or (ii) Section 13 hereof, shall require the written consent of the Company, CEC and each Consenting Creditor;

(c) any amendment that would materially and adversely affect any Consenting Creditor that is a holder of First Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of First Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Creditor;

(d) for the avoidance of doubt, any waiver of the conditions to the effectiveness of this Agreement set forth by Section 36 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Requisite Consenting Bond Creditors;

(e) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Creditor in its sole discretion, but in consultation with CEC;

(f) [RESERVED]

(g) any amendment to this Agreement to the defined term “Initial Consenting Creditor” shall require the written consent of the Company, CEC, and each Initial Consenting Creditor;

(h) any amendment, modification, supplement or other change with respect to the amount, form, timing, economics or value or any party’s entitlement to the RSA Forbearance Fees as set forth herein and in the Restructuring Term Sheet shall require the written consent of the Company, CEC and such party;

(i) in addition to the rights of the Required Preferred Backstop Investors in the Backstop Commitment Agreement, any amendment, modification, waiver, or supplement of or to the terms of this Agreement, its Exhibits, or the Plans that, reasonably construed, adversely affects the Backstop Commitment Agreement or the PropCo Preferred Equity shall require the express written consent of the Required Preferred Backstop Investors, and any such amendment, modification, waiver or supplement not in compliance with this provision shall be deemed null and void ab initio. If any plan of reorganization is proposed that fails to adopt and implement the Backstop Commitment Agreement and the PropCo Preferred Equity as set forth herein (as such may be modified in accordance with this Section 15(i)), then notwithstanding anything herein to the contrary, each Preferred Backstop Investor shall be deemed fully excused from

36

further performance under this Agreement. Any amendment, modification, waiver, or removal of this Section 15(i) shall require the express written consent of the Required Preferred Backstop Investors (and not the Requisite Consenting Creditors); and

(j) any amendment to Sections 15(b), 15(c), 15(g), 15(h) or this 15(j) hereof shall require the consent of each Consenting Creditor.

16. Entire Agreement. This Agreement, including the Restructuring Term Sheet and the Cash Collateral Stipulation, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company and/or CEC, and in contemplation of possible filings by the Company or CEC under Chapter 11 of the Bankruptcy Code, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that in the event of a CEC Bankruptcy Event or a CEC Chapter 11 Case, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Creditors in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Creditors and the Company to exercise their rights under this Agreement.

18. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

37

20. Company Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) All Consenting Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company of its respective fiduciary duties.

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents and the First Lien Indentures; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

38

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Chapter 11 Case or CEC Bankruptcy Event occurs, the court in which the case initiated by such CEC Chapter 11 Case or CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address:   tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile:  (212) 446 4900

E-mail Address:    paul.basta@kirkland.com

ngreenblatt@kirkland.com

39

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

Facsimile: (312) 862-2200

E-mail Address:    dseligman@kirkland.com

joe.graham@kirkland.com

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address:   tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile: (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000

Facsimile: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

40

If to a Consenting Creditor, to the address set forth beneath such lender’s signature block, with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:	Kenneth H. Eckstein
Daniel M. Eggermann

Telephone: (212) 715-9100

Facsimile: (212) 715-8229

E-mail Address:	keckstein@kramerlevin.com
deggermann@kramerlevin.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 28 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 15 herein.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company and CEC will promptly provide the First Lien Bond Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

41

32. Qualification on Consenting Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the First Lien Bond Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34. Additional Consideration. To the extent that a holder of First Lien Bank Debt, in its capacity as such, receives Additional Bank Consideration in connection with the Restructuring, such Additional Bank Consideration shall be made available to all Consenting Creditors that are holders of First Lien Bank Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bank Claims holdings. Any Consenting Creditor that is a holder of First Lien Bank Claims who is not accorded such Additional Bank Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Creditor, and not with respect to any non-terminating Parties.

To the extent that a holder of First Lien Bond Debt, in its capacity as such, receives Additional Bond Consideration in connection with the Restructuring, such Additional Bond Consideration shall be made available to all Consenting Creditors that are holders of First Lien Bond Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bond Claims holdings. Any Consenting Creditor that is a holder of First Lien Bond Claims who is not accorded such Additional Bond Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Creditor, and not with respect to any non-terminating Parties.

35. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way a Consenting Creditor’s, the Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case or a CEC Bankruptcy Event.

42

36. Condition to Effectiveness of Sixth Amended & Restated Restructuring Support and Forbearance Agreement. This Agreement (and the obligations of the Parties hereunder) shall not become effective or enforceable against or by any of the Parties until (a) it has been signed by the Requisite Consenting Creditors, the Caesars Parties, and LS3 and LS5, (b) CEC shall have executed the agreement entitled “Guarantee of Backstop Fees and Expenses” and the Miller Buckfire Supplemental Fee Letter, (c) the Trustee shall have delivered to the Caesars Parties the Trustee Acknowledgement, and (d) the 2L RSA is effective; provided that if the conditions set forth in this Section 36 are not met on or before the date that is fourteen (14) days after the filing by CEC of a Form 8-K or other public announcement disclosing the proposed terms of this Agreement, this Agreement shall be null and void ab initio and of no force and effect.

37. 105 Injunction. The Ad Hoc Committee of First Lien Noteholders shall support any motion filed by the Company seeking a 105 Injunction Order temporarily enjoining all of the Caesars Cases, provided that both the motion and order are in a form reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders, it being acknowledged and agreed that the motion filed on October 3, 2016, at [ECF No. 365] in Adv. Pro. No. 15-00149 (ABG) is reasonably acceptable to the Ad Hoc Committee of First Lien Noteholders.

[Signature Pages Follow]

43

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name: Randall S. Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

44

Exhibit A

Modified Plan

45

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

)
In re:	)	Chapter 11
)
CAESARS ENTERTAINMENT OPERATING	)	Case No. 15-01145 (ABG)
COMPANY, INC., et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval by the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

James H.M. Sprayregen, P.C.	Paul M. Basta, P.C.
David R. Seligman, P.C.	Nicole L. Greenblatt, P.C.
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle	601 Lexington Avenue
Chicago, Illinois 60654	New York, New York 10022-4611
Telephone: (312)862-2000	Telephone: (212)446-4800
Facsimile: (312)862-2200	Facsimile (212)446-4900

Counsel to the Debtors and Debtors in Possession

Dated: October 4, 2016

[1]	The last four digits of Caesars Entertainment Operating Company, Inc.’s tax identification number are 1623. A complete list of the Debtors (as defined herein) and the last four digits of their federal tax identification numbers are identified on Exhibit A attached hereto.

1

AA.	Vesting of Assets.	68
BB.	General Settlement of Claims.	68
CC.	Ordinary Course of Business Through Effective Date.	68
DD.	Retention of Causes of Actions.	68

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		69
A.	Assumption of Executory Contracts and Unexpired Leases.	69
B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.	69
C.	Rejection of Executory Contracts and Unexpired Leases.	69
D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	70
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	71
F.	Indemnification Provisions.	71
G.	Treatment of D&O Liability Insurance Policies.	72
H.	Insurance Policies.	72
I.	Benefit Programs.	72
J.	Reservation of Rights.	72
K.	Nonoccurrence of Effective Date.	73
L.	Contracts and Leases Entered Into After the Petition Date.	73

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		73
A.	Timing and Calculation of Amounts to Be Distributed.	73
B.	Distributions on Account of Obligations of Multiple Debtors.	74
C.	Distributions Generally.	74
D.	Rights and Powers of Disbursing Agent.	74
E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.	74
F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	75
G.	Compliance with Tax Requirements/Allocations.	76
H.	No Postpetition Interest on Claims.	77
I.	Setoffs and Recoupment.	77
J.	Allocation Between Principal and Accrued Interest.	77
K.	Claims Paid or Payable by Third Parties.	77

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		78
A.	Resolution of Disputed Claims.	78
B.	Adjustment to Claims Without Objection.	78
C.	Time to File Objections to Claims.	79
D.	Disallowance of Claims.	79
E.	Amendments to Claims.	79
F.	No Distributions Pending Allowance.	79
G.	Distributions After Allowance.	79

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		80
A.	Discharge of Claims and Termination of Interests.	80
B.	Debtor Release.	80
C.	Third-Party Release.	81
D.	Exculpation.	82
E.	Injunction.	82
F.	Release of Liens.	83
G.	Setoffs.	83
H.	Recoupment.	83
I.	Subordination and Turnover Rights.	83
J.	Document Retention.	84
K.	Protections Against Discriminatory Treatment.	84
L.	Reimbursement or Contribution.	84
M.	Term of Injunctions or Stays.	84

2

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		84
A.	Conditions Precedent to the Effective Date.	84
B.	Waiver of Conditions.	87
C.	Substantial Consummation of the Plan.	87
D.	Effect of Nonoccurrence of Conditions to the Effective Date.	87

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		88
A.	Modification and Amendments.	88
B.	Effect of Confirmation on Modifications.	88
C.	Revocation or Withdrawal of the Plan.	88

ARTICLE XI. RETENTION OF JURISDICTION		88

ARTICLE XII. MISCELLANEOUS PROVISIONS		90
A.	Immediate Binding Effect.	90
B.	Additional Documents.	90
C.	Payment of Statutory Fees.	90
D.	Payment of Certain Fees and Expenses.	91
E.	Dismissal of Involuntary Petition.	91
F.	Dismissal of Litigation and Appeals.	91
G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.	91
H.	Consent, Consultation, and Waiver Rights.	92
I.	Reservation of Rights.	92
J.	Successors and Assigns.	92
K.	Service of Documents.	93
L.	Entire Agreement.	94
M.	Exhibits.	95
N.	Votes Solicited in Good Faith.	95
O.	Waiver or Estoppel.	95
P.	Nonseverability of Plan Provisions.	95
Q.	Conflicts.	95
R.	Closing of Chapter 11 Cases.	96

3

Caesars Entertainment Operating Company, Inc. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters. Each Debtor is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” mean, collectively, (a) the New Interests issued in respect of Claims as contemplated by the Plan, (b) the guaranty under the OpCo Guaranty Agreement of the OpCo First Lien Notes, (c) the OpCo First Lien Notes, the PropCo First Lien Notes, and the PropCo Second Lien Notes, (d) the New CEC Convertible Notes and the New CEC Common Equity issued upon conversion thereof, and (e) the New CEC Common Equity issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger.

2. “2016 Fee Notes” means the Senior Unsecured Notes arising under the 6.50% Senior Unsecured Notes Indenture with CUSIP No. 413627AX8, other than those held by CAC and members of the Ad Hoc Group of 5.75% and 6.50% Unsecured Notes in the Chapter 11 Cases as disclosed on March 17, 2016 [Docket No. 3422].

3. “5.75% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of September 28, 2005, by and between CEOC, CEC, and the 5.75% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 5.75% Senior Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time.

4. “5.75% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 5.75% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

5. “6.50% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of June 9, 2006, by and between CEOC, CEC, and the 6.50% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 6.50% Senior Notes due 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time.

6. “6.50% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 6.50% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

7. “8.50% First Lien Notes Indenture” means that certain Indenture, dated as of February 14, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 8.50% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

8. “9.00% First Lien Notes Indentures” means (a) that certain Indenture, dated as of August 22, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time, including pursuant to that certain Additional Notes Supplemental Indenture, dated as of December 13, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture

Trustee; and (b) that certain Indenture, dated as of February 15, 2013, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

9. “10.00% Second Lien Notes Indentures” means, collectively, that (a) certain Indenture, dated as of December 24, 2008, by and between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time, and (b) certain Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

10. “10.00% Second Lien Notes Indenture Trustee” means, as applicable, (a) Delaware Trust Company, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of December 24, 2008, and any predecessors and successors in such capacity, or (b) Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of April 15, 2009, and any predecessors and successors in such capacity.

11. “11.25% First Lien Notes Indenture” means that certain Indenture, dated as of June 10, 2009, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 11.25% Senior Secured Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time, including that certain Second Supplemental Indenture, dated as of September 11, 2009, between CEOC, CEC, and the First Lien Notes Indenture Trustee.

12. “12.75% Second Lien Notes Indenture” means that certain Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

13. “12.75% Second Lien Notes Indenture Trustee” means BOKF, N.A., solely in its capacity as successor indenture trustee under the 12.75% Second Lien Notes Indenture, and any predecessors and successors in such capacity.

14. “Additional CEC Bank Consideration” means an amount equal to $10,000,000 per month (which shall be fully earned on the first day of each month) earned from January 1, 2017, through the earlier of (a) the Effective Date or (b) June 30, 2017, which amount New CEC shall contribute to the Debtors on the Effective Date and which shall be payable in (x) Cash and/or (y) New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback), which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bank Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bond Consideration. Subject to the Bank RSA remaining in effect, if and to the extent that the Additional CEC Bond Consideration is increased, the amount of the Additional CEC Bank Consideration will increase by a percentage amount equal to the amount by which the Additional CEC Bond Consideration has been increased.

15. “Additional CEC Bond Consideration” means to the extent that the Effective Date shall not have occurred on or before May 1, 2017, New CEC shall (a) contribute to the Debtors on the Effective Date Cash in the amount of $20,000,000 per month and/or (b) issue New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback) of a value equal to $20,000,000 per month (which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger), in both instances commencing on May 1, 2017, and ending on the Effective Date, which amount shall be (x) prorated for any partial month, and (y) so long as New CEC has made all payments required of it under the Bond RSA, reduced by $4,800,000; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bond Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bank Consideration.

16. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including the U.S. Trustee Fees; (c) Professional Fee Claims; and (d) Restructuring Support Advisors Fees.

17. “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than (x) Professional Fee Claims and (y) Administrative Claims arising in the ordinary course of business), which shall be the first Business Day that is 45 days following the Effective Date, except as specifically set forth in the Plan or in a Final Order, or as agreed-to by the Reorganized Debtors.

18. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.

19. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

20. “Allowed” means with respect to Claims: (a) any Claim other than an Administrative Claim that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; (c) all Claims classified in Class I (Undisputed Unsecured Claims); (d) any Claims agreed to by the Debtors prior to the Distribution Record Date and included on a schedule to be provided to the Unsecured Creditors Committee on such date; or (e) any Claim Allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or (iii) a Final Order of the Bankruptcy Court; provided that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be. “Allow” and “Allowing” shall have correlative meanings.

21. “Approvals” shall have the meaning set forth in Article IV.Q.3 hereof.

22. “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed, or assumed and assigned, as applicable, by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, which schedule shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

23. “Available Cash” means the excess of (a) the pro forma amount of balance sheet Cash of the Debtors available after giving effect to the Effective Date, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses, and related uses of Cash on the Effective Date in accordance with the Plan over (b) the Minimum Cash Requirement. The pro forma amount of such balance sheet Cash shall exclude (i) Cash held by non-Debtor Chester Downs and Marina, LLC and Chester Downs Finance Corp., (ii) Cash held by the international entities owned by the Debtors, each of which is a non-Debtor other than Caesars Entertainment Windsor Limited, and (iii) customer Cash held in custody by the Debtors.

24. “Avoidance Actions” means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtors or the Estates, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

25. “Backstop Commitment” means the PropCo Preferred Backstop Investors’ commitment pursuant to the Backstop Commitment Agreement to backstop with Cash the exercise of the PropCo Preferred Equity Put Right in an amount equal to (a) $250,000,000 plus (b) the PropCo Preferred Equity Upsize Amount.

26. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, by and between CEOC and the PropCo Preferred Backstop Investors party thereto from time to time, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, the form of which shall be included in the Plan Supplement.

27. “Ballot” means the form or forms distributed to certain Holders of Claims or Interests that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

28. “Bank Debt Contract Rate” means (a) with respect to Term B-4 Loans, a per annum rate equal to 10.50%, (b) with respect to Term B-5 Loans, a per annum rate equal to 6.22%, (c) with respect to Term B-6 Loans, a per annum rate equal to 7.22%, and (d) with respect to Term B-7 Loans, a per annum rate equal to 9.75%.

29. “Bank Debt Tranche” means Term B-4 Loans, Term B-5 Loans, Term B-6 Loans, and/or Term B-7 Loans issued pursuant to the Prepetition Credit Agreement.

30. “Bank Guaranty Accrual Period” means the period from the Petition Date until (but not including) the Effective Date; provided that from the date of the Bank Pay Down, until (but not including) the Effective Date, the aggregate principal amount of Bank Guaranty Purchased Obligations upon which the Bank Guaranty Settlement Percentage shall be applied will be reduced by $300,000,000 on account of the Bank Pay Down.

31. “Bank Guaranty Accrued Amount” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an aggregate amount equal to (a) the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder multiplied by a rate per annum equal to the product of (x) the Bank Guaranty Settlement Percentage and (y) the Bank Debt Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Holder during the Bank Guaranty Accrual Period (which Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of its Prepetition Credit Agreement Claims, minus (iii) the Upfront Payment paid by CEC to such Holder.

32. “Bank Guaranty Purchased Obligations” means the Debtors’ obligation, which shall be funded entirely by CEC or New CEC, to purchase 100% of the rights of each Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Settlement Purchase Price, in full and final cancellation of all rights under the Prepetition Credit Agreement, including on account of any right to postpetition interest.

33. “Bank Guaranty Settlement” means the settlement set forth in Article IV.A.8 of the Plan, which shall be deemed approved by the Holders of Prepetition Credit Agreement Claims if Class D votes to accept the Plan.

34. “Bank Guaranty Settlement Percentage” means a percentage rate equal to (a) for the period from the Petition Date through and including October 1, 2015, 80.3%, (b) for the period from October 2, 2015, through and including January 1, 2016, 83.3%, (c) for the period from January 2, 2016, through and including April 1, 2016, 86.4%, (d) for the period from April 2, 2016, through and including July 1, 2016, 89.5%, (e) for the period from July 2, 2016, through and including October 1, 2016, 92.6%, (f) for the period from October 2, 2016, through and including January 1, 2017, 95.7%, (g) for the period from January 2, 2017, through and including April 1, 2017, 98.8%, and (h) for the period from April 2, 2017, until the end of the Bank Guaranty Accrual Period, 100%, provided that, for the avoidance of doubt, the aggregate principal amount outstanding under the Prepetition Credit Agreement Bank Debt Tranches shall be reduced by $300,000,000 from the date of the Bank Pay Down, forward through the end of the Bank Guaranty Accrual Period, on account of the Bank Pay Down on such date.

35. “Bank Guaranty Settlement Purchase Price” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an amount equal to the Bank Guaranty Accrued Amount in respect of the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Accrual Period; provided that each such Holder of a Prepetition Credit Agreement Claim shall remain entitled to receive any distributions set forth herein on account of such Holder’s Bank Guaranty Purchased Obligations.

36. “Bank RSA” means that certain Second Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Bank Creditors (as defined therein) party thereto from time to time. As provided in the Bank RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bank Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bank Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Prepetition Credit Agreement Claims, shall be approved by the Requisite Consenting Bank Creditors.

37. “Bank Pay Down” means the Debtors’ partial principal payment of the Prepetition Credit Agreement Claims held by the Holders of the Prepetition Credit Agreement Bank Debt Tranches (for the avoidance of doubt, exclusive of Swap and Hedge Claims or any Claims on account of letters of credit) in Cash in the amount of $300,000,000 paid on October 3, 2016 (or such other date as the Majority Bank Creditors (as defined in the Bank RSA) may agree to in writing, upon written request of the Debtors), pursuant to, and subject to the terms of, the Order (A) Authorizing the Repayment of Certain Secured Loan Amounts, and (B) Granting Related Relief [Docket No. 4666].

38. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

39. “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under section 157 of the Judicial Code, the United States District Court for the Northern District of Illinois.

40. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

41. “BIT Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to higher recoveries than Holders of General Unsecured Claims at other Debtors based on the Liquidation Analysis, which Debtors are, collectively, (a) the Par Recovery Debtors, (b) Caesars Riverboat Casino, LLC, (c) Chester Downs Management Company, LLC, and (d) Winnick Holdings, LLC.

42. “Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of

October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Creditors (as defined therein) party thereto from time to time. As provided in the Bond RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bond Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bond Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Secured First Lien Notes Claims, shall be approved by the Requisite Consenting Bond Creditors.

43. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

44. “CAC” means Caesars Acquisition Company, a Delaware corporation, which is a non-Debtor.

45. “CAC RSA” means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, and CAC.

46. “Caesars Cases” means, collectively, the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company, LLC, et al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-07091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.), (e) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, No.15-cv-01561 (S.D.N.Y.), (f) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.‘s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, No. 15-cv-04634 (S.D.N.Y.), (g) Wilmington Trust, National Association v. Caesars Entertainment Corporation, No. 15-cv-08280 (S.D.N.Y.), and (h) all claims in, causes of action relating to, and claims arising out of any facts alleged in the Caesars Cases otherwise described in clauses (a)–(g) above.

47. “Caesars Palace-Las Vegas” means the hotel, gaming, retail, and resort property located at 3500-3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and related properties, including the portion of such property known as The Forum Shops, but specifically excluding the portion of such property commonly known as Octavius Tower.

48. “Caesars Riverboat Casino Unsecured Claim” means a General Unsecured Claim against Debtor Caesars Riverboat Casino, LLC.

49. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

50. “Cash Collateral Order” means (a) the Interim Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation; (IV) Scheduling a Final Hearing and (V) Granting Related Relief [Docket No. 47], (b) the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988], and (c) any stipulations thereto.

51. “Causes of Action” means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) all claims and defenses set forth in section 558 of the Bankruptcy Code.

52. “CEC” means Caesars Entertainment Corporation, a Delaware corporation formerly known as Harrah’s Entertainment, Inc., which is a non-Debtor.

53. “CEC Released Parties” means each and all of: (a) CEC; (b) CAC; (c) the Sponsors; and (d) with respect to each of the foregoing identified in the foregoing clauses (a) through (c), each and all of their respective direct and indirect current and former shareholders (other than (i) the Debtors and (ii) recipients of New CEC Common Equity Distributed under this Plan who become shareholders solely as a result of such distribution), Affiliates (other than the Debtors), subsidiaries (other than the Debtors and their direct and indirect subsidiaries), partners (including general partners and limited partners), investors, managing members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, and legal representatives, each in their capacities as such.

54. “CEC RSA” means that certain First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors and CEC.

55. “CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation, formerly known as Harrah’s Operating Company, Inc., which is a Debtor.

56. “CEOC Interests” means an Interest in CEOC.

57. “CEOC Merger” means the merger of OpCo into a wholly-owned subsidiary of New CEC that will be disregarded from New CEC for U.S. federal income tax purposes on the Effective Date, pursuant to which OpCo Series A Preferred Stock will be exchanged for New CEC Common Equity, which is intended to be treated as a reorganization under section 368(a)(1)(A) or (G) of the Internal Revenue Code or as a tax-free liquidation (from the perspective of New CEC) under section 322 of the Internal Revenue Code, as applicable.

58. “CEOC Merger Agreement” means the agreement pursuant to which OpCo will consummate the CEOC Merger, the form of which shall be included in the Plan Supplement.

59. “CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

60. “CES” means Caesars Enterprise Services, LLC, which is a non-Debtor.

61. “CES LLC Agreement” means that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC, dated as of May 20, 2014, as amended, amended and restated, supplemented, or otherwise modified from time to time.

62. “CES Shared Services Agreement” means certain Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and between CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars World, Inc., and CES, as amended, amended and restated, supplemented, or otherwise modified from time to time.

63. “CGP” means Caesars Growth Partners, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

64. “Challenged Transactions” means all of the transactions that were reviewed by the examiner appointed in the Chapter 11 Cases by the Bankruptcy Court pursuant to section 1106 of the Bankruptcy Code, or that such examiner was empowered or authorized to review pursuant to the Order Granting in Part and Denying in Part Motions to Appoint Examiner [Docket No. 675] and the Order (I) Granting Debtors’ Motion for an Order Expanding the Scope of the Examiner’s Investigation and (II) Amending the Examiner Order and Discovery Protocol Orders [Docket No. 2131].

65. “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors in the Bankruptcy Court and styled In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (ABG).

66. “Chester Downs Management Unsecured Claim” means a General Unsecured Claim against Debtor Chester Downs Management Company, LLC.

67. “CIE” means Caesars Interactive Entertainment LLC, a Delaware limited liability company formerly known as Caesars Interactive Entertainment, Inc., which is a non-Debtor.

68. “CIE Asset Sale” means the consummated sale contemplated by that certain Stock Purchase Agreement, dated as of July 30, 2016, between Alpha Frontier Limited and CIE.

69. “CIE Equity Buyback Proceeds” means Cash in the amount of $1,200,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used on the Effective Date to make distributions to Holders of Claims in accordance with the distributions set forth in Article III hereof and pursuant to the New CEC Common Equity Cash Election Procedures.

70. “CIE Escrow Account” shall have the meaning set forth in the CIE Proceeds and Reservation of Rights Agreement.

71. “CIE OpCo Deleveraging Proceeds” means Cash in the amount of $500,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used to fund distributions to the Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims.

72. “CIE Proceeds and Reservation of Rights Agreement” means that certain proceeds agreement, dated as of September 9, 2016, by and among CEC, CAC, CIE, and CEOC, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and the Stipulation Regarding CIE Sale Proceeds [Docket No. 5078], dated September 22, 2016, by and among CEOC, CAC, CIE, and the Second Priority Noteholders Committee.

73. “Claim” means any claim against the Debtors or the Estates, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

74. “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must have been Filed with respect to such Claims, pursuant to: (a) the Agreed Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (II) Establishing the Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing of Claims, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 1005], entered by the Bankruptcy Court on March 4, 2015; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

75. “Claims Objection Bar Date” shall mean the later of: (a) the first Business Day following 365 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion Filed on or before the day that is before 365 days after the Effective Date.

76. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

77. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

78. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

79. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on its docket in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

80. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

81. “Confirmation Objection Deadline” means October 31, 2016.

82. “Confirmation Order” means the order of the Bankruptcy Court, materially consistent with the Restructuring Support Agreements and the Plan, and reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, and the Unsecured Creditors Committee (in each case, as evidenced by their written approval, which approval may be conveyed in writing by their respective counsel including by electronic mail), confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

83. “Consenting First Lien Bank Lenders” means Holders of Prepetition Credit Agreement Claims who are Consenting Bank Creditors (as defined in the Bank RSA).

84. “Consenting First Lien Noteholders” means Holders of First Lien Notes who are Consenting Creditors (as defined in the Bond RSA).

85. “Consenting Second Lien Creditors” shall have the meaning set forth in the Second Lien RSA.

86. “Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

87. “Consummation” shall mean “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

88. “Convenience Cash Pool” means $17,570,000, which shall be available (a) first to satisfy Allowed Convenience Unsecured Claims on a Pro Rata basis up to a recovery equal to 65.5% of each Allowed Convenience Unsecured Claim, and (b) second to fund the Unsecured Creditors Cash Pool.

89. “Convenience Unsecured Claim” means any bona fide Claim arising prior to the Petition Date in an amount equal to or less than $280,000 as of the Voting Record Date, as evidenced by a Proof of Claim or the Debtors’ Schedules (in accordance with the Bar Date Order), but only to the extent agreed to by the Debtors or allowed by a Final Order or has been asserted in an amount equal to or less than $280,000 that directly relates to and arises solely from either (a) the receipt of goods or services by the Debtors (other than a BIT Debtor or a Non-Obligor Debtor) or (b) employment services provided to the Debtors (other than a BIT Debtor or a

Non-Obligor Debtor), provided that, for the avoidance of doubt, Claims held by a single entity at different Debtors shall not be aggregated for purposes of determining eligibility to be treated as a Holder of a Convenience Unsecured Claim, provided, further, that a Holder of a Claim in an amount greater than $280,000 shall not be permitted to reduce its Claim to an amount equal to or less than $280,000 to qualify its Claim for treatment as a Convenience Unsecured Claim.

90. “CPLV Loan Agreement” means the mortgage loan agreement and, if applicable, mezzanine loan agreement(s) by and among CPLV Sub and the CPLV Loan Lender, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

91. “CPLV Loan Lender” means the lender or the trustee for the certificate holders for the CPLV Market Debt.

92. “CPLV Loan Documents” means, collectively, the CPLV Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Market Debt to be delivered or entered into in connection therewith (including any mortgage, pledges, promissory notes, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

93. “CPLV Market Debt” means the first lien mortgage loan and, if applicable, mezzanine loan(s) to be provided on or prior to the Effective Date by the CPLV Loan Lender to CPLV Sub in an amount no less than $1,800,000,000 but no more than $2,600,000,000, at least $1,800,000,000 of which will be provided by third party lenders in Cash, the Cash proceeds of which shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof.

94. “CPLV Mezz” means the one or more newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will be the sole member of CPLV Sub or, if there are multiple such subsidiaries, each tranche will be the sole member of the below subsidiary and with one such tranche being the sole member of CPLV Sub.

95. “CPLV Mezz Organizational Documents” means the form of the operating agreement, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement, and/or other similar organizational and constituent documents for CPLV Mezz, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

96. “CPLV Mezzanine Debt” means one or more tranches of mezzanine debt under the CPLV Mezzanine Loan Agreement, which debt shall be issued only if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt, and which CPLV Mezzanine Debt shall be issued pursuant to Article IV.A.3 hereof in an initial aggregate principal amount equal to the excess, if any, of $2,600,000,000 over the sum of (a) the original aggregate principal amount of the CPLV Market Debt, (b) the aggregate amount of the CPLV Mezzanine Equitized Debt in respect of PropCo Preferred Equity distributed to the Holders of Allowed Secured First Lien Notes Claims, and (c) unless Holders of Prepetition Credit Agreement Claims make the CPLV Mezzanine Election, the PropCo Second Lien Upsize Amount.

97. “CPLV Mezzanine Election” means an affirmative election (by marking the appropriate box) on the Class D Ballots by a majority of the Class of Holders of Prepetition Credit Agreement Claims (calculated based solely on the principal amount of Allowed Prepetition Credit Agreement Claims held by the Holders who submit Class D Ballots voting to accept the Plan) to convert up to $333,000,000 in principal amount of PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount (if any), into an equal principal amount of CPLV Mezzanine Debt in lieu thereof.

98. “CPLV Mezzanine Equitized Debt” means all CPLV Mezzanine Debt that is reduced (or not issued) as a result of the issuance of PropCo Preferred Equity, including the PropCo Preferred Equity Upsize Shares.

99. “CPLV Mezzanine Lenders” means the lenders under the CPLV Mezzanine Loan Agreement.

100. “CPLV Mezzanine Loan Agreement” means the loan agreement(s) by and among CPLV Mezz and the CPLV Mezzanine Lenders, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

101. “CPLV Mezzanine Loan Documents” means, collectively, the CPLV Mezzanine Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Mezzanine Debt to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

102. “CPLV Sub” means the newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will own Caesars Palace-Las Vegas, and which shall lease Caesars Palace-Las Vegas to OpCo or, if there are multiple such subsidiaries, each one will be the sole member of the below subsidiary, with one such subsidiary owning Caesars Palace-Las Vegas and leasing Caesars Palace-Las Vegas to OpCo.

103. “CPLV Sub Organizational Documents” means the form of limited liability company agreement, articles of incorporation, bylaw, and/or other similar organizational and constituent documents for CPLV Sub, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

104. “Danner Agreement” means that certain Settlement and Forbearance Agreement, dated as of August 15, 2016, by and among CEOC, CEC, and Frederick Barton Danner.

105. “Debtors” means, collectively, each of the entities identified on Exhibit A attached hereto.

106. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.B of the Plan.

107. “Deferred Compensation Plans” means, collectively, the (a) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (b) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (c) Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, (d) Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (e) Park Place Entertainment Corporation Executive Deferred Compensation Plan.

108. “Deferred Compensation Settlement” means that settlement encompassed in the Deferred Compensation Settlement Agreement, which settlement shall be effective on the Effective Date.

109. “Deferred Compensation Settlement Agreement” means that certain settlement agreement, dated as of September 14, 2016, by and between CEOC and CEC, pursuant to which CEOC and CEC have settled each of their asserted property interests in the assets held in various trust accounts in respect of the Deferred Compensation

Plans, which settlement agreement was filed as Exhibit 1 to Exhibit A to the Debtors’ Motion for Entry of an Order Approving Settlement By and Among Debtor Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation Concerning the Treatment of Nonqualified Deferred Compensation Plans [Docket No. 4982].

110. “Des Plaines Interests” means an Interest in Des Plaines Development Limited Partnership, a Debtor.

111. “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan, which designee may be the Reorganized Debtors, provided that all distributions on account of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution in accordance with the Plan following the procedures specified in each of the applicable Indentures.

112. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 4220], dated June 28, 2016, and as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

113. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

114. “Disputed Unsecured Claim” means any General Unsecured Claim other than an Insurance Covered Unsecured Claim that has not been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any such General Unsecured Claim that has not been agreed to by the Debtors by the Voting Deadline shall be in Class J. For the avoidance of doubt, to the extent the Holder of a Disputed Unsecured Claim resolves their Claim before the Voting Deadline such that it is an Undisputed Unsecured Claim, such Holder shall be permitted to vote the Allowed amount of such Undisputed Unsecured Claim to accept or reject the Plan in Class I against the applicable Debtor.

115. “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which shall be the Effective Date or such other date as is designated in a Bankruptcy Court order.

116. “D&O Liability Insurance Policies” means, collectively, (a) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by CEC (or its subsidiaries) for the benefit of the Debtors’ directors, members, trustees, officers, and managers as of the Petition Date (including any “tail policy”) and (b) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by the Debtors, the Estates, the Reorganized Debtors, or the New Property Entities as of the Effective Date (including any “tail policy”).

117. “DTC” means The Depository Trust Company.

118. “Effective Date” means the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent specified in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, which shall be the day Consummation occurs.

119. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

120. “Escrow Issuers” means Caesars Operating Escrow LLC, a Delaware limited liability company formerly known as Harrah’s Operating Escrow LLC, and Caesars Escrow Corporation, a Delaware corporation formerly known as Harrah’s Escrow Corporation.

121. “Estate” means, as to each Debtor, the estate created for the Debtor on the Petition Date pursuant to section 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired after the Petition Date through the Effective Date.

122. “Estimated REIT E&P” means the Debtors’ reasonable estimate of the earnings and profits of the REIT, which will be calculated and delivered to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders in accordance with the Bank RSA and the Bond RSA.

123. “Exculpated Party” means each of the Released Parties.

124. “Exculpation” means the exculpation set forth in Article VIII.D of the Plan.

125. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

126. “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code, which amount is 0.18% per annum.

127. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court (including the clerk thereof) in the Chapter 11 Cases or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Claims Agent.

128. “Final Cash Collateral Order” means the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988] entered by the Bankruptcy Court on March 25, 2015, including all stipulations related thereto.

129. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing has been timely filed, or as to which any appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration, or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

130. “First Lien Intercreditor Agreement” that certain First Lien Intercreditor Agreement, dated as of June 10, 2009, by and between the Prepetition Credit Agreement Agent and the First Lien Notes Indenture Trustee.

131. “First Lien Notes” means, collectively, the: (a) 11.25% Senior Secured Notes due 2017, issued in the aggregate principal amount of $2,095,000,000 pursuant to the 11.25% First Lien Notes Indenture; (b) 8.50% Senior Secured Notes due 2020, issued in the original principal amount of $1,250,000,000 pursuant to the 8.50% First Lien Notes Indenture; and (c) 9.00% Senior Secured Notes due 2020, issued in the aggregate principal amount of $3,000,000,000 pursuant to the 9.00% First Lien Notes Indentures.

132. “First Lien Notes Claims” means, collectively, Secured First Lien Notes Claims and First Lien Notes Deficiency Claims.

133. “First Lien Notes Deficiency Claims” means any unsecured Claim arising under the First Lien Notes Indentures.

134. “First Lien Notes Indentures” means, collectively, the: (a) 11.25% First Lien Notes Indenture; (b) 8.50% First Lien Notes Indenture; and (c) 9.00% First Lien Notes Indentures.

135. “First Lien Notes Indenture Trustee(s)” means UMB Bank, National Association, solely in its capacity as indenture trustee under the First Lien Notes Indentures, and any predecessors and successors in such capacity.

136. “Gaming Approvals” means all state and local authorizations, consents, and regulatory approvals required to consummate the transactions contemplated by the Plan and maintain the Debtors’ casino gaming licenses for their casino properties in the ordinary course.

137. “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) a Non-Obligor Unsecured Claim; (c) a Convenience Unsecured Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) an Intercompany Claim; (g) a Section 510(b) Claim; (h) a First Lien Notes Deficiency Claim; (i) a Second Lien Notes Claim; (j) a Senior Unsecured Notes Claim; or (k) a Subsidiary-Guaranteed Notes Claim.

138. “Goldman Sachs Swap Claim” means any Claim arising from or related to that certain ISDA Master Agreement, dated as of January 28, 2008, by and between Goldman Sachs Capital Markets, L.P., as succeeded by Goldman Sachs Bank USA and CEOC, as supplemented by those five certain Confirmations thereunder, dated as of September 29, 2010, October 4, 2010, October 4, 2010, January 18, 2012, and January 18, 2012, respectively.

139. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

140. “Guaranty and Pledge Agreement” means that certain Guaranty and Pledge Agreement, dated as of July 25, 2014, made by CEC in favor of the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

141. “Harrah’s Atlantic City” means the hotel, gaming, retail, and resort property located at 777 Harrah’s Boulevard, Atlantic City, New Jersey 08401, and related properties, including the Harrah’s Resort Atlantic City’s Waterfront Shops, which property is currently owned by CERP.

142. “Harrah’s Laughlin” means the hotel, gaming, retail, and resort property located at 2900 South Casino Drive, Laughlin, Nevada 89029, and related properties, which property is currently owned by CERP.

143. “Harrah’s New Orleans” means the gaming, retail, and resort property located at 228 Poydras Street, New Orleans, Louisiana 70130, and related properties, which property is currently owned by CGP.

144. “Holder” means any Entity holding a Claim or an Interest.

145. “Impaired” means, with respect to a Claim, a Class of Claims, or a Class of Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

146. “Improved Bank Recovery Event” means, subject to the Bank RSA remaining in effect, if and to the extent the consideration being received by the Holders of Secured First Lien Notes Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase of the consideration (to be funded by CEC or New CEC) to the Holders of Prepetition Credit Agreement Claims by the same amount of consideration and subject to the same legal terms of any such increase to the Holders of Secured First Lien Notes Claims, provided, however, that the foregoing Improved Bank Recovery Event shall not apply with respect to an increase resulting from an Improved Bond Recovery Event.

147. “Improved Bond Recovery Event” means, subject to the Bond RSA remaining in effect, if and to the extent the consideration being received by the Holders of Prepetition Credit Agreement Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase in the consideration (to be funded by CEC or New CEC) to the Holders of Secured First Lien Notes Claims by the same amount of consideration (as a percentage of claim) of any such increase to the Holders of Prepetition Credit Agreement Claims, provided, however, that the foregoing Improved Bond Recovery Event shall not apply with respect to an increase resulting from an Improved Bank Recovery Event.

148. “Improved Recovery Agreement” means an agreement among the Unsecured Creditors Committee, CEC, and CEOC (which shall only be effective if the Unsecured Creditors Committee has agreed to a restructuring support agreement with the Debtors and CEC that remains in effect) that to the extent the Holders of Second Lien Notes Claims, in their capacity as such and as a Class or sub-Class , receive a recovery percentage under the Plan or through some other agreement with the Debtors and/or CEC, however funded from any source, greater than the recovery percentage received by the Holders of Claims in Class H (Senior Unsecured Notes Claims), Claims I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), Class K (Convenience Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) under the Plan, in their capacities as such, additional consideration shall be made available (on the same terms as to the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class) to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L such that their recovery percentage will be equal to the recovery percentage received by such Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class, commensurate with the respective vote of each of Class H, Class I, Class J, Class K, and Class L to accept or reject the Plan, as applicable, provided, however, for the avoidance of doubt, in the event the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class receive any recovery percentage greater than the recovery percentage received by the Holders of Claims in Class H, Class I, Class J, Class K, and Class L and not contingent upon Plan treatment tied to voting outcomes, then any Plan treatment tied to voting outcomes for Class H, Class I, Class J, Class K, and Class L also shall be eliminated, and the Holders of Claims in such Classes shall receive the greater recovery percentage received by such Holders of Second Lien Notes Claims.

149. “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. For the avoidance of doubt, Indemnification Provisions shall not include any provisions providing for indemnification or contribution relating to any purported, alleged or actual guarantee by CEC of any of the Debtors’ respective debts.

150. “Indentures” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; (b) 6.50% Senior Unsecured Notes Indenture; (c) 8.50% First Lien Notes Indenture; (d) 9.00% First Lien Notes Indenture; (e) 10.00% Second Lien Notes Indentures; (f) 11.25% First Lien Notes Indenture; (g) 12.75% Second Lien Notes Indenture; and (h) Subsidiary-Guaranteed Notes Indenture.

151. “Indenture Trustees” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture Trustee; (b) 6.50% Senior Unsecured Notes Indenture Trustee; (c) each 10.00% Second Lien Notes Indenture Trustee; (d) 12.75% Second Lien Notes Indenture Trustee; (e) First Lien Notes Indenture Trustee, and (f) Subsidiary-Guaranteed Notes Indenture Trustee, or each of their predecessors, if applicable.

152. “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees is entitled, pursuant to each of the applicable Indentures or any ancillary documents, instruments or agreements.

153. “Initial Board” shall have the meaning set forth in Article IV.Q.3 hereof.

154. “Initial Directors” shall have the meaning set forth in Article IV.Q.3 hereof.

155. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

156. “Institutional Accredited Investor” means an institution that is an “accredited investor” pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a Qualified Institutional Buyer.

157. “Insurance Covered Unsecured Claim” means any General Unsecured Claim on account of an asserted personal injury tort or workers compensation against any Debtor (other than a BIT Debtor or a Non-Obligor Debtor). The Holders of Insurance Covered Unsecured Claims must exhaust all remedies with respect to the Debtors’ insurance policies as set forth in Article VI.K hereof before such Holders shall receive the distributions set forth in Article III.B.12 hereof.

158. “Intercompany Claim” means any Claim held by a Debtor against any Debtor arising before the Petition Date.

159. “Intercompany Interests” means any Interest held by a Debtor in a Debtor.

160. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claims against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

161. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 587], entered by the Bankruptcy Court on March 4, 2015, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

162. “Interim Directors” shall have the meaning set forth in Article IV.Q.3 hereof.

163. “Internal Revenue Code” means title 26 of the United States Code, 26 U.S.C. §§ 1–9834, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

164. “IRS” means the Internal Revenue Service.

165. “Involuntary Petition” means the involuntary chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware (Case No.15-10047 (KG)) by the Petitioning Creditors and later transferred to the Bankruptcy Court (Case No. 15-03193 (ABG)).

166. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

167. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

168. “Liquidation Analysis” shall have the meaning set forth in the Disclosure Statement.

169. “Liquidation Value” means, with respect to any Class of Claims, the value of recoveries for such Class of Claims at each Debtor as shown in the Liquidation Analysis.

170. “Local Bankruptcy Rules” means the local rules, the general orders, and the chambers rules for the United States Bankruptcy Court for the Northern District of Illinois, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

171. “Management and Lease Support Agreements” means those certain Management and Lease Support Agreements, by and among New CEC, OpCo, PropCo, Manager, and their respective, applicable subsidiaries to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

172. “Management Equity Incentive Plan” means the management equity incentive plan to be adopted by the New Board(s) on the Effective Date, the form of which shall be included in the Plan Supplement and, solely for the New Board of the REIT, shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, including as to the amount of New Interests to be set aside for the Management Equity Incentive Plan, which shall be determined by the Debtors prior to the Confirmation Hearing.

173. “Manager” means a wholly-owned subsidiary of New CEC that will provide management services pursuant to the Management and Lease Support Agreements with respect to the assets subject to the Master Lease Agreements.

174. “Master Lease Agreements” means those certain Leases, by and among OpCo and/or its subsidiaries and PropCo and/or its subsidiaries, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the terms attached hereto as Exhibit B, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

175. “Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CAC and CEC, which can be found at Caesars Entertainment Corporation, Report on Form 8-K, Ex. 2.1 (July 11, 2016), as amended, amended and restated, supplemented, or otherwise modified from time to time.

176. “Minimum Cash Requirement” means $450,000,000 of Cash reduced by $0.50 for every dollar raised in revolving credit (provided that such reduction shall in no instance be greater than $100,000,000), $50,000,000 of which Cash shall be contributed to the REIT on the Effective Date to fund the REIT’s initial balance sheet.

177. “New Boards” means, collectively, the boards of directors of OpCo and PropCo and any other Reorganized Debtor, if applicable, on and after the Effective Date to be appointed in accordance with the Plan, the initial board members of which shall be identified in the Plan Supplement.

178. “New CEC” means the combined CEC and CAC after consummation of the transactions contemplated by the Merger Agreement.

179. “New CEC Cash Contribution” means the excess of (a) $925,220,000 in Cash New CEC shall contribute to the Reorganized Debtors on the Effective Date to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan (which amount includes the CIE OpCo Deleveraging Proceeds, the Unsecured Creditor Cash Pool, and the Unsecured Insurance Creditor Cash Pool), plus (b) the Bank Guaranty Settlement Purchase Price, plus (c) the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration, plus (d) any proceeds or settlement received on behalf of CEOC’s, CEC’s, or the Sponsor’s applicable insurance policies prior to the Effective Date, less (e) any portion of the RSA Forbearance Fee under the Bond RSA and the Bank RSA paid by CEC and/or New CEC.

180. “New CEC Common Equity” means the new shares of common stock in New CEC, par value $0.01 per share, of which an amount up to an aggregate of 70.216% on a fully diluted basis (after accounting for any dilution from the New CEC Convertible Notes) may be issued and exchanged pursuant to the CEOC Merger for distribution to the Debtors’ creditors pursuant to the Plan.

181. “New CEC Common Equity Buyback” means the purchase of shares of New CEC Common Equity at the New CEC Common Equity Buyback Purchase Price by New CEC from the New CEC Common Equity Buyback Participants in an aggregate amount equal to or greater than $1,000,000,000 but in no event to exceed the amount of the CIE Equity Buyback Proceeds as set forth in Article IV.A.1(g) hereof.

182. “New CEC Common Equity Additional Buyback Amount” shall equal $200,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

183. “New CEC Common Equity Buyback Participants” means those Holders that participate in the New CEC Common Equity Buyback pursuant to Article IV.A.1(g) hereof.

184. “New CEC Common Equity Buyback Purchase Price” means the price per share of New CEC Common Equity implied by a valuation of $5,880,940,000, before giving effect to the conversion of New CEC Convertible Notes.

185. “New CEC Common Equity Cash Election Form” means the election form to be provided to Holders of Claims in Class D, Class E, Class F, Class G, Class H, Class I, Class J, and Class L on a date after the Confirmation Date to be determined by the Debtors, CEC, and the Second Priority Noteholders Committee, which form shall be part of the New CEC Cash Election Procedures, pursuant to which the Holders of Claims in such Classes may elect to receive Cash in lieu of the New CEC Common Equity as and to the extent provided herein and therein.

186. “New CEC Common Equity Cash Election Procedures” means the procedures governing the New CEC Common Equity Buyback, which procedures will be included in the Plan Supplement and approved by the Confirmation Order, and which must be reasonably acceptable to the Debtors, CEC, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Requisite Consenting SGN Creditors.

187. “New CEC Common Equity Initial Buyback Amount” shall equal $1,000,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

188. “New CEC Convertible Notes” means the $1,119,060,000 in principal amount of 5.00% convertible notes to be issued by New CEC pursuant to the New CEC Convertible Notes Indenture.

189. “New CEC Convertible Notes Documents” means, collectively, the New CEC Convertible Notes Indenture and all other agreements, documents, and instruments evidencing the New CEC Convertible Notes to be delivered or entered into in connection therewith (including any intercreditor agreements), which shall be consistent with the terms of the Plan.

190. “New CEC Convertible Notes Indenture” means the indenture to be entered into by and among New CEC, as issuer, and the New CEC Convertible Notes Trustee, to be effective on the Effective Date, pursuant to which New CEC will issue the New CEC Convertible Notes, in the form attached to the Second Lien RSA and included in the Plan Supplement, as may be further modified by written agreement of the Second Priority Noteholders Committee, CEC, and the Debtors, and shall be in form and substance reasonably acceptable to the Requisite Consenting SGN Creditors, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, and the Requisite Consenting Bond Creditors.

191. “New CEC Convertible Notes Trustee” means the indenture trustee to be appointed for the New CEC Convertible Notes Indenture.

192. “New CEC OpCo Stock Purchase” means New CEC’s obligation to purchase 100% of the OpCo Common Stock from the Debtors for $700,000,000 of Cash.

193. “New CEC PropCo Common Stock Purchase” means, solely if the Partnership Contribution Structure is used, New CEC’s obligation to purchase 5% of PropCo Common Equity on a fully diluted basis (including dilution in connection with the exercise of all PropCo Equity Elections, but excluding dilution from PropCo Preferred Equity, if any) from the Holders of Secured First Lien Notes Claims for $91,000,000 of Cash. If the PropCo Equity Election would materially affect the amount and/or value of PropCo Common Equity New CEC must purchase for the Partnership Contribution Structure, the Debtors will negotiate with CEC and the representatives of the Consenting Bond Creditors regarding appropriate adjustments to the amount of Cash necessary to purchase 5% of PropCo Common Equity pursuant to the New CEC PropCo Common Stock Purchase.

194. “New Corporate Governance Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of some or all of the Reorganized Debtors, which form shall be consistent with the terms of the Plan and shall be included in the Plan Supplement.

195. “New Debt” means, collectively, the: (a) CPLV Market Debt; (b) CPLV Mezzanine Debt, if any; (c) OpCo Market Debt; (d) OpCo First Lien Term Loan, if any; (e) OpCo First Lien Notes, if any; (f) PropCo First Lien Term Loan; (g) PropCo First Lien Notes; and (h) PropCo Second Lien Notes.

196. “New Debt Documents” means, collectively, the: (a) CPLV Loan Documents; (b) CPLV Mezzanine Loan Documents, if necessary; (c) OpCo Market Debt Documents; (d) OpCo First Lien Loan Documents, if necessary; (e) OpCo First Lien Notes Documents, if necessary; (f) PropCo First Lien Credit Agreement Documents; (g) PropCo First Lien Notes Documents; and (h) PropCo Second Lien Notes Documents.

197. “New Employment Contracts” means those certain new employment contracts between, as applicable, OpCo or PropCo and certain of their officers, which for PropCo shall be reasonably acceptable to the Requisite Consenting Bond Creditors, and which for OpCo shall be reasonably acceptable to CEC and the Debtors, the forms of which shall be included in the Plan Supplement.

198. “New Interests” means, collectively, the: (a) OpCo Common Stock; (b) OpCo Series A Preferred Stock; (c) PropCo LP Interests; (d) PropCo LP GP Interests; (e) PropCo GP Interests; (f) PropCo Preferred Equity; (g) REIT Common Stock; (h) REIT Preferred Stock; (i) membership interests, stock, partnership interests, or other equity interests in CPLV Sub; (j) membership interests, stock, partnership interests, or other equity interests in CPLV Mezz; and (k) membership interests, stock, partnership interests, or other equity interests in the TRS(s).

199. “New Property Entities” mean, collectively: (a) the REIT; (b) PropCo GP; (c) PropCo; (d) CPLV Sub; (e) CPLV Mezz, if necessary; and (f) the TRS(s).

200. “New Property Entity Organizational Documents” mean, collectively, the: (a) PropCo Organizational Documents; (b) REIT Organizational Documents; (c) CPLV Sub Organizational Documents; (d) CPLV Mezz Organizational Documents, if necessary; (e) PropCo GP Organizational Documents; and (f) TRS Organizational Documents.

201. “Non-Debtor Subsidiaries” means all direct and indirect subsidiaries of any Debtor that are not Debtors in the Chapter 11 Cases.

202. “Non-First Lien Claims” means, collectively, the: (a) Second Lien Notes Claims; (b) Subsidiary-Guaranteed Notes Claims; (c) Senior Unsecured Notes Claims; and (d) General Unsecured Claims (including, for the avoidance of doubt, Disputed Unsecured Claims, Undisputed Unsecured Claims, Par Recovery Claims, Caesars Riverboat Casino Unsecured Claims, Chester Downs Management Unsecured Claims, Winnick Unsecured Claims, and Insurance Covered Unsecured Claims).

203. “Non-Obligor Cash Pool” means the up to $6,000,000 necessary to pay the Non-Obligor Unsecured Claims in full.

204. “Non-Obligor Debtors” means, collectively: (a) 3535 LV Parent, LLC; (b) Bally’s Las Vegas Manager, LLC; (c) BPP Providence Acquisition Company, LLC; (d) Caesars Air, LLC; (e) Caesars Baltimore Acquisition Company, LLC; (f) Caesars Baltimore Development Company, LLC; (g) Caesars Baltimore Management Company, LLC; (h) Caesars Entertainment Windsor Limited (f/k/a Caesars Entertainment Windsor Holding, Inc.); (i) Caesars Escrow Corporation (f/k/a Harrah’s Escrow Corporation); (j) Caesars Massachusetts Acquisition Company, LLC; (k) Caesars Massachusetts Development Company, LLC; (l) Caesars Massachusetts Investment Company, LLC; (m) Caesars Massachusetts Management Company, LLC; (n) Caesars Operating Escrow LLC (f/k/a Harrah’s Operating Escrow LLC); (o) CG Services, LLC; (p) Christian County Land Acquisition

Company, LLC; (q) Cromwell Manager, LLC; (r) Corner Investment Company Newco, LLC; (s) CZL Management Company, LLC; (t) Des Plaines Development Limited Partnership; (u) Flamingo-Laughlin Parent, LLC; (v) FHR Parent, LLC; (w) HIE Holdings Topco, Inc.; (x) JCC Holding Company II Newco, LLC; (y) Laundry Parent, LLC; (z) LVH Parent, LLC; (aa) Octavius Linq Holding Co., LLC; (bb) Parball Parent, LLC; (cc) PH Employees Parent LLC; (dd) PHW Investments, LLC; and (ee) The Quad Manager, LLC.

205. “Non-Obligor Unsecured Claim” means any Claim against a Non-Obligor Debtor other than: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) an Other Secured Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Intercompany Claim; or (f) a Section 510(b) Claim.

206. “Non-Released Parties” means those parties identified on the Non-Released Parties Schedule from time to time.

207. “Non-Released Parties Schedule” means that certain schedule of Non-Released Parties, which shall be included in the Plan Supplement.

208. “Notes Claims” means collectively, the: (a) Secured First Lien Notes Claims; (b) First Lien Notes Deficiency Claims; (c) Second Lien Notes Claims; (d) Senior Unsecured Notes Claims; and (e) Subsidiary-Guaranteed Notes Claims.

209. “Notice and Claims Agent” means Prime Clerk LLC, in its capacity as notice, claims, and solicitation agent for the Debtors and any successor.

210. “NRF Claim” means Proof of Claim number 3484, filed by the National Retirement Fund, as such proof of Claim may be amended or superseded.

211. “NRF Disputes” means, collectively, (a) Caesars Entertainment Operating Company, Inc., et al., vs. The Board of Trustees of the National Retirement Fund and The Pension Plan of the National Retirement Fund, Adv. Case No. 15-00131 (ABG) (Bankr. N.D. Ill.); (b) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund and Board of Trustees of the National Retirement Fund, Case No. 15-cv-00138 (S.D.N.Y.); (c) The National Retirement Fund, et al. v. Caesars Entertainment Corporation, et al., Civil Action No.15-CV-02048 (S.D.N.Y.); and (d) any actions, proceedings, appeals, or arbitrations related to the National Retirement Fund’s January 12, 2015, expulsion of the following entities from the National Retirement Fund: (i) Debtor Bally’s Park Place, Inc. d/b/a Bally’s Hotel and Casino, (ii) Debtor Boardwalk Regency Corporation d/b/a Caesars Atlantic City, (iii) Debtor Parball Corporation, (iv) non-Debtor Chester Downs Marina LLC d/b/a Harrah’s Philadelphia, and (v) non-Debtor Harrah’s Operating Company, Inc. d/b/a Harrah’s Atlantic City Casino and Hotel.

212. “OpCo” means Reorganized CEOC and any successors thereto pursuant to the CEOC Merger, a corporation or limited liability company organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, all of the Debtors’ assets other than the assets to be owned by the REIT and its subsidiaries (including PropCo and the TRS(s)) or to be distributed to Holders of Claims under the Plan.

213. “OpCo Common Stock” means the common equity interests in OpCo, to be issued to CEC on the Effective Date pursuant to the terms of the Plan and the OpCo Organizational Documents.

214. “OpCo First Lien Loan Agreement” means, if and to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the loan agreement by and among OpCo, as borrower, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, and the OpCo Loan Agreement Agent, pursuant to which the OpCo First Lien Term Loan shall be issued, to be effective on the Effective Date, (a) the form of which, if applicable, shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

215. “OpCo First Lien Loan Agreement Agent” means the administrative and collateral agent to be appointed for the OpCo First Lien Term Loan, if any.

216. “OpCo First Lien Loan Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Loan Agreement and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Term Loan, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which in each case, shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

217. “OpCo First Lien Notes” means up to $318,100,000 of first lien notes to be issued under the OpCo First Lien Notes Indenture, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bond Creditors in their sole discretion waive the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement.

218. “OpCo First Lien Notes Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Notes, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which, in each case, shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

219. “OpCo First Lien Notes Indenture” means, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the indenture to be entered into by and among OpCo, as issuer, certain of its subsidiaries, as guarantors, and the OpCo First Lien Notes Indenture Trustee, pursuant to which the OpCo First Lien Notes shall be issued, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

220. “OpCo First Lien Notes Indenture Trustee” means the indenture trustee to be appointed for the OpCo First Lien Notes Indenture, if any.

221. “OpCo First Lien Term Loan” means up to $916,900,000 of first lien debt to be issued pursuant to the Plan and outstanding under the OpCo First Lien Loan Agreement, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bank Creditors waive, in their sole discretion, the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement, provided that the OpCo First lien Term Loan shall include and be increased by the OpCo First Lien Incremental Term Loan, if any.

222. “OpCo First Lien Incremental Term Loan” means the OpCo First Lien Term Loan debt in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt to be issued in lieu of OpCo First Lien Notes solely if (a) the OpCo Market Debt is not fully syndicated in the amount of

$1,235,000,000 of debt and the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000 and (b) the Requisite Consenting Bond Creditors elect in their sole discretion to waive the syndication requirement of the OpCo Market Debt as set forth in Article IX.B hereof.

223. “OpCo Guaranty Agreement” means the guarantees to be entered into by New CEC pursuant to which New CEC shall guaranty the amounts due under, as applicable, the OpCo Market Debt Documents (if necessary), the OpCo First Lien Loan Agreement (if any), and/or OpCo First Lien Notes Indenture (if any), (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

224. “OpCo Market Debt” means the $1,235,000,000 of debt to be issued by OpCo to third parties for Cash on or before the Effective Date (in whatever tranche(s) reasonably necessary or appropriate for syndication of such debt on the terms most favorable to OpCo), which Cash shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof, and which debt shall be guaranteed pursuant to the OpCo Guaranty Agreement.

225. “OpCo Market Debt Documents” means the loan agreement and/or indentures and all other supplements, agreements, documents, and instruments evidencing or securing the OpCo Market Debt to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), the form of the material documents of which shall be included in the Plan Supplement.

226. “OpCo Organizational Documents” means, as applicable, the form of the limited liability company agreement or the amended and restated articles of incorporation, charter, bylaws, and other similar organizational and constituent documents for OpCo, which shall be consistent with the Plan and included in the Plan Supplement.

227. “OpCo Series A Preferred Stock” means the preferred stock issued by OpCo to the Holders of certain Claims against the Debtors, which shall be exchanged for the New CEC Common Equity distributed pursuant to the CEOC Merger.

228. “Other Priority Claim” means any Claim against any of the Debtors described in section 507(a) of the Bankruptcy Code to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

229. “Other Secured Claim” means a Secured Claim that is not: (a) a Prepetition Credit Agreement Claim; (b) a Secured First Lien Notes Claim; or (c) a Secured Tax Claim. For the avoidance of doubt, Second Lien Notes Claims are Non-First Lien Claims and are not Other Secured Claims.

230. “Ownership Limit Waiver Agreement” means an agreement between the Board of the REIT and a holder of REIT Stock waiving certain equity ownership limits in the REIT charter, which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

231. “Par Recovery Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to recovery in full based on the Liquidation Analysis, which Debtors are, collectively, (a) 190 Flamingo, LLC, (b) 3535 LV Corp., (c) Caesars Entertainment Golf, Inc., (d) Caesars License Company, LLC, (e) Desert Palace, Inc., (f) FHR Corporation, (g) Harrah’s Illinois Corporation, (h) Harrah’s North Kansas City LLC, (i) Harveys BR Management Company, Inc., (j) Harveys Iowa Management Company, Inc., (k) Harveys Tahoe Management Company, Inc., (l) HBR Realty Company, Inc., (m) Hole in the Wall, LLC, (n) Horseshoe Hammond, LLC, (o) Parball Corporation, (p) Players Bluegrass Downs, Inc., (q) PHW Las Vegas, LLC, (r) Reno Projects, Inc., (s) Southern Illinois Riverboat/Casino Cruises, Inc., and (t) Trigger Real Estate Corporation.

232. “Par Recovery Unsecured Claims” means a General Unsecured Claim against the Par Recovery Debtors.

233. “Partnership Contribution Structure” means the contribution of real property assets to PropCo in a transaction intended to qualify under section 721 of the Internal Revenue Code.

234. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

235. “Petition Date” means for all Debtors, January 15, 2015.

236. “Petitioning Creditors” means Appaloosa Investment Limited Partnership, OCM Opportunities Fund VI, L.P., and Special Value Expansion Fund, LLC.

237. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of Article X hereof, including all exhibits hereto and the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

238. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, which the Debtors initially filed on July 18, 2016, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, and which includes the: (a) form of the New Corporate Governance Documents; (b) form of the OpCo Organizational Documents; (c) form of the PropCo Organizational Documents; (d) form of the REIT Organizational Documents; (e) form of PropCo GP Organizational Documents; (f) form of CPLV Sub Organizational Documents; (g) form of CPLV Mezz Organizational Documents; (h) form of TRS Organizational Documents; (i) form of Backstop Commitment Agreement; (j) form of REIT Series A Preferred Stock Articles; (k) form of the OpCo Market Debt Documents; (l) form of OpCo First Lien Loan Agreement, if any; (m) form of the OpCo First Lien Notes Indenture, if any; (n) form of the OpCo Guaranty Agreement, if necessary; (o) form of the PropCo First Lien Loan Agreement; (p) form of the PropCo First Lien Notes Indenture; (q) form of the PropCo Second Lien Notes Indenture; (r) form of the CPLV Loan Agreement; (s) form of the CPLV Mezzanine Loan Agreement, if any; (t) form of the New CEC Convertible Notes Indenture; (u) form of Management and Lease Support Agreements; (u) form of Master Lease Agreements; (v) form of Right of First Refusal Agreement; (w) form of PropCo Call Right Agreements; (x) form of the CEOC Merger Agreement; (y) form of Tax Indemnity Agreement; (z) form of Transition Services Agreement; (aa) the PropCo Equity Election Procedures; (bb) the PropCo Preferred Subscription Procedures; (cc) form of Deferred Compensation Settlement Agreement; (dd) Rejected Executory Contract and Unexpired Lease Schedule; (ee) Assumed Executory Contracts and Unexpired Lease Schedule; (ff) schedule of retained Causes of Action; (gg) Non-Released Parties Schedule; (hh) identity of members of the OpCo New Board and the PropCo New Board; (ii) identity of observer of OpCo New Board; (jj) Restructuring Transactions Memorandum; (kk) schedule of PropCo assets; (ll) Management Equity Incentive Plan; (mm) form of New Employment Contracts; and (nn) the New CEC Common Equity Cash Election Procedures.

239. “Post-Petition Interest” means, with respect to Non-Obligor Unsecured Claims, interest accruing through and including the Effective Date at the Federal Judgment Rate.

240. “Prepetition CEC Guarantees” means any guarantee, whether currently in existence or not, that CEC may have entered into in respect of any indebtedness of the Debtors, for the avoidance of doubt including any guarantees (whether in existence or not) in respect of the Prepetition Credit Agreement, the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes.

241. “Prepetition Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2014, by and between CEC, CEOC, the lenders party thereto, and the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time, and including all security, collateral, and guaranty and pledge agreements related thereto (including the Guaranty and Pledge Agreement).

242. “Prepetition Credit Agreement Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as successor agent under the Prepetition Credit Agreement.

243. “Prepetition Credit Agreement Claim” means any Claim against any Debtor arising under or related to the Prepetition Credit Agreement or otherwise secured pursuant to the Prepetition Credit Agreement Documents, including Swap and Hedge Claims, provided that there are no Prepetition Credit Agreement Claims against the Non-Obligor Debtors.

244. “Prepetition Credit Agreement Documents” means, collectively, the Prepetition Credit Agreement and all other agreements, documents, and instruments related thereto (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

245. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

246. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes (or sub-Classes, as the case may be) entitled to share in the same recovery as such Allowed Claim under the Plan.

247. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

248. “Professional Fee Claims” means all Claims for accrued fees and expenses (including transaction or sale fees) for services rendered by a Professional through and including the Confirmation Date regardless of whether a monthly fee statement or interim fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

249. “Professional Fee Escrow” means an interest bearing escrow account to be funded by the Debtors on the Effective Date with Cash from Cash on hand in an amount equal to all unpaid Professional Fee Claims; provided that the Professional Fee Escrow shall be increased from Cash on hand at OpCo to the extent fee applications are filed after the Confirmation Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

250. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

251. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

252. “PropCo” means the newly formed limited partnership organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, certain assets of the Debtors, a schedule of which assets shall be included in the Plan Supplement, which schedule shall be consistent in all material respects with the Bond RSA and otherwise reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

253. “PropCo Call Right Agreement” means that certain Call Right Agreement, by and among CEC, CERP, CGP, PropCo, and their respective applicable subsidiaries (if applicable), to be effective on the Effective Date, regarding PropCo’s right for up to 5 years after the Effective Date to enter into a binding agreement to purchase, as applicable, CERP’s, CGP’s, or their respective applicable subsidiaries’ real property interest (and lease such real property interest back to, as applicable, CERP, CGP, or their respective applicable subsidiaries) and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans for a Cash purchase price equal to ten times the agreed annual rent for such properties, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

254. “PropCo Common Equity” means PropCo LP Interests and/or REIT Common Stock.

255. “PropCo Equity Election” means the right of Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims to elect to receive PropCo Common Equity in lieu of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes, which election may reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by no more than $1,250,000,000, and which election shall reduce such debt as set forth in Article IV.A.2 hereof, provided that such PropCo Equity Election may be subject to modification solely in accordance with Article IV.A.2 hereof.

256. “PropCo Equity Election Procedures” means those certain procedures governing the exercise of the PropCo Equity Election, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

257. “PropCo First Lien Credit Agreement” means the credit agreement to be entered into by and among PropCo, as borrower, certain of its subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, the lenders from time to time party thereto, and the PropCo First Lien Credit Agreement Agent, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

258. “PropCo First Lien Credit Agreement Agent” means the administrative and collateral agent to be appointed for the PropCo First Lien Term Loan.

259. “PropCo First Lien Credit Agreement Documents” means, collectively, the PropCo First Lien Credit Agreement and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Term Loan to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

260. “PropCo First Lien Term Loan” means the $1,961,000,000 of first lien debt to be issued pursuant to the Plan and outstanding under the PropCo First Lien Credit Agreement.

261. “PropCo First Lien Notes” means the $431,000,000 of first lien notes to be issued pursuant to the Plan and outstanding under the PropCo First Lien Notes Indenture.

262. “PropCo First Lien Notes Documents” means, collectively, the PropCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

263. “PropCo First Lien Notes Indenture” means the indenture to be entered into by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo First Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

264. “PropCo First Lien Notes Indenture Trustee” means the indenture trustee for the PropCo First Lien Notes Indenture.

265. “PropCo GP” means the newly formed limited liability company organized under the laws of Delaware, which on and after the Effective Date will be the general partner in PropCo and whose sole shareholder on the Effective Date shall be the REIT.

266. “PropCo GP Interests” mean the ownership interests in PropCo GP.

267. “PropCo GP Organizational Documents” means the form of limited liability company agreement and other similar organizational and constituent documents for PropCo GP, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

268. “PropCo Limited Partnership Agreement” means the limited partnership agreement for PropCo, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

269. “PropCo LP GP Interests” mean the general partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to PropCo GP.

270. “PropCo LP Interests” mean the limited partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to the REIT, CEC (solely if the Partnership Contribution Structure is used), and certain Holders of Secured First Lien Notes Claims.

271. “PropCo Organizational Documents” means the PropCo Limited Partnership Agreement and other similar organizational and constituent documents for PropCo and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

272. “PropCo Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

273. “PropCo Preferred Subscription Procedures” means those certain procedures governing the exercise of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

274. “PropCo Preferred Equity” means REIT Series A Preferred Stock and any PropCo Preferred LP Interests to be issued on the Effective Date pursuant to the terms of the Plan, the REIT Organizational Documents, and the PropCo Limited Partnership Agreement, (a) the material terms of which are set forth in the Bank RSA and the Bond RSA, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors.

275. “PropCo Preferred Equity Call Right” means the right of the PropCo Preferred Backstop Investors to purchase for Cash up to 50% of the PropCo Preferred Equity Distribution distributed to each Holder of Allowed Secured First Lien Notes Claims at a price per share equal to 83.3% of the liquidation value thereof.

276. “PropCo Preferred Equity Distribution” means (a) PropCo Preferred Equity with an aggregate liquidation preference on the Effective Date of $300,000,000, and (b) the PropCo Preferred Equity Upsize Shares, which shall have a price per share implying an aggregate value equal to the PropCo Preferred Equity Upsize Amount, and a liquidation preference equal to 1.2 times such aggregate value.

277. “PropCo Preferred Equity Put Right” means the non-transferrable option of the Holders of Secured First Lien Notes Claims to put all, but not less than all, of such Holder’s Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors at a price per share equal to 83.3% of the liquidation value thereof.

278. “PropCo Preferred Equity Upsize Amount” means the lesser of (a) the product of (i) 58.3% and (ii) the excess, if any, of (A) $2,000,000,000 over (B) the amount of CPLV Market Debt, and (b) $116,600,000, which amount shall reduce on a dollar-for-dollar basis the CPLV Mezzanine Debt to be distributed to the Holders of Secured First Lien Notes Claims in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

279. “PropCo Preferred Equity Upsize Shares” means the additional PropCo Preferred Equity, if any, which shall be issued to the Holders of Allowed Secured First Lien Notes Claims (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right) in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

280. “PropCo Preferred LP Interests” mean the preferred Securities in PropCo, if any, which shall only be issued to the extent that a beneficial owner for United States federal income tax purposes of PropCo Common Equity and/or REIT Series A Preferred Stock (a) would end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing and/or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles.

281. “PropCo Second Lien Notes” means the second lien notes issued under the PropCo Second Lien Notes Indenture in an original aggregate principal amount equal to (i) the sum of (a) $1,425,000,000 and (b) the PropCo Second Lien Upsize Amount (if any) minus (ii) the sum of (a) two-thirds (2/3) of the amount by which the total CPLV Market Debt exceeds $2,350,000,000 and (b) the product of (x) the ratio of the amount of Secured First Lien Notes Claims to the sum of the amount of the Secured First Lien Notes Claims and the Prepetition Credit Agreement Claims and (y) if the CPLV Market Debt is in an amount equal to or less than $2,350,000,000, the excess of the CPLV Market Debt over $2,000,000,000; provided that the total amount of clause (ii) shall not exceed $250,000,000.

282. “PropCo Second Lien Notes Documents” means, collectively, the PropCo Second Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo Second Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

283. “PropCo Second Lien Notes Indenture” means the indenture by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo Second Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

284. “PropCo Second Lien Notes Indenture Trustee” means the indenture trustee for the PropCo Second Lien Notes Indenture.

285. “PropCo Second Lien Upsize Amount” means up to $333,000,000 in aggregate principal amount of PropCo Second Lien Notes, which debt shall only be issued if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt to third parties, and which PropCo Second Lien Notes shall be issued in an initial aggregate principal amount equal to $2,600,000,000 minus the sum of (a) the aggregate principal amount of the CPLV Market Debt issued to third parties (which in no event shall be less than $1,800,000,000), plus (b) the sum of (i) the amount of CPLV Mezzanine Debt to be issued to the Holders of Allowed Secured First Lien Notes Claims as set forth in Article IV.A.3 hereof, (ii) $250,000,000 (the purchase price for purposes of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right of $300,000,000 in liquidation value of the PropCo Preferred Equity distributed as part of the PropCo Preferred Equity Distribution), and (iii) the PropCo Preferred Equity Upsize Amount, if any; provided that the Holders of Allowed Prepetition Credit Agreement Claims shall have the right to elect to replace the PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount with an equal principal amount of CPLV Mezzanine Debt in lieu thereof by making (pursuant to the terms and conditions of) the CPLV Mezzanine Election.

286. “PropCo Tax Letter” means either an opinion letter from the Debtors’ legal counsel to CEOC, or a private letter ruling received by CEOC from the IRS, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to CEOC’s creditors, should not result in a material amount of U.S. federal income tax to CEOC, determined as if CEOC and its subsidiaries were a stand-alone consolidated group, provided, however, that for the purposes of the treatment of any direct or indirect consideration being contributed by CEC and/or New CEC or any non-Debtor affiliates thereof, such opinion letter or private letter ruling may be determined as if CEOC and its subsidiaries were part of a consolidated group with CEC, New CEC, and any other members of the consolidated group of which CEC and/or New CEC is a member.

287. “Qualified Institutional Buyer” shall have the meaning set forth in Rule 144A of the Securities Act.

288. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

289. “Recoverable Amount” means the $35,000,000 owed by CEC to CEOC pursuant to that certain Recovery Agreement, dated as of August 12, 2014, by and among CEOC and CEC, related to that certain Note Purchase Agreement entered into in August 2014, by and between CEC, CEOC, and the holders of a majority in aggregate principal amount of each of CEOC’s Senior Unsecured Notes.

290. “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

291. “REIT” means the newly formed real estate investment trust, a corporation organized under the laws of Maryland, which on and after the Effective Date will own and control PropCo GP and one or more TRS(s) and hold PropCo LP Interests.

292. “REIT Common Stock” means the common equity interest in the REIT, to be issued on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

293. “REIT Opinion Letter” means an opinion letter from the Debtors’ legal counsel on which the Holders of Secured First Lien Notes Claims and Holders of Prepetition Credit Agreement Claims may rely, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion, that the REIT’s method of operation since its formation has enabled as of such date up to and including the end of the date of the opinion, and its proposed method of operation as of such date will enable, the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.

294. “REIT Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the REIT, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

295. “REIT Preferred Stock” means, collectively, the REIT Series A Preferred Stock and the REIT Series B Preferred Stock.

296. “REIT Series A Preferred Stock Articles” means the articles supplementary for the REIT Series A Preferred Stock, the form of which shall be included in the Plan Supplement and which is attached to the Bond RSA.

297. “REIT Series A Preferred Stock” means Series A Preferred Stock of the REIT, with terms set forth in the REIT Series A Preferred Stock Articles, issued to Holders of Secured First Lien Notes Claims.

298. “REIT Series B Preferred Stock” means the 125 shares of Series B Preferred Stock of the REIT, which shall have an aggregate value of $125,000, a liquidation preference of $1,000 per share, and an annual dividend of approximately 12.0%, which may be issued by the REIT on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

299. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

300. “Released Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) each non-Debtor direct and indirect subsidiary of the Debtors; (c) the Consenting First Lien Noteholders; (d) the Consenting First Lien Bank Lenders; (e) the Consenting SGN Creditors; (f) the Prepetition Credit Agreement Agent; (g) the First Lien Notes Indenture Trustee; (h) the Second Lien Collateral Agent; (i) Subsidiary-Guaranteed Notes Indenture Trustee; (j) the Unsecured Creditors Committee; (k) the Unsecured Creditors Committee Members; (l) the Second Priority Noteholders Committee; (m) the Second Priority Noteholders Committee Members; (n) the Consenting Second Lien Creditors; (o) DTC; (p) Frederick Barton Danner; (q) the Petitioning Creditors; (r) the Second Lien Notes Indenture Trustees; (s) with respect to each of the foregoing identified in subsections (a) through (r) herein, each and all of their respective direct and indirect current and former shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such; and (t) the CEC Released Parties.

301. “Releasing Parties” means, collectively, as applicable: (a) the Debtors; (b) CEC; (c) CAC; (d) the Sponsors; (e) the Consenting First Lien Bank Lenders; (f) the Consenting First Lien Noteholders; (g) the Consenting SGN Creditors; (h) the Consenting Second Lien Creditors; (i) the Prepetition Credit Agreement Agent; (j) the First

Lien Notes Indenture Trustee; (k) the Second Lien Collateral Agent; (l) the Second Lien Notes Indenture Trustees; (m) the Subsidiary-Guaranteed Notes Indenture Trustee; (n) the Senior Unsecured Notes Indenture Trustee; (o) the Second Priority Noteholders Committee Members; (p) the Unsecured Creditors Committee Members; (q) the Petitioning Creditors; (r) Frederick Barton Danner; (s) all other Persons or Entities holding Claims against, or Interests in, the Debtors; and (t) any Entity asserting a claim or cause of action on behalf of or through the Debtors or the Estates.

302. “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including, as of and after the Effective Date, OpCo. For the avoidance of doubt, Reorganized Debtors do not include: (a) PropCo; (b) PropCo GP; (c) CPLV Sub; (d) CPLV Mezz; (e) the TRS(s); or (f) the REIT.

303. “Required Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

304. “Requisite Consenting Bank Creditors” shall have the meaning set forth in the Bank RSA.

305. “Requisite Consenting Bond Creditors” means the Requisite Consenting Creditors as defined in the Bond RSA.

306. “Requisite Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

307. “Restructuring Documents” means the Plan, the documents Filed as part of the Plan Supplement, the Disclosure Statement, the New Corporate Governance Documents, the New Debt Documents, the Restructuring Transactions Memorandum, and any other agreements or documentation effectuating the Plan.

308. “Restructuring Support Agreements” means, collectively, the Bank RSA, the Bond RSA, the Second Lien RSA, the SGN RSA, the UCC RSA, the CEC RSA, and the CAC RSA.

309. “Restructuring Support Advisors Fees” means, collectively, to the extent not previously paid in connection with the Debtors or the Chapter 11 Cases, including pursuant to the Final Cash Collateral Order, all outstanding prepetition and postpetition reasonable and documented fees (including any transaction, completion, or letter of credit fees) and expenses (provided that documentation shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines) of (I) those parties set forth in paragraph 4(e) of the Final Cash Collateral Order, including (a) Rothschild Inc.; (b) Stroock & Stroock & Lavan LLP; (c) Shaw Fishman Glantz & Towbin LLC; (d) Cahill Gordon & Reindel LLP; (e) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP; (f) the Prepetition Credit Agreement Agent and any related issuer of letters of credit (including any predecessor thereto in all capacities); (g) Miller Buckfire & Co.; (h) Kramer Levin Naftalis & Frankel LLP; (i) Neal, Gerber & Eisenberg LLP; (j) Berkeley Research Group, LLC; (k) the First Lien Notes Indenture Trustees; (l) Katten Muchin Rosenman LLP; and (m) Dykema Gossett PLLC, and (II) those additional parties retained by the First Lien Indenture Trustee, including in connection with the Caesars Cases.

310. “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or before the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, sale, consolidation, equity issuance, certificates of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of sale, equity issuance, transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the execution and delivery of the New Debt Documents; (d) the CEOC Merger; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate to implement the Plan.

311. “Restructuring Transactions Memorandum” means that certain memorandum describing the Restructuring Transactions, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

312. “Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, by and among New CEC (by and on behalf of itself and all of its majority owned subsidiaries) and PropCo (by and on behalf of itself and all of its majority owned subsidiaries), to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

313. “RSA Forbearance Fees” shall have, collectively, the meaning for (a) “RSA Forbearance Fees” set forth in the Bond RSA, and (b) “1L RSA Forbearance Fees” set forth in the Second Lien RSA.

314. “SEC” means the Securities and Exchange Commission.

315. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as they may be or may have been amended, modified, or supplemented from time to time.

316. “Second Lien Bond Fees and Expenses” shall have the meaning set forth in the Second Lien RSA.

317. “Second Lien Collateral Agent” means Delaware Trust Company as successor collateral agent under that certain Collateral Agreement dated as of December 24, 2008 between CEOC, subsidiaries identified therein, and the collateral agent, as it may be or may have been amended, modified, or supplemented from time to time.

318. “Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 24, 2008, by and between the Prepetition Credit Agreement Agent and the Second Lien Notes Indenture Trustees.

319. “Second Lien Noteholder Professionals” means the Second Lien Bond Professionals as defined in the Second Lien RSA.

320. “Second Lien Notes” means, collectively, the: (a) 12.75% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $750,000,000 pursuant to the 12.75% Second Lien Notes Indenture; (b) 10.00% Second-Priority Senior Secured Notes due 2015, issued in the original principal amount of $214,800,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; (c) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $847,621,000 pursuant to the 10.00%Second Lien Notes Indenture dated December 24, 2008; and (d) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $3,705,498,000 pursuant to the 10.00% Second Lien Notes Indenture dated April 15, 2009.

321. “Second Lien Notes Claim” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Second Lien Notes.

322. “Second Lien Notes Indentures” means, collectively, the: (a) 10.00% Second Lien Notes Indentures; and (b) 12.75% Second Lien Notes Indenture.

323. “Second Lien Notes Indenture Trustees” mean, collectively, the 12.75% Second Lien Notes Indenture Trustee and each 10.00% Second Lien Notes Indenture Trustee.

324. “Second Lien RSA” means that certain Restructuring Support, Forbearance, and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October [    ], 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, the Second Priority Noteholders Committee, and the Second Lien Consenting Creditors (as defined therein) party thereto from time to time.

325. “Second Priority Noteholders Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

326. “Second Priority Noteholders Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Priority Noteholders Committee: (a) Wilmington Savings Fund Society, FSB, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (b) BOKF, N.A., solely in its capacity as 12.75% Second Lien Notes Indenture Trustee; (c) Delaware Trust Company, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

327. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

328. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

329. “Secured First Lien Notes Claim” means any Claim against a Debtor arising under or related to the First Lien Notes that is a Secured Claim, provided that there are no Secured First Lien Notes Claims against the Non-Obligor Debtors.

330. “Secured First Lien Notes Claim PropCo Equity Recovery” means the Pro Rata share of REIT Common Stock to be issued to Holders of Allowed Secured First Lien Notes Claims except to the extent that any such Holder would end up with more an 9.8% of the REIT Common Stock and does not enter into an Ownership Limit Waiver Agreement, in which case they will receive any such excess amount as PropCo LP Interests.

331. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

332. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

333. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

334. “Senior Unsecured Notes” means, collectively, the: (a) 6.50% Senior Notes due 2016, issued in the original principal amount of $214,800,000 pursuant to the 6.50% Senior Unsecured Notes Indenture; and (b) 5.75% Senior Notes due 2017, issued in the original principal amount of $750,000,000 pursuant to the 5.75% Senior Unsecured Notes Indenture.

335. “Senior Unsecured Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Senior Unsecured Notes.

336. “Senior Unsecured Notes Indentures” means collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; and (c) 6.50% Senior Unsecured Notes Indenture.

337. “Senior Unsecured Notes Indenture Trustee” means, collectively, the 5.75% Senior Unsecured Notes Indenture Trustee and the 6.50% Senior Unsecured Notes Indenture Trustee.

338. “Separation Structure” means the separation of the Debtors into OpCo, PropCo, and the REIT in accordance with the Plan.

339. “SGN RSA” means that certain First Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 21, 2016, and as amended on October     , 2016, and as amended, amended and restated, supplemented, or otherwise modified from time to time thereafter, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting SGN Creditors (as defined therein) party thereto from time to time.

340. “Solicitation Procedures Order” means the Order (A) Approving the Solicitation Procedures and (B) Granting Related Relief [Docket No. 4219], entered by the Bankruptcy Court on June 28, 2016, which was amended on July 6, 2016, to make technical corrections to certain of the dates therein [Docket No. 4272].

341. “Spin Structure” means the contribution of assets to the REIT in a reorganization intended to qualify under section 368(a)(1)(G) of the Internal Revenue Code.

342. “Spin Opinion” shall have the meaning set forth in Article IV.N hereof.

343. “Spin Ruling” shall have the meaning set forth in Article IV.N hereof.

344. “Sponsors” means each and all of: (a) Apollo Global Management, LLC, Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC; and Apollo Investment Fund VI, L.P.; (b) TPG Capital, L.P., TPG Global, LLC, TPG Capital Management, L.P., TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC; and (c) Hamlet Holdings LLC, Con-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC.

345. “Subsidiary-Guaranteed Notes” means the 10.75% Senior Notes due 2016, issued in the original principal amount of $4,932,417,000 pursuant to the Subsidiary-Guaranteed Notes Indenture.

346. “Subsidiary-Guaranteed Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Subsidiary-Guaranteed Notes.

347. “Subsidiary-Guaranteed Notes Indenture” means that certain Indenture, dated as of February 1, 2008, by and between CEOC, the Subsidiary Guarantors, and the Subsidiary-Guaranteed Notes Indenture Trustee, providing for the issuance of 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

348. “Subsidiary-Guaranteed Notes Indenture Trustee” means Wilmington Trust, National Association, solely in its capacity as successor indenture trustee under the Subsidiary-Guaranteed Notes Indenture, and any predecessors and successors in such capacity.

349. “Subsidiary-Guaranteed Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 28, 2008, by and between the Prepetition Credit Agreement Agent and the Subsidiary-Guaranteed Notes Indenture Trustee.

350. “Subsidiary -Guaranteed Notes Settlement” means the settlement set forth in Article IV.H of the Plan and encompassed in the SGN RSA.

351. “Subsidiary Guarantors” means, collectively: (a) 190 Flamingo, LLC; (b) 3535 LV Corp. (f/k/a Harrah’s Imperial Palace); (c) AJP Holdings, LLC; (d) AJP Parent, LLC; (e) B I Gaming Corporation; (f) Bally’s Midwest Casino, Inc.; (g) Bally’s Park Place, Inc.; (h) Benco, Inc.; (i) Biloxi Hammond, LLC; (j) Biloxi Village Walk Development, LLC; (k) BL Development Corp.; (l) Boardwalk Regency Corporation; (m) Caesars Entertainment Canada Holding, Inc.; (n) Caesars Entertainment Finance Corp.; (o) Caesars Entertainment Golf, Inc.; (p) Caesars Entertainment Retail, Inc.; (q) Caesars India Sponsor Company, LLC; (r) Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC); (s) Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation); (t) Caesars New Jersey, Inc.; (u) Caesars Palace Corporation; (v) Caesars Palace Realty Corporation; (w) Caesars Palace Sports Promotions, Inc.; (x) Caesars Riverboat Casino, LLC; (y) Caesars Trex, Inc.; (z) Caesars United Kingdom, Inc.; (aa) Caesars World Marketing Corporation; (bb) Caesars World Merchandising, Inc. (cc) Caesars World, Inc.; (dd) California Clearing Corporation; (ee) Casino Computer Programming, Inc.; (ff) Chester Facility Holding Company, LLC; (gg) Consolidated Supplies, Services and Systems; (hh) DCH Exchange, LLC; (ii) DCH Lender, LLC; (jj) Desert Palace, Inc.; (kk) Durante Holdings, LLC; (ll) East Beach Development Corporation; (mm) FHR Corporation; (nn) Flamingo-Laughlin, Inc. (f/k/a Flamingo Hilton-Laughlin, Inc.); (oo) GCA Acquisition Subsidiary, Inc.; (pp) GNOC, Corp.; (qq) Grand Casinos of Biloxi, LLC; (rr) Grand Casinos of Mississippi, LLC—Gulfport; (ss) Grand Casinos, Inc.; (tt) Grand Media Buying, Inc.; (uu) Harrah South Shore Corporation; (vv) Harrah’s Arizona Corporation; (ww) Harrah’s Bossier City Investment Company, L.L.C.; (xx) Harrah’s Bossier City Management Company, LLC; (yy) Harrah’s Chester Downs Investment Company, LLC; (zz) Harrah’s Chester Downs Management Company, LLC; (aaa) Harrah’s Illinois Corporation; (bbb) Harrah’s Interactive Investment Company; (ccc) Harrah’s International Holding Company, Inc.; (ddd) Harrah’s Investments, Inc. (f/k/a Harrah’s Wheeling Corporation); (eee) Harrah’s Management Company; (fff) Harrah’s Maryland Heights Operating Company; (hhh) Harrah’s MH Project, LLC; (iii) Harrah’s NC Casino Company, LLC; (jjj) Harrah’s New Orleans Management Company; (kkk) Harrah’s North Kansas City LLC (f/k/a Harrah’s North Kansas City Corporation); (lll) Harrah’s Operating Company Memphis, LLC; (mmm) Harrah’s Pittsburgh Management Company; (nnn) Harrah’s Reno Holding Company, Inc.; (ooo) Harrah’s Shreveport Investment Company, LLC; (ppp) Harrah’s Shreveport Management Company, LLC; (qqq) Harrah’s Shreveport/Bossier City Holding Company, LLC; (rrr) Harrah’s Shreveport/Bossier City Investment Company, LLC; (sss) Harrah’s Southwest Michigan Casino Corporation; (ttt) Harrah’s Travel, Inc.; (uuu) Harrah’s West Warwick Gaming Company, LLC; (vvv) Harveys BR Management Company, Inc.; (www) Harveys C.C. Management Company, Inc.; (xxx) Harveys Iowa Management Company, Inc.; (yyy) Harveys Tahoe Management Company, Inc.; (zzz) H-BAY, LLC; (aaaa) HBR Realty Company, Inc.; (bbbb) HCAL, LLC; (cccc) HCR Services Company, Inc.; (dddd) HEI Holding Company One, Inc.; (eeee) HEI Holding Company Two, Inc.; (ffff) HHLV Management Company, LLC; (gggg) Hole in the Wall, LLC; (hhhh) Horseshoe Entertainment; (iiii) Horseshoe Gaming Holding, LLC; (jjjj) Horseshoe GP, LLC; (kkkk) Horseshoe Hammond, LLC; (llll) Horseshoe Shreveport, L.L.C.; (mmmm) HTM Holding, Inc.; (nnnn) Koval Holdings Company, LLC; (oooo) Koval Investment Company, LLC; (pppp) Las Vegas Golf Management, LLC; (qqqq) Las Vegas Resort Development, Inc.; (rrrr) LVH Corporation; (ssss) Martial Development Corp.; (tttt) Nevada Marketing, LLC; (uuuu) New Gaming Capital Partnership; (vvvv) Ocean Showboat, Inc.; (wwww) Parball Corporation; (xxxx) Players Bluegrass Downs, Inc.; (yyyy) Players Development, Inc.; (zzzz) Players Holding, LLC; (aaaaa) Players International, LLC; (bbbbb) Players LC, LLC; (ccccc) Players Maryland Heights Nevada, LLC; (ddddd) Players Resources, Inc.; (eeeee) Players Riverboat II, LLC; (fffff) Players Riverboat Management, LLC; (ggggg) Players Riverboat, LLC; (hhhhh) Players Services, Inc.; (iiiii) Reno Crossroads LLC; (jjjjj) Reno Projects, Inc.; (kkkkk) Rio Development Company, Inc.; (lllll) Robinson Property Group Corp.; (mmmmm) Roman Empire Development, LLC; (nnnnn) Roman Entertainment Corporation of Indiana; (ooooo) Roman Holding Corporation of Indiana; (ppppp) Showboat Atlantic City Mezz 1, LLC; (qqqqq) Showboat Atlantic City Mezz 2, LLC; (rrrrr) Showboat Atlantic City Mezz 3, LLC; (sssss) Showboat Atlantic City Mezz 4, LLC; (ttttt) Showboat Atlantic City Mezz 5, LLC; (uuuuu) Showboat Atlantic City Mezz 6, LLC; (vvvvv) Showboat Atlantic City Mezz 7, LLC; (wwwww) Showboat Atlantic City Mezz 8, LLC; (xxxxx) Showboat Atlantic City Mezz 9, LLC; (yyyyy) Showboat Atlantic City Operating Company, LLC; (zzzzz) Showboat Atlantic City Propco, LLC; (aaaaaa) Showboat Holding, Inc.; (bbbbbb) Southern Illinois Riverboat/Casino Cruises, Inc.; (cccccc) Tahoe Garage Propco, LLC; (dddddd) TRB Flamingo, LLC; (eeeeee) Trigger Real Estate Corporation; (ffffff) Tunica Roadhouse Corporation (f/k/a Sheraton Tunica Corporation); (gggggg) Village Walk Construction, LLC; (hhhhhh) Winnick Holdings, LLC; and (iiiiii) Winnick Parent, LLC.

352. “Swap and Hedge Claims” mean, collectively, the Goldman Sachs Swap Claim and any other Claim arising under any swap or hedge agreements that arise under the Prepetition Credit Agreement.

353. “Tax Indemnity Agreement” means the agreement(s), by and among OpCo, PropCo, and New CEC, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

354. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.C of the Plan.

355. “Transition Services Agreement” means that certain Transition Services Agreement, by and among OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), to be effective on the Effective Date, governing the provision of shared services, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

356. “TRS” means one or more entities to be owned by PropCo or the REIT intended to qualify as taxable REIT subsidiaries as defined under the Internal Revenue Code.

357. “TRS Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the TRS(s), (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

358. “UCC RSA” means that certain Restructuring Support and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 22, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Unsecured Creditors Committee.

359. “Unexpired Lease” means an unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

360. “Unimpaired” means, with respect to a Claim or Interest, or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

361. “Unsecured Creditors Committee” means the Statutory Unsecured Claimholders’ Committee appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015, as modified on February 6, 2015, and September 25, 2015.

362. “Unsecured Creditors Committee Members” means each of the following, in each case solely in its capacity as a member of the Unsecured Creditors Committee: (a) National Retirement Fund; (b) International Game Technology; (c) US Foods, Inc.; (d) Law Debenture Trust Company of New York, solely in its capacity as Senior Unsecured Notes Indenture Trustee; (e) Relative Value-Long/Short Debt, a Series of Underlying Funds Trust; (f) Wilmington Trust, N.A., solely in its capacity as Subsidiary-Guaranteed Notes Indenture Trustee; (g) Park Hotels & Resorts Inc. f/k/a Hilton Worldwide, Inc.; (h) Earl of Sandwich (Atlantic City) LLC; and (i) PepsiCo, Inc.

363. “Undisputed Unsecured Claim” means any General Unsecured Claim that has been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any General Unsecured Claim that has been agreed to by the Debtors by the Voting Deadline shall be in Class I.

364. “Unsecured Creditor Cash Pool” means the Cash pool for the benefit of Class I and Class J funded by (a) any Cash remaining in the Convenience Cash Pool after satisfying all Allowed Convenience Unsecured Claims in accordance with the Plan treatment of Claims in Class K, and (b) New CEC, in each case for the benefit of Undisputed Unsecured Claims and Disputed Unsecured Claims. The amount of Cash in the Unsecured Creditor Cash Pool funded by New CEC shall be $19,220,000. The Unsecured Creditor Cash Pool shall be used (x) first to provide the Holders of Allowed Undisputed Unsecured Claims a Cash recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim, and (y) second to provide Pro Rata recoveries to Holders of Allowed Disputed Unsecured Claims in Class J from the remaining Cash pool (after the payment of Allowed Undisputed Unsecured Claims) up to a Cash recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claims. Any remaining Cash in the Unsecured Creditor Cash Pool after the satisfaction of all Undisputed Unsecured Claims and Disputed Unsecured Claims shall be reallocated to the Unsecured Insurance Creditor Cash Pool.

365. “Unsecured Creditor Securities Pool” means (a) $46,367,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.568% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.854% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes). If the aggregate amount of Claims in Class I and Class J is less than $308,172,000, the Unsecured Creditor Securities Pool shall be reduced by an amount of OpCo Series A Preferred Stock exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Any OpCo Series A Preferred Stock removed from the Unsecured Creditor Securities Pool pursuant to the foregoing sentence shall be transferred first, to the extent that the Allowed Claims in Class L exceeds $15,000,000, to the Unsecured Insurance Creditor Securities Pool in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the Allowed Claims in Class L exceeds $15,000,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%, and second to New CEC. Solely for purposes of distributing the assets of the Unsecured Creditor Securities Pool, the Unsecured Creditor Securities Pool shall have a value of (A) $182,596,000 less (B) if $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J 59.260%% multiplied by the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J. Holders of Class I Claims shall receive from the Unsecured Creditor Securities Pool (X) a face amount of New CEC Convertible Notes equal to the face amount of New CEC Convertible Notes in the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the aggregate amount of Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool and (Y) an amount of OpCo Series A Preferred Stock (exchangeable pursuant to the CEOC Merger for New CEC Common Equity) equal to the amount of OpCo Series A Preferred Stock available to the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the amount Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool. After the above distributions to Holders of Class I Claims, the remaining assets of the Unsecured Creditor Securities Pool shall be distributed to Holders of Disputed Unsecured Claims in Class J.

366. “Unsecured Insurance Creditor Cash Pool” means the Cash pool funded by New CEC for the benefit of Insurance Covered Unsecured Claims, which shall be (a) $940,000 plus (b) any Cash remaining in the Unsecured Creditor Cash Pool after satisfying all Undisputed Unsecured Claims and Disputed Unsecured Claims in accordance with the Plan. The Unsecured Insurance Creditor Cash Pool shall be used to provide Pro Rata recoveries to Holders of Allowed Insurance Covered Unsecured Claims up to a Cash recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claims. Any remaining Cash in the Unsecured Insurance Creditor Cash Pool after the satisfaction of all Insurance Covered Unsecured Claims shall be either (i) if all Disputed Unsecured Claims have been satisfied, returned to New CEC or (ii) if any Disputed Unsecured Claim in Class J remains Disputed, reallocated to the Unsecured Creditor Cash Pool.

367. “Unsecured Insurance Creditor Securities Pool” means (a) $2,253,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.028% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.090% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), plus (c) to the extent that the Allowed Claims in Class L exceed $15,000,000, any Securities transferred from the Unsecured Creditor Securities Pool pursuant to the definition of the Unsecured Creditor Securities Pool, less, (d) to the extent that $15,000,000 exceeds the Allowed Claims in Class L, an amount of OpCo Series A Preferred Equity exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $15,000,000 exceeds the Allowed Claims in Class L multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Such OpCo Series A Preferred Stock removed from the Unsecured Insurance Creditor Securities Pool pursuant to (d) above shall be distributed (i) first, to the extent that the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000, to Holders of Allowed Claims in Class J in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286% and (ii) second, to New CEC for the benefit of CEC’s pre-Effective Date non-Sponsor shareholders.

368. “Upfront Payment” shall have the meaning set forth in the Bank RSA.

369. “U.S. Trustee” means the United States Trustee for the Northern District of Illinois.

370. “U.S. Trustee Fees” means fees arising under section 1930(a)(6) of the Judicial Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

371. “Voting Deadline” means October 31, 2016.

372. “Voting Record Date” means June 22, 2016.

373. “Winnick Unsecured Claim” means a General Unsecured Claim against Debtor Winnick Holdings, LLC.

B.	Rules of Interpretation.

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be in that form or on those terms and conditions; (c) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (d) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (j) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (k) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (l) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (m) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Illinois, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters shall be governed by the laws of the state of incorporation or formation, of the applicable Entity. To the extent a rule of law or procedure is supplied by the Bankruptcy Code, the Bankruptcy Rules, and the decisions and standards of the United States Supreme Court, the United States Court of Appeals for the Seventh Circuit, the United States District Court for the Northern District of Illinois, and the Bankruptcy Court, as applicable, shall govern and control.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Nonconsolidated Plan.

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim will receive, in full and final satisfaction of its Allowed Administrative Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim either: (1) if such Administrative Claim is Allowed as of the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter; (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors’ Estates in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court or as provided by Article II.B and Article XII.D hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of

Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B.	Professional Fee Claims.

1.	Professional Fee Escrow.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow. Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but the funds held in the Professional Fee Escrow after all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders of the Bankruptcy Court shall be deemed to constitute Available Cash and shall be distributed pursuant to Article IV.L hereof as if such amounts had constituted Available Cash on the Effective Date. The Professional Fee Escrow shall be held in trust for the Professionals and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow or Cash held in the Professional Fee Escrow in any way. Professional Fees owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations to pay Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow.

2.	Estimation of Fees and Expenses.

The applicable Professionals shall provide a good faith estimate of their Professional Fee Claims projected to be outstanding as of the Effective Date and shall deliver such estimate to the Debtors no later than five (5) calendar days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow based on such estimates.

3.	Final Fee Applications and Payment of Allowed Professional Fee Claims.

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, no later than the first Business Day that is sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The amount of Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by order of the Bankruptcy Court.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, on and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Estates. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification.

All Claims and Interests, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, except that: (1) Class D, Class E, and Class F shall be vacant for each Non-Obligor Debtor; (2) Class G shall be vacant for each Debtor other than CEOC and the Subsidiary Guarantors; (3) Class H shall be vacant for each Debtor other than CEOC; (4) Class I, Class J, Class K, and Class L shall be vacant for each Non-Obligor Debtor and each BIT Debtor; (5) Class M shall be vacant for each Debtor other than the Par Recovery Debtors; (6) Class N shall be vacant for each Debtor other than Debtor Winnick Holdings, LLC; (7) Class O shall be vacant for each Debtor other than Debtor Caesars Riverboat Casino, LLC; (8) Class P shall be vacant for each Debtor other than Debtor Chester Downs Management Company, LLC; (9) Class Q shall be vacant for each Debtor other than the Non-Obligor Debtors; (10) Class U shall be vacant for each Debtor other than CEOC; and (11) Class V shall be vacant for each Debtor other than Des Plaines Development Limited Partnership.1 Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class A	Each Debtor	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B	Each Debtor	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

[1]	The Debtors reserve the right to separately classify Claims to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class C	Each Debtor	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class D	Each Debtor other than Non-Obligor Debtors	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote

Class E	Each Debtor other than Non-Obligor Debtors	Secured First Lien Notes Claims	Impaired	Entitled to Vote

Class F	Each Debtor other than Non-Obligor Debtors	Second Lien Notes Claims	Impaired	Entitled to Vote

Class G	CEOC and Each Subsidiary Guarantor	Subsidiary-Guaranteed Notes Claims	Impaired	Entitled to Vote

Class H	CEOC	Senior Unsecured Notes Claims	Impaired	Entitled to Vote

Class I	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Undisputed Unsecured Claims	Impaired	Entitled to Vote

Class J	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Disputed Unsecured Claims	Impaired	Entitled to Vote

Class K	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Convenience Unsecured Claims	Impaired	Entitled to Vote

Class L	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Insurance Covered Unsecured Claims	Impaired	Entitled to Vote

Class M	Each Par Recovery Debtor	Par Recovery Unsecured Claims	Impaired	Entitled to Vote

Class N	Debtor Winnick Holdings, LLC	Winnick Unsecured Claims	Impaired	Entitled to Vote

Class O	Debtor Caesars Riverboat Casino, LLC	Caesars Riverboat Casino Unsecured Claims	Impaired	Entitled to Vote

Class P	Debtor Chester Downs Management Company, LLC	Chester Downs Management Unsecured Claims	Impaired	Entitled to Vote

Class Q	Each Non-Obligor Debtor	Non-Obligor Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class R	Each Debtor	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class S	Each Debtor	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class T	Each Debtor	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class U	CEOC	CEOC Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class V	Des Plaines Development Limited Partnership	Des Plaines Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Claims and Interests.

1.	Class A—Secured Tax Claims.

(a)	Classification: Class A consists of all Secured Tax Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Tax Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim as of the Effective Date or as soon as reasonably practicable thereafter; or

(ii)	equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five (5) years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default contract rate under non-bankruptcy law, subject to the option of the Reorganized Debtors to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)	Voting: Class A is Unimpaired. Holders of Secured Tax Claims in Class A are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.	Class B—Other Secured Claims.

(a)	Classification: Class B consists of all Other Secured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the collateral securing such Holder’s Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class B is Unimpaired. Holders of Other Secured Claims in Class B are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.	Class C—Other Priority Claims.

(a)	Classification: Class C consists of all Other Priority Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class C is Unimpaired. Holders of Other Priority Claims in Class C are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

4.	Class D—Prepetition Credit Agreement Claims.

(a)	Classification: Class D consists of all Prepetition Credit Agreement Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Prepetition Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Prepetition Credit Agreement Claim, and subject to any increases in connection with an Improved Bank Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$710,100,000 in Cash;

(ii)	$916,900,000 of additional Cash out of the proceeds of the syndication of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Term Loan issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis;

(iii)	$1,961,000,000 aggregate principal amount of the PropCo First Lien Term Loan, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Term Loan pursuant to the PropCo Equity Election;

(iv)

$1,450,000,000 of (A) the PropCo Second Lien Upsize Amount (subject to the right of such Holder to elect to receive PropCo Common Equity rather than the PropCo Second Lien Notes issued pursuant to the PropCo Second Lien Upsize

Amount pursuant to the PropCo Equity Election), if any, and (B) additional Cash in the amount of the difference between (I) $1,450,000,000 minus (II) the amount of the PropCo Second Lien Upsize Amount, provided that such Holder shall receive an equivalent principal amount of CPLV Mezzanine Debt instead of the PropCo Second Lien Upsize Amount if Class D elects (on the Class D Ballot) as a Class (on majority vote based solely on principal amount of Prepetition Credit Agreements Claims held) to cause the CPLV Mezzanine Election to occur pursuant to the Prepetition Credit Agreement CPLV Option Procedures;

(v)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.010% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.647% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(vi)	the Additional CEC Bank Consideration.

(c)	Allowance: $5,125,201,005.61 (as reduced by the Bank Pay Down)

(d)	Voting: Class D is Impaired. Holders of Prepetition Credit Agreement Claims in Class D are entitled to vote to accept or reject the Plan.

5.	Class E—Secured First Lien Notes Claims.

(a)	Classification: Class E consists of all Secured First Lien Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Secured First Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured First Lien Notes Claim, and subject to any increases in connection with an Improved Bond Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$970,900,000 in Cash, minus any Cash amounts up to $103,500,000 paid by the Debtors prior to the Effective Date pursuant to an order of the Bankruptcy Court authorizing such earlier payment (provided, for the avoidance of doubt, that such $103,500,000 payment shall not include the adequate protection payments authorized pursuant to the Cash Collateral Order);

(ii)	$318,100,000 of Cash out of the proceeds of the issuance of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Notes issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis, provided, further, that, subject to the foregoing proviso, to the extent the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of the OpCo Market Debt is less than $159,050,000, then such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Incremental Term Loan in lieu of such OpCo First Lien Notes;

(iii)	$431,000,000 aggregate principal amount of the PropCo First Lien Notes, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Notes pursuant to the PropCo Equity Election;

(iv)	$1,425,000,000, consisting of a combination of (A) aggregate principal amount of PropCo Second Lien Notes (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo Second Lien Notes pursuant to the PropCo Equity Election), and (B) Cash equal to the excess (if any) of (I) $250,000,000 over (II) the aggregate principal amount of CPLV Mezzanine Debt allocated to Holders of Secured First Lien Notes Claims pursuant to Article IV.A.3 hereof (prior to giving effect to any CPLV Mezzanine Equitized Debt);

(v)	the PropCo Preferred Equity Distribution subject to the PropCo Preferred Equity Put Right and the PropCo Preferred Equity Call Right;

(vi)	$1,107,000,000 of (A) aggregate principal amount of the CPLV Mezzanine Debt (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such CPLV Mezzanine Debt pursuant to the PropCo Equity Election) and (B) additional Cash in the amount of the difference between (I) $1,107,000,000 minus (II) the aggregate principal amount of the CPLV Mezzanine Debt (other than any CPLV Mezzanine Debt issued to the holders of Prepetition Credit Agreement Claims) and the PropCo Preferred Equity Upsize Shares;

(vii)	either (A) if the Spin Structure is used, 100% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election), or (B) if the Partnership Contribution Structure is used, (I) 95% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election) and (II) $91,000,000 in Cash;

(viii)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 12.532% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 14.524% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(ix)	the Additional CEC Bond Consideration.

(c)	Allowance: $6,528,877,257.06 comprised of (i) $1,293,975,694.56 on account of notes issued under the 8.50% First Lien Notes Indenture, (ii) $3,111,750,000.00 on account of notes issued under the 9.00% First Lien Notes Indentures, and (iii) $2,123,151,562.50 on account of notes issued under the 11.25% First Lien Notes Indenture

(d)	Voting: Class E is Impaired. Holders of Secured First Lien Notes Claims in Class E are entitled to vote to accept or reject the Plan.

6.	Class F—Second Lien Notes Claims.

(a)	Classification: Class F consists of all Second Lien Notes Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$344,590,000 in Cash;

(ii)	$898,960,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 11.017% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 32.022% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 37.111% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $5,522,498,889.95

(d)	Voting: Class F is Impaired. Holders of Second Lien Notes Claims in Class F are entitled to vote to accept or reject the Plan.

7.	Class G—Subsidiary-Guaranteed Notes Claims.

(a)	Classification: Class G consists of all Subsidiary-Guaranteed Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Subsidiary-Guaranteed Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Subsidiary-Guaranteed Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$116,810,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 1.431% of New CEC Common Equity on a fully diluted basis; and

(ii)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.045% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.688% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $501,876,314.15

(d)	Voting: Class G is Impaired. Holders of Subsidiary-Guaranteed Notes Claims in Class G are entitled to vote to accept or reject the Plan.

8.	Class H—Senior Unsecured Notes Claims.

(a)	Classification: Class H consists of all Senior Unsecured Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Senior Unsecured Notes Claim agrees to a less favorable treatment (including as set forth in Article IV.A.8 hereof), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Senior Unsecured Notes Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	$15,200,000 in Cash;

(ii)	$39,580,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.485% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.414% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 1.639% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $536,144,435.73

(d)	Voting: Class H is Impaired. Holders of Senior Unsecured Notes Claims in Class H are entitled to vote to accept or reject the Plan.

9.	Class I—Undisputed Unsecured Claims.

(a)	Classification: Class I consists of all Undisputed Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Undisputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Undisputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim in Cash from the Unsecured Creditor Cash Pool; and

(ii)	subject to the New CEC Common Equity Buyback, recovery equal to 59.26% of such Holder’s Allowed Undisputed Unsecured Claim from the Unsecured Creditor Securities Pool as such percentage value is determined in the definition thereof.

(c)	Voting: Class I is Impaired. Holders of Undisputed Unsecured Claims in Class I are entitled to vote to accept or reject the Plan.

10.	Class J—Disputed Unsecured Claims.

(a)	Classification: Class J consists of all Disputed Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Disputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Disputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive the following:

(i)	its Pro Rata share of Cash from Class J’s share of the Unsecured Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of Class J’s share of the Unsecured Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Disputed Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class J is Impaired. Holders of Disputed Unsecured Claims in Class J are entitled to vote to accept or reject the Plan.

11.	Class K—Convenience Unsecured Claims.

(a)	Classification: Class K consists of all Convenience Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Convenience Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Convenience Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of the Convenience Cash Pool up to a recovery equal to 65.5% of such Holder’s Convenience Unsecured Claim.

(c)	Voting: Class K is Impaired. Holders of Convenience Unsecured Claims in Class K are entitled to vote to accept or reject the Plan.

12.	Class L—Insurance Covered Unsecured Claims.

(a)	Classification: Class L consists of all Insurance Covered Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Insurance Covered Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Insurance Covered Unsecured Claim, after accounting for insurance as set forth in Article VI.K hereof, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	its Pro Rata share of Cash from the Unsecured Insurance Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of the Unsecured Insurance Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Insurance Covered Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class L is Impaired. Holders of Insurance Covered Unsecured Claims in Class L are entitled to vote to accept or reject the Plan.

13.	Class M—Par Recovery Unsecured Claims.

(a)	Classification: Class M consists of all Par Recovery Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Par Recovery Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Par Recovery Unsecured Claim, each such Holder shall receive recovery in full of its Allowed Par Recovery Unsecured Claim, including Post-Petition Interest, from its Pro Rata share of (but in no event more than payment in full (with Post-Petition Interest)):

(i)	$13,620,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.167% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.502% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.582% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class M is Impaired. Holders of Par Recovery Unsecured Claims in Class M are entitled to vote to accept or reject the Plan.

14.	Class N—Winnick Unsecured Claims.

(a)	Classification: Class N consists of all Winnick Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Winnick Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Winnick Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$270,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.003% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.005% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.006% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class N is Impaired. Holders of Winnick Unsecured Claims in Class N are entitled to vote to accept or reject the Plan.

15.	Class O—Caesars Riverboat Casino Unsecured Claims.

(a)	Classification: Class O consists of all Caesars Riverboat Casino Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Caesars Riverboat Casino Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Caesars Riverboat Casino Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$790,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.010% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.016% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.019% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class O is Impaired. Holders of Caesars Riverboat Casino Unsecured Claims in Class O are entitled to vote to accept or reject the Plan.

16.	Class P—Chester Downs Management Unsecured Claims.

(a)	Classification: Class P consists of all Chester Downs Management Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Chester Downs Management Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Chester Downs Management Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$410,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.005% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.012% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.014% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class P is Impaired. Holders of Chester Downs Management Unsecured Claims in Class P are entitled to vote to accept or reject the Plan.

17.	Class Q—Non-Obligor Unsecured Claims.

(a)	Classification: Class Q consists of all Non-Obligor Unsecured Claims.

(b)

Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Non-Obligor Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Obligor Unsecured Claim, each such Holder shall receive payment in full, in Cash, of its Allowed Non-Obligor Unsecured Claim, including Post-Petition Interest, from the Non-Obligor Cash Pool.

(c)	Voting: Class Q is Unimpaired. Holders of Non-Obligor Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18.	Class R—Section 510(b) Claims.

(a)	Classification: Class R consists of all Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class R is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19.	Class S—Intercompany Claims.

(a)	Classification: Class S consists of all Intercompany Claims.

(b)	Treatment: Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present, or future tax or similar liabilities by such Reorganized Debtors.

(c)	Voting: Class S is Impaired under the Plan. Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

20.	Class T—Intercompany Interests.

(a)	Classification: Class T consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, either:

(i)	Reinstated as of the Effective Date for the benefit of the Holder thereof in exchange for the Reorganized Debtors’ agreement to provide management services to certain other Reorganized Debtors, and to use certain funds and assets as set forth in the Plan to satisfy certain obligations of such other Reorganized Debtors; or

(ii)	cancelled without any distribution on account of such Interests.

(c)	Voting: Class T is Impaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

21.	Class U—CEOC Interests.

(a)	Classification: Class U consists of all CEOC Interests.

(b)	Treatment: CEOC Interests will be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of CEOC Interests will not receive any distribution on account of such CEOC Interests; provided, however, that solely for purposes of effectuating the Plan, the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock.

(c)	Voting: Class U is Impaired. Holders of CEOC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan

22.	Class V—Des Plaines Interests.

(a)	Classification: Class V consists of all Des Plaines Interests.

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of Des Plaines Interests are unaltered by the Plan. The Des Plaines Interests shall be Reinstated upon the Effective Date, and the Des Plaines Interests shall be and continue to be in full force and effect thereafter.

(c)	Voting: Class V is Unimpaired under the Plan. Holders of Des Plaines Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims. Unless otherwise Allowed, Unimpaired Claims shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Plan Objections.

Acceptance of the Plan by any entity or a Class does not preclude any such entity or member of such Class from objecting to Confirmation on any ground. If Class I votes to reject the Plan, the Unsecured Creditors Committee may raise an objection to Confirmation based upon the treatment of Class I in the event of such rejection.

F.	Voting.

A Holder of a Claim shall be entitled to vote to accept or reject the Plan in accordance with the Solicitation Procedures Order.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation for the Debtors by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Recoveries.

Distributions under the Plan will be funded with, or effectuated by, (1) Cash held on the Effective Date by or for the benefit of the Debtors, (2) Cash proceeds from the New CEC Cash Contribution and New CEC’s contribution of the Unsecured Creditors Cash Pool, (3) Cash proceeds from the New CEC OpCo Stock Purchase, (4) Cash proceeds from the New CEC PropCo Common Stock Purchase, (5) the issuance of New CEC Convertible Notes, (6) the issuance of New CEC Common Equity, (7) CIE Equity Buyback Proceeds from the CIE Escrow Account, (8) Cash proceeds from and the issuance of certain of the New Debt, (9) the issuance of the PropCo Preferred Equity and Cash proceeds from the PropCo Preferred Equity Put Right, (10) the issuance of the New Interests, (11) the Bank Guaranty Settlement, (12) the waiver by CAC of its recoveries on account of its Senior Unsecured Notes Claims, (13) the waiver by the Holders of First Lien Notes Claims of any recoveries at the Debtors’ direction, or the assignment of any such recoveries at the Debtors’ direction, on account of any First Lien Notes Deficiency Claims, (14) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents, at the Debtors’ direction, of the turnover rights under the Second Lien Intercreditor Agreement, and (15) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents of the turnover rights under the Subsidiary-Guaranteed Intercreditor Agreement.

1.	CEC-CAC Merger Agreement.

On or before the Effective Date, CEC and CAC will consummate their merger pursuant to the terms of the Merger Agreement, forming New CEC.

(a)	New CEC Cash Contribution.

On the Effective Date, New CEC shall pay to the Debtors the New CEC Cash Contribution, which shall be used by the Debtors and the Reorganized Debtors, as applicable, to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan.

(b)	New CEC OpCo Stock Purchase.

On the Effective Date, New CEC shall consummate the New CEC OpCo Stock Purchase, at which time New CEC shall own 100% of the OpCo Common Stock.

(c)	New CEC PropCo Common Stock Purchase.

If the Partnership Contribution Structure is used, on the Effective Date, New CEC shall consummate the New CEC PropCo Common Stock Purchase, at which time New CEC shall own 5% of the PropCo Common Equity on a fully diluted basis (including dilution in connection with the PropCo Equity Elections but excluding dilution from PropCo Preferred Equity, if any). If the Partnership Contribution Structure is used, the Holders of Secured First Lien Notes Claims shall be required on a pro rata basis to put 5% of the PropCo Common Equity to New CEC in connection with the New CEC PropCo Common Stock Purchase. For the avoidance of doubt, if the Spin Structure is used, New CEC shall not be required to make the New CEC PropCo Common Stock Purchase.

(d)	New CEC Convertible Notes.

On the Effective Date New CEC shall execute and deliver the New CEC Convertible Notes Documents to the New CEC Convertible Notes Trustee, New CEC shall deliver the New CEC Convertible Notes to the Debtors, and the Debtors shall distribute the New CEC Convertible Notes pursuant to the terms of the Plan to the Holders of Non-First Lien Claims.

Subject to the occurrence of the Effective Date, the New CEC Convertible Notes Documents shall constitute legal, valid, and binding obligations of New CEC and shall be enforceable in accordance with their respective terms.

(e)	New CEC Common Equity.

On the Effective Date, OpCo shall issue OpCo Series A Preferred Stock. As described more fully in the Restructuring Transactions Memorandum, OpCo will merge into a newly formed subsidiary of New CEC (or its predecessors) pursuant to the CEOC Merger. In exchange for the CEOC Merger, on the Effective Date, New CEC shall issue New CEC Common Equity in accordance with the Plan distributions in Article III hereof in exchange for the OpCo Series A Preferred Stock to the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, and Non-First Lien Claims pursuant to the terms of the Plan. The percentages of New CEC Common Equity issued pursuant to the Plan will take into account any dilution that would otherwise occur based on the potential conversion of New CEC Convertible Notes to New CEC Common Equity but will not take into account the New CEC Common Equity Buyback.

(f)	RSA Forbearance Fees.

On the Effective Date, New CEC shall pay the RSA Forbearance Fees pursuant to the Bond RSA, the Bank RSA, and the Second Lien RSA.

(g)	New CEC Common Equity Buyback.

On the Effective Date, New CEC shall use at least $1,000,000,000 of the CIE Equity Buyback Proceeds to purchase New CEC Common Equity from the New CEC Common Equity Buyback Participants at the New CEC Common Equity Buyback Purchase Price and in accordance with the New CEC Common Equity Cash Election Procedures as follows:

•	Step One, New CEC shall use the New CEC Common Equity Initial Buyback Amount to repurchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) who elect on their New CEC Common Equity Cash Election Form to sell such Holders’ shares of New CEC Common Stock, provided, however, that in the event that the aggregate amount of New CEC Common Stock that such Holders elect to sell exceeds the New CEC Common Equity Initial Buyback Amount, then such repurchase shall be pro rata based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to their New CEC Common Equity Cash Election Form;

•	Step Two, in the event that less than all of the New CEC Common Equity Initial Buyback Amount is used in Step One, New CEC shall use the remaining portion of the New CEC Common Equity Initial Buyback Amount to purchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) pro rata based on the amount of New CEC Common Equity such Holders would have received under the Plan, but excluding those Holders who participated at their pro rata or higher amount in Step One above, provided, however, that any Holder who did not participate at their pro rata or higher amount shall not have more than its pro rata share of the New CEC Common Equity Initial Buyback Amount repurchased in Step One and Step Two combined;

•	Step Three, New CEC shall use a portion of the New CEC Common Equity Additional Buyback Amount equal to the lesser of (i) the maximum amount permitted without violating continuity of interest tests related to the Spin Structure assuming that the remainder of the New CEC Common Equity Additional Buyback Amount not allocated pursuant to this Step Three will be allocated pursuant to the following Step Four and (ii) the amount required to purchase the remaining shares of New CEC Common Equity, if any, that Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) elected to sell in Step One above that was not sold in Step One above, which amount will be used to purchase New CEC Common Stock from the Holders identified in the foregoing (ii) on a pro rata basis based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to the New CEC Common Equity Cash Election Form but were unable to sell because of oversubscription in Step One; and

•	Step Four, New CEC shall use any remaining New CEC Common Equity Additional Buyback Amount after Step Three to repurchase New CEC Common Equity from Holders of Claims in Class D (Prepetition Credit Agreement Claims), Class E (Secured First Lien Notes Claims), and Class G (Subsidiary Guaranteed Notes Claims) that elected to sell New CEC Common Equity pursuant to the New CEC Common Equity Cash Election Forms on a pro rata basis using the quantum of New CEC Common Equity such Holders so elected to sell, provided that any such payments will only be made to the extent that such payments will not violate the continuity of interest tests related to the Spin Structure.

To the extent the Debtors determine in good faith that the New CEC Common Equity Buyback would have negative consequences with respect to the tax treatment of the Spin Structure, the Debtors may modify the New CEC Common Equity Buyback solely in a manner necessary to avoid such negative consequences only if the Second Priority Noteholders Committee has given its written consent. Without limiting the rights of the Second Priority Noteholders Committee as described in the preceding sentence, in the event that the Second Priority Noteholder Committee does not consent to a proposed modification of the New CEC Common Equity Buyback, then the Second Priority Noteholder Committee shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. Any modifications to the New CEC Common Equity Buyback that adversely impacts CEOC’s or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the Holders of Secured First Lien Notes Claims or Prepetition Credit Agreement Claims require the consent of the Requisite Consenting Bond Creditors or the Requisite Consenting Bank Creditors, respectively.

2.	PropCo Equity Election.

The respective aggregate principal amounts of the CPLV Mezzanine Debt (if any), the PropCo First Lien Notes, the PropCo First Lien Term Loan, and the PropCo Second Lien Notes each may be (but are not required to be) reduced by the PropCo Equity Election. The PropCo Equity Election may not reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by more than $1,250,000,000. To the extent that Holders of Allowed Prepetition Credit

Agreement Claims and/or Holders of Secured First Lien Notes Claims exercise, in their sole discretion, the PropCo Equity Election such that the aggregate principal amount of the CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes issued pursuant to the Plan would be reduced by more than $1,250,000,000, the PropCo Equity Election shall reduce first the CPLV Mezzanine Debt (if any), second the PropCo Second Lien Notes, and third, on a Pro Rata basis, the PropCo First Lien Notes and the PropCo First Lien Term Loan, until the aggregate principal amount of such debt shall be reduced by no more than $1,250,000,000. A Holder making a PropCo Equity Election will receive $1 in value of PropCo Common Equity (at an assumed valuation of $1.620 billion for 100 percent of PropCo Common Equity on a fully diluted basis) for every $1 in aggregate principal amount of PropCo First Lien Notes, PropCo First Lien Term Loan, PropCo Second Lien Notes, and CPLV Mezzanine Debt (if any) that such Holder would otherwise receive under the Plan. To the extent the PropCo Equity Election is exercised by such Holders and in such amounts that the Debtors determine, in good faith and with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors and pursuant to the advice of tax counsel, that the results of the PropCo Equity Election would have negative consequences with respect to the tax treatment of the Spin Structure, then the Debtors, with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors, may modify or eliminate the the elections with respect to the PropCo Equity Election solely in a manner necessary to avoid such negative consequences. Without limiting the rights of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors as described in the preceding sentence, in the event that the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors do not consent to a proposed modification of the PropCo Equity Election, then, as applicable, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the PropCo Preferred Backstop Investors shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. The PropCo Equity Election Procedures shall be included in the Plan Supplement and the exercise of the PropCo Equity Election shall occur after the entry of the Confirmation Order but before the Effective Date.

3.	CPLV Market Debt and CPLV Mezzanine Debt.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the maximum amount of $2,600,000,000 of CPLV Market Debt (but in no event shall the Debtors syndicate for Cash less than $1,800,000,000 of CPLV Market Debt). On the Effective Date, CPLV Sub shall execute and deliver the CPLV Loan Documents. On or before the Effective Date and after execution and delivery of the CPLV Loan Documents, the CPLV Lender shall lend the CPLV Market Debt to CPLV Sub, and the Debtors shall pay the Cash proceeds from the CPLV Market Debt to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

In the event the Debtors, after using commercially reasonable efforts, are unable to syndicate for Cash $2,600,000,000 of CPLV Market Debt (but are able to syndicate for Cash at least $1,800,000,000 of CPLV Market Debt), and subject to reduction on account of the PropCo Equity Election, as and to the extent set forth in Article IV.A.2 hereof, on the Effective Date, CPLV Mezz shall execute and deliver the CPLV Mezzanine Loan Documents, and the Debtors shall distribute the CPLV Mezzanine Debt to the Holders of the Prepetition Credit Agreement Claims (if and only to the extent such Holders as a Class exercise the CPLV Mezzanine Election) and the Holders of the Secured First Lien Notes Claims pursuant to the following terms: (a) the first $300,000,000 of CPLV Mezzanine Debt (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed one-third ( 1⁄3) to the Holders of Prepetition Credit Agreement Claims and two-thirds ( 2⁄3) to the Holders of Secured First Lien Notes Claims, each to be shared Pro Rata among such Holders pursuant to Article III.B hereof; (b) any amounts of CPLV Mezzanine Debt over $300,000,000 and less than $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed equally to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims to be shared Pro Rata among such Holders pursuant to Article III.B hereof; and (c) any amounts of CPLV Mezzanine Debt over $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be issued 41.7% to the Holders of Prepetition Credit Agreement Claims and 58.3% to the Holders of Secured First Lien Notes Claims, provided that, (a) in the event that less than $2,000,000,000 but more than $1,800,000,000 of CPLV Market Debt is syndicated, then in lieu of the increased CPLV Mezzanine Debt that would be issued to the Holders of Secured First Lien Notes Claims, the Holders of Allowed Secured First Lien

Notes Claims shall receive the PropCo Preferred Equity Upsize Shares (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right), and (b) if the Holders of Prepetition Credit Agreement Claims do not make the CPLV Mezzanine Election, then they shall receive the PropCo Second Lien Upsize Amount as and to the extent provided in Article III.B.4(b)(iv) hereof.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, which cap shall be reduced by the product of (a) the sum of (i) every dollar of the PropCo Second Lien Upsize Amount issued to the Holders of Prepetition Credit Agreement Claims and (ii) every dollar of CPLV Mezzanine Debt participating in the PropCo Equity Election, multiplied by (b) 0.072072072, provided that the cap shall not be reduced below $106,000,000.

4.	PropCo Debt.

On the Effective Date, PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz) shall execute and deliver the (a) PropCo First Lien Credit Agreement Documents to the PropCo First Lien Credit Agent, (b) PropCo First Lien Notes Documents to the PropCo First Lien Notes Indenture Trustee, and (c) PropCo Second Lien Notes Documents to the PropCo Second Lien Notes Trustee, and the Debtors shall distribute the PropCo First Lien Term Loan, PropCo First Lien Notes, and PropCo Second Lien Notes to, as applicable, the Holders of the Prepetition Credit Agreement Claims and the Holders of the Secured First Lien Notes Claims pursuant to the terms of the Plan. The aggregate amount of PropCo Second Lien Notes issued by PropCo shall increase by the amount of the PropCo Second Lien Upsize Amount to the extent that not all of the CPLV Market Debt is syndicated to third parties (and provided that the Holders of Prepetition Credit Agreement Claims have not otherwise exercised the CPLV Mezzanine Election). The amount of the PropCo First Lien Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes shall be reduced (along with the CPLV Mezzanine Debt, if any) based on the PropCo Equity Elections. Notwithstanding the foregoing, the proceeds of the PropCo Preferred Equity Put Rights and the PropCo Preferred Equity Call Rights (other than on account of the PropCo Preferred Equity Upsize Amount), after reducing the principal amount of the CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims, shall be used to reduce the principal amount of the PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims.

Subject to the occurrence of the Effective Date, the PropCo First Lien Credit Agreement Documents, PropCo First Lien Notes Documents, and PropCo Second Lien Notes Documents shall constitute legal, valid, and binding obligations of PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV) party thereto and shall be enforceable in accordance with their respective terms.

5.	OpCo Financing.

The Debtors must syndicate the OpCo Market Debt to third parties for Cash. On or before the Effective Date, OpCo and its applicable subsidiaries shall execute and deliver the OpCo Market Debt Documents to any applicable indenture trustee and/or administrative agent for such OpCo Market Debt for Cash, which Cash shall be distributed on the Effective Date to the Holders of Allowed Prepetition Credit Agreement Claims and the Holders of Allowed Secured First Lien Notes Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Prepetition Credit Agreement Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $916,900,000, subject to obtaining a waiver by the Requisite Consenting Bank Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Loan Agreement Documents, and the Debtors shall distribute the OpCo First Lien Term Loan in an aggregate principal amount equal to the amount by which $916,900,000 exceeds the Cash proceeds from the OpCo Market Debt that are paid to the Holders of Prepetition Credit Agreement Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Secured First Lien Notes Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $318,100,000, subject to obtaining a waiver by the Requisite Consenting Bond Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Notes Documents, and the Debtors shall distribute the OpCo First Lien Notes in an aggregate principal amount equal to the amount by which $318,000,000 exceeds the amount of such Cash proceeds from the OpCo Market Debt that are paid to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan, provided, however, that if the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000, then in lieu of OpCo First Lien Notes, the Debtors shall distribute the OpCo First Lien Incremental Term Loan to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

On the Effective Date, New CEC shall enter into the OpCo Guaranty Agreement to guarantee, as applicable, any OpCo First Lien Term Loan and any OpCo First Lien Notes, and, if necessary to ensure syndication to third parties, the OpCo Market Debt.

Subject to the occurrence of the Effective Date, the OpCo Market Debt Documents, the OpCo First Lien Loan Agreement Documents (if any), and the OpCo First Lien Notes Documents (if any), shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto and shall be enforceable in accordance with their respective terms. Subject to the occurrence of the Effective Date, the OpCo Guaranty Agreement (if necessary) shall constitute a legal, valid, and binding obligation of New CEC and shall be enforceable in accordance with its terms.

6.	Backstop Commitment and PropCo Preferred Equity Put and Call Rights.

On the Effective Date, the PropCo Preferred Backstop Investors shall have the right, pursuant to the PropCo Preferred Equity Call Right and consistent with the Backstop Commitment Agreement, to purchase for Cash from each Holder of Secured First Lien Notes Claims up to 50% of the PropCo Preferred Equity Distribution received by each such Holder. Each Holder of Secured First Lien Notes Claims that has exercised its PropCo Preferred Equity Put Right pursuant to the PropCo Preferred Subscription Procedures shall have the right to put all, but not less than all, of such Holders’ Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors for Cash pursuant thereto and consistent with the Backstop Commitment Agreement. The PropCo Preferred Subscription Procedures shall be included in the Plan Supplement and the exercise of Put Rights and Call Rights shall occur after the entry of the Confirmation Order but before the Effective Date.

The recoveries (including the PropCo Preferred Equity Put Right and PropCo Preferred Equity Call Right) provided by issuance of the PropCo Preferred Equity Distribution (other than in respect of the PropCo Preferred Upsize Amount) shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims under the Plan, second to reduce the principal amount of PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims under the Plan, and third to reduce the principal amount of CPLV Market Debt (provided that the CPLV Market Debt shall not be reduced to an amount below $1,800,000,000).

7.	Issuance of New Interests.

On the Effective Date, CEOC Interests shall be cancelled, and the Reorganized Debtors and New Property Entities shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including (a) OpCo shall issue the OpCo Common Stock and, as set forth in Article IV.A.1(e) of the Plan, the OpCo Series A Preferred Stock, (b) PropCo shall issue the PropCo LP Interests, the PropCo LP GP Interests, and, if applicable, PropCo Preferred LP Interests, (c) PropCo GP shall issue the PropCo GP Interests, and (d) the REIT shall issue REIT Common Stock and REIT Preferred Stock; provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock. The issuance of such documents is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

As set forth in more detail in the Plan Supplement, after taking into account the exercise of all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights, all PropCo Common Equity and all PropCo Preferred Equity will be issued as REIT Common Stock and REIT Series A Preferred Stock, respectively, except to the extent that a beneficial owner for United States federal income tax purposes of such PropCo Common Equity or PropCo Preferred Equity would (a) end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing to or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles), in which case such amounts in excess of 9.8% shall be issued as PropCo LP Interests and PropCo Preferred LP Interests as applicable.

8.	Bank Guaranty Settlement.

As part of a settlement by and among CEOC, CEC, and the Consenting First Lien Bank Lenders regarding the entitlement of the Holders of Prepetition Credit Agreement Claims to postpetition interest and the rate of any such postpetition interest, and to facilitate a settlement with the Holders of Subsidiary-Guaranteed Notes Claims, on the Effective Date, CEC (or New CEC) shall contribute the Bank Guaranty Settlement Purchase Price to the Debtors, and, on the Effective Date, the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holder’s respective Bank Guaranty Accrued Amount in accordance with the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Bank Guaranty Settlement.

9.	Waiver of CAC Recovery on Senior Unsecured Notes Claims.

As part of the settlement embodied in the Plan, CAC shall, as of the Effective Date, waive the consideration that CAC would otherwise receive under the Plan on account of CAC’s Senior Unsecured Notes Claims.

10.	Waiver or Assignment of Recoveries on Account of First Lien Notes Deficiency Claims.

On the Effective Date, at the Debtors’ direction, the Holders of First Lien Notes Claims shall waive their distributions on account of any First Lien Notes Deficiency Claims.

11.	Waiver of Turnover Provisions.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Second Lien Intercreditor Agreement.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Subsidiary-Guaranteed Notes Intercreditor Agreement.

B.	Master Lease Agreements.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Master Lease Agreements, and the Master Lease Agreements shall become effective in accordance with their terms and the Plan.

C.	Management and Lease Support Agreements.

On the Effective Date, OpCo, PropCo, Manager, and New CEC shall enter into the Management and Lease Support Agreements, and the Management and Lease Support Agreements shall become effective in accordance with their terms and the Plan.

D.	Right of First Refusal Agreement.

On the Effective Date, PropCo and New CEC shall enter into the Right of First Refusal Agreement, and the Right of First Refusal Agreement shall become effective in accordance with its terms and the Plan.

E.	PropCo Call Right Agreement.

On the Effective Date, PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall enter into the PropCo Call Right Agreement, and the PropCo Call Right Agreement shall become effective in accordance with its terms and the Plan.

F.	Tax Indemnity Agreement.

On the Effective Date, OpCo, PropCo, and New CEC shall enter into the Tax Indemnity Agreement, and the Tax Indemnity Agreement shall become effective in accordance with its terms and the Plan.

G.	Transition Services Agreement.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Transition Services Agreement, and the Transition Services Agreement shall become effective in accordance with its terms and the Plan.

H.	Subsidiary-Guaranteed Notes Settlement.

The Plan recoveries available to the Holders of Subsidiary-Guaranteed Notes Claims pursuant to the Plan have been made available pursuant to a settlement by and among CEOC, each Subsidiary Guarantor, the Holders of Subsidiary-Guaranteed Notes Claims, CEC, the Consenting First Lien Bank Lenders, and the Consenting First Lien Noteholders (including with respect to the waiver of turnover provisions under the Subsidiary-Guaranteed Notes Intercreditor Agreement set forth in Article IV.A.11 hereof). As more fully set forth in the SGN RSA and the Disclosure Statement, by the Subsidiary-Guaranteed Notes Settlement, (a) the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary-Guaranteed Notes Intercreditor Agreement, and such waiver shall be in effect on the Effective Date and (b) regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (i) $116,810,000 in New CEC Convertible Notes and (ii) 4.045% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes). Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Subsidiary-Guaranteed Notes Settlement.

I.	Unsecured Creditors Committee Settlement.

As more fully documented in the UCC RSA, the Plan treatments provided in the Plan to the Holders of Undisputed Unsecured Claims, Disputed Unsecured Claims, Convenience Unsecured Claims, Senior Unsecured Notes Claims, and Insurance Coverage Unsecured Claims have been made available pursuant to a settlement by and among the Debtors, CEC, and the Unsecured Creditors Committee, as reflected in the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Unsecured Creditors Committee.

J.	Second Priority Noteholders Committee Settlement.

As more fully documented in the Second Lien RSA, the Plan treatments provided in the Plan to the Holders of Second Lien Notes Claims have been made available pursuant to a settlement by and among the Debtors, CEC, CAC, the Second Priority Noteholders Committee, and the Consenting Second Lien Creditors, as reflected in the Plan. As provided in the Second Lien RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Second Priority Noteholders Committee and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Second Priority Noteholders Committee, after consulting with its professionals, any material impact on the legal or economic rights of the Second Lien Notes Claims, shall be approved by the Second Priority Noteholders Committee. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Second Priority Noteholders Committee and the Consenting Second Lien Creditors.

K.	Danner Settlement.

As more fully documented in the Danner Agreement, the Plan treatments provided in the Plan and the other protections for the 2016 Fee Notes resolve the action captioned Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

L.	Cash Collateral Order Amendments and Operating Cash for OpCo and the REIT.

Pursuant to the Plan and the agreements set forth in the Bank RSA and the Bond RSA, on the Effective Date the Cash Collateral Order shall be deemed amended to delete the requirement that the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims shall receive payments of Available Cash remaining on the Effective Date as adequate protection. The Debtors shall contribute $50,000,000 of the Minimum Cash Requirement to the REIT to fund the REIT’s initial balance sheet, with the remaining Minimum Cash Requirement remaining at OpCo for Cash on hand; provided that any amounts of Cash above $400,000,000 at OpCo can be used by New CEC in its sole discretion.

M.	Deferred Compensation Settlement.

On the Effective Date, OpCo and New CEC shall consummate the Deferred Compensation Settlement Agreement, and the Deferred Compensation Settlement Agreement shall become effective in accordance with its terms and the Plan.

N.	The Separation Structure.

The Separation Structure will occur through the Spin Structure, provided, however, that in lieu of the Spin Structure, the separation will be accomplished by the Partnership Contribution Structure (1) if the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under section 368(a)(1)(G) of the Internal Revenue Code, with the consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, such consent not to be unreasonably withheld, (2) at the election of the Requisite Consenting Bond Creditors (after consultation with the Consenting First Lien Bank Creditors), if the Estimated REIT E&P exceeds $1.6 billion, or (3) at the election of the Debtors and CEC, with the consent of the Requisite Consenting Bank Creditors and the Requisite Consenting Bond Creditors, such consent not to be unreasonably withheld. In either Separation Structure, (1) the distribution of the New Debt and New Interests under the Plan will be made in a manner that will not generate taxable income to the Debtors other than cancellation of indebtedness income, and (2) the Debtors and CEC shall regularly consult with the advisors for the Consenting First Lien Noteholders, the advisors for the Consenting First Lien Bank Lenders, the advisors for the Second Priority Noteholders Committee, the advisors for the Subsidiary-Guaranteed Notes Trustee, and the advisors for the Unsecured Creditors Committee on the Separation Structure and all decisions that may materially affect the tax consequences thereof on the Holders of First Lien Notes Claims, the Holders of Prepetition Credit Agreement Claims, Holders of Second Lien Notes Claims, the Holders of General Unsecured Claims, the Holders of Non-Obligor Unsecured Claims, the Holders of Convenience Unsecured Claims, the Holders of Senior Unsecured Notes Claims, and/or the Holders of Subsidiary-Guaranteed Notes Claims.

If the Partnership Contribution Structure is used, New CEC shall have the option to participate in future issuances, or purchase additional equity from PropCo at fair market value if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

To meet the requirement that a real estate investment trust have at least 100 shareholders and notwithstanding anything herein to the contrary, the REIT will have the right to issue, for Cash, the REIT Series B Preferred Stock.

O.	Restructuring Transactions.

On the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, shall enter into the Restructuring Transactions, including those transactions set forth in the Restructuring Transactions Memorandum, and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein, including the Spin Structure and the Partnership Contribution Structure set forth in Article IV.N of the Plan and the CEOC Merger. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, or other corporate transactions as may be determined by the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, to be necessary or appropriate without any material adverse effects on the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, or Non-First Lien Claims, or the value of their respective recoveries. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Debt Documents, and any filings related thereto; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

P.	New Corporate Governance Documents.

On or immediately before the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, will file their respective New Corporate Governance Documents, OpCo Organizational Documents, or the New Property Entity Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation or organization in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents, the OpCo Organizational Documents, and the New Property Entity Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors and the New Property Entities may amend and restate their respective New Corporate Governance Documents, OpCo Organizational Documents, or New Property Entity Organizational Documents, as applicable, as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

Q.	New Boards.

As of the Effective Date, except as set forth in this Article IV.Q, all directors, managers, and other members of existing boards or governance bodies of the Debtors, as applicable, shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the applicable New Board. Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Boards. To the extent any such director or officer of the Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable New Corporate Governance Documents, OpCo Organizational Documents, New Property Entity Organizational Documents, and other constituent documents of the Reorganized Debtors and the New Property Entities.

1.	OpCo.

The OpCo New Board shall consist of three voting members to be designated by CEC (or New CEC), one of whom shall be independent and reasonably acceptable to the Requisite Consenting Bond Creditors. The independent director shall be a member of all committees of the OpCo New Board.

There also shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Bond Creditors. The observer shall be given notice of and an opportunity to attend the portion of all meetings, including applicable committee meetings, of the OpCo New Board concerning business and strategy session matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to OpCo board members in connection with such matters), including with regard to matters related to capital expenditures, budgeting, planning, and construction of capital improvements for existing and new casino, gaming, and related facilities, subject to appropriate limitation in respect of privilege issues.

2.	REIT.

The REIT New Board shall consist of seven voting members to be designated by the Requisite Consenting Bond Creditors. At least three voting members must be licensed by the required regulatory authorities by the Effective Date. If there are not at the Effective Date at least three voting members licensed, then to assist with Consummation of the Plan up to two of the independent directors of CEOC’s board shall be designated to the REIT New Board so that there will be three voting members at the Effective Date, with such members being removed successively as each non-voting member is licensed. Until such time as the CEOC independent members are a minority of the New Board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any members are not so licensed by the Effective Date, they shall be non-voting members until so licensed.

3.	New CEC.

Upon the effectiveness of the Plan and the occurrence of the Effective Date, the initial Board of Directors of New CEC (the “Initial Board”) shall consist of eleven members, one of whom shall be the CEO of New CEC, and ten others, eight of whom shall be “independent” directors (together with the CEO, the “Initial Directors”) based on the standard for serving as a member of an audit committee of a New York Stock Exchange listed company and, for avoidance of doubt, the eight “independent” directors shall not include anyone who is an officer, director, manager or full-time employee of any Sponsor. The Initial Board shall be comprised of (a) four members appointed by CAC and CEC, which together shall be entitled to appoint two Initial Directors that are not “independent” (which, for avoidance of doubt, can be an officer, director, manager, or full-time employee of any Sponsor), provided that the full CAC independent board committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, and the CEC Strategic Alternatives Committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, (b) three members appointed by the Second Priority Noteholders Committee, (c) two members appointed by the Requisite Consenting Bond Creditors, and (d) one member appointed together by the Requisite Consenting Bank Creditors and the Requisite Consenting SGN Creditors, in consultation with the Unsecured Creditors Committee; provided, however, that if any of such appointees has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Effective Date (“Approvals”), then the Creditors or stockholders having such appointment rights shall appoint “independent” (as described above) directors from the current directors of CEC, CAC, and/or CEOC instead (the “Interim Directors”). The chairman of the Initial Board shall be one of the “independent” Initial Directors, and the selection of the chairman shall be subject to the consent of the Second Priority Noteholders Committee and the other creditors or shareholders having appointment rights.

If Interim Directors are appointed, then the persons or entities having the right to appoint such Interim Directors, as applicable, may replace the Interim Directors they appointed with the Initial Director(s) they would have appointed but for lack of Approvals once such proposed Initial Director has been “Approved.”

At any time that the New CEC board consists of more than two Interim Directors, such board shall not direct or permit New CEC or any subsidiary to take any actions outside of the ordinary course of business of their respective businesses without (i) approval of such action by a committee of the board that excludes the Interim Directors and any Initial Directors who are not independent or (ii) a stockholder vote by the stockholders of New CEC.

New CEC shall use its reasonable best efforts to cause the individuals appointed as Initial Directors to receive all Approvals, including adopting such internal governance structures as may be required to enable an appointee herein contemplated to serve on the New CEC Board of Directors. Upon receipt of Approvals for at least nine of the eleven members appointed as Initial Directors, including at least two of the three members appointed by the Second Priority Noteholders Committee and at least one of the two members appointed by the Requisite Consenting Bond Creditors, the Initial Board shall have the powers of a board of directors under Delaware law and New CEC’s Bylaws.

Director terms of the directors on the Initial Board will be classified. Class I directors, whose initial term will expire at New CEC’s 2018 annual meeting of stockholders, will include the CEO, one of the appointees of the Second Priority Noteholders Committee, one of the non-independent appointees of CEC/CAC, and one of the appointees of the Requisite Consenting Bond Creditors. Class II directors, whose term will expire at New CEC’s 2019 annual meeting of stockholders, will be likewise composed except that the appointee of the Requisite Consenting Bank Creditors/Requisite Consenting SGN Creditors shall be in that class instead of the CEO, and the independent director appointed by the CEC Strategic Alternative Committee shall be in that class instead of one of the non-independent appointees of CEC/CAC. Class III directors, whose term will expire at New CEC’s 2020 annual meeting of stockholders, shall be the remaining appointees. Any new directors elected on or after the expiration of the terms of the Initial Directors shall be elected by cumulative voting, and the terms of such new directors shall be declassified (i.e., one year).

For the avoidance of doubt, all of the above is subject to New CEC’s duties and obligations under applicable law as a regulated company, along with any required approvals.

R.	New Employment Contracts.

On the Effective Date, OpCo and PropCo, as applicable, shall enter into the New Employment Contracts with the employees covered by such New Employment Contracts, and such New Employment Contracts shall become effective in accordance with their terms and the Plan.

S.	Shared Services.

On or before the Effective Date, the CES LLC Agreement and the CES Shared Services Agreement shall be amended or modified as necessary or appropriate to reflect the formation of OpCo and PropCo, including to reflect all of the following provisions in this Article IV.S: (1) to provide that Total Rewards® and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo or OpCo, and (2) for so long as New CEC, the Manager, or any of their respective affiliates or subsidiaries manages pursuant to the Management and Lease Support Agreements or otherwise, CES shall ensure that, in the event New CEC, the Manager, or any of their respective affiliates and subsidiaries cease to provide the resources and services provided by such agreements, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if New CEC, the Manager, or any of their respective affiliates or subsidiaries are terminated as manager under the applicable management agreement other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with New CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

CES shall at the request of the REIT New Board have meetings or conference calls once a quarter with a designee of the REIT New Board to discuss, and consult on, the strategic and financial business plans, budgeting (including capital expenditures), and other topics as reasonably requested by the REIT New Board. The REIT shall also have audit and information rights with respect to CES.

T.	Exemptions.

Pursuant to section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors or any of the New Property Entities elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors or the New Property Entities, as the case may be, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Each of the (1) OpCo Common Stock and PropCo Common Equity issued pursuant to the New CEC OpCo Stock Purchase and the New CEC PropCo Common Stock Purchase, respectively, and (2) REIT Series B Preferred Stock will be issued without registration in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

U.	New Interests.

Before the Effective Date, the Board of Directors of CEOC, and on and after the Effective Date, the REIT New Board shall each use its reasonable best efforts to have the REIT Common Stock (a) registered for resale under the Securities Act and any other applicable state securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date. A registration statement covering the resale of REIT Common Stock shall be filed as soon as practicable following the Effective Date and in any event within 75 days thereafter.

The Board of Directors of CEOC shall consult with the professionals to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders on the form and substance of the registration statement for the REIT Common Stock. The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any Holder of Secured First Lien Notes Claims that cannot freely transfer its equity pursuant to section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate the U.S. Securities and Exchange Commission filings by reference up to date.

New CEC shall use commercially reasonable efforts to have the New CEC Common Equity (a) registered for resale under the Securities Act and any other applicable state Securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date.

V.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, bonds, indentures, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, and other documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims or Interests, including the Prepetition Credit Agreement Claims (provided, however, for the avoidance of doubt, all claims pursuant to the Guaranty and Pledge Agreement shall survive until consummation of the Bank Guaranty Settlement, including payment of the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims), Secured First Lien Notes Claims, First Lien Notes Deficiency Claims, Second Lien Notes Claims, Senior Unsecured Notes Claims, Subsidiary Guaranteed Notes Claims, and CEOC Interests, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto and the obligations of the Debtors or Reorganized Debtors, as applicable, and any non-Debtor parties, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (1) allowing Holders to receive distributions as specified under the Plan, (2) allowing each of the Indenture Trustees to make distributions pursuant to the Plan on account of the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes, as applicable, (3) preserving each of the Indenture Trustees’ rights to compensation and indemnification as against any money or property distributable to Holders of Notes Claims, including without limitation, permitting each of the Indenture Trustees to maintain, enforce, and exercise their respective Indenture Trustee Charging Liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustees against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the applicable Notes Claims pursuant and subject to the terms of the applicable Indenture as in effect on the Effective Date, (5) permitting each of the Indenture Trustees to enforce any obligation (if any) owed to such Indenture Trustee under the Plan, and (6) permitting each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other Court; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (2) except as otherwise provided herein, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. Each of the Indenture Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, each of the Indenture Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustees, including costs of their respective professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

W.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, if taken in compliance with the Plan, shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, the New Property Entities, or any other Entity or Person, including, without limitation: (1) adoption or assumption, as applicable, of the agreements with existing management and New Employment Contracts; (2) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (3) selection of the directors, managers, members, and officers for the Reorganized Debtors and the New Property Entities; (4) implementation of the Restructuring Transactions and performance of all actions and transactions contemplated thereby; (5) the applicable Reorganized Debtors’ and New Property Entities’ entry, delivery, and performance of the New Debt Documents; (6) the distribution of New Interests as provided herein; (7) the distribution of the New CEC Convertible Notes and the New CEC Common Equity as provided herein; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, and any corporate action required by the Debtors or the

Reorganized Debtors in connection with the Plan shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable. On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors and/or the New Property Entities, including the New Debt Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.W shall be effective notwithstanding any requirements under nonbankruptcy law.

X.	Effectuating Documents; Further Transactions.

On and after the Effective Date, as applicable, the Debtors, the Reorganized Debtors, the New Property Entities, and the directors, managers, officers, authorized persons, and members thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Debt Documents, the New Corporate Governance Documents, the OpCo Organizational Documents, the New Property Entity Organizational Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and the New Property Entities (including the New Interests), without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Y.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property or any Interests pursuant to the Plan, including the recording of any amendments to such transfers, or any new mortgages or liens placed on the property in connection with such transfers, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto or pursuant to the New Debt Documents shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct and shall be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption specifically applies to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution, and/or sale of any of the New Interests, the New Debt, and any other Securities of the Debtors, the Reorganized Debtors, or the New Property Entities; and (5) the making or delivery of any deed or other instrument of transfer in furtherance of or in connection with the Plan, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, and (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

Z.	Corporate Existence.

Except as otherwise provided in the Plan (including as necessary and/or advisable to implement the Separation Structure), each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

AA.	Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, on the Effective Date, all property in each Estate, all Causes of Action (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest, as applicable, in each respective Reorganized Debtor and the New Property Entities, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Debt Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors and New Property Entities may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

BB.	General Settlement of Claims.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan will constitute a good-faith compromise and settlement of the claims, Causes of Action, and controversies released by the Debtor Release and the Third-Party Release pursuant to the Plan.

CC.	Ordinary Course of Business Through Effective Date.

Between Confirmation and the Effective Date, the Debtors will not use, sell, or lease property of the Estates outside the ordinary course of business without approval by or authorization from the Bankruptcy Court.

DD.	Retention of Causes of Actions.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, the Debtors and the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Debtors’ and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. In the event that the Recoverable Amount is paid pursuant to the terms of the CIE Proceeds and Reservation of Rights Agreement or otherwise, CEOC’s Cause of Action against CEC on account of the Recoverable Amount will be released.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Entity as any indication that the Debtors and the Reorganized Debtors will not pursue any and all available Causes of Action against such Entity. The Debtors and the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action, including with respect to rejected Executory Contracts and Unexpired Leases, against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is identified on the Assumed Executory Contracts and Unexpired Leases Schedule, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, if any. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumption and assignment, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease Schedule, and the Rejected Executory Contract and Unexpired Lease Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease Schedule at any time through and including 45 days after the Effective Date, with the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee (if before the Effective Date) and PropCo (if after the Effective Date).

B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Notice and Claims Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim or Non-Obligor Unsecured Claim (depending on which Debtor such Claim is asserted against) pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned; or (3) any other matter pertaining to assumption or assumption and assignment, the cure amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment; provided that the Reorganized Debtors as to any assumed or assumed and assigned Executory Contract or Unexpired Lease (other than those assigned to the New Property Entities), and the relevant New Property Entity, as to any Executory Contract or Unexpired Lease assumed and assigned to the New Property Entities, may settle any dispute regarding the amount of any such cure amount without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that, notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute, whether by amending the Rejected Executory Contract and Unexpired Lease Schedule in accordance with Article V.A of the Plan or otherwise, subject to the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

At least forty-two days prior to the Confirmation Objection Deadline, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided that the Debtors reserve all rights with respect to any such proposed assumption or assumption and assignment and proposed cure amount in the event of an objection or dispute. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, assumption and assignment, or related cure amount must be filed, served, and actually received by the Debtors no later than thirty days after service of the notice providing for such assumption or assumption and assignment and related cure amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, assumption and assignment, or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall constitute and be deemed to constitute the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to, action, order, or approval of the Bankruptcy Court.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan and the Reorganized Debtors’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights; provided that, for the avoidance of doubt, each of the Reorganized Debtors shall be jointly and severally liable for the foregoing obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Debtors. Notwithstanding the foregoing, the Reorganized Debtors shall have no obligation to indemnify any Person for any contributions made by such Person, or on such Person’s behalf, to the Debtors or to any Holder of any Claim or Interests as consideration for any releases provided pursuant to this Plan.

The New Property Entities’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the New Property Entities’ directors, officers, employees, or agents in respect of their post-Effective Date actions or inactions to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the New Property Entities shall amend and/or restate their respective governance documents before the Effective Date to terminate or materially adversely affect any of the New Property Entities’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Notwithstanding the foregoing, nothing shall impair the ability of the New Property Entities to modify the indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date.

G.	Treatment of D&O Liability Insurance Policies.

Notwithstanding anything in the Plan to the contrary, CEC shall maintain all of its unexpired D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which coverage shall be through the Effective Date of the Plan, and all directors, members, trustees, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations related to the foregoing D&O Liability Insurance Policies.

The Debtors and/or the Reorganized Debtors, as applicable, are authorized to purchase D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which D&O Liability Insurance Policies shall be effective as of the Effective Date. On and after the Effective Date, each of the Reorganized Debtors and the New Property Entities shall be authorized to purchase D&O Liability Insurance Policies for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

H.	Insurance Policies.

Each of the Debtors’ insurance policies (other than the D&O Liability Insurance Policies, which shall receive the treatment set forth in Article V.G of the Plan) and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or the Plan Supplement, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

I.	Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except for (1) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (2) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts: all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided, further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of such employee benefits and retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

J.	Reservation of Rights.

Neither the exclusion nor the inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors shall have 90 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

L.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor liable thereunder in the ordinary course of its business (and will be vested in the applicable Reorganized Debtor or New Property Entity). Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

On or before forty-five days before the anticipated Effective Date (or some other date as mutually agreed to by the Debtors and the Unsecured Creditors Committee), the Debtors shall provide to the Unsecured Creditors Committee a schedule identifying (a) all Allowed Undisputed Unsecured Claims and all Allowed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the Initial Distribution Date in accordance with the treatments provided for Class I in Article III.B.9 and for Class L in Article III.B.12 hereof, and (b) all Disputed Unsecured Claims and all Disputed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the applicable Quarterly Distribution Date after such Claim becomes an Allowed Claim in accordance with the treatments provided for Class J in Article III.B.10 hereof and for Class L in Article III.B.12 hereof. The Unsecured Creditors Committee shall have seven days from receipt of such schedule to review such anticipated distributions, and the Debtors shall make themselves (or their legal and/or financial advisors) available to discuss in good faith and resolve any issues raised by the Unsecured Creditors Committee based on such review. If any issues relating to any Claims referenced in the foregoing clause (a) remain unresolved after the expiration of the seven-day review period, the Debtors shall not make any payments on account of such Claim without an order Allowing such Claim unless the Debtors and the Unsecured Creditors Committee are able to reach an agreement regarding the Allowance of such Claim reasonably acceptable to both parties. The Debtors will provide the Unsecured Creditors Committee with biweekly updates on the schedule identified herein in advance of the Effective Date.

Unless otherwise provided in the Plan, on the Initial Distribution Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Initial Distribution Date, on the next Quarterly Distribution Date after such Claim or Interest becomes, as applicable, an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), and except as otherwise set forth herein, each Holder of an Allowed Claim or Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class from the Disbursing Agent. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Initial Distribution Date.

The New Interests, the New Debt, the New CEC Convertible Notes, and the New CEC Common Equity issued in the CEOC Merger shall be deemed to be issued as of the Effective Date to the Holders of Claims or Interests entitled to receive the New Interests, New Debt, the New CEC Convertible Notes, and the New CEC Common Equity pursuant to Article III of the Plan.

B.	Distributions on Account of Obligations of Multiple Debtors.

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan, provided that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

C.	Distributions Generally.

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees, each of which shall act as Disbursing Agent for distributions to the respective Holders of Notes Claims under the applicable Indentures. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of each Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions. All distributions to be made to Holders of Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the applicable Indentures.

D.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as reasonably deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable, actual, and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.

1.	Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, as applicable, shall be deemed to have been made on the applicable Quarterly Distribution Date after they have actually been made, unless the Reorganized Debtors and the applicable Holder of such Claim or Interest agree otherwise.

2.	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interest until the Disputed Claim or Interest has become an Allowed Claim or Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distributions.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, with respect to Holders of Prepetition Credit Agreement Claims, distributions shall be made to such Holders that are listed on the register or related document maintained by the Prepetition Credit Agreement Agent. The Distribution Record Date shall not apply to the Indenture Trustees with respect to Holders of Notes Claims.

2.	Delivery of Distributions in General.

(a)	Initial Distribution Date.

Except as otherwise provided herein, and subject to Article VI.C of the Plan, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records or the register or related document maintained by, as applicable, the Prepetition Credit Agreement Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the Subsidiary Guarantee Notes Indenture Trustee, or the Senior Unsecured Notes Indenture Trustee as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided, further, that the address for each Holder of an Allowed Claim or Interest shall be deemed to be the address set forth in, as applicable, any Proof of Claim or Proof of Interest Filed by such Holder, or, if no Proof of Claim or Proof of Interest has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

(b)	Quarterly Distribution Date.

Except as otherwise determined by the Reorganized Debtors in their sole discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims and Interests under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim or Interest on such date, shall be distributed on the first Quarterly Distribution Date after such Claim or Interest is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A of the Plan.

3.	De Minimis Distributions; Minimum Distributions.

No fractional units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts and such fractional amount shall be deemed to be zero. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity that is not a whole number, the actual distribution of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity, as applicable, to be distributed to Holders of Allowed Claims and Interests shall be adjusted as necessary to account for the foregoing rounding.

The Disbursing Agent shall not make any distributions to a Holder of an Allowed Claim on account of such Allowed Claim of New Interests, New Debt, New CEC Convertible Notes, New CEC Common Equity, or Cash where such distribution is valued, in the reasonable discretion of the Disbursing Agent, at less than $100.00.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Disbursing Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred; provided, however, that to the extent any such property or interests in property consist of New Debt, New Interests, New CEC Convertible Notes, and/or New CEC Common Equity, such New Debt, New Interests, the New CEC Convertible Notes, and New CEC Common Equity (as well as any payments or distributions in respect thereof) shall revert to the entity that issued such New Debt, New Interest, the New CEC Convertible Note, and/or the New CEC Common Equity.

5.	Manner of Payment Pursuant to the Plan.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim, provided that the treatments under the Plan of Prepetition Credit Agreement Claims and Secured First Lien Notes Claims take into account their respective rights to postpetition interest. Additionally, and without limiting the foregoing, and except as otherwise set forth in the Plan, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final Plan Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Setoffs and Recoupment.

Each Debtor, Reorganized Debtor, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, setoff against or recoup from a Claim any claims of any nature whatsoever that the Debtors may have against the claimant, to the extent not released under the Plan, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim.

J.	Allocation Between Principal and Accrued Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Reorganized Debtors, after the Effective Date, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor, as applicable. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtors, as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1.	Allowance of Claims.

On or after the Effective Date, each of the Reorganized Debtors shall have and shall retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately prior to the Effective Date, except as otherwise provided in the Plan.

2.	Claims Objections and Settlements.

Subject to Article XII.G hereof, the Reorganized Debtors shall have the authority to: (a) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.	Claims Estimation.

On or after the Effective Date, the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B.	Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim that is duplicative or redundant with another Claim against the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Time to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

D.	Disallowance of Claims.

Any Claims held by any Entity from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR AS AGREED TO BY THE REORGANIZED DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

E.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

F.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest, unless otherwise agreed to by the Reorganized Debtors.

G.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. Unless otherwise agreed to by the Reorganized Debtors and the Disbursing Agent, on the first Quarterly Distribution Date after the date that the order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction with jurisdiction over the Disputed Claim) allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, turnover, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released by each and all of the Debtors, the Estates, and the Reorganized Debtors from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of each and all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that each and all of the Debtors, the Estates, or the Reorganized Debtors would have been legally entitled to assert in its or their own right (whether individually or collectively), or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the Restructuring Support Agreements, the Upfront Payment, the RSA Forbearance Fees, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the

Restructuring Documents or related agreements, instruments, or other documents (including the Restructuring Support Agreements), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees; provided that the foregoing Debtor Release shall not operate to waive or release any right, Claim, or Cause of Action (1) in favor of any Debtor, Reorganized Debtor, or New Property Entity, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (2) as expressly set forth in the Plan or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any or all of the Debtors or their respective Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Third-Party Release.

Effective as of the Effective Date, each and all of the Releasing Parties (regardless of whether a Releasing Party is also a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharges and releases (and each Entity so discharged and released shall be deemed discharged and released by the Releasing Parties) each and all of the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including with respect to any rights or Claims that could have been asserted against any or all of the Released Parties with respect to the Guaranty and Pledge Agreement (but only to the extent released in connection with the Bank Guaranty Settlement), the Upfront Payment, the RSA Forbearance Fees, any derivative claims, asserted or assertable on behalf of any or all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Restructuring Support Agreements, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring or any alleged restructuring or reorganization of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents, or related agreements, instruments, or other documents (including the Restructuring Support Agreements and, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to each and all of the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees (including but not limited to any claim under any Indenture or under the Trust Indenture Act). Notwithstanding anything to the contrary in the foregoing, the Third-Party Release shall not release (1) any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (2) any postpetition settlement agreements between any Released Party and a creditor of the Debtors or the Estates (including, for the avoidance of doubt, the Danner Agreement), or (3) any postpetition liabilities incurred in the ordinary course by the Released Parties.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.

D.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either of the Debtor Release or Third-Party Release, and except as otherwise specifically provided in the Plan, each Debtor, each Reorganized Debtor, each New Property Entity, each Estate, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any prepetition or postpetition action taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, administering, or implementing the Plan, or consummating the Plan (including the Restructuring Support Agreements), the Danner Agreement, the Disclosure Statement, the New Governance Documents, the Restructuring Transactions, and/or the Separation Structure or selling or issuing the New Debt, the New Interests, the New CEC Convertible Notes, the New CEC Common Equity, and/or any other Security to be offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, except for actual fraud, willful misconduct, or gross negligence in connection with the Plan or the Chapter 11 Cases following the Petition Date, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided, however, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Each of the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, and each Exculpated Party has, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the Restructuring Transactions, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments, or other documents pursuant to the Plan, and the solicitation and distribution of the Plan and, therefore, is not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the Exculpation shall not release any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, or any documents, instruments, or agreements (including those set forth in the Plan Supplement) executed to implement the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged pursuant to Article VIII.A of the Plan, released pursuant to Article VIII.B or Article VIII.C of the Plan, or are subject to exculpation pursuant to Article VIII.D of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any or all of the Debtors, the Reorganized Debtors, the New Property Entities, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right prior to the Effective Date in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, exculpated, released, or settled pursuant to the Plan.

F.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for any Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall automatically revert to the applicable Debtor and its successors and assigns.

G.	Setoffs.

Except as otherwise expressly provided for in the Plan or in any court order, each Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that such Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

H.	Recoupment.

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.	Subordination and Turnover Rights.

All intercreditor, subordination, and turnover rights arising pursuant to any document or under law or at equity are compromised, settled, waived, released, and otherwise deemed satisfied by the distributions in the Plan and shall be of no further force or effect upon the Effective Date, including any such rights under the Second Lien Intercreditor Agreement, the Subsidiary-Guaranteed Notes Intercreditor, and the First Lien Intercreditor Agreement.

J.	Document Retention.

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable.

K.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any Debtor, any Reorganized Debtor, and New Property Entities, or another Entity with whom the Debtors have been associated solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

M.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied on or prior to the Effective Date or waived pursuant to the provisions of Article IX.B of the Plan:

1. the Confirmation Order shall have been entered and such order shall not have been stayed, modified, or vacated on appeal;

2. the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of the Plan;

3. the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been Filed with the Bankruptcy Court pursuant to the terms of the Plan and the Restructuring Support Agreements;

4. the Debtors shall have received both the PropCo Tax Letter and the REIT Opinion Letter;

5. CEC and CAC shall have consummated the transactions contemplated by the Merger Agreement, creating New CEC;

6. New CEC shall have paid the New CEC Cash Contribution to the Debtors;

7. OpCo shall have been formed and the OpCo Organizational Documents shall be effective;

8. PropCo shall have been formed and the PropCo Organizational Documents shall be effective;

9. PropCo GP shall have been formed and the PropCo GP Organizational Documents shall be effective;

10. the REIT shall have been formed and the REIT Organizational Documents shall be effective;

11. if applicable, CPLV Mezz shall have been formed and the CPLV Mezz Organizational Documents shall be effective;

12. CPLV Sub shall have been formed and the CPLV Sub Organizational Documents shall be effective;

13. if applicable, the TRS(s) shall have been formed and the TRS Organizational Documents shall be effective;

14. OpCo shall have deeded or assigned, as applicable, to PropCo (and/or its applicable subsidiaries) the property to be transferred to PropCo (and/or its applicable subsidiaries) as set forth in the Restructuring Transactions Memorandum;

15. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Master Lease Agreements, and such Master Lease Agreements shall be effective in accordance with their terms;

16. OpCo, PropCo, Manager, and New CEC shall have entered into the Management and Lease Support Agreements, and such Management and Lease Support Agreements shall be effective in accordance with its terms;

17. PropCo and New CEC shall have entered into the Right of First Refusal Agreement, and such Right of First Refusal Agreement shall be effective in accordance with its terms;

18. PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall have entered into the PropCo Call Right Agreement, and such PropCo Call Right Agreement shall be effective in accordance with its terms;

19. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Transition Services Agreement, and such Transition Services Agreement shall be effective in accordance with its terms;

20. OpCo shall have syndicated the OpCo Market Debt to third parties for Cash;

21. PropCo shall have issued the PropCo First Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes as set forth herein;

22. CPLV Sub and, if applicable, CPLV Mezz, shall have issued the CPLV Market Debt (of which at least $1,800,000,000 shall have been syndicated) and, if applicable, the CPLV Mezzanine Debt as set forth herein;

23. the New Debt shall have been issued by, as applicable, OpCo, PropCo, CPLV Sub, and, if applicable, CPLV Mezz;

24. the New Interests shall have been issued by, as applicable, OpCo, PropCo, and the REIT;

25. New CEC and, as applicable, the Debtors, the Reorganized Debtors, and the REIT shall have consummated the New CEC OpCo Stock Purchase and, solely to the extent the Partnership Contribution Structure is used, the New CEC PropCo Common Stock Purchase;

26. New CEC shall have issued the New CEC Convertible Notes;

27. OpCo, PropCo, and New CEC shall have entered into the Tax Indemnity Agreement, and such Tax Indemnity Agreement shall be effective in accordance with its terms;

28. new D&O Liability Insurance Policies shall be in effect for the Reorganized Debtors’ and the New Property Entities’ post-Effective Date directors, officers, members, and managers;

29. CEC (or New CEC) shall have contributed the Bank Guaranty Settlement Purchase Price to the Debtors, and the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holders’ Bank Guaranty Accrued Amount;

30. the CEOC Merger shall have been consummated and the New CEC Common Equity shall have been exchanged in connection therewith;

31. OpCo and the REIT shall each have the Minimum Cash Requirement set forth herein as set forth in Article IV.L hereof;

32. the amount of Allowed Non-Obligor Claims shall not exceed the Non-Obligor Cash Pool;

33. the Debtors, CEC, and the National Retirement Fund shall have settled the NRF Claim and the NRF Disputes;

34. the Unsecured Creditors Committee shall have agreed in writing provided to counsel to the Debtors that, based on advice from the financial and legal advisors to the Unsecured Creditors Committee, the aggregate amount of Allowed Claims in Class I, Class J, Class K, and Class L is reasonably expected to be equal to or less than $350,000,000;

35. the RSA Forbearance Fees shall have been paid in full in Cash;

36. solely to the extent the Bond RSA becomes effective pursuant to its terms, the Bond RSA shall not have been terminated;

37. solely to the extent the Bank RSA becomes effective pursuant to its terms, the Bank RSA shall not have been terminated;

38. solely to the extent the Second Lien RSA becomes effective pursuant to its terms, the Second Lien RSA shall not have been terminated;

39. solely to the extent the SGN RSA becomes effective pursuant to its terms, the SGN RSA shall not have been terminated;

40. the UCC RSA shall not have been terminated;

41. if applicable, New CEC shall have contributed to the Debtors the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration to fund the distributions contemplated by the Plan;

42. the New CEC Common Equity Buyback shall have occurred;

43. the Debtors will have obtained and updated Phase I environmental study or environmental site assessment from an accredited environmental firm addressed to PropCo (or its designee) for each parcel of real property that will be owned by PropCo or its Subsidiaries as of the Effective Date;

44. all Gaming Approvals shall have been obtained;

45. all other authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained; and

46. all documents and agreements necessary to implement the Plan shall have (a) been tendered for delivery, and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth herein, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

B.	Waiver of Conditions.

Subject to and without limiting the respective rights of each party to the Restructuring Support Agreements, the Debtors, with the reasonable consent of each of CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the Unsecured Creditors Committee, and Frederick Barton Danner (only with respect to the treatment of the 2016 Fee Notes), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $916,900,000 of OpCo Market Debt to third parties for Cash; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $318,100,000 of OpCo Market Debt to third parties for Cash; provided, however, that any such waivers of the condition precedent to the Effective Date set forth in Article IX.A.20 hereof will be replaced by the conditions precedent to the Effective Date that (1) OpCo issues, as applicable, the OpCo First Lien Term Loan and/or the OpCo First Lien Notes as a replacement for the unsubscribed portion of, as applicable, the OpCo Market Debt and (2) CEC and, as applicable, the OpCo First Lien Loan Agent and/or the OpCo First Lien Notes Trustee shall have entered into the OpCo Guaranty Agreement; provided, further, that, solely to the extent the Bond RSA becomes effective pursuant to its terms, only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.36 hereof that the Bond RSA shall not have been terminated; provided, further, that, solely to the extent the Bank RSA becomes effective pursuant to its terms, only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.37 hereof that the Bank RSA shall not have been terminated; provided, further, that, solely to the extent the Second Lien RSA becomes effective pursuant to its terms, only the Second Priority Noteholders Committee may in its sole discretion waive the requirement set forth in Article IX.A.38 hereof that the Second Lien RSA shall not have been terminated; provided, further, that, solely to the extent the amendments to the SGN RSA become effective pursuant to its terms, only the Requisite Consenting SGN Creditors may in its sole discretion waive the requirement set forth in Article IX.A.39 hereof that the SGN RSA shall not have been terminated; provided, further, that only the Unsecured Creditors Committee may in its sole discretion waive the requirement set forth in Article IX.A.40 hereof that the UCC RSA shall not have been terminated.

C.	Substantial Consummation of the Plan.

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article IX.A of the Plan have been satisfied or waived. Consummation of the Plan shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of Conditions to the Effective Date.

If the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any

Claims, Interests, or any claims held by the Debtors; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to and not limiting the respective rights of each party to the Restructuring Support Agreements or the Danner Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, unless otherwise ordered by the Bankruptcy Court, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X of the Plan. Pursuant to Article XII.H hereof, any party to any effective restructuring support or similar agreement shall have their rights under such effective restructuring support or similar agreement with respect to any such modification or supplement.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, subject to the Restructuring Support Agreements, to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtor, Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, to the extent legally permissible, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, the Rejected Executory Contract and Unexpired Lease Schedule; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and, subject to any applicable forum selection clauses, all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Disclosure Statement, the Restructuring Support Agreements, or the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, Exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such discharge, releases, Exculpations, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or, subject to any applicable forum selection clauses, any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including, subject to any applicable forum selection clauses, disputes arising under agreements, documents, or instruments executed in connection with the Plan;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of all releases set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce the injunction, release, and Exculpation provisions set forth in Article VIII of the Plan;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order or final decree concluding or closing each of the Chapter 11 Cases.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring or receiving property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including U.S. Trustee Fees, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until such Debtor’s Chapter 11 Case is converted or dismissed, or a final decree closing such Chapter 11 Case is issued, whichever occurs first.

D.	Payment of Certain Fees and Expenses.

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative or Secured Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all Restructuring Support Advisors Fees incurred up to and including the Effective Date that have not previously been paid. All amounts distributed and paid as Restructuring Support Advisors Fees shall not be subject to setoff, recoupment, reduction, or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

Pursuant to Bankruptcy Rule 9019, and in accordance with, and subject to the terms of, the Subsidiary-Guaranteed Notes Settlement and the SGN RSA, and to the extent the Debtors or CEC have not already previously paid such fees and expenses in full in Cash on or before December 1, 2016 (as required by the SGN RSA) in accordance with a Bankruptcy Court order or otherwise, then, on the Effective Date, the Debtors shall reimburse the Subsidiary-Guaranteed Notes Indenture Trustee all of its reasonable and documented fees and expenses in full in Cash, including those fees and expenses for services of attorneys, financial advisors, and other consultants and/or professionals as may be retained by the Subsidiary-Guaranteed Notes Indenture Trustee with the prior written consent of the Debtors (on the terms and conditions set forth in the SGN RSA), in accordance with the Subsidiary Guaranteed Notes Settlement and on account of the Subsidiary-Guaranteed Notes Indenture Trustee’s substantial contribution to the Estates in developing and supporting prosecution of the Plan during the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the UCC RSA, the Debtors shall reimburse the reasonable and documented fees and expenses of the Senior Unsecured Notes Indenture Trustee (including reasonable and documented attorney’s fees and expenses) incurred in connection with the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the Second Lien RSA, the Debtors shall pay the Second Lien Bond Fees and Expenses, to the extent not previously paid by the Debtors or CEC (including certain accrued and unpaid amounts by December 20, 2016, as required by the Second Lien RSA); provided, that nothing in this Article XII.D or the Second Lien RSA shall in any way affect or diminish the rights of the Second Lien Indenture Trustees to assert their respective Indenture Trustee Charging Lien against distributions under the Plan for any unpaid Second Lien Bond Fees and Expenses arising under their respective Second Lien Indenture.

On the Effective Date and in accordance with, and subject to the terms of, the Danner Agreement, the Debtors shall reimburse the reasonable and documented fees and expenses of Frederick Barton Danner as set forth in the Danner Agreement, including the Danner Professional Fees (as defined in the Danner Agreement), including those in connection with the Chapter 11 Cases, any adversary proceedings and appeals arising therefrom, and in Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

E.	Dismissal of Involuntary Petition.

On the Effective Date, CEOC and the Petitioning Creditors shall consent to the dismissal, as moot, of the Involuntary Petition.

F.	Dismissal of Litigation and Appeals.

On the Effective Date, pursuant to the Restructuring Support Agreements, the Debtors, the Subsidiary-Guaranteed Notes Trustee, the Unsecured Creditors Committee, the Ad Hoc Group of First Lien Bank Lenders, the Ad Hoc Group of First Lien Noteholders, and the Second Priority Noteholders Committee will consent to the dismissal, as moot, of any currently pending adversary proceedings, claim objections, and appeals involving such parties related to the Chapter 11 Cases.

G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.

On the Effective Date, both the Second Priority Noteholders Committee and the Unsecured Creditors Committee shall dissolve and all members, employees, or agents thereof, including the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members, shall be released and discharged from all rights and duties, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, arising from or related to the Chapter 11 Cases, except the Second Priority Noteholders Committee and the Unsecured Creditors Committee will remain intact solely with respect to

(1) the preparation, filing, review, and resolution of applications for Professional Fee Claims; (2) pending or subsequently filed appeals, motions to reconsider, or motions to vacate, if any, related to Confirmation (including with respect to the Plan or the Confirmation Order); and (3) on and after the Effective Date, the Unsecured Creditors Committee (with the assistance of its attorneys and financial advisors) will monitor the claims resolution process and the distributions to Holders of Claims in Class H, Class I, Class J, Class K, and Class L on terms to be agreed upon by the Debtors, CEC, and the Unsecured Creditors Committee before the Effective Date, provided, that as consideration for carrying out all the Unsecured Creditors Committee’s post-Effective Date rights and duties, including the claims resolution process and distribution monitoring, the Reorganized Debtors shall pay the amount of $4,000,000 to the respective Unsecured Creditor Committee Members, based on the written allocations and instructions from the Unsecured Creditors Committee or one or both of its co-chairpersons, reflecting the Unsecured Creditors Committee Members’ respective agreements to incur the required costs and efforts to carry out the Unsecured Creditors Committee’s post-Effective Date rights and duties, which payment shall be made by the Reorganized Debtors at any time from the Effective Date through 365 days after the Effective Date, provided, further, that the Reorganized Debtors shall pay the Unsecured Creditors Committee’s legal and financial advisors for their reasonable and documented fees and expenses incurred in connection with the Unsecured Creditors Committee’s post-Effective Date rights and duties. On the Effective Date, subject to the foregoing proviso related to the functions for which such committees survive after the Effective Date, the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members shall be released and discharged from all rights and duties from or related the Chapter 11 Cases, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, and neither the Debtors, the Reorganized Debtors, nor the New Property Entities, as applicable, shall be liable or responsible for paying any fees or expenses incurred after the Effective Date by the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Second Priority Noteholders Committee Members (solely in their capacity as Second Priority Noteholders Committee Members), the Unsecured Creditors Committee Members (solely in their capacity as Unsecured Creditors Committee Members), or any advisors to either the Second Priority Noteholders Committee or the Unsecured Creditors Committee.

H.	Consent, Consultation, and Waiver Rights.

The consent, consultation, waiver, and similar rights of any party (other than the Debtors) over terms and conditions of the Plan and documents in the Plan Supplement are subject to such party (1) being party to an effective restructuring support or similar agreement with the Debtors and (2) affirmatively supporting the Plan (including through voting to accept the Plan by the Voting Deadline) as of the date such party seeks to exercise such party’s consent, consultation, waiver, or similar rights hereunder. Such consent, consultation, waiver, and similar rights are expressly incorporated herein, and all such rights will be exercised in accordance with the terms of such restructuring support or similar agreements.

I.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

J.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

K.	Service of Documents.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier, or registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtors, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.: James H.M. Sprayregen, P.C., David R. Seligman, P.C., and Joseph M. Graham, Esq.

Facsimile: (312) 862-2200

-and-

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn.: Paul M. Basta, P.C. and Nicole L. Greenblatt, P.C.

Facsimile: (212) 446-4900

If to CEC, to:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn.: Jeffrey D. Saferstein, Esq. and Samuel E. Lovett, Esq.

Facsimile: (212) 373-2053

-and-

Jenner & Block

353 North Clark St

Chicago, Illinois 60654

Attn.: Charles Sklarsky, Esq. and Angela Allen, Esq.

Facsimile: (312) 840-7218

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn.: Paul S. Aronzon, Esq. and Thomas R. Kreller, Esq.

Facsimile: (213) 629-5063

If to the Second Priority Noteholders Committee, to:

Jones Day

555 South Flower Street, Fiftieth Floor

Los Angeles, California 90071

Attn.: Bruce Bennett, Esq., Sidney Levinson, Esq., and Joshua Mester, Esq.

Facsimile: (213) 243-2539

If to the Unsecured Creditors Committee, to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10035

Attn.: Martin Bienenstock, Esq., Judy G.Z. Liu, Esq., Philip M. Abelson, Esq., and Vincent

Indelicato, Esq.

Facsimile: (212) 969-2900

-and-

Proskauer Rose LLP

70 West Madison Street, Suite 3800

Chicago, Illinois 60602

Attn.: Jeffrey J. Marwil, Esq. and Paul V. Possinger, Esq.

Facsimile: (312) 962-3551

If to the counsel for the Consenting First Lien Noteholders, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn.: Kenneth H. Eckstein, Esq. and Daniel M. Eggermann, Esq.

Facsimile: (212) 715-8229

If to the counsel for the Consenting First Lien Bank Lenders, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn.: Kristopher M. Hansen, Esq. and Jonathan D. Canfield, Esq.

Facsimile: (212) 806-5400

If to the counsel for the Consenting SGN Creditors, to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn.: Thomas E. Lauria, Esq., J. Christopher Shore, Esq., and Harrison L. Denman, Esq.

Facsimile: (212) 354-8113

L.	Entire Agreement.

Except as otherwise indicated, on the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan on the Effective Date. To the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

M.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at https://cases.primeclerk.com/CEOC or the Bankruptcy Court’s website at http://www.ilnb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control. The documents contained in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

N.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, subsidiaries, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, and other professionals will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

O.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, with the consent of each of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee; and (3) nonseverable and mutually dependent.

Q.	Conflicts.

To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control in all respects, including with respect to any component of the Plan Supplement. For the avoidance of doubt, to the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

R.	Closing of Chapter 11 Cases.

Each of the Debtors shall, promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Respectfully submitted, as of the date first set forth above,

Caesars Entertainment Operating Company, Inc. (for itself and all Debtors)

By:	/s/ Randall S. Eisenberg
Name:	Randall S. Eisenberg
Title:	Chief Restructuring Officer

Exhibit A

Debtors

DEBTOR	CASE NO.
Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.)	15-01145
190 Flamingo, LLC	15-01263
3535 LV Corp.	15-01146
3535 LV Parent, LLC	15-01149
AJP Holdings, LLC	15-01297
AJP Parent, LLC	15-01264
B I Gaming Corporation	15-01147
Bally’s Las Vegas Manager, LLC	15-01265
Bally’s Midwest Casino, Inc.	15-01315
Bally’s Park Place, Inc.	15-01148
Benco, Inc.	15-01152
Biloxi Hammond, LLC	15-01156
Biloxi Village Walk Development, LLC	15-01208
BL Development Corp.	15-01150
Boardwalk Regency Corporation	15-01151
BPP Providence Acquisition Company, LLC	15-01180
Caesars Air, LLC	15-01267
Caesars Baltimore Acquisition Company, LLC	15-01268
Caesars Baltimore Development Company, LLC	15-01183
Caesars Baltimore Management Company, LLC	15-01165
Caesars Entertainment Canada Holding, Inc.	15-01158
Caesars Entertainment Finance Corp.	15-01153
Caesars Entertainment Golf, Inc.	15-01154
Caesars Entertainment Retail, Inc.	15-01157
Caesars Entertainment Windsor Limited	15-01190
Caesars Escrow Corporation	15-01155
Caesars India Sponsor Company, LLC	15-01194
Caesars License Company, LLC	15-01199
Caesars Marketing Services Corporation	15-01203
Caesars Massachusetts Acquisition Company, LLC	15-01270
Caesars Massachusetts Development Company, LLC	15-01166
Caesars Massachusetts Investment Company, LLC	15-01168
Caesars Massachusetts Management Company, LLC	15-01170
Caesars New Jersey, Inc.	15-01159
Caesars Operating Escrow LLC	15-01272
Caesars Palace Corporation	15-01161
Caesars Palace Realty Corp.	15-01164
Caesars Palace Sports Promotions, Inc.	15-01169
Caesars Riverboat Casino, LLC	15-01172
Caesars Trex, Inc.	15-01171
Caesars United Kingdom, Inc.	15-01174

DEBTOR	CASE NO.
Caesars World Marketing Corporation	15-01176
Caesars World Merchandising, Inc.	15-01160
Caesars World, Inc.	15-01173
California Clearing Corporation	15-01177
Casino Computer Programming, Inc.	15-01162
CG Services, LLC	15-01179
Chester Facility Holding Company, LLC	15-01313
Christian County Land Acquisition Company, LLC	15-01274
Consolidated Supplies, Services and Systems	15-01163
Corner Investment Company Newco, LLC	15-01275
Cromwell Manager, LLC	15-01276
CZL Development Company, LLC	15-01278
CZL Management Company, LLC	15-01279
DCH Exchange, LLC	15-01281
DCH Lender, LLC	15-01282
Des Plaines Development Limited Partnership	15-01144
Desert Palace, Inc.	15-01167
Durante Holdings, LLC	15-01209
East Beach Development Corporation	15-01175
FHR Corporation	15-01178
FHR Parent, LLC	15-01212
Flamingo-Laughlin Parent, LLC	15-01216
Flamingo-Laughlin, Inc.	15-01219
GCA Acquisition Subsidiary, Inc.	15-01181
GNOC, Corp.	15-01184
Grand Casinos of Biloxi, LLC	15-01221
Grand Casinos of Mississippi, LLC - Gulfport	15-01223
Grand Casinos, Inc.	15-01186
Grand Media Buying, Inc.	15-01187
Harrah South Shore Corporation	15-01224
Harrah’s Arizona Corporation	15-01213
Harrah’s Bossier City Investment Company, L.L.C.	15-01218
Harrah’s Bossier City Management Company, LLC, a Nevada limited liability company	15-01220
Harrah’s Chester Downs Investment Company, LLC	15-01283
Harrah’s Chester Downs Management Company, LLC	15-01314
Harrah’s Illinois Corporation	15-01182
Harrah’s Interactive Investment Company	15-01189
Harrah’s International Holding Company, Inc.	15-01192
Harrah’s Investments, Inc.	15-01193
Harrah’s Iowa Arena Management, LLC	15-01284
Harrah’s Management Company	15-01195
Harrah’s Maryland Heights Operating Company	15-01286
Harrah’s MH Project, LLC	15-01288
Harrah’s NC Casino Company, LLC	15-01280

2

DEBTOR	CASE NO.
Harrah’s New Orleans Management Company	15-01222
Harrah’s North Kansas City LLC	15-01266
Harrah’s Operating Company Memphis, LLC	15-01269
Harrah’s Pittsburgh Management Company	15-01197
Harrah’s Reno Holding Company, Inc.	15-01198
Harrah’s Shreveport Investment Company, LLC	15-01225
Harrah’s Shreveport Management Company, LLC	15-01185
Harrah’s Shreveport/Bossier City Holding Company, LLC	15-01188
Harrah’s Shreveport/Bossier City Investment Company, LLC	15-01262
Harrah’s Southwest Michigan Casino Corporation	15-01201
Harrah’s Travel, Inc.	15-01202
Harrah’s West Warwick Gaming Company, LLC	15-01271
Harveys BR Management Company, Inc.	15-01204
Harveys C.C. Management Company, Inc.	15-01205
Harveys Iowa Management Company, Inc.	15-01206
Harveys Tahoe Management Company, Inc.	15-01191
H-BAY, LLC	15-01273
HBR Realty Company, Inc.	15-01207
HCAL, LLC	15-01196
HCR Services Company, Inc.	15-01210
HEI Holding Company One, Inc.	15-01211
HEI Holding Company Two, Inc.	15-01214
HHLV Management Company, LLC	15-01277
HIE Holdings Topco, Inc.	15-01215
Hole in the Wall, LLC	15-01285
Horseshoe Entertainment	15-01200
Horseshoe Gaming Holding, LLC	15-01227
Horseshoe GP, LLC	15-01230
Horseshoe Hammond, LLC	15-01232
Horseshoe Shreveport, L.L.C.	15-01233
HTM Holding, Inc.	15-01217
JCC Holding Company II Newco, LLC	15-01287
Koval Holdings Company, LLC	15-01289
Koval Investment Company, LLC	15-01235
Las Vegas Golf Management, LLC	15-01237
Las Vegas Resort Development, Inc.	15-01231
Laundry Parent, LLC	15-01239
LVH Corporation	15-01234
LVH Parent, LLC	15-01241
Martial Development Corp.	15-01236
Nevada Marketing, LLC	15-01290
New Gaming Capital Partnership, a Nevada Limited Partnership	15-01244
Ocean Showboat, Inc.	15-01238
Octavius Linq Holding Co., LLC	15-01246
Parball Corporation	15-01240

3

DEBTOR	CASE NO.
Parball Parent, LLC	15-01248
PH Employees Parent, LLC	15-01249
PHW Investments, LLC	15-01291
PHW Las Vegas, LLC	15-01251
PHW Manager, LLC	15-01312
Players Bluegrass Downs, Inc.	15-01242
Players Development, Inc.	15-01253
Players Holding, LLC	15-01255
Players International, LLC	15-01292
Players LC, LLC	15-01307
Players Maryland Heights Nevada, LLC	15-01257
Players Resources, Inc.	15-01243
Players Riverboat II, LLC	15-01309
Players Riverboat Management, LLC	15-01226
Players Riverboat, LLC	15-01228
Players Services, Inc.	15-01229
Reno Crossroads LLC	15-01293
Reno Projects, Inc.	15-01245
Rio Development Company, Inc.	15-01247
Robinson Property Group Corp.	15-01250
Roman Entertainment Corporation of Indiana	15-01252
Roman Holding Corporation of Indiana	15-01254
Showboat Atlantic City Mezz 1, LLC	15-01295
Showboat Atlantic City Mezz 2, LLC	15-01296
Showboat Atlantic City Mezz 3, LLC	15-01298
Showboat Atlantic City Mezz 4, LLC	15-01300
Showboat Atlantic City Mezz 5, LLC	15-01302
Showboat Atlantic City Mezz 6, LLC	15-01303
Showboat Atlantic City Mezz 7, LLC	15-01305
Showboat Atlantic City Mezz 8, LLC	15-01306
Showboat Atlantic City Mezz 9, LLC	15-01308
Showboat Atlantic City Operating Company, LLC	15-01256
Showboat Atlantic City Propco, LLC	15-01258
Showboat Holding, Inc.	15-01261
Southern Illinois Riverboat/Casino Cruises, Inc.	15-01143
Tahoe Garage Propco, LLC	15-01310
The Quad Manager, LLC	15-01294
TRB Flamingo, LLC	15-01299
Trigger Real Estate Corporation	15-01259
Tunica Roadhouse Corporation	15-01260
Village Walk Construction, LLC	15-01304
Winnick Holdings, LLC	15-01311
Winnick Parent, LLC	15-01301

4

Exhibit B

Lease Term Sheet

LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to Opco (defined below) and its subsidiaries pursuant to at least two separate leases.[1] One lease (the “Non-CPLV Lease”)[2] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”).[3] The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV.[4] To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord

With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant

With respect to the Non-CPLV Lease, reorganized Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the reorganized subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease, the Non-CPLV Lease and the Golf Course Use Agreement (described below in the section titled “Rent”).[5] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.[6]

[1]	Bankruptcy Court to be requested to make findings that all CPLV and Non-CPLV leases are “true” and “unitary” in connection with confirmation.
[2]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset (but with no overall increase in aggregate rent).
[3]	The parcels collectively known as the Las Vegas Land Assemblage will be incorporated into the Non-CPLV Lease, and the Lease will contain mechanics to be agreed upon relating to the development and financing of the same as mutually agreed by the parties.
[4]	The CPLV Lease may, upon mutual approval of the parties, be structured as two individual cross-defaulted leases: one for the Forum Shops and one for the balance of CPLV, if necessary for REIT compliance purposes.
[5]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.
[6]	If additional leases are entered into for any assets (e.g., Joliet, as described above), then corresponding MLSAs shall be entered into in connection therewith.

Leased Property

With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

The golf course properties identified on Exhibit C shall be transferred to a direct, wholly-owned taxable REIT subsidiary (the “Golf TRS”) of Propco’s general partner (the “REIT”) and shall not be leased to Tenant (but will be subject to the Golf Course Use Agreement).

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on any of (x) Exhibit A as part of the Non-CPLV Facilities, (y) Exhibit B as part of the CPLV Facilities, or (z) Exhibit C as being transferred to Golf TRS and not leased back to Tenant, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable; except, however, (subject to receipt of analysis, reasonably acceptable to the Requisite Consenting Bond Creditors and the Requisite Consenting Bank Creditors (as applicable), that the Non-SRLY E&P (as defined below) projected to be allocated to the REIT is less than a threshold amount to be mutually agreed by the parties) the assets acquired as proceeds of the 1031 exchanges from the sale of Showboat Atlantic City and Harrah’s Tunica shall not be transferred to Landlord and shall be retained by Opco. For purposes hereof, the term “Non-SRLY E&P” shall mean cumulative earnings and profits for federal income tax purposes not treated as arising in a separate return limitation year as defined in Treasury Regulation § 1.1502-1(f)(2).

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

Term

Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default shall have occurred and be continuing either on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a “Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

3

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[7]

Rent

“Rent” means the sum of Base Rent (as described below) and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[8]

Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $465,000,000 per Lease year, subject to the annual Escalator (as hereinafter defined) commencing in the 6th Lease year as described below.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to 70% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to 30% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased

[7]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception.
[8]	Portions of each Non-CPLV Facility may be subject to a specific Rent allocation to be set forth in the definitive documents to enable proper tax reporting and compliance.

4

versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as “Non-CPLV Secondary Percentage Rent”).

At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a)

5

the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 6th Lease year (with respect to the Non-CPLV Lease) or the 2nd Lease year (with respect to the CPLV Lease), as applicable, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable under the Non-CPLV Lease during the 8th Lease year, the Base Rent during the 7th Lease year shall be deemed to be an amount equal to 70% of the Rent for the 7th Lease year, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease year).

In addition to Base Rent and Percentage Rent payable under the Non-CPLV Lease as described above, the Tenant under the Non-CPLV Lease shall enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which it will make payments to Golf TRS for use of golf courses to be owned by Golf TRS, as follows: (i) an annual payment in the amount of $10,000,000, subject to an annual escalator commencing in the 6th Lease year equal to the higher of 2% and the CPI increase with respect to such year, above the previous year’s annual payment amount, plus (ii) per-round fees based on actual use as set forth in more detail on Exhibit E attached hereto. Such Golf Course Use Agreement will be coterminous with and cross-defaulted with, but separate and distinct from, the Non-CPLV Lease. Certain of the terms of the Golf Course Use Agreement are more particularly described on Exhibit E attached hereto.[9]

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

[9]	The Access Payment (as defined on Exhibit E) may be increased by up to $5,000,000, as determined by Tenant, in which event the initial Rent under the Non-CPLV Lease shall be decreased by an amount equal to 60% of such increase to the Access Payment.

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Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus

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the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the net sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less, to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the net amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

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Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income.

Triple Net Lease	The Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation). Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations

Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of the immediately following eight paragraphs). For purposes hereof, the term “Capital Expenditures” shall be defined as mutually agreed by the parties.

Within 30 days after the end of each month during the term of the Lease, Tenant shall provide to Landlord on a confidential basis a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (on a Facility–by–Facility basis), in the case of the Non-CPLV Tenant, and the CPLV Facility, in the case of the CPLV Tenant, all on an unaudited basis.

In each calendar year during the Term (commencing upon the first (1st) full calendar quarter during the Term), Tenant must expend sums for Capital Expenditures (other than with respect to the limitations set forth in the final paragraph of this section) in an annual amount at least equal to [$100,000,000] every Lease year and [$495,000,000] every three Lease years, which annual and triennial amounts shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR (as defined below) of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amounts, as adjusted, the “Minimum CapEx Amount”), which EBITDAR calculation shall be determined based on the prior 12 month period. The Minimum CapEx Amount requirement shall be allocated as follows (subject to adjustment as agreed upon by Landlord to the extent required by (or to improve the terms of) any CPLV financing): (a) with respect to the triennial

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requirement, (i) [$84,000,000] to the CPLV Lease; (ii) [$255,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect; and (b) with respect to the annual requirement, (i) [$17,000,000] to the CPLV Lease; (ii) [$51,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Neither Tenant shall be required to spend sums for Capital Expenditures in excess of the difference between the aggregate annual or triennial expenditure requirement (as applicable), minus the allocated minimum annual or triennial expenditure requirement (as applicable) applicable to the other Tenant (for example, the Tenant under the CPLV Lease is not required to spend more than [$49,000,000] each Lease year (i.e., [$100,000,000] minus [$51,000,000])). Either Tenant’s failure to expend its share of the Minimum CapEx Amount shall be deemed a default under the applicable Lease, and if such Tenant fails to expend its share of the Minimum CapEx Amount for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not spend the full amount of its share of the Minimum CapEx Amount as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Minimum CapEx Amount shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases.

The sum of the Capital Expenditures made by Tenant shall be determined in accordance with GAAP.

“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (ii) such calculation shall be as reasonably agreed between Landlord and Tenant, and (iii) if Landlord and Tenant do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an independent expert in accordance with a process to be set forth in the Leases.

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Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal quality to or better quality than the applicable portions of the existing Facility, as applicable, except to the extent alterations of lesser quality would not, in the reasonable opinion of Tenant, result in any diminution in value of the applicable existing Facility, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) add improvements to undeveloped portions of the land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

50% of all Capital Expenditures constituting Material Alterations will be credited toward the Minimum CapEx Amount, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Minimum CapEx Amount.

Material Alterations; Growth Capex; Development of Undeveloped Land

In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

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If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal

Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby the REIT (or any holding company that directly or indirectly owns 100% of the REIT) or any of its subsidiaries (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Landlord, or CEC, or a subsidiary thereof, is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed), other than an Excluded CEC Opportunity (as defined below), Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager (or its affiliate) manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

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For purposes hereof, the term “Excluded CEC Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which Landlord and/or its affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which Landlord or its affiliates proposes to acquire a then-existing gaming facility from Landlord or its affiliates.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby CEC (or any holding company that directly or indirectly owns 100% of CEC) or any of its subsidiaries (including Tenant or any of its subsidiaries) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Propco or, with Propco’s consent, CEC (or a subsidiary thereof) is otherwise no longer managing the Facilities) will own or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed) other than an Excluded Propco Opportunity (as defined below), Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager (or its affiliate)). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

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For purposes hereof, the term “Excluded Propco Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property (including for the avoidance of doubt ownership or acquisitions of the equity of entities that hold a fee or leasehold interest in real property), (iv) any transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) any transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, following the exercise of commercially reasonable, good faith efforts to obtain consent, to enter into the propco/opco structure, (vi) any transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) any transaction with respect to any asset remaining in Opco and not being transferred to Propco in accordance with this Lease Term Sheet.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Permitted Use	Tenant shall use the Leased Property only for (i) hotel and resort and related uses, (ii) gaming and/or pari-mutuel use, including, without limitation, horsetrack, dogtrack and other similarly gaming-related sporting use, (iii) ancillary retail and/or entertainment use, (iv) such other uses required under any Legal Requirements, (v) such other ancillary uses, but in all events consistent with the current use of the Leased Property or with prevailing hotel, resort and gaming industry use, and/or (vi) such other use as shall be approved by Landlord from time to time in its reasonable discretion.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager

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shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The
Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

Notwithstanding the foregoing, Landlord may sell to a third party, without Tenant consent in each instance, any or all of the Real Property identified on Exhibit D attached hereto, and, concurrently with such sale, such Real Property being sold shall be removed from the Non-CPLV Lease (i.e., the
Non-CPLV Lease shall be terminated as to such Real Property only) with no reduction in Rent, and no severance lease or new MLSA/Guaranty shall be required in connection therewith.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant

Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to

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be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being

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acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the
Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing

Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant and Landlord

Tenant shall provide to Landlord unaudited quarterly and audited annual consolidated financial statements of each of CEOC and CEC (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented, and shall consent to the inclusion or incorporation by reference of such financial statements in all public or private disclosure and offering documents of Propco and the REIT or any of their subsidiaries as required by applicable law or regulation) and unaudited quarterly and unaudited annual summary operating results of the Tenant under each Lease (collectively, the “Tenant Financial Statements”).

Tenant shall also, upon the request of Landlord, use commercially reasonable efforts to provide or cause to be provided such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure

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documents as may be reasonably requested or required in connection with the sale or registration of securities by Landlord, Propco or its direct or indirect parents, including the REIT.

In addition, the applicable Tenant shall provide to Landlord such additional customary and reasonable financial information related to CPLV or non-CPLV properties as may be required for any landlord financing pertaining to CPLV or such other non-CPLV properties.

In addition, Tenant shall provide Leased Properties fixed asset schedules to Landlord.

In the event of the required consolidation of Landlord’s, Propco’s, the REIT’s or any of their affiliates’ consolidated financial statements into CEOC’s or CEC’s consolidated financial statements in connection with the preparation of the Tenant Financial Statements, Landlord shall provide to
Tenant unaudited quarterly and audited annual consolidated financial statements of any such person required to be consolidated (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented). Landlord shall also, upon the request of Tenant, use commercially reasonable efforts to provide such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Tenant, CEOC, CEC or any of their affiliates.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

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The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation

If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default	Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default

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unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default

If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.
Effect of Lease Termination:

If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

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REIT Provisions

Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

- Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

- Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

- Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory

Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana - Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

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7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

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13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment Company LLC

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DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

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EXHIBIT B

CPLV Facilities

1. Caesars Palace (including the leasehold for Octavius Tower[11])	Las Vegas	NV	Caesars Palace Realty Corp

[11]	Inclusion of Octavius Tower is subject to compliance with debt documents to which the landlord of the Octavius parcel is subject.

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EXHIBIT C

Real Property to be Transferred to Golf TRS and not Leased to Tenant

GOLF COURSES

Property	City	State	Owner
1. Cascata Golf Course	Boulder City	NV	Park Place Entertainment Corp.

2. Grand Bear Golf Course and Casino	Saucier	MS	Grand Casinos, Inc.

3. Rio Secco Golf Course	Henderson	NV	Rio Development Company, Inc.

4. Chariot Run Golf Course (Horseshoe Southern Indiana)	Elizabeth	IN	Caesars Riverboat Casino LLC

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EXHIBIT D

Real Property for Potential Sale

LAND PARCELS

Property	City	State	Owner
25. [ ][12]

[12]	To include certain to-be-determined parcels of land not necessary for the operation of the Non-CPLV Facilities or the CPLV Facility.

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EXHIBIT E

Term Sheet re Golf Course Use Agreement[1]

Parties:	[Golf Course TRS/course subsidiaries (“Owner”)] [OpCo]

Overview

Owner and OpCo will enter into a Golf Course Use Agreement pursuant to which OpCo will be granted the right to use each golf course pursuant to the terms and conditions of the Golf Course Use Agreement and Owner will be obligated to grant such use and to operate and maintain each golf course pursuant to the terms and conditions of the Golf Course Use Agreement.

The parties recognize that the golf courses are an amenity relating to the casinos as well as a third-party business open to the public. The terms and conditions of the Golf Course Use Agreement are expected to reflect such understanding.

Term:

The initial term of the Golf Course Use Agreement will be 15 years, with 4 5-year renewals. The initial term and renewals will be coterminous with the Non-CPLV Lease.

OpCo will be required to exercise renewals in connection with the exercise of renewals under the Non-CPLV Lease and will be prohibited from exercising renewals if OpCo elects not to exercise renewal rights under the Non-CPLV Lease. In other words, the Golf Course Use Agreement and the Non-CPLV Lease will be in effect for the same periods. In the event that Opco properly exercises a renewal under the Non-CPLV Lease, the Golf Course Use Agreement will automatically be extended in the same manner without further action by OpCo.

In the event that the Non-CPLV Lease is terminated in accordance with its terms, the Golf Course Use Agreement shall also terminate.

Charges:

OpCo shall pay an amount, based upon the parties’ agreed budget, for the right to use the courses for the first year of the agreement equal to $10.0 million (which $10.0 million sum, as increased in accordance with the terms hereof (including, without limitation, pursuant to the section above title “Rent”), is referred to herein as the “Access Payment”).

The Access Payment shall increase each year during the term of the Golf Course Use Agreement by the Escalator (as defined in the Leases), commencing in the 6th Lease year.

The agreement may contain provisions for additional charges for additional services requested by OpCo.

Payments will be made in monthly installments.

For the avoidance of doubt, OpCo’s obligations to pay the Access Payment and all additional charges due under the Golf Course Use Agreement shall constitute monetary obligations included in the guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

Access:

Owner and OpCo shall agree on the terms under which OpCo will be entitled to priority use of the golf courses.

Such agreement may include, agreements for (i) minimum round guarantees, (ii) exclusive or priority right to rounds during certain times of day for certain days of week/weeks, (iii) exclusive use for certain days for sponsored events, and/or (iv) [other rights to use].

[1]	NTD: The terms of this Exhibit E are subject to golf course due diligence by, and further negotiation with, first lien bondholders.

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For the avoidance of doubt, Opco may continue to be charged for greens fees and other goods and services at the golf courses (e.g., food and beverage, pro shop, etc.) in a manner consistent with past practice, and Owner will be entitled to all such revenues from Opco, as well as third parties and affiliates (e.g., CERP or CGP).

Maintenance, repair, capital expenditures, taxes, utilities, insurance, etc.:

Owner shall be required to operate and maintain (including, maintenance, repairs and capital expenditures) each course in a manner substantially consistent with past practice.

Owner shall be obligated to provide reasonable and customary insurance coverage as agreed and shall be responsible for all taxes, utilities, and other costs of ownership of the golf courses.

Termination:

Except in the case of casualty or condemnation, the Golf Course Use Agreement may not be terminated by Owner. In the case of casualty or condemnation, the Golf Course Use Agreement will provide for appropriate provisions for relief of Owner’s obligations to permit use of the affected course or courses and to maintain, etc. such courses. It is expected that any insurance or condemnation proceeds will inure to the benefit of Owner. The casualty and condemnation provisions in the Golf Course Use Agreement are expected to reflect provisions substantially similar to those set forth in the Non-CPLV Lease.

The Golf Course Use Agreement may be terminated by OpCo with respect to one or more courses, but such termination shall not relieve or diminish OpCo’s obligation to pay the Access Payments described herein, nor shall any such termination relieve or diminish guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

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Exhibit B

Restructuring Term Sheet

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SUMMARY TERM SHEET FOR PROPOSED RESTRUCTURING12

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(“CEOC” and together with its direct or indirect subsidiaries that are the debtors in the chapter 11 cases pending in the United States Bankruptcy Court for the Northern District of Illinois, jointly administered under Case No. 15-01145, the “Company”)

[1]	Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization; any such solicitation shall be in compliance with the relevant provisions of securities laws, the Bankruptcy Code and other applicable statutes and rules.
[2]	This Term Sheet is an exhibit to, and part of, the Sixth Amended & Restated Restructuring Support and Forbearance Agreement (the “Bond RSA” and together with the Bank RSA, the “RSAs”), which contains additional descriptive language and legal terms in respect of the Company’s restructuring. This Term Sheet supplements the Modified Plan. To the extent there are any inconsistencies between this Term Sheet and the Modified Plan, this Term Sheet shall govern. Capitalized terms not defined herein have the meanings set forth in the Bond RSA, or if not defined therein, in the Modified Plan. For the avoidance of doubt, references to the Requisite Consenting Creditors shall have the meaning set forth in the Bond RSA.

I.	Summary of Proposed Treatment

Holders of the obligations (the “First Lien Bank Obligations”) under the First Lien Bank Documents ($5,354 million plus interest thereon accrued through the Petition Date) and swaps and letters of credit entered into pursuant to First Lien Bank Documents ($55 million) (collectively, the “First Lien Bank Lenders”)	Treatment as per Modified Plan

Secured claims of Holders of the obligations (the “First Lien Note Obligations”) under the First Lien Indentures ($6,345 million plus interest thereon accrued through the Petition Date) (the “First Lien Noteholders”)

Treatment as per Modified Plan.

Pending regulatory and REIT requirements, the First Lien Noteholders will receive their interest in PropCo indirectly through REIT Common Stock (as opposed to directly through PropCo LP Interests ).

All claims of (I) general unsecured creditors (“General Unsecured Creditors”) and (II) Holders of the obligations (collectively the “Non-First Lien Obligations”) under (a) the Second Lien Indentures ($5,238 million plus interest thereon accrued through the Petition Date) (the “Second Lien Noteholders,” and such obligations, “Second Lien Obligations”) and (b) the unsecured note indentures ($530 million plus interest thereon accrued through the Petition Date) (the “Unsecured Noteholders,” and such obligations, “Unsecured Noteholder Obligations,” and with the Unsecured Guaranteed Obligations, the “Unsecured Debt Obligations,” and the Unsecured Noteholders collectively with the and Second Lien Noteholders, the “Non-First Lien Noteholders” and together with the General Unsecured Creditors, the “Non-First Lien Creditors”)	Treatment as per Modified Plan.

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All claims of the holders of the obligations under the guaranteed unsecured indenture ($479 million plus interest thereon accrued through the Petition Date) (the “Unsecured Guaranteed Noteholders,” and such obligations, “Unsecured Guaranteed Obligations”)	Treatment as per Modified Plan.

II.	Stock Purchases, Excess Recovery Turnover, and Non-Bankruptcy Requirements

OpCo Stock Purchases	CEC purchase of OpCo New Common Stock as per Modified Plan.

PropCo Preferred Purchase Option	Terms of PropCo Preferred Purchase Option as per Modified Plan.

Regulatory Requirements

All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to, requirements or approvals that may arise as a result of such party’s equity holdings in the REIT, PropCo or OpCo, as the case may be. Such parties receiving equity shall use commercially reasonable efforts to cooperate with, and timely obtain and submit all applicable licensing materials and information to, applicable gaming authorities throughout any regulatory or licensing process, including without limitation with respect to any applicable license, permit, or finding of suitability, and shall cause any individual subject to regulatory, licensing, or suitability approval to similarly cooperate and provide all such relevant materials and information.

The Company and its affiliates will assist with required regulatory approvals and structuring issues, including common stock voting structures to ensure compliance with regulatory requirements.

To the extent any required regulatory approvals are not obtained by the Closing of the Restructuring, the parties agree to work together to facilitate consummation of the Restructuring as promptly as practicable. Actions to be taken may include entering into transactions to permit the Closing to occur while such regulatory approvals are pending (alternate temporary structures), temporary escrowing of equity and/or selling down equity

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below regulatory threshold levels. Any actions proposed to be taken in connection with obtaining regulatory approvals that adversely affect any First Lien Noteholder, in an economic or other material respect, must be reasonably acceptable to the Requisite Consenting Creditors, and will be binding on all First Lien Noteholders.

REIT and Separation Structure Requirements	To the extent any party would otherwise receive more than 9.8% of the outstanding REIT Common Stock and/or PropCo Preferred Equity, such party shall instead receive direct PropCo LP Interests equal to the value of such REIT Common Stock and/or PropCo Preferred Equity above 9.8%, except to the extent that a First Lien Noteholder enters into an ownership limit waiver agreement substantially in the form attached hereto as Annex VII, provided however, that in the event the Spin Structure (as defined in the Modified Plan) is to be utilized and any party would otherwise receive more than 49.8% of the REIT Common Stock and/or PropCo Preferred Equity, such party shall instead receive direct PropCo LP Interests equal to the value of such REIT Common Stock and/or PropCo Preferred Equity above 49.8%.

III.	The REIT and Equity Securities

REIT

The Company shall restructure itself upon consummation of the Restructuring as a separate operating company (“OpCo”), and property company (“PropCo”) as per the Modified Plan. Pursuant to the Restructuring a real estate investment trust (the “REIT”) will be formed to own and control the general partner of PropCo (“PropCo GP”) and to hold PropCo LP Interests.

No later than 50 days prior to the deadline for voting on the Plan, the Company will deliver to the Consenting Creditors its reasonable estimate of the earnings and profits of the REIT (i) as of, and assuming an Effective Date of the Plan on October 31, 2017, (ii) calculated valuing all new debt at par, and treating all payments made to any creditors of the Company as reducing earnings and profits and (iii) computed as if all of the PropCo LP Interests are held through the REIT (the “Estimated REIT E&P”), together with supporting work papers. The Consenting Creditors shall have 20 days to review the Company’s calculation of the Estimated REIT E&P and provide any proposed revisions to the Company, and the Company and the Consenting Creditors agree to negotiate in good faith (and consult with the Consenting Bank Creditors) such proposed revisions and to attempt to resolve any differences between the parties within 10 days of the receipt of such proposed revisions. In the event the parties reach agreement as to the amount of the Estimated REIT E&P, such Estimated REIT E&P shall be final and binding as among the Company and the Consenting Creditors for purposes of the preceding paragraph. In the event the parties do not reach

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agreement on the amount of the Estimated REIT E&P, then the determination of the Estimated REIT E&P shall be made by an independent accounting firm mutually acceptable to the Company and the Requisite Consenting Creditors (after consultation with the Consenting Bank Creditors).

The Company, CEC and the Consenting Creditors shall cooperate in good faith to effectuate the Restructuring in a manner that will (1) minimize the amount of the earnings and profits of Caesars World, Inc. (and any other subsidiaries of CEOC with separate return limitation years) that will be included in the earnings and profits of the REIT; (2) if so requested by the Requisite Consenting Creditors, use cash otherwise payable to First Lien Noteholders in respect of their claims to pay a portion of the “purging dividend” payable by the REIT to such First Lien Noteholders with respect to their REIT Common Stock; and [(3) prohibit CEC and the Company from engaging in any non-ordinary course transactions or taking any restructuring-related positions (unless otherwise required by law, as determined by CEC and CEOC in consultation with the First Lien Noteholders) that would result in CEOC having positive earnings and profits (other than SRLY earnings and profits) immediately following the distribution (taking cancellation of indebtedness income into account).][3]

Equity Securities	Equity securities to be issued as per Modified Plan.

Contribution by CEOC of Properties to PropCo	As per Modified Plan.

Services JV	Each of the Company and CEC (including through Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC) shall agree to take those steps that may be necessary or advisable with respect to Caesars Enterprise Services, LLC and its subsidiaries (collectively “CES”) to ensure that the chapter 11 cases or a restructuring consummated thereby shall not impair, modify, or affect in any adverse way under the applicable agreements (i) the Company’s rights with respect to governance or administration of CES (including by amending Sections 5.5(b) with respect to any payment defaults arising from commencement of the chapter 11 cases, 5.6 and 7.12 of that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC dated as of May 20, 2014 (as the same may have been amended from time to time), (ii) the Company’s rights with respect to that certain Omnibus License and Enterprise Services Agreement dated as of May 20, 2014 (as the same may have been amended from time to time) (including by amending

[3]	To be discussed further between CEC, CEOC, the First Lien Noteholders and the Second Lien Committee.

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Section 16.4 thereof), (iii) the Company’s rights with respect to any or all intellectual property or other business arrangements by and among the Company and CES, whether pursuant to section 365(c) of the Bankruptcy Code, any change of control provisions set forth in those agreements, or other terms of such agreements and (iv) PropCo’s and OpCo’s right to use and access intellectual property and other rights in the same manner that such rights are currently used and accessed across the enterprise to the extent currently provided under the Omnibus License and Enterprise Services Agreement.

Amendments and modifications to such agreements, and meetings/calls with REIT Board as per Modified Plan.

IV.	CEC

CEC Cash Contribution

CEC’s cash contributions as per Modified Plan. In addition:

In connection with the Bond RSA, CEC shall pay the following cash fees (the “RSA Forbearance Fees”) in United States dollars to the Forbearance Fee Parties (as defined in the Bond RSA) in respect of such Forbearance Fee Parties’ forbearing from exercising their default-related rights and remedies solely to the extent required by, and as set forth in, the Bond RSA in an amount equal to (a) 1.625% of the Forbearance Fee First Lien Bond Claims (as defined in the Bond RSA) held by such Forbearance Fee Parties which has already been paid and (b) 1.625% of the Forbearance Fee First Lien Bond Claims held by such Forbearance Fee Parties paid on the Effective Date and which shall not be subject to any tax-related withholdings. For the avoidance of doubt and without limitation, each Forbearance Fee Party shall be an express third party beneficiary with respect to this provision.

CEC shall pay to each Consenting Creditor (or its transferee or assignee) who was signatory to the Bond RSA on or prior to January 15, 2015, and that held any First Lien Bank Claims at 10:00 a.m. ET on September 8, 2015 (and which First Lien Bank Claims were still held by such Consenting Creditor on October 7, 2015) (“Eligible First Lien Bank Claims”) such Consenting Creditor’s Upfront Payment (as defined in the Bank RSA) on account of such Consenting Creditor’s Eligible First Lien Bank Claims as if such Consenting Creditor were an Upfront Payment Party under the Bank RSA. CEC has already made the Upfront Payment.

New CEC Common Equity Contribution	CEC shall contribute new CEC common equity as per Modified Plan.

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New CEC Convertible Note Contribution	CEC shall contribute a convertible note as per Modified Plan. Material terms of the New CEC Convertible Note are set forth on Annex I.

Bank Guaranty Settlement	Terms of the Bank Guaranty Settlement as per Modified Plan.

CAC Recovery Waiver	CAC shall waive any recovery it would be entitled to under the Plan as per Modified Plan.

Domestic Acquisitions and New Building Opportunities

CEC and its non-debtor subsidiaries shall give PropCo a right of first refusal to own the real estate, and have CEC or OpCo lease, all non-Las Vegas domestic (U.S.) real estate acquisitions and new building opportunities with CEC retaining management rights with respect to such opportunities.

PropCo shall give CEC a right of first refusal to operate and manage all non-Las Vegas properties that PropCo acquires.

The material terms of these rights of first refusal are as set forth in the Lease Term Sheet.

CEC Lease Guaranty

CEC, OpCo and PropCo will enter into a Management and Lease Support Agreement (the “MLSA”) pursuant to which (i) CEC, or a wholly-owned subsidiary, will manage the properties on behalf of OpCo and (ii) CEC will provide a guaranty in respect of OpCo’s operating lease obligations, in each case while such lease (including any extensions, renewals or replacements) remains in effect and under certain additional circumstances as provided in the MLSA. The material terms of the MLSA are set forth on Annex II.

The material terms of the operating leases are set forth on Annex II.

Releases	Releases as per Modified Plan.

V.	Caesars Palace Las Vegas (“CPLV”)

Transfer to Unrestricted Subsidiary

CPLV shall be transferred to a newly formed wholly owned unrestricted subsidiary of PropCo (“CPLV Sub”) and its property shall be leased to OpCo. “CPLV Holding” will be one or more newly formed holding companies that directly owns 100% of CPLV Sub.

The material terms of the operating lease are set forth on Annex II.

Issuance of CPLV Market Debt	Issuance of CPLV Market Debt as per Modified Plan.

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CPLV Mezzanine Debt	Issuance of CPLV Mezzanine Debt as per Modified Plan. Material terms of the CPLV Market Debt and CPLV Mezzanine Debt are annexed hereto as Annex V.

Receipt of CPLV Mezzanine Debt	If CPLV Mezzanine Debt is issued, then it shall be distributed as per Modified Plan.

VI.	New Capital Structure

New First Lien OpCo Debt and New Second Lien OpCo Debt

OpCo will issue first lien debt and second lien debt, both to be syndicated to the market for cash, as per Modified Plan.

Any OpCo debt to be issued to First Lien Bank Lenders and First Lien Bank Lenders as per Modified Plan if syndication conditions not satisfied, and are waived, will have the terms set forth in Annex V).

New First Lien PropCo Debt and New Second Lien PropCo Debt	PropCo will issue first lien debt and second lien debt to First Lien Bank Lenders and First Lien Noteholders in amounts and manner as per Modified Plan. Material terms of such debt are annexed hereto as Annex V.

OpCo Debt Guaranty	New CEC to provide guarantee of OpCo debt as per Modified Plan in the form as set forth in Annex VI hereto.

PropCo Preferred Equity	PropCo Preferred Equity to be issued as per Modified Plan on the terms set forth in the Series A Convertible Preferred Stock Articles annexed hereto as Annex III and subject to, and in accordance with the Backstop Commitment Agreement which shall be in form and substance as that annexed hereto as Annex IV.

VII.	Charter Documents and By-Laws of the Equity Issuers

Corporate Organization	OpCo, PropCo, REIT and related entities formed as per Modified Plan.

OpCo Board of Directors	OpCo directors and observer as per Modified Plan.

REIT Board of Directors	REIT Board as per Modified Plan.

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VIII.	Implementation

In-Court Restructuring: Use of Cash Collateral

Governed by the terms of the Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, (iii) Modifying the Automatic Stay to Permit Implementation, and (iv) Granting Related Relief (Dkt. No. 988) (the “Cash Collateral Order”), including any modifications to milestones therein, as modified by the Modified Plan.

The Consenting Creditors will not object to the direct or indirect purchase of an airplane or, alternatively, interest in an airplane (either an “Airplane Purchase”) by CEOC so long as (a) the cost of such Airplane Purchase is included in CEOC’s GAAP capital expenditures for such applicable period, (b) CEOC’s GAAP capital expenditures less the proceeds received prior to the Effective Date from the sale of CEOC’s 1999 Gulfstream V do not exceed $275 million for 2015, with any unused amount carrying forward to 2016 (the “Carry Forward Amount”), and do not exceed $112.5 million plus the Carry Forward Amount for the first half of 2016, (c) CEOC will incur capital expenditures, beyond an Airplane Purchase, only for projects that are reasonably consistent in nature and scope with the capital plan dated July 1, 2015 as subsequently updated and provided to the Consenting Creditor’s advisors, and (d) CEOC’s interest in the Airplane Purchase is owned directly or indirectly by PropCo or the REIT following the Effective Date. Prior to the Effective Date, CEC shall reimburse CEOC for any CEOC capital expenditures in excess of $387.5 million for the period from the Petition Date through June 30, 2016 (the “CapEx Contribution”).

CEOC’s GAAP capital expenditures for calendar years 2016 and 2017 (including the Airplane Purchase) shall be a minimum of $350 million in the aggregate, but not exceed $490 million in the aggregate.

Available Cash	Definition and use of Available Cash as per Modified Plan. Through the Effective Date, the Company shall not make any cash payments outside ordinary course of business.

IX.	Other

PropCo Call Rights	PropCo Call Rights as per Modified Plan.

Cash Advance Motion	Notwithstanding Section 36 of the Bond RSA, within 5 business days after the Bond RSA has been executed by the Requisite Consenting Creditors, the Company shall file with the Bankruptcy Court, and use its best efforts to obtain approval of, a motion, in form and substance reasonably satisfactory to the Requisite Consenting Creditors, to pay the First Lien Noteholders $103.5 million as an advance on their respective cash recoveries on the

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Effective Date. Such payment shall be payable as soon as reasonably practicable and no later than 5 business days after the later of (a) entry of an order approving such payment and (b) the date on which the Bond RSA has gone effective.

Definitive Agreements	Subject to the terms of the RSAs, as soon as reasonably practicable, the parties will execute Definitive Documentation implementing the Restructuring in form and substance consistent in all material respects with this Term Sheet and reasonably acceptable to the Requisite Consenting Creditors, the Company and CEC.

Non Transfer	As set forth in the Bond RSA and subject to its terms and certain exceptions contained therein, each Restructuring Support Party will agree, on behalf of itself and its affiliates, not to transfer any First Lien Bank Obligations or First Lien Note Obligations held by such party and its affiliates from the date of execution of the Bond RSA through the consummation of the Restructuring unless the transferee(s) agree(s) to be bound by all of the terms and conditions of the Bond RSA and this Term Sheet.

Intercreditor Agreements	Plan distributions shall be made in compliance with and shall, except as explicitly provided for herein, enforce all applicable intercreditor and subordination agreements.

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Tax Opinions/Private Letter Rulings

As a condition to effectiveness of the Plan, Counsel to the Company shall deliver an opinion on which the First Lien Noteholders and First Lien Bank Lenders may rely, or the REIT shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the REIT’s method of operation since its formation and its proposed method of operation up to and including the end of the date of the opinion or ruling has enabled and will enable the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

Counsel to the Company shall deliver to the Company an opinion, or the Company shall receive a private letter ruling from the IRS, concluding, based on facts, customary representations and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to creditors of the Company should not result in a material amount of U.S. federal income tax to the Company, determined as if the Company and its subsidiaries were a stand-alone consolidated group. The Company shall make any such opinion and/or private letter ruling available to the First Lien Bond Professionals and First Lien Bank Professionals.

Counsel to the Company shall provide drafts of all private letter rulings, tax opinions, private letter ruling requests, representation letters, and any other materials delivered or deliverable by CEC or the Company in connection with the rendering of a tax opinion or issuance of a private letter ruling to the First Lien Bond Professionals for their review and comment in a commercially reasonable period of time, but at least 5 days, prior to submission to the IRS or execution of such document, as applicable.

Tax Indemnity	CEC, OpCo, and PropCo will enter into one or more tax matters agreements reasonably satisfactory to CEC, CEOC and the Requisite Consenting Creditors, that will, among other things, allocate responsibility for taxes arising in periods both before and after the Effective Date, including any taxes generated as a result of the Restructuring and related transactions. The agreements will also contain standard covenants relating to compliance with the requirements and/or representations contained in the Spin Ruling, the Spin Opinion, and/or any other private letter ruling received from the IRS or opinion received from Counsel to the Company as described in “Tax Opinions/Private Letter Rulings.”

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Annex I

New CEC Convertible Note Term Sheet

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Annex II

Lease & MLSA Term Sheet Summary

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LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to Opco (defined below) and its subsidiaries pursuant to at least two separate leases.[1] One lease (the “Non-CPLV Lease”)[2] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”).[3] The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV.[4] To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord

With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant

With respect to the Non-CPLV Lease, reorganized Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the reorganized subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease, the Non-CPLV Lease and the Golf Course Use Agreement (described below in the section titled “Rent”).[5] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.[6]

[1]	Bankruptcy Court to be requested to make findings that all CPLV and Non-CPLV leases are “true” and “unitary” in connection with confirmation.
[2]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset (but with no overall increase in aggregate rent).
[3]	The parcels collectively known as the Las Vegas Land Assemblage will be incorporated into the Non-CPLV Lease, and the Lease will contain mechanics to be agreed upon relating to the development and financing of the same as mutually agreed by the parties.
[4]	The CPLV Lease may, upon mutual approval of the parties, be structured as two individual cross-defaulted leases: one for the Forum Shops and one for the balance of CPLV, if necessary for REIT compliance purposes.
[5]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.
[6]	If additional leases are entered into for any assets (e.g., Joliet, as described above), then corresponding MLSAs shall be entered into in connection therewith.

Leased Property

With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

The golf course properties identified on Exhibit C shall be transferred to a direct, wholly-owned taxable REIT subsidiary (the “Golf TRS”) of Propco’s general partner (the “REIT”) and shall not be leased to Tenant (but will be subject to the Golf Course Use Agreement).

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on any of (x) Exhibit A as part of the Non-CPLV Facilities, (y) Exhibit B as part of the CPLV Facilities, or (z) Exhibit C as being transferred to Golf TRS and not leased back to Tenant, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable; except, however, (subject to receipt of analysis, reasonably acceptable to the Requisite Consenting Bond Creditors and the Requisite Consenting Bank Creditors (as applicable), that the Non-SRLY E&P (as defined below) projected to be allocated to the REIT is less than a threshold amount to be mutually agreed by the parties) the assets acquired as proceeds of the 1031 exchanges from the sale of Showboat Atlantic City and Harrah’s Tunica shall not be transferred to Landlord and shall be retained by Opco. For purposes hereof, the term “Non-SRLY E&P” shall mean cumulative earnings and profits for federal income tax purposes not treated as arising in a separate return limitation year as defined in Treasury Regulation § 1.1502-1(f)(2).

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

Term

Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default

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shall have occurred and be continuing either on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a
“Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased
Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[7]

Rent

“Rent” means the sum of Base Rent (as described below) and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[8]

Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $465,000,000 per Lease year, subject to the annual Escalator (as hereinafter defined) commencing in the 6th Lease year as described below.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to 70% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

[7]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception.
[8]	Portions of each Non-CPLV Facility may be subject to a specific Rent allocation to be set forth in the definitive documents to enable proper tax reporting and compliance.

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For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to 30% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as “Non-CPLV Secondary Percentage Rent”).

At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable

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Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 6th Lease year (with respect to the Non-CPLV Lease) or the 2nd Lease year (with respect to the CPLV Lease), as applicable, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable under the Non-CPLV Lease during the 8th Lease year, the Base Rent during the 7th Lease year shall be deemed to be an amount equal to 70% of the Rent for the 7th Lease year, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease year).

In addition to Base Rent and Percentage Rent payable under the Non-CPLV Lease as described above, the Tenant under the Non-CPLV Lease shall enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which it will make payments to Golf TRS for use of golf courses to be owned by Golf TRS, as follows: (i) an annual payment in the amount of $10,000,000, subject to an annual escalator commencing in the 6th Lease year equal to the higher of 2% and the CPI increase with respect to such year, above the previous year’s annual payment amount, plus (ii) per-round fees based on actual use as set forth in more detail on Exhibit E attached hereto. Such Golf Course Use Agreement will be coterminous with and cross-defaulted with, but separate and distinct from, the Non-CPLV Lease. Certain of the terms of the Golf Course Use Agreement are more particularly described on Exhibit E attached hereto.[9]

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

[9]	The Access Payment (as defined on Exhibit E) may be increased by up to $5,000,000, as determined by Tenant, in which event the initial Rent under the Non-CPLV Lease shall be decreased by an amount equal to 60% of such increase to the Access Payment.

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(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the

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immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the net sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less, to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the net amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt,

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gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income.

Triple Net Lease	The Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation). Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations

Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of the immediately following eight paragraphs). For purposes hereof, the term “Capital Expenditures” shall be defined as mutually agreed by the parties.

Within 30 days after the end of each month during the term of the Lease, Tenant shall provide to Landlord on a confidential basis a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (on a Facility–by–Facility basis), in the case of the Non-CPLV Tenant, and the CPLV Facility, in the case of the CPLV Tenant, all on an unaudited basis.

In each calendar year during the Term (commencing upon the first (1st) full calendar quarter during the Term), Tenant must expend sums for Capital Expenditures (other than with respect to the limitations set forth in the final paragraph of this section) in an annual amount at least equal to [$100,000,000] every Lease year and [$495,000,000] every three Lease years, which annual and triennial amounts shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR (as defined below) of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amounts, as

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adjusted, the “Minimum CapEx Amount”), which EBITDAR calculation shall be determined based on the prior 12 month period. The Minimum CapEx Amount requirement shall be allocated as follows (subject to adjustment as agreed upon by Landlord to the extent required by (or to improve the terms of) any CPLV financing): (a) with respect to the triennial requirement, (i) [$84,000,000] to the CPLV Lease; (ii) [$255,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect; and (b) with respect to the annual requirement, (i) [$17,000,000] to the CPLV Lease; (ii) [$51,000,000] to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Neither Tenant shall be required to spend sums for Capital Expenditures in excess of the difference between the aggregate annual or triennial expenditure requirement (as applicable), minus the allocated minimum annual or triennial expenditure requirement (as applicable) applicable to the other Tenant (for example, the Tenant under the CPLV Lease is not required to spend more than [$49,000,000] each Lease year (i.e., [$100,000,000] minus [$51,000,000])). Either Tenant’s failure to expend its share of the Minimum CapEx Amount shall be deemed a default under the applicable Lease, and if such Tenant fails to expend its share of the Minimum CapEx Amount for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not spend the full amount of its share of the Minimum CapEx Amount as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Minimum CapEx Amount shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases.

The sum of the Capital Expenditures made by Tenant shall be determined in accordance with GAAP.

“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (ii) such calculation shall be as reasonably agreed between Landlord and Tenant, and (iii) if Landlord and Tenant do not agree within

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twenty (20) days of either party seeking to commence discussions, the same may be determined by an independent expert in accordance with a process to be set forth in the Leases.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal quality to or better quality than the applicable portions of the existing Facility, as applicable, except to the extent alterations of lesser quality would not, in the reasonable opinion of Tenant, result in any diminution in value of the applicable existing Facility, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) add improvements to undeveloped portions of the land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

50% of all Capital Expenditures constituting Material Alterations will be credited toward the Minimum CapEx Amount, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Minimum CapEx Amount.

Material Alterations; Growth Capex; Development of Undeveloped Land

In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant

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elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal

Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby the REIT (or any holding company that directly or indirectly owns 100% of the REIT) or any of its subsidiaries (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Landlord, or CEC, or a subsidiary thereof, is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed), other than an Excluded CEC Opportunity (as defined below), Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager (or its affiliate) manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate

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thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

For purposes hereof, the term “Excluded CEC Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which Landlord and/or its affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which Landlord or its affiliates proposes to acquire a then-existing gaming facility from Landlord or its affiliates.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby CEC (or any holding company that directly or indirectly owns 100% of CEC) or any of its subsidiaries (including Tenant or any of its subsidiaries) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Propco or, with Propco’s consent, CEC (or a subsidiary thereof) is otherwise no longer managing the Facilities) will own or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed) other than an Excluded Propco Opportunity (as defined below), Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager (or its affiliate)). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in

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the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

For purposes hereof, the term “Excluded Propco Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property (including for the avoidance of doubt ownership or acquisitions of the equity of entities that hold a fee or leasehold interest in real property), (iv) any transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) any transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, following the exercise of commercially reasonable, good faith efforts to obtain consent, to enter into the propco/opco structure, (vi) any transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) any transaction with respect to any asset remaining in Opco and not being transferred to Propco in accordance with this Lease Term Sheet.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Permitted Use	Tenant shall use the Leased Property only for (i) hotel and resort and related uses, (ii) gaming and/or pari-mutuel use, including, without limitation, horsetrack, dogtrack and other similarly gaming-related sporting use, (iii) ancillary retail and/or entertainment use, (iv) such other uses required under any Legal Requirements, (v) such other ancillary uses, but in all events consistent with the current use of the Leased Property or with prevailing hotel, resort and gaming industry use, and/or (vi) such other use as shall be approved by Landlord from time to time in its reasonable discretion.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent

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adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

Notwithstanding the foregoing, Landlord may sell to a third party, without Tenant consent in each instance, any or all of the Real Property identified on Exhibit D attached hereto, and, concurrently with such sale, such Real Property being sold shall be removed from the Non-CPLV Lease (i.e., the Non-CPLV Lease shall be terminated as to such Real Property only) with no reduction in Rent, and no severance lease or new MLSA/Guaranty shall be required in connection therewith.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant

Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third

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party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional

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terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing

Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant and Landlord	Tenant shall provide to Landlord unaudited quarterly and audited annual consolidated financial statements of each of CEOC and CEC (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented, and shall consent to the inclusion or incorporation by reference of such financial statements in all public or private disclosure and offering documents of Propco and the REIT or any of their subsidiaries as required by applicable law or regulation) and unaudited quarterly and unaudited annual summary operating results of the Tenant under each Lease (collectively, the “Tenant Financial Statements”).

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Tenant shall also, upon the request of Landlord, use commercially reasonable efforts to provide or cause to be provided such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Landlord, Propco or its direct or indirect parents, including the REIT.

In addition, the applicable Tenant shall provide to Landlord such additional customary and reasonable financial information related to CPLV or non-CPLV properties as may be required for any landlord financing pertaining to CPLV or such other non-CPLV properties.

In addition, Tenant shall provide Leased Properties fixed asset schedules to Landlord.

In the event of the required consolidation of Landlord’s, Propco’s, the REIT’s or any of their affiliates’ consolidated financial statements into CEOC’s or CEC’s consolidated financial statements in connection with the preparation of the Tenant Financial Statements, Landlord shall provide to Tenant unaudited quarterly and audited annual consolidated financial statements of any such person required to be consolidated (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented). Landlord shall also, upon the request of Tenant, use commercially reasonable efforts to provide such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Tenant, CEOC, CEC or any of their affiliates.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall

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elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation

If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default	Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice

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and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

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The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

REIT Provisions

Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

- Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

- Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

- Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana - Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

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7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

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13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment

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Company LLC DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

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EXHIBIT B

CPLV Facilities

1. Caesars Palace (including the leasehold for Octavius Tower[10])	Las Vegas	NV	Caesars Palace Realty Corp

[10]	Inclusion of Octavius Tower is subject to compliance with debt documents to which the landlord of the Octavius parcel is subject.

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EXHIBIT C

Real Property to be Transferred to Golf TRS and not Leased to Tenant

GOLF COURSES

Property	City	State	Owner

1. Cascata Golf Course	Boulder City	NV	Park Place Entertainment Corp.

2. Grand Bear Golf Course and Casino	Saucier	MS	Grand Casinos, Inc.

3. Rio Secco Golf Course	Henderson	NV	Rio Development Company, Inc.

4. Chariot Run Golf Course (Horseshoe Southern Indiana)	Elizabeth	IN	Caesars Riverboat Casino LLC

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EXHIBIT D

Real Property for Potential Sale

LAND PARCELS

Property	City	State	Owner
1. [ ][11]

[11]	To include certain to-be-determined parcels of land not necessary for the operation of the Non-CPLV Facilities or the CPLV Facility.

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EXHIBIT E

Term Sheet re Golf Course Use Agreement[1]

Parties:	[Golf Course TRS/course subsidiaries (“Owner”)] [OpCo]

Overview

Owner and OpCo will enter into a Golf Course Use Agreement pursuant to which OpCo will be granted the right to use each golf course pursuant to the terms and conditions of the Golf Course Use Agreement and Owner will be obligated to grant such use and to operate and maintain each golf course pursuant to the terms and conditions of the Golf Course Use Agreement.

The parties recognize that the golf courses are an amenity relating to the casinos as well as a third-party business open to the public. The terms and conditions of the Golf Course Use Agreement are expected to reflect such understanding.

Term:

The initial term of the Golf Course Use Agreement will be 15 years, with 4 5-year renewals. The initial term and renewals will be coterminous with the Non-CPLV Lease.

OpCo will be required to exercise renewals in connection with the exercise of renewals under the Non-CPLV Lease and will be prohibited from exercising renewals if OpCo elects not to exercise renewal rights under the Non-CPLV Lease. In other words, the Golf Course Use Agreement and the Non-CPLV Lease will be in effect for the same periods. In the event that Opco properly exercises a renewal under the Non-CPLV Lease, the Golf Course Use Agreement will automatically be extended in the same manner without further action by OpCo.

In the event that the Non-CPLV Lease is terminated in accordance with its terms, the Golf Course Use Agreement shall also terminate.

Charges:

OpCo shall pay an amount, based upon the parties’ agreed budget, for the right to use the courses for the first year of the agreement equal to $10.0 million (which $10.0 million sum, as increased in accordance with the terms hereof (including, without limitation, pursuant to the section above title “Rent”), is referred to herein as the “Access Payment”).

The Access Payment shall increase each year during the term of the Golf Course Use Agreement by the Escalator (as defined in the Leases), commencing in the 6th Lease year.

The agreement may contain provisions for additional charges for additional services requested by OpCo.

Payments will be made in monthly installments.

For the avoidance of doubt, OpCo’s obligations to pay the Access Payment and all additional charges due under the Golf Course Use Agreement shall constitute monetary obligations included in the guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

Access:

Owner and OpCo shall agree on the terms under which OpCo will be entitled to priority use of the golf courses.

Such agreement may include, agreements for (i) minimum round guarantees, (ii) exclusive or priority right to rounds during certain times of day for certain days of week/weeks, (iii) exclusive use for certain days for sponsored events, and/or (iv) [other rights to use].

[1]	NTD: The terms of this Exhibit E are subject to golf course due diligence by, and further negotiation with, first lien bondholders.

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For the avoidance of doubt, Opco may continue to be charged for greens fees and other goods and services at the golf courses (e.g., food and beverage, pro shop, etc.) in a manner consistent with past practice, and Owner will be entitled to all such revenues from Opco, as well as third parties and affiliates (e.g., CERP or CGP).

Maintenance, repair, capital expenditures, taxes, utilities, insurance, etc.:

Owner shall be required to operate and maintain (including, maintenance, repairs and capital expenditures) each course in a manner substantially consistent with past practice.

Owner shall be obligated to provide reasonable and customary insurance coverage as agreed and shall be responsible for all taxes, utilities, and other costs of ownership of the golf courses.

Termination:

Except in the case of casualty or condemnation, the Golf Course Use Agreement may not be terminated by Owner. In the case of casualty or condemnation, the Golf Course Use Agreement will provide for appropriate provisions for relief of Owner’s obligations to permit use of the affected course or courses and to maintain, etc. such courses. It is expected that any insurance or condemnation proceeds will inure to the benefit of Owner. The casualty and condemnation provisions in the Golf Course Use Agreement are expected to reflect provisions substantially similar to those set forth in the Non-CPLV Lease.

The Golf Course Use Agreement may be terminated by OpCo with respect to one or more courses, but such termination shall not relieve or diminish OpCo’s obligation to pay the Access Payments described herein, nor shall any such termination relieve or diminish guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

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SUMMARY OF TERMS

Management and Lease Support Agreement (“MLSA”)1

between CEC, Manager, Landlord and Tenant

in connection with the Leases

(all as hereinafter defined)

CEC:	Caesars Entertainment Corporation, a Delaware corporation

Manager:	A wholly-owned subsidiary of CEC, as manager of the Facilities under the MLSA[2]

Landlord:	[Propco] collectively together with its subsidiaries that own the Facilities (as defined in the Leases), as landlord under the Leases, as more particularly described in the “Lease Term Sheet”

Tenant:	[Opco/CEOC] collectively together with certain of its subsidiaries, as joint and several tenants under the Leases, as more particularly described in the “Lease Term Sheet”. If CEOC is not a joint and several tenant, CEOC shall deliver a full and unconditional guaranty of payment and performance of all of the Tenant’s obligations under the Leases.

[1]	MLSA to consist of the two separate agreements on same terms to correspond to the two separate leases. Agreements to have same terms other than as specified herein. In connection with the incorporation of the CEC guaranty into the MLSA rather than its being a stand-alone instrument, the definitive deal documentation will provide that a termination of the MLSA by Tenant or Manager (including in the case of a rejection in bankruptcy) will not, subject to the 4th and 6th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, result in termination of CEC’s guaranty obligations under the MLSA.
[2]	Notwithstanding anything set forth in this MLSA Term Sheet or in the RSA Term Sheet, the Lease Term Sheet or the Debt Term Sheets, it is understood and agreed that all assets (other than the real property transferred to Propco upon the formation of the REIT structure) required to operate the properties consistent with current practice (the “Facility Management Assets”), shall be transferred to an entity (the “Facility Management Assets Owner”) so as to be made continuously available to Manager through a bankruptcy remote structure mutually agreeable to CEC and the Requisite Consenting Creditors that shall remove the risk of lack of access in all events (it being understood that the structures to be considered include the Facility Management Assets Owner being owned by Manager and/or Landlord).

Leases:	(1) A certain lease of various facilities (other than Caesars Palace Las Vegas) between Landlord and Tenant and (2) a certain lease of Caesars Palace Las Vegas between Landlord and Tenant, as more particularly described in the “Lease Term Sheet”

Term:

The MLSA commences on the date the Leases commence. The MLSA automatically terminates, but may be replaced in accordance with the provisions described below, with respect to any Facility if such Facility is no longer demised under a Lease. The Term of the MLSA expires with respect to each Lease upon the earlier to occur of (1) the date that none of the Facilities are demised under such Lease, (2) (subject to clause (iii) of the first paragraph of the 4th Bullet Point of “CEC Guaranty”), Tenant and Landlord terminate the MLSA with respect to such Lease, (3) termination in connection with a Tenant Foreclosure (pursuant to option 1 in the following section entitled “Tenant Foreclosure”) and (4) the termination of such Lease (subject to and in accordance with the 4th Bullet Point in “CEC Guaranty” below).

Notwithstanding any such termination of the MLSA, in the event of a Non-Consented Lease Termination (as defined below), the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 6th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty.”[3]

[3]	Notwithstanding anything contained in the section titled “Term” or otherwise in this MLSA Term Sheet, unless the Landlord shall have terminated the Lease or (subject to clause (iii) of the 4th Bullet Point of “CEC Guaranty”) the MLSA expressly in writing (or expressly consented in writing to such termination), the CEC guaranty obligations shall, subject to the 4th and 6th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, continue in effect. Each of the Lease and the MLSA shall contain a provision stating that each document is being entered into as part of an overall integrated transaction and that the parties would not be entering into one document without the other. Further, the parties will acknowledge that in a chapter 11 case, they would not reject one agreement without rejecting the other as if they were one agreement and not separable.

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Tenant Foreclosure:

If Tenant’s lender (or any lender, if more than one) has a valid lien on the leasehold estate under the Leases or on the direct or indirect equity in the Tenant, whether by mortgage, equity pledge or otherwise, and duly forecloses on such lien following an Event of Default under Tenant’s financing (and/or in connection with any pursuit of remedies in a bankruptcy proceeding), such lender (the “OpCo Lenders”) shall, in connection with and as a condition to effectuating such Tenant Foreclosure (and/or pursuit of remedies in any proceeding), irrevocably elect one of the following: (1) with the consent of Landlord (in its sole and absolute discretion) and Manager, to terminate the MLSA and, in connection with such termination, directly operate the Facilities pursuant to the terms of the Leases, or obtain a replacement operator to operate the Facilities or (2) to retain Manager as operator of the Facilities pursuant to the terms of the MLSA and keep the MLSA in full force and effect in accordance with its terms. The Opco Lenders will enter into an agreement (the “Consent Agreement”) with Landlord, CEC and Manager to effect the consent rights hereunder (with it being understood that any rejection of a Lease in bankruptcy will be treated as a Non-Consented Lease Termination unless in connection therewith (x) Landlord terminates the Manager under the MLSA or (y) Landlord consents to the termination of the MLSA (in its sole and absolute discretion)).

In the event of a Non-Consented Lease Termination, the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 6th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the 6th Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the 6th Bullet Point of “CEC Guaranty”.

REIT Management:

The terms of the MLSA shall be reasonably acceptable to the parties thereto and shall include, inter alia, the following terms:

•       Operations management provisions pursuant to which Manager will manage the Facilities in its reasonable business judgment, on reasonable and customary terms to be more fully set forth in the MLSA and, in any event, on terms or in a manner not materially less favorable or detrimental to Tenant, taken as a whole, when compared to all other properties, facilities or similar operations owned, managed and/or operated (whether now or in the future) by Manager, taken as a whole (but in any case no less favorable to Tenant than current practice).

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•       All direct expenses for operating the Facilities will be reimbursed by Tenant (including, without limitation, fees and expenses allocated to Manager and/or Tenant for the Facilities under arrangements with Caesars Enterprise Services, LLC (“CES”)). Manager will enter into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to all of its services (including without limitation use of the Total Rewards® program) for the benefit of the Facilities so that the Facilities can be run consistent with, and on no less favorable terms and conditions agreed to with, any other CEC (or CEC affiliates’) directly or indirectly owned, operated or managed facilities, without discrimination against the Facilities (and in any case on no less favorable terms and conditions than those in current practice).[4]

•       All expenses associated with owning and maintaining the Facility Management Assets will be reimbursed by Tenant.

•       Manager may delegate duties under the MLSA to one or more affiliates on customary terms so long as neither Landlord nor Tenant is prejudiced thereby.

CEC Guaranty:

Pursuant to the MLSA, CEC will guaranty the payment and performance of all monetary obligations of Tenant under the Leases, subject to the following terms:

•       CEC will be liable for the full amounts of the monetary obligations owed and to be owed by Tenant in respect of the Leases (not merely for any deficiency amount), unless and until irrevocably paid in full.

•       CEC will have no obligation to make a payment with respect to the Leases unless an “Event of Default” is continuing under the Leases.

•       If an “Event of Default” under either of the Leases occurs, CEC shall have no obligation to make a payment with respect to the Leases, unless CEC was given notice of the applicable default of Tenant under the Lease or CPLV Lease, as applicable, and (A) with respect to a monetary default, CEC failed to cure such default on or prior to five (5) business days after Tenant’s deadline

[4]	In connection with the implementation of definitive transaction documentation, Landlord must understand and approve any fee and expense structure to the extent it impacts Landlord or any of the Facilities.

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under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord) and (B) with respect to a non-monetary default, CEC failed to cure such default on or prior to Tenant’s deadline to cure such default under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord).

•       CEC’s and Manager’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease or the CPLV Lease, as applicable) shall terminate in the event the Lease or CPLV Lease (as applicable) is terminated by Landlord expressly in writing (or with Landlord’s express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination and such damages to which Landlord is entitled due to such termination pursuant to the Lease or CPLV Lease, as applicable (all of which shall be immediately due and payable upon demand) (collectively, “Termination Obligations”). In addition, CEC’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease or the CPLV Lease, as applicable) shall terminate in the event that Manager is terminated by Landlord expressly in writing (or by Tenant’s lender with Landlord’s express written consent, in its sole and absolute discretion) as manager of the Facilities or the CPLV Facility (as applicable)[5]; provided,

[5]	Each Lease shall provide that Manager may only be terminated as manager of the Facilities or the CPLV Facility by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion) and, in the event of any such termination or otherwise (including in the case of a rejection in bankruptcy), Landlord shall have the sole right to elect to appoint a replacement Manager (and if so elected by Landlord, Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have accepted such appointment and no other right or approval shall be necessary for such appointment to be effective). If Landlord does not elect to appoint Manager (or another CEC affiliate, to be made available by CEC, under the same terms as the MLSA as provided herein) as replacement Manager (unless prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition), Landlord shall be deemed to have terminated Manager with its express written consent. If Landlord is prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition, then Landlord and Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have consented to Manager’s continued management of the Facilities notwithstanding the termination of the MLSA until Landlord is no longer prevented from making such election. Each Lease shall further provide that if Manager is terminated as manager of the Facilities or the CPLV Facility other than by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion), then such Lease shall automatically terminate (and such termination shall constitute a Non-Consented Lease Termination).

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however, CEC’s guaranty obligations shall continue (i) to the extent of any Termination Obligations, as applicable (all of which shall be immediately due and payable upon demand), (ii) to cover any post-termination management transition period during which Manager continues to act as manager and (iii) in all respects if Manager is Terminated for Cause (as defined below). Except as provided in this Bullet Point, CEC’s guaranty obligations under the MLSA shall not terminate for any reason.

“Terminated for Cause” means either of the foregoing, which may be elected by Landlord at its option:

(1) (i) the Landlord has expressly elected to (and does) terminate the Manager as manager and notified Manager, (ii) Landlord has determined in good faith that such termination is for Cause (as defined below) and (iii) an arbitrator shall have made a finding that Cause existed to terminate the Manager in accordance with the following sentence. Manager, Tenant, CEC and Landlord agree that the determination of whether Cause existed to terminate Manager will be decided by binding arbitration, on an expedited basis, pursuant to the [Commercial Arbitration Rules promulgated by the American Arbitration Association] before a single arbitrator who shall be mutually acceptable to Manager and Landlord and who shall conduct the arbitration in New York, New York and who shall apply New York law (collectively, a “Cause Arbitration”). In the event of a termination by Landlord of Manager under this clause (1), CEC’s guaranty obligations shall continue throughout the pendency of the Cause Arbitration, and in the event the arbitrator determines that “Cause” did not exist, (a) CEC’s guaranty obligations shall terminate and be deemed to have terminated as of such date of management termination and (b) Landlord shall reimburse CEC for (i) any amounts actually received by Landlord pursuant to CEC’s guaranty obligations under the MLSA in respect of any period following such

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termination during which Manager was actually not acting as manager of the Facilities and (ii) any reasonable and customary legal expenses actually incurred by CEC in connection with the arbitration. In the event the arbitrator determines that “Cause” did exist, CEC shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the arbitration.

(2) (i) Landlord has determined in good faith that Cause exists to terminate Manager as manager, (ii) Landlord has delivered written notice to Manager that it has determined in good faith that Cause exists to terminate the Manager as manager, and that Landlord shall commence a Cause Arbitration to determine whether or not Cause exists, and (iii) the arbitrator in a Cause Arbitration determines that Cause exists to terminate the Manager, and Landlord thereafter terminates Manager as manager. For the avoidance of doubt, if the arbitrator determines that Cause did not exist to terminate the Manager, then the Manager shall not be terminated and shall continue to manage the Facilities and all guaranty obligations of CEC shall remain in place, all in accordance with the MLSA. Further, in the event the arbitrator determines (x) that “Cause” did not exist, Landlord shall reimburse CEC for any reasonable and customary legal expenses actually incurred by CEC in connection with the arbitration, or (y) that “Cause” did exist, CEC shall reimburse Landlord for any reasonable and customary legal expenses actually incurred by Landlord in connection with the arbitration.

For purposes of the foregoing, “Cause” shall mean: (i) intentional acts or intentional omissions of Manager to the detriment of assets leased by Tenant or owned by Landlord for the benefit of other assets managed, owned or operated by Manager (or any other CEC affiliate), (ii) fraud, (iii) gross negligence, or (iv) willful misconduct.

•       Notwithstanding anything contained herein to the contrary, no termination or consent to termination by Landlord of CEC’s or Manager’s obligations under the MLSA shall be effective or binding without the prior written approval by the agents or trustees under the Landlord’s secured debt facilities.

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•       Notwithstanding anything contained herein to the contrary, in the event a Lease is terminated without the express written consent of Landlord including, without limitation, by a rejection in bankruptcy (a “Non-Consented Lease Termination”), then, unless Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under the Landlord’s secured debt facilities) shall expressly elect otherwise in writing and expressly consents in writing to the Lease termination, the following shall occur without expense or loss of economic benefit to Landlord or any lender under Landlord’s secured debt facilities: (i) Tenant (or its successors and assigns, including under the Consent Agreement) shall transfer all of its assets (including, without limitation, rights under licenses and with respect to intellectual property) to a replacement entity directly or indirectly owned by CEC or Tenant (or its successors and assigns, including under the Consent Agreement) that will assume the rights and obligations of Tenant under the Lease (the “Replacement Tenant”), (ii) a new lease (the “Replacement Lease”) on terms identical to the Lease so terminated shall be entered into by Landlord with the Replacement Tenant and (iii) to the extent not transferred pursuant to clause (i) above or otherwise provided by Manager, CEC and CES shall replicate all prior arrangements with respect to management, sub-management, licensing, intellectual property and otherwise as necessary to provide for the continued management and operation of the Facilities as existed prior to such termination, and, upon such occurrence (x) CEC, Manager, Replacement Tenant and Landlord shall enter into a new management and lease support agreement on terms identical to the MLSA (and CEC, Manager and its applicable affiliates shall enter into any necessary associated sub-management, licensing and other applicable arrangements) and (y) the management rights and obligations of Manager and guaranty obligations of CEC shall continue with respect to such Replacement Lease as set forth in the MLSA. The Consent Agreement will provide that Tenant and the OpCo Lenders will act in support of this right. If (1) the Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under such secured financing of Landlord) has not expressly elected in writing that the foregoing shall not

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occur and (2) clauses (i), (ii) and (iii) do not occur other than as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then CEC’s guaranty shall not terminate. If Landlord (or, during the continuation of an event of default under Landlord’s financing, any agent or trustee under such Landlord financing) elects in writing that the foregoing shall not occur and/or clauses (i), (ii) or (iii) do not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then Landlord and its lenders shall have been deemed to expressly consent to the termination of the Lease in writing (and CEC’s guaranty shall terminate, subject to CEC’s continuing liability for the Termination Obligations). Landlord shall have the right of specific performance to compel CEC and/or its affiliates to comply with the foregoing. In addition, CEC, Manager and Landlord shall have the right of specific performance to compel Tenant (or its successors and assigns, including under the Consent Agreement (which shall contain such remedy)) to comply with the foregoing. If Tenant (or its successors and assigns, including under the Consent Agreement) do not cooperate with the foregoing, CEC and Manager shall have the right to replicate the structure, including determining the ownership and identity of the Replacement Tenant, without regard to the interests of Tenant or its successors (including the OpCo Lenders).

CEC Covenants:

The MLSA shall contain customary terms and waivers of all suretyship and other defenses by CEC and will include a covenant by CEC requiring that (a) the sale of assets by CEC be for fair market value consideration, on arm’s-length terms and, in the event of sales to affiliates, be subject to (i) confirmation of fair market value by the approval of an independent group of CEC’s board of directors and by a fairness opinion from an investment bank reasonably acceptable to Landlord (with an approved list of investment banks to be agreed in the MLSA) and (ii) a right of first refusal in favor of Landlord or its designee and (b) non-cash dividends by CEC be permitted only to the extent such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations under the MLSA.

In addition to the foregoing, for a period of six years, CEC shall not directly or indirectly (i) declare or pay, or cause to be

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declared or paid, any dividend, distribution, any other direct or indirect payment or transfer (in each case, in cash, stock, other property, a combination thereof or otherwise) with respect to any of CEC’s capital stock or other equity interests, (ii) purchase or otherwise acquire or retire for value any of CEC’s capital stock or other equity interests, or (iii) engage in any other transaction with any holder of CEC’s capital stock or other equity interests which is similar in purpose or effect to those described above (collectively, a “Restricted Payment”), except that CEC can execute any of the transactions outlined above if (a) CEC’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $5.5 billion, (b) the amount of such dividend, distribution, or other transaction (together with any and all other such dividends and distributions and other transactions made under this clause (b)), does not exceed, in the aggregate, (x) 25% of the net proceeds, up to a cap of $25 million in any fiscal year, from the disposition of assets by CEC and its subsidiaries, or (y) $100 million from other sources in any fiscal year, or (c) CEC’s equity market capitalization after giving pro forma effect to such dividend, distribution, or other transaction is at least $4.5 billion and such dividend, distribution or other transaction made under this clause (c) is less than or equal to $125 million per annum and is funded solely by asset sale proceeds. For a period of six years, except as provided in clause (a) or (c) in the preceding sentence, any net proceeds from the disposition of assets by CEC or its subsidiaries in excess of $25 million that are directly or indirectly distributed to, or otherwise received by, CEC in any fiscal year shall not be used to fund any Restricted Payment; provided that in the event less than $1.2 billion of the Caesars Interactive Entertainment sale proceeds are used to buy back equity in CEC to be distributed under the CEOC chapter 11 plan, any remaining amounts (up to a cap of $1.2 billion) will be available for buy backs post emergence without being restricted by the restrictions set forth herein.

The parties acknowledge that the CEC guaranty of Tenant’s first lien debt as of the effective date will contain certain covenants of CEC and its subsidiaries in respect of the transfer or other disposition of assets, as well as other matters, all as more particularly outlined in the CEC Guaranty and Pledge Agreement Covenants term sheet (such covenants or any similar or other covenants in respect of the Opco first lien debt or any subsequent refinancing thereof, the “Opco Debt Guaranty Covenants”). The MLSA shall contain provisions to the effect that, if, during the term of the MLSA, Tenant’s first lien debt or any subsequent refinancing thereof is refinanced as part of a Non-Third Party

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Financing (as defined below), then the Opco Debt Guaranty Covenants shall immediately spring into effect and become effective covenants under the MLSA. “Non-Third Party Financing” means any financing in which the Sponsors and/or any of their Affiliates (each as defined in the CEC Guaranty and Pledge Agreement Covenants term sheet) (1) act as a lender, trustee, agent or otherwise provides financing, or (2) holds either (x) a controlling direct or indirect interest or (y) a direct or indirect ownership interest of at least 10% in any such lender, trustee, agent or other provider (any lender, trustee, agent or other provider under clause 2(x) or clause (2)(y), a “Sponsor Lender Entity”), and in each case the amount of such financing provided by any Sponsor and/or its Affiliate(s) and/or any Sponsor Lender Entity either (A) exceeds 10% of such financing, or (B) is not a strictly “passive” investment (i.e., having no vestiges of control or any ability to exercise any decision making in respect of the overall financing other than, for the avoidance of doubt, customary voting rights attributable to the loans that extend to all other lenders under such financing).

Collateral:

CEC’s guaranty obligations under the Leases will be included as additional pari passu secured obligations secured under the security agreement and any other related instruments securing the CEC guaranty in respect of the Opco first lien debt (or any CEC guaranty in respect of any refinancing thereof) in order to provide a security interest in all collateral thereunder to secure such Lease obligations. Such security interest will be a “silent” security interest that provides the Landlord with a secured claim against CEC while any such CEC debt guaranty remains in effect, and the Landlord shall have no voting, enforcement or default related rights with respect to such debt guaranty or collateral, unless and until the earlier of (x) the occurrence of a default in respect of any of CEC’s guaranty obligations with respect to the Leases, or (y) the occurrence of a Holdco Guaranty Breach and the Exhaustion of Remedies Date (as each such term is defined in the form of CEC Guaranty and Pledge Agreement), in which case Landlord shall have all rights afforded to the beneficiary of such Opco debt guaranty and/or the Opco lender. Landlord shall be a party to such security agreement and all related instruments that provide for such rights, subject to the foregoing and to the following paragraph.

The collateral that secures the CEC Lease guaranty obligations shall be the same collateral that secures any such CEC debt guaranty obligations at any time, and the CEC Lease guaranty obligations shall be secured by such collateral on a pari passu basis with such CEC debt guaranty obligations for so long as

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such debt guaranty obligations are secured. CEC will cause the lenders benefitting from the CEC debt guaranty to enter into an intercreditor agreement reasonably acceptable to CEC and the Requisite Consenting Creditors containing, among other things, provisions governing the pari passu coverage of such collateral provisions and the “waterfall” by which any proceeds of, or collections on, the collateral will be distributed as between the CEC debt guaranty and the Lease guaranty obligations and such other arrangements as are consistent with this section.

Integrated Agreement:	For the avoidance of doubt, each of the provisions constituting the MLSA, including the management obligations of Manager and the guaranty obligations of CEC, are and are intended to be part of a single integrated agreement and shall not be deemed to be separate or severable agreements.

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Annex III

Terms of the PropCo Preferred Equity

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[REIT]

ARTICLES SUPPLEMENTARY1

SERIES A CONVERTIBLE PREFERRED STOCK2

[REIT], a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article [        ] of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by resolutions duly adopted on [    ], 201[    ], has unanimously adopted resolutions classifying and designating a separate class of Preferred Stock (as defined herein) to be known as the “Series A Convertible Preferred Stock” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such Series A Convertible Preferred Stock, and authorizing the issuance of up to [            ] shares of Series A Convertible Preferred Stock.3

SECOND: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be [            ] ([        ]).

Section 2. Maturity. The Series A Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 3. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank senior to all classes of the Common Stock (as defined herein) and each other class of the Corporation’s stock and any other class or series of Preferred Stock established after the original issue date of the Series A Preferred Stock (the original issue date of Series A Preferred Stock, the “Issue Date”) (all such shares, collectively, the “Junior Stock”), except any such class or series of preferred stock as is designated as senior or pari passu to the Series A Preferred Stock and approved pursuant to Section 10 below.

Section 4. Definitions. As used herein, the following terms shall have the following meanings:

(A) “Accrued Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the accrued and unpaid dividends on such share (whether or not declared) from, and including, the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

[1]	NTD. Articles Supplementary subject to Maryland counsel compliance review prior to filing with the State of Maryland, which changes shall be solely to comply with the requirements of Maryland law.
[2]	NTD. As not all holders of preferred equity may elect to enter into the Ownership Limit Waiver Agreement, provision will also be made for Series A Preferred Units of the Operating Partnership.
[3]	NTD: This amount may be increased as required by the Plan in connection with the CPLV Mezzanine Debt.

(B) “Accumulated Dividends” means, with respect to any share of the Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, if any, on such share (whether or not declared) from the Issue Date to the most recent Dividend Payment Date, and all unpaid Additional Payment and any additional amounts in respect of Breaches as set forth in Section 5(A), if any, on such share.

(C) “Additional Payment” with respect to any shares of Series A Preferred Stock that were requested to be redeemed in the Redemption Request and were not so redeemed on the Redemption Date, an amount equal to 5% per annum of the Redemption Price of the shares of Series A Preferred Stock not so redeemed, compounding quarterly and cumulating and accruing on a daily basis during the period from the original Redemption Date through and including the actual redemption date of such shares of Series A Preferred Stock, payable only in U.S. dollars.

(D) “Articles Supplementary” means these Articles Supplementary for the Series A Preferred Stock, as such may be amended from time to time.

(E) “Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

(F) “Breach” means any of the following events: (i) the Corporation’s failure to pay dividends when due to the holders of the Series A Preferred Stock as contemplated in these Articles Supplementary, (ii) the Corporation’s failure to make any redemption payment pursuant to Section 9, (iii) the Corporation’s failure to make any payment pursuant to Section 6, (iv) the Corporation’s failure to convert Series A Preferred Stock pursuant to Section 7, (v) any action undertaken by the Corporation in violation of Section 10, (vi) to the extent not set forth in clauses (i) through (v) of this definition, the Corporation’s failure to satisfy any its obligations and covenants set forth herein, and (vii) the Corporation becoming the subject of a petition in bankruptcy or any proceeding related to insolvency, receivership, liquidation or comparable proceeding or any assignment for the benefit of creditors.

(G) “Board” has the meaning given to such term in Article First.

(H) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(I) “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

(J) “Capital Gains Amount” has the meaning given to such term in Section 5(E).

(K) “Certificated Series A Preferred Stock” has the meaning given to such term in Section 15(A)(iv).

(L) “Charter” has the meaning given to such term in Article First.

(M) “Code” has the meaning given to such term in Section 5(E).

(N) “Common Stock” means the shares of common stock, par value $[        ] per share, of the Corporation.

(O) “Continuing Directors” means (i) individuals who on the Issue Date constituted the Board or (ii) any new directors whose election or nomination was approved by at least a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved by holders of the Common Stock and Series A Preferred Stock.

(P) “Conversion Date” means, with respect to a conversion, the date on which a holder has complied with all of the procedures set forth in Section 7(B) to effect such conversion, provided that a holder may specify a date upon which such conversion must occur, and in the event such conversion does not occur by such date, the conversion shall no longer be effective and shall be deemed to have been withdrawn, rescinded and null and void, and the Corporation shall use its reasonable best efforts to take all actions or make all omissions to reflect the foregoing.

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(Q) “Conversion Price” means, at any particular time, the Liquidation Preference for a share of the Series A Preferred Stock divided by the Conversion Rate in effect at such time.

(R) “Conversion Rate” means [            ] shares of Common Stock per share of Series A Preferred Stock4, subject to adjustment as set forth in Section 7.

(S) “Corporation” has the meaning given to such term in Article First.

(T) “Current Market Price” per share of Common Stock (or, in the case of Section 7(D)(iv), per share of Common Stock, capital stock or equity interests, as applicable) on any date means for the purposes of determining an adjustment to the Conversion Rate:

(i) for purposes of any adjustment pursuant to Section 7(D)(ii), Section 7(D)(iv) (but only in the event of an adjustment thereunder not relating to a Spin-Off), or Section 7(D)(v), the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii) for purposes of any adjustment pursuant to Section 7(D)(iv) relating to a Spin-Off, the Average VWAP per share of Common Stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first 10 consecutive Trading Days commencing on and including the fifth Trading Day immediately following the effective date of such distribution; and

(iii) for purposes of any adjustment pursuant to Section 7(D)(vi), the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

(U) “Deemed Liquidation Event” means any of the following: (i) the lease of all or substantially all of the assets of the Corporation to a party other than OpCo (or another subsidiary of OpCo necessary for the operation of the assets of the Corporation) or the sale, distribution, transfer or conveyance of all or substantially all of the assets of the Corporation (in each case whether in one transaction or a series of transactions) to another Person (including any shareholder of the Corporation) or any Fundamental Transaction; (ii) an acquisition of the Corporation by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the stockholders of the Corporation immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Corporation; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Exchange Act, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of voting stock of the Corporation; (iv) on the first day on which a majority of the members of the Board does not consist of Continuing Directors; (v) on approval of a plan of liquidation or dissolution of the Corporation, (vi) if the Corporation ceases to be a REIT or (vii) if the Corporation enters into any Non-REIT Transaction. Notwithstanding anything to the contrary herein or otherwise, the Corporation shall not permit clauses (i) or (ii) of this definition to occur unless the Corporation can satisfy all of its obligations under these Articles Supplementary, including its payment obligations, if any, after giving effect to the matters set forth in clauses (i) or (ii) of this definition, as applicable.

[4]	NTD: The Conversion Rate will be equal to the PropCo Preferred Equity Distribution divided by the sum of the PropCo Preferred Equity Distribution and the PropCo Common Equity Implied Value. The Series A Preferred Stock will initially be convertible into 17.3% of the Common Stock of the Corporation on a fully-diluted basis, assuming no PropCo Preferred Equity Upsize Amount and no PropCo Equity Election has been made.

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(V) “Dividend Payment Date” has the meaning given to such term in Section 5(B).

(W) “Dividend Record Date” has the meaning given to such term in Section 5(B).

(X) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(Y) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Z) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which shares of Common Stock trade without the right to receive such issuance or distribution.

(AA) “Fair Market Value” means the fair market value as determined in good faith and in a reasonable manner by the Board (or an authorized committee thereof), whose determination shall be final if certified in writing by an independent appraiser of national reputation, and in respect of a share of Common Stock, if the Common Stock is then listed, shall not be less than the Average VWAP per share of the Common Stock over the five consecutive Trading Days immediately prior to the date of determination.

(BB) “Fundamental Transaction” has the meaning given to such term in Section 7(D)(ix).

(CC) “Global Series A Preferred Stock” has the meaning given to such term in Section 15(A)(ii).

(DD) “holder” or “Holder” means any beneficial holder of the Series A Preferred Stock.

(EE) “Issue Date” has the meaning given to such term in Section 3.

(FF) “Junior Stock” has the meaning given to such term in Section 3.

(GG) “Liquidation Event” has the meaning given to such term in Section 6(A).

(HH) “Liquidation Preference” has the meaning given to such term in Section 6(A).

(II) “Lower Threshold Date” means the first date after [INSERT DATE THAT IS 7 YEARS AFTER THE DATE OF THE SERIES A PREFERRED STOCK].

(JJ) “Mandatory Conversion” has the meaning given to such term in Section 8.

(KK) “Mandatory Conversion Date” has the meaning given to such term in Section 8.

(LL) “Mandatory Conversion Trigger Price” means, at any particular time, the Liquidation Preference for a share of the Series A Preferred Stock divided by the Conversion Rate in effect at such time; provided that for purposes of this definition (i) any adjustment to the Conversion Rate as provided under Section 7(D)(v) hereof shall be disregarded, and (ii) the Mandatory Conversion Trigger Price shall not be less than the lesser of (x) $2.50 per share and (y) 10% of the Propco Common Equity Implied Value per share. Notwithstanding anything to the contrary herein or otherwise, the Corporation shall not intentionally take any action if a principal purpose of such action is to cause an adjustment to the Conversion Rate so as to trigger the Corporation’s right of Mandatory Conversion set forth in Section 8 hereof, and any such action will lead to no adjustment for the purposes of this definition; provided that any such action approved by the holders of the Series A Preferred Stock in accordance with Section 10(B) will not be deemed a violation of the prohibition in this sentence by the Corporation.

(MM) “Notice of Mandatory Conversion” has the meaning given to such term in Section 8.

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(NN) “Non-REIT Transaction” shall mean any transaction or series of transactions, including by way of merger or consolidation, a sale of all or substantially all of the assets, stock sale or otherwise, which causes or is reasonably likely to cause the Corporation or any successor entity resulting from such transaction to cease being a REIT.

(OO) “Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, [any Vice President, the Treasurer, the Secretary or any Assistant Secretary] of the Corporation.

(PP) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(QQ) “Original Issue Price” shall mean [$300,000,000,5 divided by the number of Series A Preferred Stock issued on the Issue Date].

(RR) “OpCo” shall mean [        ].

(SS) “per annum” means per calendar year from January 1 until December 31.

(TT) “Person” means any person, including without limitation any syndicate or group, that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder.

(UU) “Plan of Reorganization” shall mean [        ].

(VV) “Preferred Stock” has the meaning given to such term in Article First.

(WW) “PropCo” means [                    ].

(XX) “PropCo Common Equity Implied Value” shall mean $$1,439 million less 20% of the PropCo Preferred Equity Upsize Amount, if any.6

(YY) “PropCo Equity Election” has the meaning given to such term in the Plan of Reorganization.

(ZZ) “PropCo Preferred Equity Upsize Amount” has the meaning given to such term in the Plan of Reorganization.

(AAA) “Redemption Date” has the meaning given to such term in Section 9(A).

(BBB) “Redemption Notice” has the meaning given to such term in Section 9(B).

(CCC) “Redemption Price” has the meaning given to such term in Section 9(A).

(DDD) “Redemption Request” has the meaning given to such term in Section 9(A).

(EEE) “Registration Rights Agreement” means the Registration Rights Agreement dated as of the effective date of the Plan of Reorganization, by and among the Corporation and the initial holders.

(FFF) “REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

(GGG) “Rule 144A Information” has the meaning given to such term in Section 14.

(HHH) “Securities Act” means the Securities Act of 1933, as amended.

[5]	Such amount will be increased by 1.2 x the amount of the PropCo Preferred Equity Upsize Amount, if any.
[6]	In the event that there is a PropCo Equity Election, PropCo Common Equity Implied Value will increase dollar-for-dollar for each dollar of debt converted to equity.

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(III) “SEC” means the U.S. Securities and Exchange Commission.

(JJJ) “Special Dividend” has the meaning given to such term in Section 7(D)(v).

(KKK) “Spin-Off” means a distribution by the Corporation to all or substantially all of the holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Corporation.

(LLL) “Total Dividends” has the meaning given to such term in Section 5(E).

(MMM) “Trading Day” means a day on which the Common Stock: (i) is not suspended from trading, and on which trading in Common Stock is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Stock; provided, that, if the Common Stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.

(NNN) “Transfer Agent” means [        ], acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Corporation shall appoint a successor Transfer Agent which shall accept such appointment prior to the effectiveness of such removal and such Transfer Agent is approved by the holders of a majority of the outstanding shares of Series A Preferred Stock in the event such Transfer Agent is being removed other than for failure to perform the services for which it was engaged.

(OOO) “Trigger Event” has the meaning given to such term in Section 7(D)(vi).

(PPP) “VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “CCI <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

(QQQ) “Yield” means the greater of 5% of the Original Issue Price per annum and the dividend rate per annum resulting from (i) the aggregate amount of dividends (including Special Dividends, if any) declared payable to the holders of the Common Stock as of the record date for the Common Stock, if such date is concurrent with the Dividend Record Date, or the most recent record date, if any, following the most recent Dividend Record Date if such record date is not concurrent, divided by (ii) the PropCo Common Equity Implied Value.

Section 5. Dividends.

(A) The holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by the Board (or a duly authorized committee thereof), out of funds of the Corporation legally available for the payment of dividends, cumulative preferential dividends at the rate of the Yield, payable only in additional shares of Series A Preferred Stock; provided, that (i) in the event of a Breach other than a Breach due to a failure to redeem Series A Preferred Stock in accordance with Section 9 (Optional Redemption by Holders), the dividend rate of the Series A Preferred Stock shall increase by an increment of 2% per annum (such increment payable solely in U.S. dollars), which amount shall compound quarterly and accrue on a daily basis during the period starting from the date of occurrence through and including the date that the Breach is cured or (ii) in the event of a Breach due to a failure to redeem Series A Preferred Stock in accordance with Section 9 (Optional Redemption by Holders), the holders of such remaining unredeemed shares of Series A Preferred Stock shall be entitled to the Additional Payment. For the avoidance of doubt, the holders of the Series A Preferred Stock shall be entitled only to a single 2% per annum dividend rate increase during the continuance of any one or more Breaches subject to clause (i) and

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the holders of the Series A Preferred Stock whose shares of Series A Preferred Stock were to be redeemed on the Redemption Date, but were not, shall be entitled to only a single Additional Payment during the continuance of a Breach subject to clause (ii).

(B) To the extent that dividends on the Series A Preferred Stock have not been declared and paid, such dividends shall be cumulative and compound quarterly at the Yield from the most recent date to which dividends have been paid, or if no dividends have been paid, from the Issue Date and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if any such date is not a Business Day, the next succeeding Business Day commencing [            ], 201[    ] (each, a “Dividend Payment Date”) in the form of additional shares of Series A Preferred Stock, as calculated based on the Liquidation Preference (other than amounts in respect of Breaches as described in Section 5(A), which shall be paid in U.S. dollars). Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of the Series A Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the date set by the Board or, if not set, the last day of the calendar month immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(C) No dividends on shares of the Series A Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation if such declaration or payment would be prohibited by law.

(D) Notwithstanding the foregoing Section 5(C), dividends on the Series A Preferred Stock will accrue daily whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared or set aside. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative and compounded dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(E) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of the Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

(F) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock or cash in lieu of fractional shares) will be declared, made or paid or set apart for payment on any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than repurchases pursuant to binding contractual commitments of Junior Stock held by employees, directors or consultants upon termination of their employment or services) by the Corporation or on its behalf (except by conversion of shares of the Series A Preferred Stock into or exchange for shares of Junior Stock) unless dividends are simultaneously declared on the Series A Preferred Stock, and full Accrued Dividends and Accumulated Dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all dividend periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition; provided, that the foregoing restriction will not limit the acquisition of shares of Common Stock or the declaration or payment of cash dividends on Common Stock solely to the extent necessary to preserve the Corporation’s qualification as a REIT.

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(G) The holders of the Series A Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Corporation’s default in payment of the dividend due on that Dividend Payment Date. A holder of Series A Preferred Stock on a Dividend Record Date that surrenders (or whose transferee surrenders) any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Corporation on the Series A Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of the Series A Preferred Stock for conversion.

Section 6. Liquidation Preference.

(A) Immediately prior to or in connection with (i) any voluntary or involuntary bankruptcy, reorganization, insolvency, liquidation, dissolution or winding-up of the affairs of the Corporation or any other similar event or proceeding (each a “Liquidation Event”), (ii) a Deemed Liquidation Event pursuant to clause (v) of the definition thereof, or (iii) any other Deemed Liquidation Event other than pursuant to clause (v) of the definition thereof except for any such Deemed Liquidation Event that was approved by the holders of the Series A Preferred Stock in accordance with Section 10 hereof, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, for each share of Series A Preferred Stock, the Original Issue Price, plus an amount equal to any Accumulated Dividends, if any, and Accrued Dividends, if any, to the date of payment, before any payment or distribution of assets is made to holders of the Junior Stock (such amounts, the “Liquidation Preference), subject to the election provided in section 6(C) hereof. Notwithstanding the foregoing sentence, it is understood and agreed that if any Deemed Liquidation Event or Liquidation Event occurs without the approval by the holders of the Series A Preferred Stock in accordance with Section 10 hereof or pursuant to clauses (iii), (iv) or (vi) (in the case of clause (vi), as a result of a change in law) of the definition of Deemed Liquidation Event, due to law or otherwise, then without limitation to their rights and remedies under these Articles Supplementary or otherwise, the holders of the Series A Preferred Stock will continue to retain their Series A Preferred Stock, which, for the avoidance of doubt, shall be an obligation or the Corporation and not any successor entity, including by way of merger, unless such holders make a written election within 20 Business Days of receipt of notice of such event from the Corporation to receive the Liquidation Preference. Upon the payment in full of the Liquidation Preference, the holders of the Series A Preferred Stock will have no right or claim to any remaining assets of the Corporation.

(B) If, upon a Liquidation Event or a Deemed Liquidation Event, the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full to the holders the sums that such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series A Preferred Stock shall be distributed among and paid to the holders of the Series A Preferred Stock ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(C) The Corporation shall provide the holders of the Series A Preferred Stock with written notice of any Liquidation Event or Deemed Liquidation Event pursuant to clauses (i), (ii), (v) or (vii) of the definition thereof not less than 20 Business Days prior to the consummation of such transaction and as soon as reasonably practicable following the Corporation’s knowledge of the occurrence of any other Deemed Liquidation Event. In addition to the election provided to holders of Series A Preferred Stock to retain their Series Preferred Stock, if applicable under Section 6(A) hereof, the holders of the Series A Preferred Stock may elect in their sole discretion no later than 5 Business Days prior to the consummation of a Liquidation Event or Deemed Liquidation Event pursuant to clauses (i), (ii), (v) or (vii) of the definition thereof to convert their shares of Series A Preferred Stock pursuant to Section 7 into Common Stock immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and share in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as holders of Common Stock in lieu of the Liquidation Preference. For the avoidance of doubt, if no election is made pursuant to this Section 6(C) to convert their shares of Series A Preferred Stock pursuant to Section 7 into Common Stock, each holder of the Series A Preferred Stock will receive the Liquidation Preference or will retain their Series A Preferred Stock, as applicable, in accordance with Section 6(A) hereof. For the avoidance of doubt, the holders of the Series A Preferred Stock may elect in their sole discretion at any time to convert their shares of Series A Preferred Stock into Common Stock pursuant to Section 7, including in the case of an event pursuant to clauses (iii), (iv) or (vi) of the definition of Deemed Liquidation Event.

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Section 7. Conversion.

(A) Each holder of a Series A Preferred Stock shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock per share of converted Series A Preferred Stock based on the Conversion Rate in effect on the Conversion Date, provided that the holder may make such conversion contingent upon and subject to the consummation of a Liquidation Event or Deemed Liquidation Event. If, as of the Conversion Date, the Corporation has not declared and paid all or any portion of the Accumulated Dividends and/or Accrued Dividends prior to such Conversion Date, the holders of the Series A Preferred Stock converting such Series A Preferred Stock at such time shall receive an additional number of shares of Common Stock based on the Conversion Rate in effect on the Conversion Date in respect of such Accumulated Dividends and/or Accrued Dividends.

(B) The conversion right of a holder of Series A Preferred Stock shall be exercised by such holder by the surrender to the Corporation of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Corporation in the form of Exhibit B hereto that the holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Corporation or its duly appointed Transfer Agent) a written instrument or instruments of transfer and endorsements in form reasonably satisfactory to the Corporation or its duly appointed Transfer Agent duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(H), and (iii) funds for the payment of any stock transfer, documentary, stamp or similar taxes not payable by the Corporation. The Corporation will deliver a stock certificate or certificates representing the shares of Common Stock issuable upon a conversion, together with, if applicable, any payment of cash dividends and cash in lieu of fractional shares, to such holder, or in the case of Series A Preferred Stock held in global certificates, the Transfer Agent will deliver the shares of Common Stock by a book-entry transfer through DTC. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.

(C) As of the close of business on the Conversion Date with respect to a conversion, a converting holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then have been actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of the holders thereof to (i) receive the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to Section 13) and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock and/or any other property receivable by the Holder upon such conversion. Prior to the close of business on the Conversion Date, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will not be deemed to be outstanding for any purpose and the Holders will have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of the Series A Preferred Stock.

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(D) The Conversion Rate shall be subject to the following additional adjustments (except as provided in Section 7(E)), without duplication:

(i) Stock Dividends and Distributions. If the Corporation issues shares of Common Stock as a dividend or other distribution, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be divided by a fraction:

(a) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

(b) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (i) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay or make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock.

(ii) Issuance of Options, Warrants or Rights. Except as otherwise adjusted pursuant to Section 7(D)(xi) hereof, if the Corporation issues to all or substantially all of the holders of Common Stock any options, warrants or rights entitling such holders from the date of issuance of such options, warrants or rights, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants shall be increased by multiplying such Conversion Rate by a fraction:

(a) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock issuable pursuant to such options, warrants or rights; and

(b) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price (including, for clarity, any initial option premiums) payable to exercise such options, warrants or rights divided by the Current Market Price.

Any adjustment made pursuant to this clause (ii) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such options, warrants or rights described in this clause (ii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to issue such options, warrants or rights, to such Conversion Rate that would then be in effect if such issuance had not been declared. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Current Market Price, and in determining the aggregate offering price payable to exercise such options, rights or warrants, there shall be taken into account any consideration received for such options, rights or warrants and the value of such consideration (if other than cash, to be determined in good faith and in a reasonable manner by the Board or an authorized committee thereof, which determination shall be final if certified in writing by an independent appraiser). For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock.

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(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, the Conversion Rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

(a) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

(b) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (iii) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. A) If the Corporation distributes to any holder of Common Stock evidences of its indebtedness, shares of capital stock, securities, rights to acquire shares of the Corporation’s capital stock, cash or other assets (excluding (1) any dividend or distribution covered by Section 7(D)(i), (2) any options, warrants or rights covered by Section 7(D)(ii), (3) any dividend or distribution covered by Section 7(D)(v) and (4) any Spin-Off to which the provisions set forth in Section 7(D)(iv)(B) apply) in respect of its Common Stock, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(a) the numerator of which is the Current Market Price; and

(b) the denominator of which is the Current Market Price minus the Fair Market Value, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire the Corporation’s capital stock, cash or other assets so distributed applicable to one share of Common Stock.

B) In the case of a Spin-Off, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(a) the numerator of which is the sum of the Current Market Price of the Common Stock and the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed that is applicable to one share of Common Stock as of the 15th Trading Day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such securities); and

(b) the denominator of which is the Current Market Price of the Common Stock.

Any adjustment made pursuant to this clause (iv) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution. In the event that such distribution described in this clause (iv) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to make such distribution, to such Conversion Rate that would then be in effect if such distribution had not been declared.

For purposes of clause (i), clause (ii) and this clause (iv), if any dividend or distribution to which this clause (iv) is applicable includes one or both of:

(c) a dividend or distribution of shares of Common Stock to which clause (i) is applicable (the “Clause I Distribution”); and an issuance of rights or warrants to which clause (ii) is applicable (the “Clause II Distribution”), then (1) such dividend or distribution, other than the Clause I Distribution, if any, and the Clause II Distribution, if any, shall be deemed to be a dividend or distribution to which this clause (iv) is applicable (the “Clause IV Distribution”) and any Conversion Rate adjustment required by this clause (iv) with respect to such Clause IV Distribution shall then be made, and (2) the Clause I Distribution, if any, and Clause II Distribution, if any, shall be deemed to immediately follow the Clause IV Distribution and any Conversion Rate adjustment required by clause (i) and clause (ii) with respect thereto shall then be made, except that, if determined by the

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Corporation (I) the date fixed for determination of the holders of Common Stock entitled to receive any Clause I Distribution or Clause II Distribution shall be deemed to be the date fixed for the determination of holders of Common Stock entitled to receive the Clause IV Distribution and (II) any shares of Common Stock included in any Clause I Distribution or Clause II Distribution shall be deemed not to be “outstanding at 5:00 p.m., New York City time, on the date fixed for such determination” within the meaning of clauses (i) and (ii).

(v) Cash Distributions. If the Corporation pays or makes a dividend or other distribution consisting exclusively of cash to all holders of Common Stock (excluding any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any consideration payable as part of a tender or exchange offer by the Corporation or any subsidiary of the Corporation covered by Section 7(D)(vi)), the Conversion Rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(a) the numerator of which is the Current Market Price, and

(b) the denominator of which is the absolute value of the difference between

(1) the Current Market Price and

(2) the amount per share of Common Stock of such dividend or other distribution (whether ordinary, extraordinary, special or otherwise), provided that if such amount per share of Common Stock with respect to ordinary regular quarterly cash dividends on the Common Stock in the aggregate per annum is greater than 5% per annum of the Current Market Price, such amount per share of Common Stock with respect to the ordinary regular quarterly cash dividends on the Common Stock that would result in the ordinary regular cash dividends exceeding 5% per annum shall be reduced so that the ordinary regular cash dividends per annum equal 5% per annum of the Current Market Price (the “Cap”). The Cap shall not apply to any extraordinary dividends, special dividends or any dividends or other distributions that are not ordinary regular quarterly cash dividends (collectively, “Special Dividends”), and any Special Dividends shall equal the amount per share of Common Stock of such dividends or other distributions. Notwithstanding anything to the contrary herein or otherwise, “extraordinary dividend” shall include, without limitation, any dividend or distribution that is derived from a sale of assets or activity outside the ordinary course of business.

Any adjustment made pursuant to this clause (v) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (v) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to pay such dividend or make such other distribution, to the Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Common Stock (excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price, the Conversion Rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(a) the numerator of which shall be equal to the sum of:

(1) the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares of Common Stock purchased in such tender or exchange offer; and

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(2) the product of (x) the Current Market Price and (y) the number of shares of Common Stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

(b) the denominator of which shall be equal to the product of:

(1) the Current Market Price; and

(2) the number of shares of Common Stock outstanding at the time such tender or exchange offer expires, including any purchased shares.

Any adjustment made pursuant to this clause (vi) shall become effective immediately after 5:00 p.m., New York City time, on the 10th Trading Day immediately following the Expiration Date but will be given effect as of the open of business on the Expiration Date. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversation Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi).

(vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to any of the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 7(D) on any Ex-Date as described above, and a holder that converts its Series A Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(viii) Notwithstanding anything in this Section 7(D) to the contrary, no adjustment under this Section 7(D) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date. In addition, at the end of each fiscal year, beginning with the fiscal year ending [            ], 201[    ], the Conversion Rate shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.

(ix) Subject to the provisions of this Section 7(D), the voting rights set forth in Section 10 hereof [and any voting rights otherwise under the Charter]7, in the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 7(D)(iii) above), a consolidation, merger (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) or combination involving the Corporation, or a sale, lease or other transfer to another Person of all or substantially all of the assets of the Corporation (or of the Corporation and its subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Fundamental Transaction”), then, following any such Fundamental Transaction, in each case pursuant to which shares of Common Stock would be converted into or

[7]	NTD: subject to review and agreement of the Charter provisions by the backstop investors.

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exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Fundamental Transaction would have been entitled to receive pursuant to such Fundamental Transaction, provided that if the kind and amount of cash, securities or other property receivable upon such Fundamental Transaction is not the same for each share of Common Stock held immediately prior to such Fundamental Transaction by a Person and such Person has the right to make an election as to the form of consideration deliverable upon the conversion of the Series A Preferred Stock, then the property so receivable shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make an election (or of all such holders if none makes an election).

(x) To the extent permitted by law and the continued listing requirements of any national securities exchange on which shares of the Common Stock are listed, the Corporation may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that the increase is in the Corporation’s best interests. The Corporation will mail a notice of the increase to registered Holders at least 15 calendar days before the day the increase commences. In addition, the Corporation may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

(xi) To the extent that the Corporation has a stockholder rights plan or agreement (i.e., a “poison pill”) in effect upon conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock will receive, upon a conversion of such shares of Series A Preferred Stock, in addition to Common Stock, rights under the stockholder rights plan or agreement with respect to the Common Stock received upon conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the shares of Common Stock. If the rights provided for in any rights plan or agreement that the Board has adopted have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan or agreement so that the holders of the Series A Preferred Stock would not be entitled to receive any rights in respect of the shares of Common Stock that the Corporation delivers upon conversion of the Series A Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of Common Stock evidences of indebtedness or other assets or property pursuant to Section 7(D)(iv), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

(E) The Conversion Rate will not be adjusted upon the issuance of Common Stock upon the conversion of the Series A Preferred Stock.

(F) The Corporation shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then applicable par value per share of the Common Stock, except that the Corporation may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under Section 7(D)(i) and any other provision of Section 7(D). The Corporation also shall not take any action that would result in an adjustment to the Conversion Rate in a manner that does not comply with any applicable stockholder approval rules of any stock exchange on which the Common Stock is listed at the relevant time.

(G) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

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(H) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock or the payment or partial payment of a dividend on Series A Preferred Stock in Common Stock shall be made without charge to the converting holder or recipient of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(I) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to the Transfer Agent a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment (which certificate shall, upon request, be made available by the Transfer Agent to any holder or beneficial owner of Series A Preferred Stock).

(J) Any Common Stock issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of the Series A Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

(K) The Corporation shall act in good faith and shall not deny to the holders of the Series A Preferred Stock, the rights and benefits intended to be conferred upon the holders thereof (including with respect to adjustments to the Conversion Rate), including without limitation, by effectuating any merger, consolidation, reorganization or otherwise.

Section 8. Mandatory Market Trigger Conversion. On and after the sixth anniversary of the Issue Date, the Corporation shall have the option to compel all holders to convert all or a portion, on a pro-rata basis, of the Series A Preferred Stock held by all holders into Common Stock (a “Mandatory Conversion”). The Corporation may exercise a Mandatory Conversion by providing written notice to the holders of the Series A Preferred Stock (“Notice of Mandatory Conversion”) within three Business Days following a period (which, if any event requiring an adjustment under Section 7(D)(i), (ii), (iii), (iv) or (vi) occurs, shall not commence until the second business day after such adjustment pursuant to Section 7(D)(i), (ii), (iii), (iv) and/or (vi), and shall reset each time any such event occurs) in which for at least 20 Trading Days in the aggregate during 30 consecutive Trading Days, the VWAP per share of Common Stock on each Trading Day was equal to or greater than the percentage of the Mandatory Conversion Trigger Price as set forth below for the relevant 12-month period beginning with the anniversary of the Issue Date set forth below:

Year	Percentage of Mandatory Conversion Trigger Price
6th Anniversary	175.0%
7th Anniversary	165.0%
8th Anniversary	160.0%
9th Anniversary	155.0%

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10th Anniversary	150.0%
11th Anniversary	145.0%
12th Anniversary	140.0%
13th Anniversary	135.0%
14th Anniversary	130.0%
15th Anniversary and thereafter	125.0%

Each share of Series A Preferred Stock subject to a Notice of Mandatory Conversion shall be convertible into such whole number of fully paid and nonassessable shares of Common Stock per share of converted Series A Preferred Stock based on the Conversion Rate in effect on the Conversion Date. The date specified in the Notice of Mandatory Conversion as the date of the Mandatory Conversion, which date shall not be less than 20 nor more than 60 days after the date that the Notice of Mandatory Conversion is issued, is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion to each holder shall specify (i) the amount of shares of the Series A Preferred Stock that are subject to Mandatory Conversion, (ii) the then applicable Conversion Rate, along with reasonable documentation supporting such calculation and (iii) the number of shares of Common Stock to be received upon conversion. Each Mandatory Conversion Date shall be a deemed Conversion Date, and the Corporation will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period, and the Mandatory Conversion shall otherwise have all of the effects of a conversion, as described in Section 7 hereof. In the event the Corporation fails to deliver the Common Stock issuable upon Mandatory Conversion on the delivery date, then at such holder’s election, such Notice of Mandatory Conversion will be null and void or such holder may enforce the Notice of Mandatory Conversion. A Notice of Mandatory Conversion may not be rescinded by the Corporation without the consent of such holder.

Section 9. Optional Redemption by Holders.

(A) Optional Redemption by Holders. At (i) any time and from time to time on or after the date that is the tenth (10th) anniversary of the Issue Date, (ii) upon the occurrence of a Breach or (iii) other than as expressly contemplated in the Plan of Reorganization, the effective date of a confirmed plan in Chapter 11 bankruptcy case of the Corporation or in a similar bankruptcy or insolvency proceeding or reorganization or similar event, in each case, upon written notice from a holder of Series A Preferred Stock (a “Redemption Request”), the number of outstanding shares of Series A Preferred Stock set forth in the Redemption Request shall be redeemed by the Corporation for cash out of funds available therefor under Maryland law at a price per share equal to the Liquidation Preference (the “Redemption Price”). The date of redemption pursuant to this Section 9 shall be a date that is not more than 30 days after receipt by the Corporation of a Redemption Request (the “Redemption Date”). On the Redemption Date, the Corporation shall redeem the number of outstanding shares of Series A Preferred Stock set forth in the Redemption Request. If the Corporation does not have sufficient funds available to redeem on any Redemption Date all shares of Series A Preferred Stock to be redeemed on the Redemption Date, the Corporation shall redeem a portion of such holder’s redeemable shares of such stock out of funds available therefor under Maryland law, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds available therefor under Maryland law.

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(B) Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock submitting a Redemption Request as promptly as practicable prior to the Redemption Date. The Redemption Notice shall state:

(i) the number of shares of Series A Preferred Stock held by the holder that the holder requests the Corporation to redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price; and

(iii) that the holder will surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates, properly endorsed, representing the shares of Series A Preferred Stock to be redeemed.

(C) Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 7, shall surrender the certificate or certificates, properly endorsed, representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate, which agreement shall not require the posting of a bond) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued by the Corporation to such holder or their designee.

(D) Rights Prior to Redemption. If the Redemption Request shall have been duly given, all rights with respect to the outstanding shares of Series A Preferred Stock shall continue until the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on the applicable Redemption Date is paid or tendered for payment in full or deposited in full with an independent payment agent so as to be available therefor in a timely manner for payment to such holders.

(E) Rights Subsequent to Redemption. If the Redemption Request shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates representing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(F) Costs. The Corporation agrees to pay all reasonable costs of collection incurred by the holders of Series A Preferred Stock that delivered the Redemption Request arising as a result of any breach or default by the Corporation hereunder, including, without limitation, attorneys’ fees and expenses.

(G) No Mandatory Redemption Right for Corporation. The Corporation shall not have any mandatory redemption rights with respect to the Series A Preferred Stock.

Section 10. Voting Rights.8

(A) On any matter presented to the holders of Common Stock of the Corporation for their action or consideration at any meeting of the holders of Common Stock of the Corporation (or by written consent of

[8]

NTD: These Articles Supplementary shall be amended to allow any party who, together with certain of its affiliates, collectively holds 20% or more the Series A Preferred Stock at the Issue Date to elect a Board member so long as such aggregate holdings are greater than 20% of the outstanding shares of Series A Preferred Stock at the time of exercise, and provided that no such appointment may violate the gaming regulatory requirements applicable to the Corporation.

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stockholders in lieu of a meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible pursuant to Section 7 as of the record date for determining the stockholders entitled to vote on such matter. [Except as provided by law or as provided by the provisions of the Charter]9, the holders of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters other than those set forth in Section 10(B) below. Notwithstanding anything herein to the contrary, to the extent that shares of Common Stock and/or Series A Preferred Stock held by any holder of Series A Preferred Stock and/or holder of Common Stock would, on the record date for a vote on matters as described in the immediately preceding sentence that are submitted to the holders of Common Stock, enable such holder to vote an interest equal to 5% or more of the Common Stock issued and outstanding as of such record date, such holder shall be entitled at its written election to vote an interest equal to 4.99% (instead of the actual amount it holds) of the issued and outstanding Common Stock. Any interests held by such holder in excess of 4.99% if such a written election is made shall be deemed cast in the same proportion as the issued and outstanding Common Stock with respect to such vote. The foregoing shall not apply to any holder who, on the record date for a vote on matters submitted to a vote of holders of the Common Stock, holds less than 5% of the vote in respect of such matter or any holder who does not make such a written election, and shall only apply to matters submitted to the vote of the Common Stock, and not matters that the Series A Preferred Stock vote on as a separate class set forth in Section 10(B).

(B) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 75% of the shares of Series A Preferred Stock outstanding at the time given in person or by proxy at a meeting (and for these purposes, excluding such shares owned by REIT, OpCo or any subsidiary or other entity controlled by or controlling any such party) (i) repeal, amend, waive or otherwise change any provisions of the Charter (including with respect to the treatment of any [Excess Shares] (as defined in the Charter)) or Bylaws in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other rights or privileges of the Series A Preferred Stock or its holders set forth in these Articles Supplementary or the Charter or the Bylaws, whether direct or indirect, (ii) repeal, amend, waive or otherwise change any provision of these Articles Supplementary in any manner (whether by merger, consolidation or otherwise) that adversely affects the powers, preferences, or other rights or privileges of the Series A Preferred Stock or its holders set forth in these Articles Supplementary, the Charter and/or the Bylaws, including any repeal, amendment, waiver or other change that would affect the rights of the holders to receive any payments or to convert or redeem the Series A Preferred Stock (including any conversion or redemption for preferred partnership units of the operating partnership of which the Corporation, or a wholly owned subsidiary of the Corporation, is the general partner) or to receive notices or to elect to convert or redeem (in each case, including the timing in respect thereof), the maturity or ranking of the Series A Preferred Stock, the timing, type or amount of dividends or distributions in respect of the Series A Preferred Stock, the definition of “Yield,” the voting rights of the Series A Preferred Stock set forth in this Section 10(B), the timing, type or amount of Liquidation Preference, the observer rights of the Series A Preferred Stock set forth in Section 11 hereof, the optional redemption provisions of Section 9 hereof, the mandatory conversion provisions of Section 8 hereof including for the avoidance of doubt, the related definitions, the provisions of Section 7 hereof, the provisions regarding Breaches (including any amount payable in respect thereof), or any other matter that would be materially adverse to the holders of Series A Preferred Stock; provided that to the extent that such repeal, amendment, waiver or other change would disproportionately adversely affect any holder of Series A Preferred Stock as compared to any other holder of the Series A Preferred Stock, the consent of such holder shall be required, (iii) enter into any Fundamental Transaction, (iv) consummate a Liquidation Event or Deemed Liquidation Event other than a Deemed Liquidation Event pursuant to (x) clause (vi) of the definition of Deemed Liquidation Event solely as a result of a change in law and provided that the Corporation has used its reasonable best efforts to maintain its REIT status or (y) clauses (iii) or (iv) of such definition, (v) to amend this Section 10, (vi) increase the number of authorized shares of Series A Preferred Stock or issue additional shares of Series A Preferred Stock after the Issue Date other than to pay the dividends on the Series A Preferred Stock in compliance with Section 5 of these Articles Supplementary, (vii) create any new class or series of stock, any other equity securities, or any debt or other securities convertible into equity securities of the Corporation, in each such case having a preference over, or being in parity with, the Series A Preferred Stock with respect to dividends, liquidation, voting or redemption; provided that on and after the Lower Threshold Date, such matters described in

[9]	NTD: Subject to review of the Charter.

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clauses (i) - (vii) above shall only require the affirmative vote or consent of holders holding at least 60% or more of the then outstanding Series A Preferred Stock; provided further that, notwithstanding the foregoing in this Section 10(B), the Corporation may, without the approval of any holder of the Series A Preferred Stock, issue up to $125,000 in non-convertible, non-voting preferred shares of the Corporation that are in parity with or senior to the Series A Preferred Stock with respect to distributions and liquidation in order to meet the requirement that the Corporation have at least 100 shareholders for REIT qualification purposes.

Section 11. Observer Rights. In event that at any time and from to time a Breach occurs pursuant to clauses (i), through (vi) of the definition thereof is not cured within three months of its occurrence, notwithstanding any other rights or remedies that the holders of that Series A Preferred Stock may have pursuant to these Articles Supplementary or applicable law, then the holders holding of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate a Person (which Person may include a holder of the Series A Preferred Stock) to attend all meetings of the Board until such time as the Breach is cured, if curable. The holders holding at least a majority of the Series A Preferred Stock may elect such Person by written notice to the Corporation, or alternatively, prior to the time such written notice is received by the Corporation, upon the written request by any holder of Series A Preferred Stock to the Corporation, the Corporation shall call a meeting, upon not less than 10 days and not more than 30 days written notice, to all holders of the Series A Preferred Stock.

Section 12. Ownership Limitations. The Series A Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article [    ] of the Charter.10 Any person that violates such restrictions in acquiring actual or constructive ownership of shares of Series A Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series A Preferred Stock shall be marked with a legend sufficient under the laws of the State of Maryland to provide a purchaser of such shares with notice of the restrictions on transfer under Article [    ] of the Charter. Nothing in Article [    ] of the Charter shall preclude the settlement of any transactions entered into through the facilities of the [    ] or any other national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article [    ] of the Charter, and any transferee, and the shares of capital stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article [    ] of the Charter.11

Section 13. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead, the Corporation may elect to either make a cash payment to each holders of the Series A Preferred Stock that would otherwise be entitled to a fractional share (based on the Current Market Price of such share) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.

Section 14. SEC Reports. Following the effectiveness of the registration statement referred to in the Registration Rights Agreement, whether or not the Corporation is required to file reports with the SEC, if any shares of Series A Preferred Stock are outstanding, the Corporation shall file with the SEC all such reports and other information as it would be required to file with the SEC under Section 13(a) or 15(d) of under the Exchange Act, unless the SEC does not permit the Corporation to make such filings. The Corporation shall deliver to each holder of Series A Preferred Stock, upon request, without cost to such holder, copies of such reports and other information; provided that the filing of such reports on EDGAR shall be deemed to satisfy such delivery requirement. Notwithstanding the foregoing, prior to the effectiveness of the registration statement referred to in the Registration Rights Agreement, the Corporation may satisfy its obligations under this Section 14 by promptly furnishing or causing to be furnished Rule 144A Information (as defined below) to any holder of Series A Preferred Stock or to a prospective purchaser of any such Series A Preferred Stock designated by any such holder of Series A Preferred Stock, as the case may be, to the extent required to permit compliance by such holder of Series A Preferred Stock with Rule 144A under the Securities Act in connection with the resale of any such security. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act or any

[10]	NTD: Subject to review of the Charter.
[11]	Ownership limitations will be set forth in the Charter. These provisions should cross reference the Charter.

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successor provisions. In the event the rules and regulations of the SEC permit the Corporation and any direct or indirect parent of the Corporation to report at any such parent entity’s level on a consolidated basis, consolidated reporting at the parent entity’s level in a manner consistent with that described in this Section 14 will satisfy this Section 14.

Section 15. [Certificates.]12

(A) (i) Form and Dating. The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of these Articles Supplementary. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(ii) Global Series A Preferred Stock. The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend and restricted securities legend set forth in Exhibit A hereto (the “Global Series A Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. With respect to shares of Series A Preferred Stock that are not “restricted securities” as defined in Rule 144 on a conversion date, all shares of Common Stock distributed on such conversion date will be freely transferable without restriction under the Securities Act (other than by affiliates), and such shares will be eligible for receipt in global form through the facilities of DTC.

(iii) Book-Entry Provisions. In the event Global Series A Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series A Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Series A Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under these Articles Supplementary with respect to any Global Series A Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock.

(iv) Certificated Series A Preferred Stock; Certificated Common Stock. Except as provided in this Section 15(A) or in Section 15(C), owners of beneficial interests in Global Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Series A Preferred Stock”). With respect to shares of Series A Preferred Stock that are “restricted securities” as defined in Rule 144 on a conversion date, all shares of Common Stock issuable on conversion of such shares on such conversion date will be issued in fully registered certificated form (“Certificated Common Stock”). Certificates of Certificated Common Stock will be mailed or made available at the office of the Transfer Agent for the Series A Preferred Stock on or as soon as reasonably practicable after the relevant conversion date to the converting holder.

[1][2]	These Articles Supplementary provide for certificated shares however Caesars shall deliver such shares in book-entry form on the systems of the transfer agent or, if reasonably practicable, issue in DTC-eligible global form.

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After a transfer of any Series A Preferred Stock or Certificated Common Stock during the period of the effectiveness of a Shelf Registration Statement pursuant to any such effective Shelf Registration Statement and in accordance with the plan of distribution thereof with respect to such Series A Preferred Stock or such Certificated Common Stock, all requirements pertaining to legends on such Series A Preferred Stock (including Global Series A Preferred Stock) or Certificated Common Stock will cease to apply, the requirements requiring that any such Certificated Common Stock issued to Holders be issued in certificated form, as the case may, will cease to apply, and Series A Preferred Stock or Common Stock, as the case may be, in global or fully registered certificated form, in either case without legends, will be available to the transferee of the Holder of such Series A Preferred Stock or Certificated Common Stock upon exchange of such transferring Holder’s Series A Preferred Stock or Common Stock or directions to transfer such Holder’s interest in the Global Series A Preferred Stock, as applicable.

(B) Execution and Authentication. Two Officers shall sign the Series A Preferred Stock certificate for the Corporation by manual or facsimile signature.

If an Officer whose signature is on a Series A Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Preferred Stock certificate, the Series A Preferred Stock certificate shall be valid nevertheless.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated under these Articles Supplementary.

The Transfer Agent shall authenticate and deliver certificates for up to [            ] shares of Series A Preferred Stock for original issue upon a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in these Articles Supplementary to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(C) Transfer and Exchange. (i) Transfer and Exchange of Certificated Series A Preferred Stock. When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series A Preferred Stock surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) is being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (I) or (II) below, and is accompanied by the following additional information and documents, as applicable:

(I) if such Certificated Series A Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

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(II) if such Certificated Series A Preferred Stock is being transferred to the Corporation or to a “qualified institutional buyer” (“QIB”) in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Corporation so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 15 (C) (vii).

(ii) Restrictions on Transfer of Certificated Series A Preferred Stock for a Beneficial Interest in Global Series A Preferred Stock. Certificated Series A Preferred Stock may not be exchanged for a beneficial interest in Global Series A Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series A Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, then the Transfer Agent shall cancel such Certificated Series A Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock to be increased accordingly. If no Global Series A Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series A Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Series A Preferred Stock. The transfer and exchange of Global Series A Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with these Articles Supplementary (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Series A Preferred Stock for a Certificated Series A Preferred Stock.

(1) Any Person having a beneficial interest in Series A Preferred Stock that is being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to another exemption from registration thereunder may upon request, but only with the consent of the Corporation, and if accompanied by a certification from such Person to that effect (in substantially the form of Exhibit C hereto), exchange such beneficial interest for Certificated Series A Preferred Stock representing the same number of shares of Series A Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Series A Preferred Stock and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC or the Person designated by DTC as having such a beneficial interest in a Transfer Restricted Security only, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, will cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock to be reduced on its books and records and, following such reduction, the Corporation will execute and the Transfer Agent will authenticate and deliver to the transferee Certificated Series A Preferred Stock.

(2) Certificated Series A Preferred Stock issued in exchange for a beneficial interest in a Global Series A Preferred Stock pursuant to this Section 15(C)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series A Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer and Exchange of Global Series A Preferred Stock.

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(1) Notwithstanding any other provisions of these Articles Supplementary (other than the provisions set forth in Section 15(C)(vi)), Global Series A Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(2) In the event that the Global Series A Preferred Stock is exchanged for Series A Preferred Stock in definitive registered form pursuant to Section 15(C)(vi) prior to the effectiveness of a Shelf Registration Statement with respect to such securities, such Series A Preferred Stock may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 15(C) (including the certification requirements set forth in the Exhibits to these Articles Supplementary intended to ensure that such transfers comply with Rule 144A or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Corporation.

(vi) Authentication of Certificated Series A Preferred Stock. If at any time:

(1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Stock and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice;

(2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days; or

(3) the Corporation, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Series A Preferred Stock under these Articles Supplementary,

then the Corporation will execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers or by an Officer and an Assistant Treasurer of the Corporation requesting the authentication and delivery of Certificated Series A Preferred Stock to the Persons designated by the Corporation, will authenticate and deliver Certificated Series A Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, in exchange for such Global Series A Preferred Stock.

(vii) Legend. (1) Except as permitted by the following paragraph (2) and in Section 15(A)(iii), each certificate evidencing the Global Series A Preferred Stock, the Certificated Series A Preferred Stock and Certificated Common Stock shall bear a legend in substantially the following form:

“THE SECURITY EVIDENCED HEREBY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY (AND THE COMMON STOCK INTO WHICH THIS SECURITY IS CONVERTIBLE) MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE CORPORATION THAT (A) SUCH SECURITY (AND THE COMMON STOCK INTO WHICH THIS SECURITY IS CONVERTIBLE) MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144

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THEREUNDER (IF AVAILABLE), (4) TO THE CORPORATION OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (1) THROUGH (5) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER OF THIS SECURITY WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITY EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.” (*)

(*) Subject to removal upon registration under the Securities Act of 1933 or otherwise when the security shall no longer be a Transfer Restricted Security.

(2) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by Global Series A Preferred Stock) pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act:

(I) in the case of any Transfer Restricted Security that is a Certificated Series A Preferred Stock, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Series A Preferred Stock that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security; and

(II) in the case of any Transfer Restricted Security that is represented by a Global Series A Preferred Stock, with the consent of the Corporation, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Series A Preferred Stock that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the Holder’s request for such exchange was made in reliance on Rule 144 or another exemption from registration under the Securities Act and the Holder certifies to that effect in writing to the Transfer Agent (such certification to be in the form set forth in Exhibit C hereto).

(viii) Cancelation or Adjustment of Global Series A Preferred Stock. At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted or canceled, such Global Series A Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Series A Preferred Stock is exchanged for Certificated Series A Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Series A Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(ix) Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(1) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series A Preferred Stock and Global Series A Preferred Stock as required pursuant to the provisions of this Section 15(C).

(2) All Certificated Series A Preferred Stock and Global Series A Preferred Stock issued upon any registration of transfer or exchange of Certificated Series A Preferred Stock or Global Series A Preferred Stock shall be the valid obligations of the Corporation, entitled to the same benefits under these Articles Supplementary as the Certificated Series A Preferred Stock or Global Series A Preferred Stock surrendered upon such registration of transfer or exchange.

(3) Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

24

(4) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates.

(5) Upon any sale or transfer of shares of Series A Preferred Stock (including any Series A Preferred Stock represented by a Global Series A Preferred Stock Certificate) or of Certificated Common Stock pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or another exemption from registration under the Securities Act (and based upon an Opinion of Counsel reasonably satisfactory to the Corporation if it so requests):

(A) in the case of any Certificated Series A Preferred Stock or Certificated Common Stock, the Corporation and the Transfer Agent shall permit the holder thereof to exchange such Series A Preferred Stock or Certificated Common Stock for Certificated Series A Preferred Stock or Certificated Common Stock, as the case may be, that does not bear the legend set forth in paragraph (C)(vii) above and rescind any restriction on the transfer of such Series A Preferred Stock or Common Stock issuable in respect of the conversion of the Series A Preferred Stock; and

(B) in the case of any Global Series A Preferred Stock, such Series A Preferred Stock shall not be required to bear the legend set forth in paragraph (C)(vii) above but shall continue to be subject to the provisions of paragraph (C)(iv) hereof; provided, however, that with respect to any request for an exchange of Series A Preferred Stock that is represented by Global Series A Preferred Stock for Certificated Series A Preferred Stock that does not bear the legend set forth in paragraph (c)(vii) above in connection with a sale or transfer thereof pursuant to Rule 144 or another exemption from registration under the Securities Act (and based upon an opinion of counsel if the Corporation so requests), the Holder thereof shall certify in writing to the Transfer Agent that such request is being made pursuant to such exemption (such certification to be substantially in the form of Exhibit C hereto).

(x) No Obligation of the Transfer Agent.

(1) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Stock, a member of, or a participant in DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Stock). The rights of beneficial owners in any Global Series A Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(2) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under these Articles Supplementary or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of these Articles Supplementary, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D) Replacement Certificates. If a mutilated Series A Preferred Stock certificate is surrendered to the Transfer Agent or if the Holder of a Series A Preferred Stock certificate claims that the Series A Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue and the Transfer Agent shall

25

countersign a replacement Series A Preferred Stock certificate if the reasonable requirements of the Transfer Agent are met. If required by the Transfer Agent or the Corporation, such Holder shall furnish an indemnity bond sufficient in the judgment of the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss which either of them may suffer if a Series A Preferred Stock certificate is replaced. The Corporation and the Transfer Agent may charge the Holder for their expenses to the extent actually incurred in replacing a Series A Preferred Stock certificate.

(E) Temporary Certificates. Until definitive Series A Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Series A Preferred Stock certificates. Temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(F) Cancellation. (i) In the event the Corporation shall purchase or otherwise acquire Certificated Series A Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancelation.

(ii) At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted, repurchased or canceled, such Global Series A Preferred Stock shall thereupon be delivered to the Transfer Agent for cancelation.

(iii) The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Corporation. The Corporation may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Corporation has purchased or otherwise acquired.

Section 16. Additional Rights of Holders. In addition to the rights provided to Holders under these Articles Supplementary, Holders shall have the rights set forth in the Registration Rights Agreement.

Section 17. Other Provisions.

(A) Unless otherwise specified in these Articles Supplementary, all notices provided hereunder shall be given by first-class mail to each record Holder of shares of Series A Preferred Stock at such Holder’s address as the same appears on the books of the Corporation. With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B) The shares of Series A Preferred Stock shall be issuable only in whole shares.

(C) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for the Global Series A Preferred Stock, to the Depository in accordance with its procedures.

(D) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

26

(E) Holders of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

(F) [Notwithstanding any provision herein to the contrary, the procedures for conversion and voting of shares of Series A Preferred Stock represented by Global Series A Preferred Stock will be governed by arrangements among DTC, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Series A Preferred Stock certificates may be subject to various policies and procedures adopted by DTC from time to time.]

THIRD: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SIXTH: The undersigned                                of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned                                 acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its                                and attested to by its Secretary as of the date first written above.

ATTEST:	[REIT]

	By:	(SEAL)

Name:	Name:

Title:	Title:

27

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

[THE SECURITY REPRESENTED HEREBY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY (AND THE COMMON STOCK INTO WHICH THIS SECURITY IS CONVERTIBLE) MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY REPRESENTED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY REPRESENTED HEREBY AGREES FOR THE BENEFIT OF THE CORPORATION THAT (A) SUCH SECURITY (AND THE COMMON STOCK INTO WHICH THIS SECURITY IS CONVERTIBLE) MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO THE CORPORATION OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (1) THROUGH (5) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER OF THIS SECURITY WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITY EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”(2)

2 Subject to removal upon registration under the Securities Act of 1933 or otherwise when the security shall no longer be a Transfer Restricted Security.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OF PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.] (3)

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE ARTICLES SUPPLEMENTARY REFERRED TO BELOW.] (3)

3 Subject to removal if not a global security.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

FORM OF SERIES A CONVERTIBLE

PREFERRED STOCK

[FACE OF CERTIFICATE]

SERIES A CONVERTIBLE PREFERRED STOCK PAR VALUE $[        ]

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS

AND OTHER INFORMATION

CERTIFICATE
NUMBER	[●] SHARES

[REIT]

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

CUSIP NO. [●]

THIS CERTIFIES THAT

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE

SERIES A CONVERTIBLE PREFERRED STOCK,

$[        ] PAR VALUE PER SHARE, OF [REIT].

transferable on the books of the Corporation by the holder hereof in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent.

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST CORPORATION (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER,

PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.13

[13]	Remove if not a global security.

WITNESS the facsimile signatures of the duly authorized officers of the Corporation.

[Officer Signature]	DATED
[Officer Title]
[Officer Name]

[Officer Signature]
[Officer Title]
[Officer Name]

COUNTERSIGNED AND REGISTERED

[            ]

TRANSFER AGENT AND REGISTRAR

By:	AUTHORIZED SIGNATURE

[REVERSE OF CERTIFICATE]

IMPORTANT NOTICE

[REIT]

THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE ISSUED AND SHALL BE HELD SUBJECT TO ALL PROVISIONS OF THE CHARTER AND BYLAWS OF THE CORPORATION, AND THE AMENDMENTS FROM TIME TO TIME MADE TO EACH, TO ALL OF WHICH THE HOLDER BY ACCEPTANCE HEREOF ASSENTS. THE CHARTER OF THE CORPORATION AND THE AMENDMENTS AND SUPPLEMENTS THERETO, INCLUDING THE ARTICLES SUPPLEMENTARY FOR ANY SERIES OR CLASS OF PREFERRED STOCK OF THE CORPORATION, SET FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE SHARES OF EACH CLASS OF SHARES (AND ANY SERIES THEREOF) AUTHORIZED TO BE ISSUED BY THE CORPORATION, AND ALSO SET FORTH THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE CORPORATION WILL FURNISH TO EACH STOCKHOLDER, WITHOUT CHARGE UPON WRITTEN REQUEST, A COPY OF THE FULL TEXT OF THE CHARTER, BYLAWS AND ARTICLES SUPPLEMENTARY. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

THE CHARTER OF THE CORPORATION AND THE ARTICLES SUPPLEMENTARY FOR THE SERIES A PREFERRED STOCK EACH SET FORTH CERTAIN RESTRICTIONS ON THE TRANSFER AND OWNERSHIP OF THE SHARES REPRESENTED HEREBY FOR THE PURPOSE OF ASSISTING THE CORPORATION IN MAINTAINING ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”). THE CORPORATION MAY REFUSE TO TRANSFER ANY SHARES IF SUCH TRANSFER WOULD OR MIGHT DISQUALIFY THE CORPORATION AS A REIT. FURTHER, THE CHARTER PROVIDES THAT NO PERSON MAY ACQUIRE MORE THAN 9.8% OF THE OUTSTANDING SHARES OF THE CORPORATION’S COMMON STOCK OR SHARES OF ANY CLASS OF THE CORPORATION’S CAPITAL STOCK WITH AN AGGREGATE MARKET VALUE EXCEEDING 9.8% OF THE AGGREGATE MARKET VALUE OF ALL OUTSTANDING SHARES OF ALL CLASSES OF THE CORPORATION’S CAPITAL STOCK. A COPY OF THE CHARTER AND ARTICLES SUPPLEMENTARY, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM	—as tenants in common

TEN ENT	—as tenants by the entireties

JT TEN	—as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	— Custodian under the (Cust) (Minor)
Uniform Gifts to Minors Act
(State)

UNIF TRF MIN ACT	— Custodian (until age )
(Cust) (Minor)

Under the Uniform Transfers to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK, $[        ] PAR VALUE PER SHARE (THE “SERIES A PREFERRED STOCK”), HAVE THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AS PROVIDED IN THE ARTICLES SUPPLEMENTARY RELATING TO THE SERIES A PREFERRED STOCK (THE “ARTICLES SUPPLEMENTARY”), IN ADDITION TO THOSE SET FORTH IN THE CHARTER AND BYLAWS OF THE CORPORATION.

EACH HOLDER SHALL HAVE THE RIGHT, AT SUCH HOLDER’S OPTION, AT ANY TIME, TO CONVERT ALL OR ANY PORTION OF SUCH HOLDER’S SERIES A PREFERRED STOCK INTO SHARES OF COMMON STOCK, $[        ] PAR VALUE PER SHARE, OF THE CORPORATION (“COMMON STOCK”), AS PROVIDED IN THE ARTICLES SUPPLEMENTARY. THE PRECEDING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES SUPPLEMENTARY, AND THE CHARTER AND BYLAWS OF THE CORPORATION.

For value received,                                hereby sell(s), assign(s) and transfer(s) unto                                [INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]                                [ [INSERT NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE]                                shares represented by the within Certificate, and does hereby irrevocably constitute and appoint attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:	, 20

Signature:

Signature:

Notice: Signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15.

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series A Convertible Series A Preferred Stock (the “Series A Preferred Stock”) of [REIT] (the “Corporation”), represented by share certificate no.(s)                                         (the “Series A Preferred Stock Certificates”), into shares of common stock, par value $[        ] per share of the Corporation (“Common Stock”) according to the conditions of the Articles Supplementary of the Series A Preferred Stock (the “Articles Supplementary”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Series A Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles Supplementary.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of Series A Preferred Stock to be converted:

Number of shares of Common Stock to be issued:14

Signature:

Name:

Address:15

Fax No.:

[14]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent.
[15]	Address to which shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

B-1

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF SERIES A PREFERRED STOCK

Re:	Series A Preferred Stock (the “Preferred Stock”) of [REIT]

This Certificate relates to            shares of Series A Preferred Stock held in |        | */ book-entry or |        | */ definitive form by                    (the “Transferor”).

The Transferor*:

|        | has requested the Transfer Agent by written order to deliver in exchange for its beneficial interest in the Series A Preferred Stock held by the Depository shares of Series A Preferred Stock in definitive, registered form equal to its beneficial interest in such Series A Preferred Stock (or the portion thereof indicated above); or

|        | has requested the Transfer Agent by written order to exchange or register the transfer of Series A Preferred Stock.

In connection with such request and in respect of such Series A Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Articles Supplementary relating to the above-captioned Series A Preferred Stock and that the transfer of this Series A Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

|        | Such Series A Preferred Stock is being acquired for the Transferor’s own account without transfer.

|        | Such Series A Preferred Stock is being transferred to the Corporation.

|        | Such Series A Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A.

*            /Please check applicable box.

|        | Such Series A Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Corporation so requests).

[ INSERT NAME OF TRANSFEROR ]

by

Date:

B-2

Annex IV

Backstop Commitment Agreement

15

BACKSTOP COMMITMENT AGREEMENT

BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of [                    ], is by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), and the investors identified on Schedule I hereto to the extent such parties are not Terminating Preferred Backstop Investors. Terms used herein and not defined herein have the meanings set forth in the Plan.

RECITALS

WHEREAS, on January 15, 2015 (the “Petition Date”), CEOC and certain debtor affiliates (collectively, the “Debtor”) commenced jointly administered proceedings (the “Chapter 11 Proceedings”) for relief under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the Bankruptcy Court;

WHEREAS, in connection with the Chapter 11 Proceedings, the Debtor has engaged in good faith negotiations with certain parties in interest regarding the terms of the Bankruptcy Plan of Reorganization of the Debtor (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”), which terms are attached as Exhibit A to the Restructuring Support Agreement;

WHEREAS, pursuant to the Plan, and subject to the terms and conditions contained therein, CEOC will form a real estate investment trust (the “Company”), and the Company will issue to holders of Secured First Lien Notes Claims (each a “Holder” and collectively, the “Holders”) shares of REIT Series A Preferred Stock in connection with the issuance of the PropCo Preferred Equity Distribution (which will include an additional number of REIT Series A Preferred Stock equal to the number of PropCo Preferred Equity Upsize Shares, if any);

WHEREAS, subject to the terms, conditions and limitations set forth herein and in consideration of the payment of the Commitment Payment (as defined below), pursuant to the PropCo Preferred Equity Call Right, the Preferred Backstop Investors have the right to purchase from each Holder (including Holders that are Preferred Backstop Investors) up to 50% of the shares of REIT Series A Preferred Stock issued to such Holder;

WHEREAS, pursuant to the PropCo Preferred Equity Put Right, the Holders (including any Holder that is a Preferred Backstop Investor) has the right to sell to the Preferred Backstop Parties all (but not less than all) of the shares of REIT Series A Preferred Stock issued to such Holder in connection with the issuance of the PropCo Preferred Equity Distribution;

1

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. DEFINITIONS.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Addendum” has the meaning assigned to it in Section 10.9.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Assumption Agreement” has the meaning assigned to it in Section 10.9.

“Backstop Commitment” means the commitment of each Preferred Backstop Investor to acquire REIT Series A Preferred Stock pursuant to Sections 2.1 and 2.2 of this Agreement.

“Backstop Fees and Expenses” means the reasonable fees and expenses of the Backstop Professionals in connection with the Restructuring (as defined in the Restructuring Support Agreement) as documented with summary invoices (i) that are accrued and unpaid as of July 31, 2015 in an amount not to exceed $4,000,000 and (ii) in an amount not to exceed $300,000 per month (with carryforwards or carrybacks in an amount of up to $200,000 in the aggregate) in the aggregate for all Backstop Professionals for each month thereafter.

“Backstop Percentage” means the percentage initially equal to the principal amount of First Lien Notes designated by a Preferred Backstop Investor in writing to KKWC (which amount may not exceed the amount Held by such Preferred Backstop Investor on January 12, 2015) divided by the aggregate principal amount of First Lien Notes designated by all Preferred Backstop Investors. Such Backstop Percentage shall be set forth opposite the name of such Preferred Backstop Investor under the heading “Backstop Percentage” on Schedule I hereto (as such Schedule I may be updated pursuant to Section 10.9 hereof and/or to reflect the increase or deduction of Backstop Commitments or Default Shares acquired or disposed of pursuant to the last paragraph of
Section 8(a) and Section 8(b)(i) and/or to reflect the removal of a potential Preferred Backstop Investor pursuant to the definition of Preferred Backstop Investor). Schedule I hereto shall not be available to the Preferred Backstop Investors, but each Preferred Backstop Investor shall be entitled to obtain its Backstop Percentage as soon as reasonably practicable after receipt of written request by KKWC.1

“Backstop Professionals” means KKWC and Pachulski Stang Ziehl & Jones LLP.

“Backstop Purchase Price” means, with respect to any Preferred Backstop Investor, the product of the (i) Per Share Purchase Price and (ii) the aggregate number of shares of Backstop Shares to be purchased by such Preferred Backstop Investor.

“Backstop Shares” means the aggregate number of shares of REIT Series A Preferred Stock required to be purchased pursuant to Sections 2.1 and 2.2 hereof.

[1]	NTD: Schedule I will be redacted in any public disclosure so the Backstop Percentage is not disclosed unless required by the Bankruptcy Court, SEC or other regulators.

2

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Cash” or “$” means the legal tender of the United States of America.

“Closing” has the meaning assigned to it in Section 2.2.

“Commitment Payment” means for each Preferred Backstop Investor a fee equal to the Commitment Percentage of the product of (i) such Preferred Backstop Investor’s Backstop Percentage and (ii) $300 million.

“Commitment Percentage” means 5%, provided such percentage shall increase by an additional 4% at the end of each 240-day period following July 1, 2016, until the date by when the Preferred Backstop Investors must specify the Requested Shares as provided in the PropCo Preferred Subscription Procedures.

“Company” has the meaning assigned to it in the preamble hereto.

“Confirmation Hearing” shall mean the hearing held by the Bankruptcy Court to consider the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Order” means the Order of the Bankruptcy Court confirming the Plan and approving CEOC’s entry into this Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Debtor” has the meaning assigned to it in the recitals hereto.

“Defaulting Preferred Backstop Investor” has the meaning assigned to it in Section 8(b)(i).

“Default Purchase Right” has the meaning assigned to it in Section 8(b)(i).

“Default Shares” has the meaning assigned to it in Section 8(b)(i).

“Effective Date” has the meaning assigned to it in the Plan.

3

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Exculpated Claims” has the meaning assigned to it in Section 9(b).

“Exculpated Parties” has the meaning assigned to it in Section 9(b).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Held” means (i) First Lien Notes beneficially owned by the applicable Preferred Backstop Investor and/or (ii) First Lien Notes for which a binding trade confirmation or other similar agreement has been executed on or before January 12, 2015 which First Lien Notes are beneficially owned by the applicable Preferred Backstop Investor on or before January 19, 2015.

“Holder” has the meaning assigned to it in the recitals hereto.

“Holder Percentage” means each Holder’s pro rata percentage of the Secured First Lien Notes Claims.

“Indemnitees” has the meaning assigned to it in Section 9(a).

“KKWC” has the meaning assigned to it in Section 10.9.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Losses” has the meaning assigned to it in Section 9(a) hereof.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, properties, assets, liabilities or condition (financial or otherwise) of the applicable Company Party taken as a whole or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Company Party to consummate the Issuance or the applicable Company Party to consummate any of the transactions contemplated hereby.

4

“Non-Defaulting Preferred Backstop Investors” has the meaning assigned to it in Section 8(b)(i).

“Non-Terminating Preferred Backstop Investors” means any Preferred Backstop Investor that is not a Terminating Preferred Backstop Investor.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Outside Date” means October 31, 2017.

“Payment Date” has the meaning assigned to it in Section 2.3(a).

“Per Share Purchase Price” means 83.3333% of the aggregate liquidation preference of each share of REIT Series A Preferred Stock on the Effective Date.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning assigned to it in the recitals hereto.

“Preferred Backstop Investor Default” has the meaning assigned to it in Section 8(b)(i).

“Preferred Backstop Investor Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of the applicable Preferred Backstop Investor to consummate the transactions contemplated hereby.

“Preferred Backstop Investors” means, collectively, Whitebox Asymmetric Partners, LP, Whitebox Credit Arbitrage Partners, LP, Whitebox Multi-Strategy Partners, LP, Whitebox Institutional Partners, LP, Collins Alternative Solutions Fund, Whitebox Tactical Opportunities Fund, Elliott Management Corporation (or certain entities or funds managed or affiliated with it), PIMCO, J.P. Morgan Investment Management, Inc., Goldman, Sachs & Co., solely with respect to the Multi Strategy Investing desk of the Americas Special Situations Group, HBK Master Fund L.P., Farallon Capital Partners, L.P., Farallon Capital AA Investors, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Noonday Offshore, Inc., Brigade Capital Management, LP (on behalf of funds and accounts managed by it), P Monarch Recovery Ltd., Monarch Capital Master Partners III LP, MCP Holdings Master LP, Monarch Debt Recovery Master Fund Ltd., and Monarch Alternative Solutions Master Fund Ltd. Notwithstanding the foregoing, Schedule I shall be updated pursuant to Section 10.9 hereof, and shall exclude any Terminating Preferred Backstop Investor. For the avoidance of doubt, to the extent that a party no longer has a Backstop Percentage, such party shall no longer be a “Preferred Backstop Investor.”

5

“PropCo Preferred Backstop Investors” means, for purposes of the definition of such term in the Plan, the Preferred Backstop Investors.

“Purchase Maximum” means an amount equal to the aggregate of (i) shares as to which a PropCo Preferred Equity Put Right has been exercised plus (ii) 50% of the shares issued to each Holder that has not exercised its PropCo Preferred Equity Put Right [(rounded in the case of each Holder to the nearest whole number of shares)]2.

“Put Shares” has the meaning assigned to it in Section 2.1(d).

“REIT Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $[        ] per share, on the terms and conditions set forth in the Articles Supplementary filed with the Plan.

“Requested Shares” has the meaning set forth in Section 2.1(d).

“Required Preferred Backstop Investors” means, as of any date of determination, the Non-Defaulting Preferred Backstop Investors and Non-Terminating Preferred Backstop Investors holding more than 66-2/3% of the total Backstop Commitment, calculated without regard to the Backstop Commitments held by Defaulting Preferred Backstop Investors and Terminating Preferred Backstop Investors.

“Restructuring Support Agreement” means that certain [Sixth Amended and Restated Restructuring Support and Forbearance Agreement, made and entered into as of [            ], 2016,] by and among the Debtor, Caesars Entertainment Corporation, LeverageSource III (H Holdings), L.P., LeverageSource V, L.P., and the Consenting Creditors (as defined therein), as may be further amended, supplemented or amended and restated.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

[2]	NTD: subject to determination of the liquidation value per share

6

“Terminating Preferred Backstop Investors” has the meaning assigned in Section 8(a).

Section 2. PROPCO PREFERRED EQUITY CALL RIGHT AND PROPCO PREFERRED EQUITY PUT RIGHT; COMMITMENT PAYMENT.

2.1 PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right.

(a) Following the Confirmation Date, pursuant to the PropCo Preferred Subscription Procedures, the Debtors shall cause to be delivered to each Preferred Backstop Investor and each Holder, a notice setting forth: (A) the total number of shares of REIT Series A Preferred Stock to be issued pursuant to the PropCo Preferred Equity Distribution (including the PropCo Preferred Equity Upsize Shares, if any), (B) the Per Share Purchase Price, (C) the number of shares of REIT Series A Preferred Stock subject to purchase by the Preferred Backstop Investors pursuant to the PropCo Preferred Equity Call Right, and (D) the targeted Effective Date. If the number of PropCo Preferred Equity Upsize Shares has not yet been determined, such notice may be delivered without giving effect to the PropCo Equity Upsize Shares and, within five (5) Business Days of the determination of the PropCo Preferred Equity Upsize Shares, in accordance with the terms and conditions of the Plan, the Debtors shall cause to be delivered to each Preferred Backstop Investor and each Holder a written notification setting forth the PropCo Preferred Equity Upsize Shares, the number of shares of REIT Series A Preferred Stock subject to purchase by the Preferred Backstop Investors pursuant to the PropCo Preferred Equity Call Right and the aggregate number of shares of REIT Series A Preferred Stock to be issued pursuant to the PropCo Preferred Equity Distribution, including the PropCo Equity Upsize Shares, and, to the extent changed from that in the initial notice, the Per Share Purchase Price and the targeted Effective Date.

(b) On the terms and subject to the conditions contained herein, CEOC and the Company shall cause the Plan to provide that (A) each Holder (including Preferred Backstop Investors) who acquires REIT Series A Preferred Stock in connection with the PropCo Preferred Equity Distribution grants to the Preferred Backstop Investors an option to purchase, in accordance with the PropCo Preferred Subscription Procedures, from such Holder, at a per share purchase price equal to the Per Share Purchase Price, up to a number of shares of REIT Series A Preferred Stock equal to 50% of such Holder’s PropCo Preferred Equity Distribution.

(c) On the terms and subject to the conditions contained herein, CEOC and the Company shall cause the Plan to provide that (A) the Preferred Backstop Investors, in accordance with the PropCo Preferred Subscription Procedures, shall purchase, at a per share purchase price equal to the Per Share Purchase Price, all but not less than all of the PropCo Preferred Equity Distribution owned by Holders that have elected to sell their PropCo Preferred Equity Distribution to the Preferred Backstop Investors pursuant to the PropCo Preferred Equity Put Right.

(d) The PropCo Preferred Subscription Procedures shall provide that:

(i) each Preferred Backstop Investor shall indicate, on or prior to the election date as provided in the PropCo Preferred Subscription Procedures, the maximum

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number of shares of REIT Series A Preferred Stock in aggregate that it desires to purchase (after giving effect to both the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right) (such aggregate amount, the “Requested Shares”);

(ii) each Holder shall indicate, on or prior to the election date as provided in the PropCo Preferred Subscription Procedures, whether it desires to exercise the PropCo Preferred Equity Put Right (shares as to which a put election is made, the “Put Shares”);

(iii) if the number of Requested Shares is less than or equal to the number of Put Shares, the number of Backstop Shares shall equal the number of Put Shares and the Backstop Shares shall be deemed purchased and sold as follows:

(A) The Backstop Shares shall be deemed purchased by the Preferred Backstop Investors in the following order [(with allocated shares rounded to the nearest whole number)]3: (X) first, by the Preferred Backstop Investors that have elected to purchase an amount of shares equal to or greater than their Backstop Percentages, with each such Preferred Backstop Investor purchasing the amount requested to be purchased by it, (Y) second, by the Preferred Backstop Investors, if any, that have elected to purchase a number of shares less than their Backstop Percentage but more than such Preferred Backstop Investor’s pro rata portion of the shares not purchased pursuant to clause (X) (calculated as among all Preferred Backstop Investors’ Backstop Percentages not purchasing shares pursuant to clause (X)), with each such Preferred Backstop Investor purchasing the amount requested to be purchased by it; and (Z) by the Preferred Backstop Investors, if any, not purchasing shares pursuant to clause (X) or clause (Y), with each such Preferred Backstop Investor purchasing a pro rata portion of the shares not purchased pursuant to clause (X) or (Y) (calculated as among all Preferred Backstop Investors’ Backstop Percentages purchasing shares pursuant to this clause (Z));

(B) the Put Shares shall be purchased from each Holder exercising its PropCo Preferred Equity Put Right;

(iv) if the number of Put Shares is less than the number of Requested Shares, then the number of Backstop Shares shall equal the lesser of (x) the Purchase Maximum and (y) the number of Requested Shares. The Backstop Shares shall be deemed purchased and sold as follows:

(A) The Backstop Shares shall be deemed purchased by the Preferred Backstop Investors in the following order (with allocated shares rounded to the nearest whole number): (X) first, by each Preferred Backstop Investor that has elected to purchase shares an amount equal to or less than its respective Backstop Percentage of the Backstop Shares in the amount of such Preferred Backstop Investor’s Requested Shares, and (Y) second, by the Preferred Backstop Investors that have elected to purchase more than their Backstop Percentage of the Backstop Shares, pro rata based on their respective Backstop Percentages (calculated as among all Preferred Backstop Investors that have elected to purchase more than their Backstop Percentage of the Backstop Shares), but not in excess of the amount requested to be purchased, with any excess reallocated consistent with the foregoing.

[3]	NTD: subject to determination of liquidation value per share

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(B) The Backstop Shares shall be deemed purchased from each Holder in the following order: (X) first, from Holders exercising their PropCo Preferred Equity Put Right and (Y) second, pursuant to the PropCo Preferred Equity Call Right, from Holders not exercising their PropCo Preferred Equity Put Rights pro rata based upon their Holder Percentages (calculated as among all Holders that have not exercised their PropCo Preferred Equity Put Rights); and

(v) Promptly following the date of the election termination as provided in the PropCo Preferred Subscription Procedures, CEOC shall provide a written notification to each Preferred Backstop Investor and each Holder setting forth the number of Backstop Shares to be purchased or sold by such Preferred Backstop Investor or such Holder, as applicable, determined as provided in this Section 2.1.

(vi) [No fractional shares shall be sold by any Holder or purchased by any Preferred Backstop Party. Whenever rounding of shares is required hereunder, fractional shares of 0.5 or greater shall be rounded up to the nearest whole number of shares and fractional shares of less than 0.5 shall be rounded down to the nearest whole number of shares.]4

2.2 Closing. The closing of the purchase and sale of the Backstop Shares will occur on the Effective Date. Payment for the Backstop Shares to be purchased by each Preferred Backstop Investor at the Closing shall be effected by each such Preferred Backstop Investor delivering to [the Notice and Claims Agent] [two (2)] Business Days prior to the Closing in immediately available funds its respective Backstop Purchase Price, against delivery at Closing of the respective Backstop Shares.

2.3 Commitment Payment.

(a) The Commitment Payment shall be earned upon the entry of the Confirmation Order and shall be payable, with respect to a Preferred Backstop Investor, upon the earlier of (x) the Effective Date of the Plan and (y) two Business Days after the termination of this Agreement by or with respect to such Preferred Backstop Investor (such date, the “Payment Date”), provided that the Commitment Payment, with respect to a Preferred Backstop Investor, shall not be required to be paid to a particular Preferred Backstop Investor to the extent that such termination of this Agreement with respect to such Preferred Backstop Investor has occurred due to a breach of this Agreement by such Preferred Backstop Investor, to the extent such breach has been determined as solely caused by the Preferred Backstop Investor by a final, non-appealable order entered by a court of competent jurisdiction.

(b) Subject to the proviso set forth in Section 2.3(a) hereof, on the Payment Date, CEOC shall pay to each Preferred Backstop Investor, by wire transfer in immediately available funds to an account specified by such Preferred Backstop Investor to CEOC not less than one (1) day prior to the Payment Date, such Preferred Backstop Investor’s pro rata portion of the Commitment Payment based on such Preferred Backstop Investor’s Backstop Percentage (which percentage, for the avoidance of doubt, shall be adjusted pursuant to the definition of Backstop Percentage).

[4]	NTD: concept of no fractional shares is applicable only to the extent that the liquidation value per share is $25 per share or less.

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(c) The provisions for the payment of the Commitment Payment and the other provisions provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Preferred Backstop Investors would not have entered into this Agreement, and the Commitment Payment shall, pursuant to the Confirmation Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY and CEOC. CEOC hereby represents and warrants as of the date hereof and CEOC and the Company (the “Company Parties”) each represent and warrant, severally and not jointly, to each of the Preferred Backstop Investors as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), to each of the Preferred Backstop Investors on behalf of itself and not any other party, as follows:

3.1 Organization and Qualification; Subsidiaries. Each Company Party and its Subsidiaries has been duly organized and is validly existing and is in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2 Authorization; Enforcement; Validity. Subject only to Bankruptcy Court approval, each Company Party has, or in the case of the Company, will have all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder (including, without limitation (a) the issuance of the REIT Series A Preferred Stock in connection with the issuance of the PropCo Preferred Equity Distribution (including the PropCo Preferred Equity Upsize Shares, if any) and (b) the payment of the Commitment Payment) in accordance with the terms hereof. Subject only to Bankruptcy Court approval, the execution and delivery by each Company Party of this Agreement, the performance by each of the Company and CEOC of its obligations hereunder (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment), have been duly authorized by all requisite action on the part of such Company Party, and no other action on the part of the Company Party is necessary to authorize the execution and delivery by the Company Party of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company Party, and assuming due authorization, execution and delivery by the other parties hereto and subject to Bankruptcy Court approval, this Agreement constitutes the legal, valid and binding obligation of the Company Party, enforceable against the Company Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3 No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to the applicable Preferred Backstop Investors, the execution, delivery and performance by the Company Party of this Agreement and the

10

consummation of the transactions contemplated hereby (including, without limitation, (x) the issuance of the Backstop Shares and (y) the payment of the Commitment Payment) do not and will not, as of the Effective Date: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of the Company Party or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company Party or its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Consents and Approvals. The execution, delivery and performance by the Company Party of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company Party or any of its Subsidiaries or by which any of their respective assets or properties may be bound, any Contract to which the Company Party or any of its Subsidiaries is a party or by which the Company Party or any of its Subsidiaries may be bound, except the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the fourteen (14) day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP INVESTORS. Each Preferred Backstop Investor represents and warrants, severally and not jointly, to the Company Parties as of the date hereof and as of the Effective Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1 Authorization; Enforcement; Validity. Such Preferred Backstop Investor has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof. The execution and delivery by such Preferred Backstop Investor of this Agreement and the performance by such Preferred Backstop Investor of its obligations hereunder have been duly authorized by all requisite action on the part of such Preferred Backstop Investor, and no other action on the part of such Preferred Backstop Investor is necessary to authorize the execution and delivery by such Preferred Backstop Investor of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Preferred Backstop Investor, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such

11

Preferred Backstop Investor, enforceable against such Preferred Backstop Investor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.2 No Conflicts. The execution, delivery, and performance by such Preferred Backstop Investor of this Agreement do not and will not (a) violate any provision of the organizational documents of such Preferred Backstop Investor; (b) conflict with or violate any Law or Order applicable to such Preferred Backstop Investor or any of its respective assets or properties; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Preferred Backstop Investor is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Preferred Backstop Investor Material Adverse Effect on such Preferred Backstop Investor.

4.3 Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any court or Governmental Authority or body having jurisdiction over such Preferred Backstop Investor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, order or authorization required under the Bankruptcy Code.

4.4 Investor Representation. (i) It is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the applicable Preferred Backstop Investor under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 5. ADDITIONAL COVENANTS.

5.1 Confirmation Order. CEOC agrees to seek approval of this Agreement in connection with confirmation of the Plan pursuant to the Confirmation Order, it being acknowledged and agreed that the Confirmation Order shall approve this Agreement and authorize payment by CEOC of the Backstop Fees and Expenses.

5.2 Commercially Reasonable Efforts. CEOC agrees to use its commercially reasonable efforts to timely satisfy (if applicable) each of the conditions under Sections 6 and 7 of this Agreement.

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5.3 Further Assurances. Each party hereto, without expanding such party’s obligations under the Restructuring Support Agreement other than as specifically contemplated hereby, shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, in each case at the cost of CEOC.

5.4 Outside Date. CEOC shall use its reasonable best efforts to cause the Effective Date to occur by the Outside Date.

5.5 Registration. The Company shall file a registration statement under the Securities Act (the “Registration Statement”) registering the resale of the REIT Series A Preferred Stock by the Preferred Backstop Investors as soon as practicable following the effective date of the Plan and in any event within 75 days thereafter, and shall cause the Registration Statement to become effective as soon as practicable thereafter.

5.6 Backstop Fees and Expenses. Subject to entry of the Confirmation Order, CEOC shall promptly pay the Backstop Fees and Expenses incurred from time to time, but in any event not later than ten (10) Business Days after receipt by CEOC of any applicable receipt or invoice.

5.7 Substantial Contribution Application. In the event that the Bankruptcy Court fails to approve the payment of the Backstop Fees and Expenses, CEOC covenants to support a substantial contribution application by the Preferred Backstop Professionals for the Backstop Fees and Expenses, and to use its commercially reasonable efforts to have such application approved by the Bankruptcy Court.

Section 6. CONDITIONS TO THE BACKSTOP INVESTORS’ OBLIGATIONS. The obligations of each of the Preferred Backstop Investors to purchase the Backstop Shares pursuant to this Agreement shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Required Preferred Backstop Investors:

6.1 Representations and Warranties; Covenants. (a) All of the representations and warranties made by the Company Parties in this Agreement shall be true and correct in all material respects as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (b) each of the Company Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company Parties on or prior to the Effective Date or such earlier date as may be applicable (other than the covenant set forth in Section 5.7); and (c) with respect to clauses (a) and (b), at the Closing there shall be delivered to the Preferred Backstop Investors a certificate signed by a duly authorized representative of the Company to the foregoing effect.

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6.2 [RESERVED.]

6.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

6.4 Plan Documents. Each of the Plan (and the exhibits thereto), the PropCo Preferred Subscription Procedures and the Confirmation Order, with respect to provisions that could affect the economic interests of the Preferred Backstop Investors or that could be adverse to any of the Preferred Backstop Investors, shall not be inconsistent with this Agreement and the Restructuring Support Agreement, and shall be in form and substance reasonably acceptable to the Required Preferred Backstop Investors.

6.5 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied or waived in accordance with the Plan.

6.6 Issuance. The PropCo Preferred Equity Distribution (including the issuance of the PropCo Preferred Equity Upsize Shares, if any) shall have occurred.

6.7 Payment of Amounts. The Company shall have paid each Preferred Backstop Investor such Preferred Backstop Investor’s pro rata portion of the Commitment Payment in accordance with the terms of this Agreement.

Section 7. CONDITIONS TO THE COMPANY’S OBLIGATIONS. The obligations of the Company to issue the REIT Series A Preferred Stock in connection with the issuance of the PropCo Preferred Equity Distribution and to facilitate the transfer of such Backstop Shares pursuant to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right to the applicable Preferred Backstop Investors pursuant to this Agreement shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by CEOC:

7.1 Representations and Warranties. (a) All of the representations and warranties made by the applicable Preferred Backstop Investor in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the breach of any such representation or warranty would not reasonably be expected to have a Preferred Backstop Investor Material Adverse Effect (other than the representations and warranties made in Section 4.4, which shall be true and correct in all respects) and (b) the applicable Preferred Backstop Investor shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Preferred Backstop Investor on or prior to the Effective Date.

7.2 [RESERVED.]

7.3 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

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7.4 Conditions to Confirmation. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

7.5 Issuance. The PropCo Preferred Equity Distribution (including the issuance of the PropCo Preferred Equity Upsize Shares, if any) shall have occurred.

Section 8. TERMINATION.

(a) Termination by the Preferred Backstop Investors. This Agreement may be terminated at any time by any Preferred Backstop Investor with respect to itself (and not with respect to any other Preferred Backstop Investor):

(i) upon the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured or is not cured within 10 days of written notice to the Company and CEOC by such Preferred Backstop Investor;

(ii) if any of the Company Parties alters, amends or modifies any term of this Agreement without the consent of the Required Preferred Backstop Investors, or if any alteration, amendment or modification is adverse to any Preferred Backstop Investor, without the consent of such Preferred Backstop Investor;

(iii) if any of the Company Parties breaches any representation or warranty or breaches any covenant applicable to it to be performed on or prior to the Closing (other than the covenant set forth in Section 5.7) in any material respect under this Agreement and if such breach is curable, it is not cured within 10 days of written notice to the applicable Company Party by such Preferred Backstop Investor;

(iv) if the Effective Date shall not have occurred by the Outside Date; or

(v) [upon the occurrence of any matters set forth in any of clauses (a) through (k) of Section 8 of the Restructuring Support Agreement and/or a Company Termination Event (as defined in the Restructuring Support Agreement) and/or a termination of the Restructuring Support Agreement;]5 provided that, in the event any Preferred Backstop Investor elects to terminate this Agreement (each, a “Terminating Preferred Backstop Investor”), the Backstop Commitments allocated to such Terminating Preferred Backstop Investor shall be allocated to all Non-Defaulting Preferred Backstop Investors who elect to acquire such Backstop Commitments on a pro rata basis (based on the Backstop Percentages of such electing Non-Defaulting Preferred Backstop Investors), and provided further that in the event no Non-Defaulting Preferred Backstop Investor elects to acquire the Backstop Commitments of the Terminating Preferred Backstop Investors, CEOC shall have the option to terminate this Agreement.

[5]	NTD: To be updated (including use of defined terms) as necessary in connection with RSA negotiations.

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(b) Termination by the Company.

(i) (A) upon termination of the Restructuring Support Agreement, the Company may terminate this Agreement by written notice to the Preferred Backstop Investors or (B) if any Preferred Backstop Investor breaches this Agreement in a manner that causes a Preferred Backstop Investor Material Adverse Effect with respect to such Preferred Backstop Investor, and if such breach is curable, is not cured within five (5) Business Days after receipt of written notice from the Company to such Preferred Backstop Investor (each, a “Preferred Backstop Investor Default” and any such defaulting Preferred Backstop Investor, a “Defaulting Preferred Backstop Investor”), then following the expiration of the five (5) Business Day notice period, the Company shall follow the procedures set forth in clause (ii) below and each of the other Preferred Backstop Investors (the “Non-Defaulting Preferred Backstop Investors”) shall have the right (the “Default Purchase Right”) but not the obligation, to acquire the Backstop Commitment of such Defaulting Preferred Backstop Investor, or, if the Backstop Shares to be purchased by such Defaulting Preferred Backstop Investor have already been determined, the Non-Defaulting Preferred Backstop Investors shall have the right to purchase all or a portion of the Backstop Shares that were to be purchased by the Defaulting Preferred Backstop Investor (the “Default Shares”) at a price per share equal to the Per Share Purchase Price. To the extent that the Non-Defaulting Preferred Backstop Investors (in the aggregate) desire to purchase more than the total number of Default Shares, such Default Shares shall be allocated between the Non-Defaulting Preferred Backstop Investors pro rata, based on their respective Backstop Percentages. As soon as practicable after a Preferred Backstop Investor Default, but in no event later than three (3) Business Days following the Company or CEOC becoming aware of such Preferred Backstop Investor Default, the Company or CEOC shall send a written notice to each Non-Defaulting Preferred Backstop Investor, specifying the number of Default Shares. The Non-Defaulting Preferred Backstop Investors shall have five (5) Business Days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company and CEOC in writing of its or their election to purchase all or a portion of the Default Shares then available as a result of the Preferred Backstop Investor Default or find a third-party reasonably satisfactory to the Non-Defaulting Preferred Backstop Investors to replace the commitment of the Defaulting Preferred Backstop Investor. To the extent the Defaulting Preferred Backstop Investor had agreed to purchase more than its Backstop Percentage of the PropCo Preferred Equity Upsize Shares or the Available Put Shares, such shares may be reallocated to Non-Defaulting Preferred Backstop Investors who have agreed to purchase less than their respective Backstop Percentages of such shares up to their respective Backstop Percentages, in each case in proportion to their respective Backstop Percentages. If at the conclusion of such five (5) Business Day period, the Non-Defaulting Preferred Backstop Investors have not elected to exercise the Default Purchase Right in its entirety or have not found a third-party to replace the commitment of the Defaulting Backstop Purchaser, then the Company or CEOC may terminate this Agreement.

(ii) Notwithstanding anything to the contrary in this Section 8(b), in addition to any other liability to the Company or CEOC, the parties agree that any Defaulting Preferred Backstop Investor will be liable to the Company, CEOC and the Non-Defaulting

16

Preferred Backstop Investors for the consequences to the Non-Defaulting Preferred Backstop Investors of its breach and that the Company, CEOC or the Non-Defaulting Backstop Purchasers can enforce rights of damages and/or specific performance pursuant to Section 10.18 immediately upon the expiration of the original five (5) Business Day notice period set forth Section 8(b)(i).

(c) Mutual Termination. This Agreement may be terminated by the mutual written consent of CEOC and the Preferred Backstop Investors representing more than 75% of the aggregate Backstop Percentage.

(d) Effect of Termination. If this Agreement is terminated pursuant to this Section 8, subject to the last paragraph of Section 8(a), the obligations of such parties contained in Sections 2.3, 9, 10.2 through 10.20 and this Section 8 shall survive any such termination.

Section 9. PROTECTION OF COMMITMENT PAYMENT.

Both of the Company and CEOC shall jointly and severally indemnify, save and hold harmless each Preferred Backstop Investor, and each of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, attorneys, other professional advisors and agents and all of their respective heirs, successors, legal administrators, permitted assigns and designees, and each Person who (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) controls any of the Preferred Backstop Investors and the officers, directors, agents and employees of any such controlling Person (collectively, the “Covered Persons”) from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees) and expenses, as incurred by any or all of the Covered Persons in connection with any direct claim or claim against them by a third party for avoidance of or otherwise in connection with or arising from the payment of the Commitment Payment; provided that neither the Company nor CEOC shall have any obligation to indemnify or save and hold harmless any Covered Person (i) for any claim or expense that is judicially determined (the determination having become final and no longer subject to appeal) to have arisen solely and directly from such Covered Persons’ gross negligence, willful misconduct, or breach of this Agreement that has caused a Preferred Backstop Investor Material Adverse Effect and that would result in the loss of such Preferred Backstop Investor’s entitlement under the terms of this Agreement to payment of the Commitment Payment or (ii) for any claim or expense that is settled prior to a judicial determination as to the exclusion set forth in clause (i) above, but determined by the Bankruptcy Court, after notice and a hearing, to be a claim or expense for which such Covered Person should not receive indemnity under the terms of this Section 9; provided that, without otherwise limiting CEOC’s or the Company’s obligation under this Section 9, CEOC and the Company shall have no obligation to indemnify any Covered Person pending such judicial determination where CEOC or the Company has in good faith and in a reasonable manner, asserted an uncured breach of this Agreement that has caused a Preferred Backstop Investor Material Adverse Effect that would result in the loss of such Preferred Backstop Investor’s entitlement under the terms of this Agreement to payment of the Commitment Payment. This provision will be in addition to the rights of each and all of the Covered Persons to bring an action against the Company for breach of any term of this Agreement. The Company acknowledges and agrees that each and all of the Covered Persons shall be treated as third-party beneficiaries with rights to bring an action against the Company under this Section 9.

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Section 10. MISCELLANEOUS.

10.1 Payments. All payments made by or on behalf of CEOC and/or the Company or any of their affiliates to a Preferred Backstop Investor or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

10.2 Survival. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the Closing for the length of the applicable statute of limitations with respect thereto.

10.3 No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.4 Notices. Each Preferred Backstop Investor and its successors and assigns shall provide its contact information and wire instructions to KKWC. Such information shall be set forth in Schedule II and Schedule III, respectively, hereto, and shall be modified from time to time to the extent such Preferred Backstop Investor provides written notice to KKWC. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile transmission, by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail to the respective parties hereto at the following addresses, facsimile numbers or e-mail addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.4).

If to the Company or CEOC, prior to the Effective Date, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

Facsimile: (815)740-2335

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

18

New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt

Facsimile: (212) 446-4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Benjamin M. Rhode

Facsimile: (312) 862-2200

E-mail Address:	dseligman@kirkland.com
benjamin.rhode@kirkland.com

If to a Preferred Backstop Investor, to the mailing address, facsimile number or e-mail address set forth on Schedule II hereto (as such schedule may be updated by written notice to KKWC).

with a copy (which shall not constitute notice to such Preferred Backstop Investor) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, NY 10176

Telephone: (212) 986-6000

Facsimile: (212) 986-8866

Attention: Mary Kuan, Esq.

E-mail Address: mkuan@kkwc.com

Any of the foregoing addresses, facsimile numbers or e-mail addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address, facsimile number or e-mail address shall be effective only upon receipt.

10.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

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10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the agreements and documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the foregoing, (i) a Preferred Backstop Investor may enter into arrangements with other parties regarding its rights and/or obligations under this Agreement, provided that it shall remain liable for its obligations with respect to the Backstop Commitment and with respect to any elections made pursuant to the PropCo Preferred Subscription Procedures, and (ii) the rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by any Preferred Backstop Investor (A) either alone or in connection with a corresponding Transfer (as such term is defined in the Restructuring Support Agreement) of Claims (as such term is defined in the Restructuring Support Agreement) to a transferee with the consent of CEOC, such consent not to be unreasonably withheld, delayed or denied and (B) to affiliates and to other Preferred Backstop Investors; provided, however, that such transferee, as a condition precedent to such Transfer, becomes a party to this Agreement and assumes the obligations of the transferring Preferred Backstop Investor under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the “Addendum”) and, if not at such time a Preferred Backstop Investor, an assumption in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to Kleinberg, Kaplan, Wolff & Cohen, P.C. (“KKWC”) with a copy to CEOC. Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and CEOC and each Preferred Backstop Investor, as applicable, shall have the right to enforce the voiding of such transfer. Following any assignment of a Preferred Backstop Investor’s rights and obligations in this Agreement described in Section 10.9(ii) above, Schedule I hereto shall be updated by KKWC (in consultation with the assigning Preferred Backstop Investor and the Transferee) and delivered to CEOC solely to reflect the name and address of the applicable transferee and the Backstop Percentage that shall apply to such transferee, and any changes to the Backstop Percentage applicable to the assigning Preferred Backstop Investor. Any update to Schedule I hereto described in the immediately preceding

20

sentence shall not be deemed an amendment or modification of this Agreement. In performing this Agreement, CEOC may rely solely on the most current Schedule I delivered by KKWC.

10.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.11 Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of CEOC and the Required Preferred Backstop Investors, provided that if any alteration, amendment or modification could be adverse to any of the Preferred Backstop Investors, such Preferred Backstop Investor’s written consent shall be required. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

10.12 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined in the Bankruptcy Court; (b) irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.4 to such party at its address as provided in Section 10.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

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10.15 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.16 Approvals. Notwithstanding anything to the contrary herein, unless notified in writing to the contrary, for purposes of seeking approvals of the Preferred Backstop Investors hereunder, such as in accordance with Section 6.4, the Company Parties may rely on the written approval (including email) of KKWC.

10.17 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.18 Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that such other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity, without otherwise limiting the parties’ remedies hereunder.

10.19 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

10.20 Covenants and Representations. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) CEOC, on behalf of itself and the Debtors, shall cause the Company to perform each obligations, covenant, undertaking and agreement in this Agreement, and to cause the Company’s representations and warranties in this Agreement to be true, complete and correct as of the times given and shall be liable for all obligations not satisfied or performed by the Company, (ii) all obligations, covenants, undertakings and agreements of the Preferred Backstop Investors to the Company shall apply only after the Company has been properly incorporated and formed in accordance with the Plan and (iii) the Company shall be deemed to give the representations and warranties with respect to itself and contained in Section 3 only on the Effective Date and on the date that it has been properly incorporated and formed in accordance with the Plan.

[No further text appears; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:
Name:
Title:

[Backstop Commitment Agreement]

PREFERRED BACKSTOP INVESTORS:

WHITEBOX ASYMMETRIC PARTNERS, LP
By: Whitebox Asymmetric Advisors, LLC, its general partner
By: Whitebox Advisors LLC, its managing member

By:
Name:
Title:

WHITEBOX CREDIT ARBITRAGE PARTNERS, LP
By: Whitebox Credit Arbitrage Advisors, LLC, its general partner
By: Whitebox Advisors LLC, its managing member

By:
Name:
Title:

WHITEBOX MULTI-STRATEGY PARTNERS, LP
By: Whitebox Multi-Strategy Advisors, LLC, its general partner
By: Whitebox Advisors LLC, its managing member

By:
Name:
Title:

[Backstop Commitment Agreement]

WHITEBOX INSTITUTIONAL PARTNERS, LP
By: Whitebox Advisors LLC, its managing member

By:
Name:
Title:

COLLINS ALTERNATIVE SOLUTIONS FUND, a series of Trust for Professional Managers

By:
Name:
Title:

WHITEBOX TACTICAL OPPORTUNITIES FUND

By:
Name:
Title:

[Backstop Commitment Agreement]

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors, Inc., as attorney-in-fact

By:
Name:
Title:

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as general partner
By: Braxton Associates, Inc., as general partner

By:
Name:
Title:

THE LIVERPOOL LIMITED PARTNERSHIP By: Liverpool Associates Ltd., as general partner

By:
Name:
Title:

[Backstop Commitment Agreement]

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC, on behalf of certain funds and accounts

By:
Name:
Title:

[Backstop Commitment Agreement]

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:

[Backstop Commitment Agreement]

GOLDMAN, SACHS & CO., SOLELY WITH RESPECT TO THE MULTI STRATEGY INVESTING DESK OF THE AMERICAS SPECIAL SITUATIONS GROUP

By:
Name:
Title:

[Backstop Commitment Agreement]

HBK MASTER FUND L.P.

By:
Name:
Title:

[Backstop Commitment Agreement]

FARALLON CAPITAL PARTNERS, L.P.

By:
Name:
Title:

FARALLON CAPITAL AA INVESTORS, L.P.

By:
Name:
Title:

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

By:
Name:
Title:

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

By:
Name:
Title:

[Backstop Commitment Agreement]

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

By:
Name:
Title:

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By:
Name:
Title:

FARALLON CAPITAL (AM) INVESTORS, L.P.

By:
Name:
Title:

NOONDAY OFFSHORE, INC.

By:
Name:
Title:

[Backstop Commitment Agreement]

BRIGADE CAPITAL MANAGEMENT, LP, on behalf of funds and accounts managed by it

By:
Name:
Title:

[Backstop Commitment Agreement]

P MONARCH RECOVERY LTD.

By:
Name:
Title:

MONARCH CAPITAL MASTER PARTNERS III LP

By:
Name:
Title:

MCP HOLDINGS MASTER LP

By:
Name:
Title:

MONARCH DEBT RECOVERY MASTER FUND LTD.

By:
Name:
Title:

MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD.

By:
Name:
Title:

[Backstop Commitment Agreement]

Schedule I6

SCHEDULE OF PREFERRED BACKSTOP INVESTORS

Name of Preferred Backstop Investors	Backstop Percentage [7]
Certain funds or entities or accounts managed by Brigade Capital Management		%
Certain funds or entities or accounts managed by Elliott Management Corporation
Certain funds or entities managed by Farallon Capital Management, LLC
Goldman, Sachs & Co., solely with respect to the Multi Strategy Investing desk of the Americas Special Situations Group
HBK Master Fund L.P.
Certain funds or entities or accounts managed by JPMorgan Asset Management
PIMCO and/or certain funds or entities or accounts managed by PIMCO
Certain funds of entities managed by Whitebox Advisors, LLC
Certain funds or entities managed by [Monarch Alternative Capital LP]

Total:	100%

[6]	Backstop Percentage has been redacted.
[7]	NTD: The initial percentage for each Preferred Backstop Investor will be equal to the product of (i) the quotient resulting from (x) the aggregate principal amount of First Lien Notes designated by such Preferred Backstop Investor, provided such amount shall not exceed the aggregate principal amount of the First Lien Notes Held by such Preferred Backstop Investor on January 12, 2015 divided by (y ) the aggregate principal amount of First Lien Notes designated by all Preferred Backstop Investors pursuant to clause (x) and (ii) 100.

Schedule II

Notice Information for Preferred Backstop Investors8

[8]	Notice information has been redacted.

Schedule III

Wire Instructions9

[9]	Wire instructions have been redacted.

Exhibit A

ADDENDUM

Reference is made to that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”), and each of the Preferred Backstop Investors party thereto from time to time. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.9 of the Agreement, the undersigned hereby becomes a Preferred Backstop Investor, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of each party to the Agreement, that:

(a)	as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum) or is as of the date of this Addendum a Preferred Backstop Investor;

(b)	as of the date of this Addendum, with respect to each transferee that (i) is an individual, such Transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual, such transferee is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(c)	assuming the due execution and delivery of the Agreement by the Company, the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(d)	as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to CEOC, the undersigned agrees to be bound by all the terms of the Agreement.

The undersigned acknowledges and agrees that once delivered to CEOC, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [    ] day of [    ].

TRANSFEREE WHO BECOMES A PREFERRED BACKSTOP INVESTOR

[NAME]

as a Preferred Backstop Investor
Name:

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of [    ], by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation ( “CEOC”) and each of the Preferred Backstop Investors party thereto from time to time, and (ii) that certain Addendum, dated as of [    ], [    ] (the “Transferor Addendum”) submitted by                     , as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming a Preferred Backstop Investor, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof. The Transferee shall hereafter be deemed to be a “Preferred Backstop Investor” and a “party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date: [                    ]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

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Annex V

Debt Term Sheets

16

OpCo First Lien Term Loan

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[Caesars Entertainment Operating Company, Inc.][2] (the “Borrower”).

Agent/Collateral Agent:

An Approved Agent (as set forth on Schedule I attached hereto) will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

An Approved Agent (as set forth on Schedule I attached hereto) will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”), and will perform the duties customarily associated with such role.

If an Approved Agent is unavailable to serve as Agent or Collateral Agent, the Agent or Collateral Agent, as applicable, shall be a financial institution reasonably acceptable to the Borrower and Requisite Consenting Creditors.

Facilities:

(A)   a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be deemed to have been provided to the Borrower by the First Lien Bank Lenders, in accordance with the Restructuring Term Sheet (in such capacity, collectively the “Lenders”).

(B)   at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed $200 million, to be provided by one or more of the First Lien Bank Lenders and/or one or more other financial institutions (which shall become Lenders under the Senior Facilities), a portion of which will be available through a subfacility in the form of letters of credit (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”).

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).
[2]	NTD: Assumes CEOC is the operating company in the new REIT structure.

In accordance with the Restructuring Term Sheet, the Borrower shall use its commercially reasonable efforts to syndicate the First Lien Term Facility (in the form of term loans and/or bonds) to the market through an Approved Agent or otherwise through a financial institution reasonably acceptable to the
Requisite Consenting Creditors at or below the interest rates set forth herein (the “Syndicated First Lien
Term Facility”) and, to the extent so syndicated, the net cash proceeds thereof will be used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders on a pro rata basis
(based on the aggregate principal amount of Opco First Lien Debt otherwise contemplated to be issued to them before giving effect to any such syndication) pursuant to the terms of the Restructuring Term
Sheet. Any such cash payments to the First Lien Bank Lenders will reduce on a dollar-for-dollar basis the First Lien Term Facility to be provided by the First Lien Bank Lenders. Any such cash payments to the First Lien Noteholders will reduce on a dollar-for-dollar basis the amount of First Lien Notes to be issued to the First Lien Noteholders. If the aggregate principal amount of the Syndicated First Lien Term
Facility is less than the aggregate principal amount of the First Lien Term Facility to be provided by the
First Lien Bank Lenders on the Closing Date (after giving effect to the dollar-for-dollar reduction described above), then the terms of the Syndicated First Lien Term Facility (other than with respect to pricing) shall be consistent with the terms set forth herein.

Definitive Documentation:	The definitive documentation for the First Lien Term Facility (and, to the extent documented in the same documentation as the First Lien Term Facility, the Revolving Facility) shall be based on financing and security documentation typical and customary for exit financings (the “Senior Facilities Documentation”) and which shall (x) take into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent (the “CERP Credit Agreement”), (ii) the operational requirements of the Borrower and its subsidiaries, their capital structure and size after giving

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effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure of the Borrower and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein, and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors; provided that, in the case of provisions setting forth the debt and lien capacity, the Senior Facilities Documentation shall be based on and consistent with the CERP Credit Agreement, as modified to reflect the terms set forth herein (clauses (x), (y) and (z), the “Opco Bank Debt Documentation Principles”).

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) in an aggregate principal amount not to exceed the greater of (x) $150 million and (y) an aggregate principal amount of indebtedness that would not cause (1) in the case of debt incurred under the Incremental Facilities that is secured by pari passu liens on the Collateral, the pro forma First Lien Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding that consists of the Term Loans and other funded debt that is secured by first-priority liens on the Collateral that are pari passu with the Term Loans (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“First Lien Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date[3] and (2) in the case of debt incurred under the Incremental Facilities that is secured by junior liens on the Collateral, the pro forma Total Secured Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding that is secured by liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Secured Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Secured Net Leverage Ratio in effect on the Closing Date; provided, that:

(i)     the loans under such additional credit facilities shall be secured senior obligations and shall rank pari passu or junior in right of security with, and shall have the same guarantees as, the Senior Facilities; provided, that, if such additional credit facilities rank junior in

[3]	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt documents shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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right of security to the Senior Facilities, (x) such additional credit facilities will be established as a separate facility from the Senior Facilities and pursuant to separate documentation, (y) such Incremental Facilities shall be subject to the Intercreditor Agreements (as defined below) or other intercreditor agreements that are not materially less favorable to the Lenders and the First Lien Noteholders than the Intercreditor Agreements and (z) for the avoidance of doubt, will not be subject to clause (iv) below;

(ii)    the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the First Lien Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization or maturity) shall be substantially identical to the First Lien Term Facility or otherwise reasonably acceptable to the Agent;

(iii) all fees and expenses owing in respect of such increase to the Agent, Collateral Agent and the Lenders shall have been paid; and

(iv)   each incremental term facility shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on the incremental facility does not exceed the “yield” at such time on the First Lien Term Facility by more than 50 basis points (with “yield” being determined by the Agent taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors, but excluding any structuring, commitment and arranger or similar fees).

Purpose:	On the Closing Date, each First Lien Bank Lender shall be deemed to have made Term Loans in accordance with the Restructuring Term Sheet.

Availability:	The Borrower shall incur the full amount of the First Lien Term Facility on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

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Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is six (6) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

Guarantees:

All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Opco Bank Debt Documentation Principles and others, if any, to be agreed upon. The Guarantees will be joint and several guarantees of payment and performance and not of collection.

In addition, Holdings shall provide a guarantee of the Senior Facilities issued to the First Lien Bank Lenders on the Closing Date substantially in the form attached as an exhibit to the Restructuring Term Sheet (the “Holdings Guaranty”).

Security:	Subject to exceptions described below and other exceptions, if any, to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of

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the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including the Borrower’s interest in the CPLV Lease and the Non-CPLV Lease)) except for (v) real property with a fair market value less than $15.0 million and leaseholds (other than the CPLV Lease and the Non-CPLV Lease), (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Opco Bank Debt Documentation Principles. There shall be neither lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Opco Bank Debt Documentation Principles.

The Senior Facilities Documentation will provide that none of the Collateral Agent, Lenders or Administrative Agent will be permitted to terminate Caesars Entertainment Corporation (“Holdings”) or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in a customary intercreditor agreement between the administrative agent for the Senior Facilities, on the one hand,

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and the trustee for the First Lien Notes, on the other hand, which intercreditor agreement shall provide that (i) the indebtedness outstanding under the Senior Facilities and the First Lien Notes are pari passu in all respects, and (ii) unless there is a Market Financing, the indebtedness outstanding under the Senior Facilities and the First Lien Notes shall vote together as a single class, including in respect of directing the Collateral Agent in respect thereof (the “First Lien Intercreditor Agreement”).

A “Market Financing” shall mean that the aggregate principal amount of the First Lien Term Facility to be provided by the First Lien Bank Lenders on the Closing Date and the First Lien Notes to be issued to the First Lien Noteholders (after giving effect to the dollar-for-dollar reduction in respect of any syndication) is no more than 50% of the aggregate principal amount of the First Lien Term Facility and the First Lien Notes contemplated to be provided by the First Lien Bank Lenders and the First Lien Noteholders on the Closing Date under the Restructuring Term Sheet (without giving effect to any syndication).

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement, consistent with the Opco Bank Debt Documentation Principles, as between the collateral agent for the Senior Facilities and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement” and, together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”).

Mandatory Prepayments:	Unless (in the case of clause (a)) the net cash proceeds are reinvested (or committed to be reinvested) in the business within 12 months after (and, if so committed to be reinvested, are actually reinvested within three months after the end of such initial 12-month period), a non-ordinary course asset sale or other non-ordinary disposition of property (other than sale of receivables in connection with a permitted receivable financing) of the Borrower or any of the subsidiaries (including insurance and condemnation proceeds), (a) the Lenders’ Pro Rata Share (to be defined as the ratio of funded debt outstanding that consists of the Term Loans to the sum of the total funded debt outstanding that consists of the Term Loans and the First Lien Notes) of 100% of the net cash proceeds in excess of an amount to be agreed upon from such

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non-ordinary course asset sales or other non-ordinary dispositions of property, and (b) the Lenders’ Pro Rata Share of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (other than debt permitted to be incurred under the Senior Facilities Documentation unless otherwise provided as a condition to the incurrence thereof), shall be applied to prepay the Term Loans under the First Lien Term Facility, in each case subject to customary and other exceptions to be agreed upon, including those consistent with the Opco Bank Debt Documentation Principles.

In addition, beginning with the first full fiscal year of the Borrower after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Opco Bank Debt Documentation Principles and to take into account application of Excess Cash Flow under the Lease and otherwise in a manner satisfactory to the Requisite Consenting Creditors and subject to a minimum threshold to be agreed) of the Borrower and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00) shall be used to prepay the Term Loans under the First Lien Term Facility and the First Lien Notes, on a ratable basis based on the Lenders’ Pro Rata Share; provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

All mandatory prepayments shall be made pro rata among the Lenders.

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower on terms consistent with the Opco Bank Debt Documentation Principles.

The above-described mandatory prepayments shall be applied to the First Lien Term Facility in direct order of maturity.

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Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Senior Facilities Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•    First year following Closing Date: customary “make-whole” premium (T+50)

•    Second year following Closing Date: 3%

•    Third year following Closing Date: 2%

•    Fourth year following Closing Date: 1%

•    Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Opco Bank Debt Documentation Principles): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents (including, without limitation, from gaming authorities); subsidiaries; accuracy of financial statements and other information in all material respects; projections; no

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material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws, gaming laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation (including, without limitation, gaming regulation); inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; insurance; real property (including leases thereof); and no default or event of default.

Affirmative Covenants:	The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Opco Bank Debt Documentation Principles) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws (including, without limitation, gaming laws); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; and real property (including, without limitation, leases thereof).

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

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Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Opco Bank Debt Documentation Principles) and others to be agreed upon:

1. Limitation on dispositions of assets.

2. Limitation on mergers and acquisitions.

3.      Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt, it being understood that such limitations will be more restrictive until the Total Net Leverage Ratio is less than 3.00 to 1.00.

4.      Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock, it being understood that additional unsecured indebtedness may be incurred in an aggregate principal amount that would not cause the pro forma Total Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Net Leverage Ratio in effect on the Closing Date.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.,

7. Limitation on transactions with affiliates.

8. Limitation on sale/leaseback transactions.

9. Limitation on changes in the business of the Borrower and its subsidiaries.

10. Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

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11. Limitation on changes to fiscal year.

12. Limitation on modifications to subordinated debt documents.

13. Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Opco Bank Debt Documentation Principles.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Opco Bank Debt Documentation Principles, and including the annualized effect of addbacks in the definition of EBITDA).

With respect to basket amounts, covenant thresholds and similar levels in the Senior Facilities Documentation provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP Credit Agreement, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Borrower and the relative size and EBITDA of the Borrower (such amounts as adjusted, the “Basket Adjustments”).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Opco Bank Debt Documentation Principles, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross payment default, cross event of default and cross acceleration to material indebtedness; Holdco Covenant Breach (as defined in the Holdings Guaranty); bankruptcy and similar events (including as to Holdings); material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; gaming license revocation; ineffectiveness or termination of leases; and Change of Control (to be defined in a manner consistent with the Opco Bank Debt Documentation Principles).

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Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Opco Bank Debt Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Opco Bank Debt Documentation Principles.

Voting:	Usual for facilities and transactions of this type and consistent with the Opco Bank Debt Documentation Principles; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Opco Bank Debt Documentation Principles.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed, but which consent under the First Lien Term Facility shall be deemed granted if the Borrower fails to respond to a request for consent by a Lender within ten business days of such request being made); provided, that such consent of the Borrower shall not be required (i) if such assignment is made, in the case of the First Lien Term Facility, to another Lender under the First Lien Term Facility or an affiliate or approved fund of a Lender under the First Lien Term Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Opco Bank Debt Documentation Principles) not to be unreasonably withheld or delayed. Each assignment, in the case of the First Lien Term Facility, will be in an amount of an integral multiple of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the

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assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein and consistent with the Opco Bank Debt Documentation Principles. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent such list is made available to all Lenders, participations) shall not be permitted to ineligible institutions identified to the Agent on or prior to the Closing Date and, with the consent of the Agent, thereafter; provided that the Agent shall not be held liable or responsible for any monitoring or enforcing of the foregoing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Opco Bank Debt Documentation Principles.

Assignments to the Sponsors and their respective affiliates (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following restrictions: (i) the Affiliated Lenders may not purchase Term Loans at any time while they or any of their respective directors or officers is aware of any material non-public information with respect to the business of Holdings, the Borrower or any of their subsidiaries at the time of such purchase that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) the limitations on voting set forth above under the heading “Voting” and (iii) other restrictions to be mutually agreed in the Senior Facilities Documentation subject to the Opco Bank Debt Documentation Principles.

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Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors and/or any Affiliated Lenders), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled, (iii) no default or event of default exists or would result therefrom, (iv) Term Loans may not be purchased with the proceeds of loans under the Revolving Facility, and (v) any Term Loans acquired by the Borrower shall be deemed a repayment of such Term Loans for purposes of calculating excess cash flow in an amount equal to the amount actually paid by the Borrower for such Term Loans and shall not be deemed to increase adjusted EBITDA.

Expenses and Indemnification:	Consistent with the Opco Bank Debt Documentation Principles.

Regulatory Matters:	Customary for facilities of this type and consistent with the Opco Bank Debt Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

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SCHEDULE I

List of Approved Agents

•	Citi

•	CS

•	DB

•	BAML

•	JPM

•	GS

•	MS

•	Barclays

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OpCo First Lien Notes

$[        ] First Lien Notes

Summary of Principal Terms1

Issuer:	[Caesars Entertainment Operating Company, Inc.][2], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:

The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued pursuant to definitive documentation which shall be based on indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing (the “First Lien Opco Documentation”) which shall (x) take into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP First Lien Indenture”), (ii) the operational requirements of the Issuer and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure of the Issuer and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein, and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors; provided that, in the case of provisions setting forth the debt and lien capacity, the First Lien Opco Documentation shall be based on and consistent with the CERP First Lien Indenture as modified to reflect the terms set forth herein (clauses (x), (y) and (z), the “Opco First Lien Notes Documentation Principles”).

In accordance with the Restructuring Term Sheet, the Issuer shall use its commercially reasonable efforts to syndicate the First Lien Notes (in the form of term loans and/or bonds; provided that if more than 50% of the First Lien Notes contemplated to be issued to the First Lien Noteholders on the Closing Date under the Restructuring Term Sheet are so syndicated as term loans, then all of the First Lien Notes shall instead be issued as term loans) to the market at or below the

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien OpCo Debt Term Facility Term Sheet attached thereto.
[2]	NTD: Assumes CEOC is the operating company in the new REIT structure.

interest rates set forth herein and, to the extent so syndicated, the net cash proceeds thereof will be used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders on a pro rata basis (based on the aggregate principal amount of Opco First Lien Debt otherwise contemplated to be issued to them before giving effect to any such syndication) pursuant to the terms of the Restructuring Term Sheet. Any such cash payments to the First Lien Bank Lenders will reduce on a dollar-for-dollar basis the First Lien Term Facility to be provided by the First Lien Bank Lenders. Any such cash payments to the First Lien Noteholders will reduce on a dollar-for-dollar basis the amount of First Lien Notes to be issued to the First Lien Noteholders.

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is six (6) years after the Closing Date.

Interest Rate:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment with all obligations under the Senior Facilities and all other first lien senior indebtedness of the Issuer.

Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “First Lien Note Guarantors”), subject to exceptions consistent with the Opco First Lien Notes Documentation Principles and others, if any, to be agreed upon, on a senior first-priority secured basis (the “First Lien Note Guarantees”). The First Lien Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities and all other senior indebtedness of the First Lien Note Guarantors. The First Lien Note Guarantees will be joint and several guarantees of payment and performance and not of collection.

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In addition, Holdings shall provide a guarantee of the First Lien Notes issued to the First Lien Noteholders on the Closing Date substantially in the form attached as an exhibit to the Restructuring Term Sheet (the “Holdings Guaranty”).

Security:	Subject to the limitations set forth below and other exceptions, if any, to be agreed upon, the First Lien Notes and the First Lien Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each First Lien Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any First Lien Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each First Lien Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Opco First Lien Notes Documentation Principles; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. There shall be neither lockbox arrangements nor any control agreements relating to the Issuer’s and its subsidiaries’ bank accounts or securities accounts.

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All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Opco First Lien Notes Documentation Principles.

The indenture for the First Lien Notes will provide that none of the Collateral Agent, First Lien Noteholders or Trustee will be permitted to terminate Holdings or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement, which shall provide that (i) the indebtedness outstanding under the Senior Facilities and the First Lien Notes are pari passu in all respects, and (ii) unless there is a Market Financing, the indebtedness outstanding under the Senior Facilities and the First Lien Notes shall vote together as a single class, including in respect of directing the Collateral Agent in respect thereof.

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement.

Mandatory Redemption:	None.

Optional Redemption:

Prior to the first anniversary of the Closing Date, the Issuer may redeem the First Lien Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the First Lien Notes.

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Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share (to be defined as the ratio of funded debt outstanding that consists of the First Lien Notes to the sum of the total funded debt outstanding that consists of the First Lien Notes and the First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share of 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any First Lien Note Guarantor in accordance with the Opco First Lien Notes Documentation Principles to the extent any such proceeds are not otherwise applied in a manner consistent with the Opco First Lien Notes Documentation Principles.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Opco First Lien Notes Documentation Principles) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Offer to Repurchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share of 50% of Excess Cash Flow (to be defined in a manner consistent with the definition in the Senior Facilities Documentation and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00); provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against

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excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

Offers to repurchase from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the First Lien Notes Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Opco First Lien Notes Documentation Principles.

Modification:	Customary for high yield debt securities consistent with the Opco First Lien Notes Documentation Principles. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Consistent with the Opco First Lien Notes Documentation Principles (including in respect of baskets and carveouts to such covenants; provided that such baskets and carveouts shall conform to the corresponding amounts in the Senior Facilities Documentation). For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Opco First Lien Notes Documentation Principles, provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate principal amount of the Senior Facilities (including the accordion provisions thereunder), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the ratio of funded debt (including the debt referred to in clause (i) of this sentence) outstanding that is (A) secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date, (B) secured by junior liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the

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aggregate $100 million) to adjusted EBITDA (the “Net Total Secured Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net Total Secured Leverage Ratio in effect on the Closing Date and (C) unsecured (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to 0.25x greater than the pro forma Net Total Leverage Ratio in effect on the Closing Date;[3]

2. The provisions limiting liens shall provide for customary permitted liens consistent with the Opco First Lien Notes Documentation Principles and include (i) the ability to incur first-priority liens on indebtedness to the extent that the pro forma Net First Lien Leverage Ratio is not greater than a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date; (ii) the ability to incur liens junior to the liens securing the First Lien Notes, provided that the indebtedness secured by such junior liens is permitted under the indenture, and (iii) the ability to incur liens on assets of non-First Lien Note Guarantor subsidiaries so long as such liens secure obligations of non-First Lien Note Guarantor subsidiaries that are otherwise permitted.

3. With respect to basket amounts, covenant thresholds and similar levels in the indenture governing the First Lien Notes provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP First Lien Indenture, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Issuer and the relative size and EBITDA of the Issuer (such amounts as adjusted, the “Basket Adjustments”).

4. The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt will be more restrictive until the Net Total Leverage Ratio is less than 3.00 to 1.00.

[3]	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt document shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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5. The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Opco First Lien Notes Documentation Principles; provided that the bankruptcy events of default shall include Holdings and a Holdco Covenant Breach (as defined in the Holdings Guaranty) shall constitute an event of default.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Opco First Lien Notes Documentation Principles.

Counsel to the Notes Lead Arranger:	[ ].

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New First Lien PropCo Debt

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[REIT PropCo] (the “Borrower”).

Agent/Collateral Agent:	[ ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[            ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and First Lien Noteholders.

Facilities:

(A)   a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be deemed to have been provided to the Borrower by each First Lien Bank Lender in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).

(B)   at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed an amount to be agreed (and acceptable to the Requisite Consenting Creditors) (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

Definitive Documentation:	The definitive documentation for the Senior Facilities shall be based on financing and security documentation typical and customary for exit financings (the “Senior Facilities Documentation”), which shall (x) take into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc.,

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent, (ii) the operational requirements of the Borrower and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease and REIT structure of the Borrower and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein, and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco Bank Debt Documentation Principles”).

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) on terms consistent with Propco Bank Debt Documentation Principles.

Purpose:	On the Closing Date, each First Lien Bank Lender shall be deemed to have made Term Loans in accordance with the Restructuring Term Sheet.

Availability:	The Borrower shall incur the full amount of the First Lien Term Facility on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is five (5) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

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Guarantees:	All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Propco Bank Debt Documentation Principles and others, if any, to be agreed upon. The Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:	Subject to exceptions described below and other exceptions, if any, to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract such counterparty thereto requires such

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prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Propco Bank Debt Documentation Principles. For the avoidance of doubt, lockbox arrangements and control agreements relating to the Borrower’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease & MLSA Term Sheet Summary attached as Annex II to the Bond RSA.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Propco Bank Debt Documentation Principles.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in a customary intercreditor agreement between the administrative agent for the Senior Facilities, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Senior Facilities and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement between the collateral agent for the Senior Facilities and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement”).

Mandatory Prepayments:	Customary asset sale mandatory prepayments and Excess Cash Flow mandatory prepayments (commencing with, with respect to Excess Cash Flow, the first full fiscal year of the Borrower after the Closing Date, and subject to a minimum threshold to be agreed), on terms and definitions consistent with Propco Bank Debt Documentation Principles, with Excess Cash Flow to be calculated for these purposes after

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any Mandatory REIT Distributions. Asset sale payments and Excess Cash Flow payments will be made ratably between the Term Loans and the First Lien Notes (and ratably among the Lenders and holders of the First Lien Notes).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•    First year following Closing Date: customary “make-whole” premium (T+50)

•    Second year following Closing Date: 3%

•    Third year following Closing Date: 2%

•    Fourth year following Closing Date: 1%

•    Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Propco Bank Debt Documentation Principles): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents (including, without limitation, from gaming authorities); subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws, gaming laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation (including, without limitation,

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gaming regulation); inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; insurance; real property; and no default or event of default.

Affirmative Covenants:	The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Propco Bank Debt Documentation Principles) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements of the Borrower (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower); delivery of any “Tenant Financial Statements” (as defined in the term sheet regarding the operating lease with OpCo) the Borrower receives under the operating lease with OpCo promptly after receipt by the Borrower of such Tenant Financial Statements from OpCo; delivery of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Borrower from CPLV Holding or CPLV Sub, respectively; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws (including, without limitation, gaming laws); inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions

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“Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; and real property.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Propco Bank Debt Documentation Principles) and others to be agreed upon:

1. Limitation on dispositions of assets.

2. Limitation on mergers and acquisitions.

3.      Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided, that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

4. Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale/leaseback transactions.

9. Limitation on changes in the business of the Borrower and its subsidiaries.

10. Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to subordinated debt documents.

13. Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

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EBITDA shall be defined in a manner consistent with the Propco Bank Debt Documentation Principles.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Propco Bank Debt Documentation Principles, and including the annualized effect of addbacks in the definition of EBITDA).

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Propco Bank Debt Documentation Principles, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Propco Bank Debt Documentation Principles).

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Propco Bank Debt Documentation Principles, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios

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contained in the Senior Facilities Documentation on terms consistent with the Propco Bank Debt Documentation Principles. In addition, CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Borrower on the Closing Date.

Voting:	Usual for facilities and transactions of this type and consistent with the Propco Bank Debt Documentation Principles; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Propco Bank Debt Documentation Principles.

Assignments and Participations:	Customary assignment provisions consistent with the Propco Bank Debt Documentation Principles.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material nonpublic information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled, (iii) no default or event of default exists or would result therefrom, (iv) Term Loans may not be purchased with the proceeds of loans under the Revolving Facility, and (v) any such Term Loans acquired by the Borrower shall be deemed a repayment of the Term Loans for purposes of calculating excess cash flow in an amount equal to the amount actually paid by the Borrower for such Term Loans and shall not be deemed to increase adjusted EBITDA.

Expenses and Indemnification:	Consistent with the Propco Bank Debt Documentation Principles.

Regulatory Matters:	Customary for facilities of this type and consistent with the Propco Bank Debt Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

9

New First Lien PropCo Debt

$[        ] First Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:	The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing (the “First Lien Propco Documentation”), and which shall (x) take into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP First Lien Indenture”), (ii) the operational requirements of the Issuer and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein; provided that, in the case of provisions setting forth the debt and lien capacity, the First Lien Propco Documentation shall be based on and consistent with the CERP First Lien Indenture as modified to reflect the terms set forth herein and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco First Lien Notes Documentation Principles”).

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is five (5) years after the Closing Date.

Interest Rate:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Facility Term Sheet attached thereto.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities and all other first lien senior indebtedness of the Issuer.

Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Propco First Lien Notes Documentation Principles and others, if any, to be agreed upon, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and other exceptions, if any, to be agreed upon, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including an assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall

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reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), but only so long as such grant or perfection would violate any such law or contract, and (z) other exceptions consistent with the Propco First Lien Notes Documentation Principles; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. For avoidance of doubt, lockbox arrangements and control agreements relating to the Issuer’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease & MLSA Term Sheet Summary attached as Annex II to the Bond RSA.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Propco First Lien Notes Documentation Principles.

The relative rights and priorities in the Collateral for each of the Senior Facilities and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement.

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, which shall provide that the indebtedness outstanding under the Senior Facilities and the First Lien Notes vote together as a single class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

Mandatory Redemption:	None.

Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the First Lien Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

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Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such First Lien Notes.

After the first anniversary of the Closing Date, the First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.0%, which premium shall decline to 2.0% on the second anniversary of the Closing Date, to 1.0% on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the First Lien Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par with the First Lien Noteholders’ Pro Rata Share (as defined herein) of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Propco First Lien Notes Documentation Principles to the extent any such proceeds are not otherwise applied in a manner consistent with the Propco First Lien Notes Documentation Principles.

Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Propco First Lien Notes Documentation Principles) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Offer to Purchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to

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repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ Pro Rata Share of Excess Cash Flow (to be defined in a manner consistent with the Senior Facilities Documentation and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Propco First Lien Notes Documentation Principles.

Modification:	Customary for high yield debt securities consistent with the Propco First Lien Notes Documentation Principles. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Consistent with the Propco First Lien Notes Documentation Principles (including in respect of baskets and carveouts to such covenants; provided, that such baskets and covenants shall conform to the corresponding amounts in the Senior Facilities Documentation (including with respect to the Mandatory REIT Distributions), and such covenants shall include the delivery to the trustee of annual and quarterly consolidated financial statements of the Borrower (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) (it being understood that the public REIT reporting that includes the Issuer shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower), delivery to the trustee of any Tenant Financial Statements the Issuer receives under the operating lease with OpCo promptly after receipt by the Issuer of such Tenant Financial Statements from OpCo and delivery to the trustee of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Issuer from CPLV Holding or CPLV Sub, respectively). For the avoidance of doubt, there shall be no financial maintenance covenants.

CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt shall be subject to only those very limited carveouts that shall be agreed to by the Issuer and the Requisite Consenting Creditors, but shall in any event permit the Mandatory REIT Distributions.

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The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Propco First Lien Notes Documentation Principles.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Propco First Lien Notes Documentation Principles.

Counsel to the Notes Lead Arranger:	[ ].

6

New Second Lien PropCo Debt

$[        ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).

Issue:	The Second Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “Second Lien Propco Documentation”), and which shall (x) take into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP Second Lien Indenture”), (ii) the operational requirements of the Issuer and its subsidiaries, their capital structure and size after giving effect to the transactions contemplated by the Restructuring Term Sheet, and (iii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries after giving effect to the transactions contemplated by the Restructuring Term Sheet, (y) contain the terms set forth herein; provided that, in the case of provisions setting forth the debt and lien capacity, the Second Lien Propco Documentation shall be based on and consistent with the CERP Second Lien Indenture as modified to reflect the terms set forth herein and (z) in all cases be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (clauses (x), (y) and (z), the “Propco Second Lien Notes Documentation Principles”).

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The Second Lien Notes will mature on the date that is six (6) years after the Closing Date.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Facility Term Sheet or New First Lien PropCo Debt First Lien Notes Term Sheet attached thereto.

Interest Rate:	A fixed rate equal to 8.0%.

Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise) or any other overdue amount (including overdue interest), the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Ranking:	The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Issuer.

Guarantees:	The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Senior Facilities or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Propco Second Lien Notes Documentation Principles and others, if any, to be agreed upon, on a senior second-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Senior Facilities and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Senior Facilities and First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Senior Facilities or First Lien Notes. The Note Guarantees will be joint and several guarantees of payment and performance and not of collection.

Security:

Subject to the limitations set forth below and other exceptions, if any, to be agreed upon, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Senior Facilities, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement.

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Mandatory Redemption:	None.

Optional Redemption:

Prior to the third anniversary of the Closing Date, the Issuer may redeem the Second Lien Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of the Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Second Lien Notes.

After the third anniversary of the Closing Date, the Second Lien Notes will be callable at par plus accrued interest plus a premium equal to one-half of the coupon on such Second Lien Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

All redemptions shall be made on a pro rata basis among the Second Lien Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Propco Second Lien Notes Documentation Principles to the extent any such proceeds are not otherwise applied in a manner consistent with the Propco Second Lien Notes Documentation Principles.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Propco Second Lien Notes Documentation Principles) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Propco Second Lien Notes Documentation Principles.

Modification:	Customary for high yield debt securities consistent with the Propco Second Lien Notes Documentation Principles. Notes held by the Issuer or its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

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Covenants:	Consistent with the Propco Second Lien Notes Documentation Principles (including in respect of baskets and carveouts to such covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes (including, without limitation, with respect to the Mandatory REIT Distributions). For the avoidance of doubt, there shall be no financial maintenance covenants, but the covenants shall include the delivery to the trustee of annual and quarterly consolidated financial statements of the Issuer (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Issuer), delivery to the trustee of any Tenant Financial Statements the Issuer receives under the operating lease with OpCo promptly after receipt by the Issuer of such Tenant Financial Statements from OpCo and delivery to the trustee of financial statements of CPLV Holding or CPLV Sub promptly after receipt of such financial statements by the Issuer from CPLV Holding or CPLV Sub, respectively.

CPLV Holding and CPLV Sub shall each constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Propco Second Lien Notes Documentation Principles.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Propco Second Lien Notes Documentation Principles.

Counsel to the Notes Lead Arranger:	[ ].

4

CPLV Mezz Debt

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[CPLV Mezz Holding] (the “Borrower”), a newly-formed holding company that directly or indirectly owns 100% of the outstanding stock or other equity interests of the wholly-owned subsidiary (or subsidiaries) of the Propco subsidiary that will own CPLV (collectively, the “CPLV Sub”). Each of Borrower, CPLV Holding (as defined below) and CPLV Sub shall be a special purpose, bankruptcy remote entity satisfactory to the Requisite Consenting Creditors with two (2) independent directors and otherwise complying with all applicable rating agency standards for such entities (a “SPE”).

Agent:	[ ] will act as sole administrative agent and collateral agent for the Term Facility (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such roles.

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

Facilities:	A secured non-recourse (subject to customary carve outs and limitations) term loan facility in an aggregate principal amount equal to the difference in the amount of CPLV Market Debt (as defined below) issued in accordance with the Restructuring Term Sheet and $2,600[2] million (the “CPLV Mezz Facility” and loans thereunder, the “CPLV Mezz Loans”), which will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”), subject, in the event the amount of CPLV Market Debt is less than $2,000 million, to the right of the First Lien Noteholders to have their CPLV Mezz Upsized Amount (as defined herein) issued in the form of Propco Preferred Equity Upsize rather than CPLV Mezzanine Debt, in accordance with the Restructuring Term Sheet.[3] In accordance with the Restructuring Term Sheet, at least $1,800 million of real estate financing shall be issued to third party investors for cash proceeds on or before consummation of the Restructuring, which shall be structurally senior to the CPLV Mezz Debt (the “CPLV Market Debt”). In the event that less than $2,000 million of CPLV Market Debt is issued, then with respect to the amount of increased CPLV Mezzanine Debt that would otherwise be issued to the First Lien Noteholders as a result of such reduction of CPLV Market Debt below $2,000 million (such amount, the “CPLV Mezz Upsized Amount”), the First Lien Noteholders shall receive cash in an amount equal to the CPLV Mezz Upsized Amount (which cash shall be funded by increasing the amount of Propco Preferred Equity issued in accordance with the Restructuring Term Sheet).

Definitive Documentation:	The definitive documentation for the CPLV Mezz Facility (the “Mezz Facility Documentation”) shall be based on customary documentation for commercial real estate mezzanine financings, as modified to reflect the operating lease structure and the REIT structure of the Borrower and reasonably acceptable to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”). The Mezz Facility Documentation, including all representations, warranties and covenants thereunder, shall conform to the CPLV Market Debt documentation in accordance with standard industry practice.

[2]	Subject to adjustment as set forth in the Restructuring Term Sheet.
[3]	the avoidance of doubt, the Lenders will be issued notes backed by the CPLV Mezz Loans through a customary securitization structure.

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Purpose:	On the Closing Date, the CPLV Mezz Loans will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.

Availability:	The full amount of the CPLV Mezz Facility will be issued on the Closing Date. Amounts under the CPLV Mezz Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	A rate equal to 8.00% if the principal amount of the CPLV Mezz Facility is greater than or equal to $600 million, increasing by 0.25% for every $25 million reduction in the principal amount of the CPLV Mezz Facility below $600 million on the Closing Date (before giving effect to any Equitized Debt) (up to a maximum interest rate of 13.0%).

Default Rate:	With respect to principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The CPLV Mezz Facility will mature on the date that is six (6) years after the Closing Date.

Guarantees:	A customary “bad-boy” guaranty of the non-recourse carve outs and limitations shall be provided by Propco or such other entity that provides a guaranty of non-recourse carve outs for the CPLV Market Debt.

Security:

Subject to customary exceptions, the CPLV Mezz Facility will be secured on a first-priority basis by a pledge of the equity interests in a newly formed holding company that will directly own 100% of CPLV Sub (“CPLV Holding”). Borrower shall obtain a customary Eagle 9 policy and a customary mezzanine lender’s endorsement to the owner’s title insurance policy. The operating lease with [Caesars Entertainment Operating Company, Inc.] (“Opco”) shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease & MLSA Term Sheet Summary attached as Annex II to the Bond RSA.

The relative rights and priorities in the Collateral for the CPLV Mezz Facility and the CPLV Market Debt will be set forth in a customary intercreditor agreement, as between the collateral agent for the CPLV Mezz Facility, on the one hand, and the collateral agent for the CPLV Market Debt, on the other hand.

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Mandatory Prepayments:	Customary for commercial real estate mezzanine financings.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the CPLV Mezz Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, pro rata among the Lenders.

Representations and Warranties:	The following representations and warranties will apply to the Borrower, CPLV Holding and CPLV Sub (subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent); provided, that, such representations and warranties shall in no event be more restrictive than the corresponding representations and warranties in the CPLV Market Debt: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; use of proceeds; insurance; zoning; compliance; easements; utilities; access; assessments; licenses; flood zone; physical condition; survey; leases; special purpose entity requirements; MLSA agreement; REAs; use of property; purchase options; and other representations and warranties consistent with Documentation Precedent.

Affirmative Covenants:	The following affirmative covenants will apply to the Borrower, CPLV Holding and CPLV Sub, subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon; provided, that, such covenants shall in no event be more restrictive than the corresponding covenants in the CPLV Market Debt: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements of CPLV Sub (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely

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with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower, unless otherwise required by the CPLV Market Debt); delivery of any Tenant Financial Statements CPLV Sub receives under the operating lease with OpCo promptly after receipt by CPLV Sub of such Tenant Financial Statements from OpCo; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; payment of taxes; leasing; alterations to property; material agreements; handicap access; REA; and insurance, subject, to the extent applicable, to the rights of CPLV Sub under the Lease.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Mezz Facility Documentation, will be applicable to the Borrower, CPLV Holding and CPLV Sub, subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon; provided, that, such covenants shall in no event be more restrictive than the corresponding covenants in the CPLV Market Debt:

1. Limitation on dispositions of assets.

2. Limitation on mergers and acquisitions.

3.      Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

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4. Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale/leaseback transactions.

9. Limitation on changes in the business of the Borrower and its subsidiaries.

10. Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to the CPLV Market Debt Documents and refinancing of the CPLV Market Debt.

13.    Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

14.    Limitations on subordinate debt (including subordinate mezzanine debt, but not Propco “corporate level” debt).

15.    Limitations on direct or indirect transfers of equity interests in the Borrower, limitations on transfers of interests in the Property (but not transfers of stock in Propco over any nationally recognized stock exchange) or other customary permitted transfers for a borrower owned by a REIT listed on a nationally recognized stock exchange.

16.    Limitation on indebtedness of the Borrower, CPLV Holding and CPLV Sub to trade payables incurred in the ordinary course of business subject to market caps and paid on a timely basis.

17.    Limitations on changes to zoning in a manner that would prohibit the current use of the property and joint assessments with respect to the CPLV property.

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The Mezz Facility Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	CPLV Mezz Facility: None.

Events of Default:	To include the following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower, CPLV Holding and CPLV Sub): nonpayment of principal, interest or other amounts; nonpayment of taxes or other charges, insurance policies not being kept in full force and effect; mechanics or other Liens; default by CPLV Sub under the CPLV Lease beyond all applicable notice and cure periods thereunder; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness (including CLV Market Debt); bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document; transfers of direct or indirect equity interests in Borrower, CPLV Sub or CPLV Holdings or in the Property not permitted under the loan documents.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them. .

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	The Lenders will be permitted to sell, transfer, syndicate and assign loans or grant participations therein or issue pass-through certificates or other securities without any consent from the Borrower. The Lenders will enter into an intercreditor agreement with the lenders holding the CPLV Market Debt containing customary restrictions on transfer of mezzanine debt. Borrower shall cooperate with any such assignment, sale, transfer, participation, securitization or otherwise (including the creation of one or more additional

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tranches of pari passu or subordinate debt (including one or more classes of so-called junior mezzanine debt)), shall consent to disclosure of property related information and financial statements and shall enter into customary indemnification agreements related thereto, subject to limitations on modification of terms. Borrower expenses and “rate creep” prior to default to be set forth in the CPLV Mezz Facility loan documents.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent:	[ ].

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Annex VI

OpCo Debt Guaranty

17

(Unchanged from the OpCo Debt Guaranty attached to the Restructuring Term Sheet,

which was an exhibit to the Fifth Amended and Restated Support and Forbearance

Agreement, dated October 7, 2015.)

Annex VII

Ownership Limit Waiver Agreement

18

(Unchanged from the Ownership Limit Waiver Agreement attached to the Restructuring

Term Sheet, which was an exhibit to the Fifth Amended and Restated Support and

Forbearance Agreement, dated October 7, 2015.)

Exhibit C

[INTENTIONALLY OMITTED]

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Exhibit D

Milestones

The failure to achieve any of the following Milestones will result in a Creditor Termination Event under Section 8 of this Agreement:

1.	By June 30, 2017, the Company shall have obtained entry by the Bankruptcy Court of (i) the CEOC Confirmation Order and (ii) an order granting the motion seeking approval and assumption of the Backstop Commitment Agreement (the “Backstop Assumption Motion”) in its entirety; in each case such orders shall have not been stayed, the time to appeal has expired, and are materially consistent with the Restructuring Term Sheet and otherwise in form, scope and substance reasonably satisfactory to the Requisite Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail) and the Company.

2.	By the Outside Date of October 31, 2017, the Effective Date shall have occurred.

*        *        *         *        *

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Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Sixth Amended & Restated Restructuring Support and Forbearance Agreement, dated as of                          (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditor for all purposes under the Agreement, including with respect to any election made such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor. To the extent the Transferred Claims are Forbearance Fee First Lien Bond Claims, Transferee shall be considered a Forbearance Fee Party for all purposes under the Agreement, unless a Notice of Retention of RSA Forbearance Fee substantially in the form of Exhibit F to the Agreement is delivered to CEC.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed: ,
Print name of Transferee
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

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Principal Amount Held

Claim[2]	Amount

[2]	Specify type and indicate whether Claims are Forbearance Fee First Lien Bond Claims.

52

Exhibit F

Notice of Retention of RSA Forbearance Fee

The RSA Forbearance Fees payable in respect of $[            ] of First Lien Bond Claims (such amount, the “Retained RSA Forbearance Fee”) shall be payable by CEC to the Transferor in accordance with the Restructuring Term Sheet, notwithstanding the transfer of such First Lien Bond Claims to the undersigned Transferee.

For the avoidance of doubt, upon delivery of this notice to CEC by either the Transferor or the Transferee, CEC shall pay the Retained RSA Forbearance Fee in accordance with the terms of the Restructuring Term Sheet to the Transferor and shall not be required to pay such amounts to the Transferee, notwithstanding the transfer of the First Lien Bond Claims to the undersigned Transferee.

Date Executed: ,
Print name of Transferor
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Print name of Transferee
Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

53